As filed with the Securities and Exchange Commission on December 3, 2012

Registration No. 333-184314

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRAFT FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

2000	Virginia	36-3083135
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kim K. W. Rucker

Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated December 3, 2012

PRELIMINARY PROSPECTUS

$9,600,000,000

Kraft Foods Group, Inc.

Exchange Offer:

New $1,000,000,000 1.625% Notes due 2015	for	$1,000,000,000 1.625% Notes due 2015
New $1,000,000,000 2.250% Notes due 2017	for	$1,000,000,000 2.250% Notes due 2017
New $1,034,657,000 6.125% Notes due 2018	for	$1,034,657,000 6.125% Notes due 2018
New $900,000,000 5.375% Notes due 2020	for	$900,000,000 5.375% Notes due 2020
New $2,000,000,000 3.500% Notes due 2022	for	$2,000,000,000 3.500% Notes due 2022
New $877,860,000 6.875% Notes due 2039	for	$877,860,000 6.875% Notes due 2039
New $787,483,000 6.500% Notes due 2040	for	$787,483,000 6.500% Notes due 2040
New $2,000,000,000 5.000% Notes due 2042	for	$2,000,000,000 5.000% Notes due 2042

The Exchange Offer will expire at 5:00 p.m., New York City time,

on                     , 2013, unless extended.

Material Terms of the Exchange Offer:

We are offering to exchange:

•

New $1,000,000,000 1.625% Notes due 2015 (CUSIP No. 50076Q AK2) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for outstanding $1,000,000,000 1.625% Notes due 2015 (the “Outstanding 2015 Notes”) (CUSIP Nos. 50076Q AH9, U5009CAD2, 50076Q AJ5).

•

New $1,000,000,000 2.250% Notes due 2017 (CUSIP No. 50076Q AY2) that have been registered under the Securities Act for outstanding $1,000,000,000 2.250% Notes due 2017 (the “Outstanding 2017 Notes”) (CUSIP Nos. 50076Q AA4, U5009C AA8, 50076Q AB2).

•

New $1,034,657,000 6.125% Notes due 2018 (CUSIP No. 50076Q AX4) that have been registered under the Securities Act for outstanding $1,034,657,000 6.125% Notes due 2018 (the “Outstanding 2018 Notes”) (CUSIP Nos. 50076Q AV8, U5009C AH3, 50076Q AW6).

•

New $900,000,000 5.375% Notes due 2020 (CUSIP No. 50076Q AU0) that have been registered under the Securities Act for outstanding $900,000,000 5.375% Notes due 2020 (the “Outstanding 2020 Notes”) (CUSIP Nos. 50076Q AS5, U5009C AG5, 50076Q AT3).

•

New $2,000,000,000 3.500% Notes due 2022 (CUSIP No. 50076Q AZ9) that have been registered under the Securities Act for outstanding $2,000,000,000 3.500% Notes due 2022 (the “Outstanding 2022 Notes”) (CUSIP Nos. 50076Q AF3, U5009C AC4, 50076Q AG1).

•

New $877,860,000 6.875% Notes due 2039 (CUSIP No. 50076Q AR7) that have been registered under the Securities Act for outstanding $877,860,000 6.875% Notes due 2039 (the “Outstanding 2039 Notes”) (CUSIP Nos. 50076Q AP1, U5009C AF7, 50076Q AQ9).

•

New $787,483,000 6.500% Notes due 2040 (CUSIP No. 50076Q AN6) that have been registered under the Securities Act for outstanding $787,483,000 6.500% Notes due 2040 (the “Outstanding 2040 Notes”) (CUSIP Nos. 50076Q AL0, U5009C AE0, 50076Q AM8).

•

New $2,000,000,000 5.000% Notes due 2042 (CUSIP No. 50076Q AE6) that have been registered under the Securities Act for outstanding $2,000,000,000 5.000% Notes due 2042 (the “Outstanding 2042 Notes”) (CUSIP Nos. 50076QAC0, U5009C AB6, 50076Q AD8).

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes (as defined below).

•	You may withdraw tendered Outstanding Notes (as defined below) at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the New Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

In this prospectus, we refer to the (i) new $1,000,000,000 1.625% Notes due 2015 as the “New 2015 Notes,” (ii) new $1,000,000,000 2.250% Notes due 2017 as the “New 2017 Notes,” (iii) new $1,034,657,000 6.125% Notes due 2018 as the “New 2018 Notes,” (iv) new $900,000,000 5.375% Notes due 2020 as the “New 2020 Notes,” (v) new $2,000,000,000 3.500% Notes due 2022 as the “New 2022 Notes,” (vi) new $877,860,000 6.875% Notes due 2039 as the “New 2039 Notes,” (vii) new $787,483,000 6.500% Notes due 2040 as the “New 2040 Notes,” and (viii) new $2,000,000,000 5.000% Notes due 2042 as the “New 2042 Notes.” We refer to these eight series of new notes collectively as the “New Notes.” Similarly, we refer to the outstanding notes, by series, as the (i) Outstanding 2015 Notes, (ii) Outstanding 2017 Notes, (iii) Outstanding 2018 Notes, (iv) Outstanding 2020 Notes, (v) Outstanding 2022 Notes, (vi) Outstanding 2039 Notes, (vii) Outstanding 2040 Notes, and (viii) Outstanding 2042 Notes, and collectively as the “Outstanding Notes.” See “Description of the New Notes” for more information about the New Notes.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or

i

documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, IL 60093

Attention: Investor Relations

Phone: (847) 646-2000

In order to ensure timely delivery, you must request the information no later than                     , 2012, which is five business days before the expiration of the exchange offer.

MARKET AND INDUSTRY DATA

We obtained the market and competitive position data used in this registration statement from our own research, surveys or studies conducted by third parties and industry or general publications.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Our filed reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

The SEC also maintains a website that contains reports and other information regarding registrants like us that file electronically with the SEC. The address of this site is: www.sec.gov.

Our Internet website is www.kraftfoodsgroup.com. We make available free of charge on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after we electronically file or furnish these materials to the SEC. In addition, we have posted the charters for our Audit Committee, Compensation Committee and Governance Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics for Non-Employee Directors, under the heading “Corporate Governance” in the Investor Relations section of our website.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and variations of such words and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements, beliefs and expectations regarding the Spin-Off (as defined below) and our business strategies, market potential, future financial performance, dividends, the impact of new accounting standards, costs incurred in connection with the Spin-Off, the Restructuring Program (as described below in “Unaudited Pro Forma Combined Financial Statements”), unrealized losses on hedging activities, results of pending legal matters, our goodwill and other intangible assets, price volatility and cost environment, our liquidity, our funding sources, expected pension contributions, capital expenditures and funding, our financial covenants, repayments of debt, off-balance sheet arrangements and contractual obligations, our accounting policies, general views about future operating results and other events or developments that we expect or anticipate will occur in the future. These forward-looking statements are subject to a number of important factors, including those factors discussed in detail under “Risk Factors” in this prospectus, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. These factors include, but are not limited to, increased competition; our ability to differentiate our products from retailer and economy brands; our ability to maintain our reputation and brand image; increasing consolidation of retail customers; changes in relationships with our significant customers and suppliers; continued volatility of, and sharp increases in, commodity and other input costs; pricing actions; increased costs of sales; regulatory or legal changes, restrictions or actions; unanticipated expenses such as litigation or legal settlement expenses; product recalls and product liability claims; unanticipated business disruptions; unexpected safety or manufacturing issues; our ability to predict, identify and interpret changes in consumer preferences and demand; a shift in our product mix to lower margin offerings; our ability to complete proposed divestitures or acquisitions; our ability to realize the expected benefits of acquisitions if they are completed; our indebtedness and our ability to pay our indebtedness; disruptions in our information technology networks and systems; our inability to protect our intellectual property rights; continued consumer weakness; weakness in economic conditions; tax law changes; the qualification of the Contribution, Internal Distribution or Distribution (each as defined below) for non-recognition treatment for U.S. federal income tax purposes (as well as any related indemnification obligation to Mondelēz International, Inc. (“Mondelēz International”) in case such transactions do not so qualify); the qualification of the Canadian aspects of the Internal Reorganization (as defined below) for tax-deferred treatment for Canadian federal and provincial income tax purposes; our ability to achieve the benefits we expect to achieve from the Spin-Off and to do so in a timely and cost-effective manner; our lack of operating history as an independent, publicly traded company; future competition from Mondelēz International; potential conflicts of interest for certain of our directors and officers due to their equity ownership of or former service to Mondelēz International; and the incurrence of substantial indebtedness in connection with the Spin-Off and any potential related reductions in spending on our business activities. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus, except as required by applicable law or regulation.

SUMMARY

This summary highlights selected information from this prospectus and provides an overview of our company, our separation from Mondelēz International and Mondelēz International’s distribution of our common stock to Mondelēz International’s shareholders. For a more complete understanding of our business and the Spin-Off, you should read the entire prospectus carefully, particularly the discussion set forth under “Risk Factors” in this prospectus, and our audited and unaudited condensed historical combined financial statements and unaudited pro forma combined financial statements and the notes to those statements appearing elsewhere in this prospectus.

Unless otherwise indicated, references in this prospectus to fiscal years are to our fiscal years ended December 31.

In this prospectus, unless the context otherwise requires:

•	“Kraft Foods Group,” “we,” “our,” “us” and the “issuer” refer to Kraft Foods Group, Inc. and its combined subsidiaries, and

•	“Mondelēz International” refers to Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and its consolidated subsidiaries.

Our Company

We are one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, based on our 2011 combined net revenues of $18.7 billion. We manufacture and market food and beverage products, including refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada, under a host of iconic brands. Our product categories span breakfast, lunch and dinner meal occasions, both at home and in foodservice locations.

Our diverse brand portfolio consists of many of the most popular food brands in North America, including three brands with annual net revenues exceeding $1 billion each—Kraft cheeses, dinners and dressings; Oscar Mayer meats; and Maxwell House coffees—plus over 20 brands with annual net revenues of between $100 million and $1 billion each. In the United States, based on dollar share in 2011, we hold the number one branded share position in a majority of our 50 product categories, as well as in 18 of our top 20 product categories. These 18 product categories contributed approximately 75% of our 2011 U.S. retail net revenues. We hold the number two branded share position in the other two product categories.

We believe our competitive strengths include our:

•	superior brand portfolio,

•	significant scale in North America,

•	diverse category profile,

•	reputation for high quality products,

•	strong innovation culture and pipeline,

•	deep consumer knowledge,

•	long-standing relationships with major retailers, and

•	experienced management team.

As a result of these strengths, combined with our ongoing focus on productivity and operating efficiency, we believe we have achieved category-leading profit margins in almost all of our key product categories. Our business has generated significant cash flow, which we believe will enable us to continue to invest in the development and continual rejuvenation of our brands and return value to our shareholders. Our goal as an independent public company is to deliver superior operating income, strong cash flows and a highly competitive dividend payout while driving revenue growth in our key product categories. To achieve this goal, we intend to build on our leading market positions, remain sharply focused on cost structure and superior execution and invest in employee and organization excellence.

Separation from Mondelēz International Inc. and Related Transactions

On August 4, 2011, Mondelēz International announced plans to create two independent public companies: the Global Snacks Business and the North American Grocery Business. On October 1, 2012, we and Mondelēz International effected the Spin-Off to complete this plan. To effect this separation, Mondelēz International distributed all of Kraft Foods Group’s common stock to Mondelēz International’s shareholders on October 1, 2012. Kraft Foods Group, holding the North American Grocery Business, is now an independent, publicly traded company.

Prior to Mondelēz International’s distribution of the shares of our common stock to its shareholders, Mondelēz International undertook a series of internal transactions, following which:

(i)	Mondelēz International now holds:

(a)	its U.S. and Canadian snacks and confectionery business, including the related foodservice operations, but excluding the Planters and Corn Nuts businesses, which we refer to collectively as the “Snacks Business Lines,” and

(b)	all of its businesses conducted outside of the United States and Canada, except for the North American Grocery Export Business described below (we refer to these businesses and the Snacks Business Lines collectively as the “Global Snacks Business”), and

(ii)	we now hold:

(a)	Mondelēz International’s former U.S. and Canadian grocery, beverages, cheese, refrigerated meals, Planters and Corn Nuts businesses, including the related foodservice operations and the grocery business operations in Puerto Rico (excluding the powdered and liquid concentrate beverages businesses in Puerto Rico), which we refer to collectively as the “Grocery Business Lines,” and

(b)	Mondelēz International’s former export operations related to the Grocery Business Lines in the United States and Canada, except for the Philadelphia cream cheese and certain powdered and liquid concentrate beverage businesses in a number of jurisdictions and the businesses related to certain branded products that Mondelēz International will market and sell in a limited number of countries outside of the United States and Canada (we refer to these export operations collectively as the “North American Grocery Export Business” and to the Grocery Business Lines and the North American Grocery Export Business collectively as the “North American Grocery Business”).

The Snacks Business Lines’ products are generally consistent with those types of products sold by the businesses conducted within Mondelēz International’s U.S. Snacks segment, excluding the Planters and Corn Nuts businesses, as reported in Mondelēz International’s annual report on Form 10-K for the year ended December 31, 2011, or “Mondelēz International’s Form 10-K.” The Grocery Business Lines’ products are generally consistent with those types of products sold by (i) the businesses conducted within Mondelēz

International’s U.S. Beverages, U.S. Cheese, U.S. Convenient Meals and U.S. Grocery segments, in each case, as reported in Mondelēz International’s Form 10-K, and (ii) the Planters and Corn Nuts businesses. In addition, certain specified net liabilities were allocated between Mondelēz International and us as described under “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Separation and Distribution Agreement.”

On September 27, 2012, we entered into a Separation and Distribution Agreement with Mondelēz International (the “Separation and Distribution Agreement”) and several other agreements with Mondelēz International related to the Spin-Off. These agreements govern the relationship between Mondelēz International and us prior to and after completion of the Spin-Off and allocate between Mondelēz International and us various assets, liabilities and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International” for more detail.

To complete the Spin-Off, Mondelēz International, following the Internal Reorganization, distributed to its shareholders all of the shares of our common stock. The Distribution occurred on October 1, 2012. Each holder of Mondelēz International common stock received one share of our common stock for every three shares of Mondelēz International common stock it held on September 19, 2012 (the “Record Date”). Each holder of Mondelēz International common stock continued to hold its shares in Mondelēz International.

We refer to:

•

the series of internal transactions described under “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Separation and Distribution Agreement” that resulted in this division of businesses as the “Internal Reorganization,”

•

Mondelēz International’s distribution of the shares of our common stock to its shareholders as the “Distribution” and October 1, 2012, the date on which the Distribution took place, as the “Distribution Date,” and

•

the Internal Reorganization and the Distribution collectively as the “Spin-Off,” which was consummated on October 1, 2012. Coincident with the Spin-Off, Kraft Foods Inc. changed its name to Mondelēz International, Inc.

On October 29, 2012, our Board of Directors approved a $650 million restructuring program consisting of restructuring costs, implementation costs and Spin-Off transition costs (“Restructuring Program”). Approximately one-half of the total Restructuring Program costs are expected to result in cash expenditures. The Restructuring Program is part of, and its costs are consistent with, a restructuring program previously announced by Mondelēz International prior to the Spin-Off. The primary objective of the Restructuring Program activities is to ensure that we are set up to operate efficiently and execute our business strategy as a stand-alone company. We expect to complete the program by the end of 2014. See “Management’s Discussion and Analysis—Overview—Basis of Presentation” for more detail.

We were initially organized as a Delaware corporation in 1980. In March 2012, we redomesticated to Virginia and changed our name from “Kraft Foods Global, Inc.” to “Kraft Foods Group, Inc.” Our principal executive offices are located at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000.

The Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description, see “Description of the New Notes.”

Issuer	Kraft Foods Group, Inc.

New Notes offered	New $1,000,000,000 1.625% Notes due 2015

New $1,000,000,000 2.250% Notes due 2017

New $1,034,657,000 6.125% Notes due 2018

New $900,000,000 5.375% Notes due 2020

New $2,000,000,000 3.500% Notes due 2022

New $877,860,000 6.875% Notes due 2039

New $787,483,000 6.500% Notes due 2040

New $2,000,000,000 5.000% Notes due 2042

Outstanding Notes	$1,000,000,000 1.625% Notes due 2015

$1,000,000,000 2.250% Notes due 2017

$1,034,657,000 6.125% Notes due 2018

$900,000,000 5.375% Notes due 2020

$2,000,000,000 3.500% Notes due 2022

$877,860,000 6.875% Notes due 2039

$787,483,000 6.500% Notes due 2040

$2,000,000,000 5.000% Notes due 2042

The exchange offer	We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes of the same series. We are offering to issue these registered New Notes to satisfy our obligations under (i) a registration rights agreement that we entered into with the initial purchasers of the Outstanding 2015 Notes, Outstanding 2017 Notes, Outstanding 2022 Notes and Outstanding 2042 Notes and (ii) a registration rights agreement that we entered into with the dealer managers for the Outstanding 2018 Notes, Outstanding 2020 Notes, Outstanding 2039 Notes and Outstanding 2040 Notes, in each case, when we sold or offered to exchange, as applicable, the Outstanding Notes in transactions that were exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “The Exchange Offer” elsewhere in this prospectus.

Tenders; expiration date; withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2013, which is 21 business days after the exchange offer is commenced, unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

U.S. federal income tax considerations	Your exchange of Outstanding Notes for New Notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the New Notes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	Deutsche Bank Trust Company Americas

Consequences of failure to exchange your Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to register the Outstanding Notes. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of exchanging your Outstanding Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the New Notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the exchange offer; and

•	are not an “affiliate” of Kraft Foods Group as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes exchanged in the exchange offer	On the record date for the first interest payment date for each series of New Notes offered hereby following the consummation of the exchange offer, holders of such New Notes will receive interest accruing from the issue date of the applicable Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid.

The New Notes

A brief description of the material terms of the New Notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Kraft Foods Group, Inc.

No guarantee	The New Notes are not guaranteed by Mondelēz International. Prior to the Distribution, the Outstanding Notes were initially guaranteed by Mondelēz International, and upon the Distribution, the guarantee terminated in accordance with the provisions of the Indentures (defined below). Mondelēz International no longer has an obligation with respect to the Outstanding Notes or the New Notes.

New Notes offered	New $1,000,000,000 1.625% Notes due 2015.

New $1,000,000,000 2.250% Notes due 2017.

New $1,034,657,000 6.125% Notes due 2018.

New $900,000,000 5.375% Notes due 2020.

New $2,000,000,000 3.500% Notes due 2022.

New $877,860,000 6.875% Notes due 2039.

New $787,483,000 6.500% Notes due 2040.

New $2,000,000,000 5.000% Notes due 2042.

Interest	The New 2015 Notes will bear interest at a rate per annum equal to 1.625%.

The New 2017 Notes will bear interest at a rate per annum equal to 2.250%.

The New 2018 Notes will bear interest at a rate per annum equal to 6.125%.

The New 2020 Notes will bear interest at a rate per annum equal to 5.375%.

The New 2022 Notes will bear interest at a rate per annum equal to 3.500%.

The New 2039 Notes will bear interest at a rate per annum equal to 6.875%.

The New 2040 Notes will bear interest at a rate per annum equal to 6.500%.

The New 2042 Notes will bear interest at a rate per annum equal to 5.000%.

Interest payment dates	Interest on the New 2015 Notes is payable semi-annually on June 4 and December 4 of each year.

Interest on the New 2017 Notes is payable semi-annually on June 5 and December 5 of each year.

Interest on the New 2018 Notes is payable semi-annually on February 23 and August 23 of each year.

Interest on the New 2020 Notes is payable semi-annually on February 10 and August 10 of each year.

Interest on the New 2022 Notes is payable semi-annually on June 6 and December 6 of each year.

Interest on the New 2039 Notes is payable semi-annually on January 26 and July 26 of each year.

Interest on the New 2040 Notes is payable semi-annually on February 9 and August 9 of each year.

Interest on the New 2042 Notes is payable semi-annually on June 4 and December 4 of each year.

Maturity dates	The New 2015 Notes will mature on June 4, 2015.

The New 2017 Notes will mature on June 5, 2017.

The New 2018 Notes will mature on August 23, 2018.

The New 2020 Notes will mature on February 10, 2020.

The New 2022 Notes will mature on June 6, 2022.

The New 2039 Notes will mature on January 26, 2039.

The New 2040 Notes will mature on February 9, 2040.

The New 2042 Notes will mature on June 4, 2042.

Ranking	The New Notes will be senior obligations of Kraft Foods Group and will rank:

•	senior in right of payment to all of our existing and future senior subordinated and subordinated indebtedness;

•	equally in right of payment with all of our existing and future senior unsecured indebtedness, respectively;

•	effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, respectively; and

•	effectively subordinated to all creditors, including trade creditors, of our subsidiaries.

Certain covenants	The Indentures (as defined below) contain covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens above a certain threshold;

•	engage in certain sale and leaseback transactions above a certain threshold; and

•	consolidate, merge, convey or transfer our assets substantially as an entirety.

See the section entitled “Description of the New Notes—Restrictive Covenants.”

Redemption of New Notes for tax reasons	We may redeem all, but not part, of a series of New Notes upon the occurrence of specified tax events described under “Description of the New Notes—Redemption for Tax Reasons.”

Change of control	Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of New Notes”), Kraft Foods Group will be required to make an offer to purchase the New Notes. The purchase price will equal 101% of the principal amount of the New Notes, plus accrued interest to the date of purchase.

No established trading market	The New Notes are new issues of securities with no established trading market. The New Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the New Notes will develop. If an active or liquid trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected.

Form and denomination	The New Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000. The New Notes will be book entry only and registered in the name of a nominee of DTC.

Governing law	New York.

RISK FACTORS

An investment in the New Notes represents a high degree of risk. You should carefully consider all of the information in this prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business and others to the Spin-Off. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Relating to the Notes

You may be adversely affected if you fail to exchange Outstanding Notes.

We will issue New Notes to you only if your Outstanding Notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the Outstanding Notes. In addition:

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If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

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If you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding.

Our substantial debt exposes us to certain risks.

As of October 1, 2012, our total debt was approximately $10.0 billion, and we had an additional $3.0 billion of borrowings available under our five-year senior unsecured revolving credit facility. Despite our current level of debt, we and our subsidiaries may be able to incur significant additional debt, including secured debt, in the future.

Our high degree of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

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requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our revolving credit facility are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the New Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations which we are subject to under our debt. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all. Our ability to issue equity to satisfy liquidity needs may be limited pursuant to the Tax Sharing and Indemnity Agreement we entered into with Mondelēz International on September 27, 2012 (the “Tax Sharing and Indemnity Agreement”), which may restrict the amount of equity we may issue for two years from the date of the Spin-Off.

If we default on our obligations to pay our other debt, we may not be able to make payments on the New Notes.

Any default under the agreements governing our debt, including a default under our revolving credit facility, that is not waived by the required lenders or holders of such debt, and the remedies sought by the holders of such debt could prevent us from paying principal and interest on the New Notes and substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our debt, or if we otherwise fail to comply with the various covenants in the agreements governing our debt, including the covenants contained in our revolving credit facility, we would be in default under the terms of the agreements governing such debt. In the event of such a default under our revolving credit facility, including a failure to satisfy the minimum financial ratios:

•	the lenders under our revolving credit facility could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable; and

•	such default could cause a cross-default or cross-acceleration under our other debt.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

The New Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the New Notes following a change of control.

Under the Indentures, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding New Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes. Our failure to make or complete a change of control offer would place us in default under the Indentures. In addition, we are limited in our ability to make a change of control payment for the New Notes under our revolving credit facility, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the New Notes.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the New Notes offered hereby.

There is no established trading market for the New Notes.

The New Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the New Notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time or at a favorable price.

Risks Relating to Our Business

We face the following risks in connection with our business and the general conditions and trends of the food and beverage industry in which we operate:

We operate in a highly competitive industry.

The food and beverage industry is highly competitive. We compete based on product innovation, price, product quality, brand recognition and loyalty, effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences.

We may need to reduce our prices in response to competitive and customer pressures. Competition and customer pressures may also restrict our ability to increase prices in response to commodity and other cost increases. We may also need to increase or reallocate spending on marketing, retail trade incentives, advertising and new product innovation to maintain market share. These expenditures are subject to risks, including uncertainties about trade and consumer acceptance of our efforts. If we reduce prices or face increased costs, but cannot increase sales volumes to offset those changes, then our financial condition and results of operations will suffer.

Maintaining our reputation and brand image is essential to our business success.

We have many iconic brands with long-standing consumer recognition. Our success depends on our ability to maintain brand image for our existing products, extend our brands to new platforms and expand our brand image with new product offerings.

We seek to maintain, extend and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Increasing media attention to the role of food marketing could adversely affect our brand image or lead to stricter regulations and greater scrutiny of food marketing practices. Increased legal or regulatory restrictions on our advertising, consumer promotions and marketing, or our response to those restrictions, could limit our efforts to maintain, extend and expand our brands. Moreover, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers’ confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. We increasingly rely on social media and online dissemination of advertising campaigns. Negative posts or comments about us on social networking websites or similar online activity could seriously damage our reputation and brand image. We are subject to a variety of legal and regulatory restrictions on how we market our products. These restrictions may limit our ability to maintain, extend and expand our brand image as the media and communications environment continues to evolve. If we do not maintain, extend and expand our brand image, then our product sales, financial condition and results of operations could be materially and adversely affected.

We must leverage our value proposition to compete against retailer brands and other economy brands.

Retailers are increasingly offering retailer and other economy brands that compete with some of our products. Our products must provide higher value and/or quality to our consumers than less expensive alternatives, particularly during periods of economic uncertainty such as those we continue to experience. Consumers may not buy our products if relative differences in value and/or quality between our products and retailer or other economy brands change in favor of competitors’ products or if consumers perceive this type of change. If consumers prefer retailer or other economy brands, then we could lose market share or sales volumes or shift our product mix to lower margin offerings. These events could materially and adversely affect our financial condition and results of operations.

The consolidation of retail customers could adversely affect us.

Retail customers, such as supermarkets, warehouse clubs and food distributors in our major markets, continue to consolidate, resulting in fewer customers on which we can rely for business. Consolidation also produces larger retail customers that may seek to leverage their position to improve their profitability by demanding improved efficiency, lower pricing, increased promotional programs or specifically tailored products. In addition, larger retailers have the scale to develop supply chains that permit them to operate with reduced inventories or to develop and market their own retailer brands. Further retail consolidation and increasing retailer power could materially and adversely affect our product sales, financial condition and results of operations.

Retail consolidation also increases the risk that adverse changes in our customers’ business operations or financial performance will have a corresponding material and adverse effect on us. For example, if our customers cannot access sufficient funds or financing, then they may delay, decrease or cancel purchases of our products, or delay or fail to pay us for previous purchases.

Changes in our relationships with significant customers or suppliers could adversely affect us.

During 2011, our five largest customers accounted for approximately 41% of our combined net revenues, with our largest customer, Wal-Mart Stores, Inc., accounting for approximately 24% of our combined net revenues. There can be no assurance that all significant customers will continue to purchase our products in the same quantities or on the same terms as in the past, particularly as increasingly powerful retailers may demand lower pricing and focus on developing their own brands. The loss of a significant customer or a material reduction in sales to a significant customer could materially and adversely affect our product sales, financial condition and results of operations.

Disputes with significant suppliers, including regarding pricing or performance, could adversely affect our ability to supply products to our customers and could materially and adversely affect our product sales, financial condition and results of operations.

We must correctly predict, identify and interpret changes in consumer preferences and demand, and offer new products to meet those changes.

Consumer preferences for food products change continually. Our success depends on our ability to predict, identify and interpret the tastes and dietary habits of consumers and to offer products that appeal to consumer preferences. If we do not offer products that appeal to consumers, our sales and market share will decrease and our profitability could suffer.

We must distinguish between short-term fads, mid-term trends and long-term changes in consumer preferences. If we do not accurately predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied consumer base, we must offer an array of products that satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories, or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products will decrease and our profitability could suffer.

Prolonged negative perceptions concerning the health implications of certain food products could influence consumer preferences and acceptance of some of our products and marketing programs. We strive to respond to consumer preferences and social expectations, but we may not be successful in our efforts. Continued negative perceptions and failure to satisfy consumer preferences could materially and adversely affect our product sales, financial condition and results of operations.

We may be unable to drive revenue growth in our key product categories or add products that are in faster growing and more profitable categories.

The food and beverage industry’s overall growth is linked to population growth. Our future results will depend on our ability to drive revenue growth in our key product categories. Because our operations are concentrated in North America, where growth in the food and beverage industry has been moderate, our success also depends in part on our ability to enhance our portfolio by adding innovative new products in faster growing and more profitable categories. Our failure to drive revenue growth in our key product categories or develop innovative products for new and existing categories could materially and adversely affect our profitability, financial condition and results of operations.

Commodity, energy and other input prices are volatile and may rise significantly, and increases in the costs of producing, transporting and distributing our products could materially and adversely affect our financial condition.

We purchase large quantities of commodities, including dairy products, coffee beans, meat products, wheat, corn products, soybean and vegetable oils, nuts and sugar and other sweeteners. In addition, we purchase and use significant quantities of resins and cardboard to package our products and natural gas to operate our factories and warehouses. We are also exposed to changes in oil prices, which influence both our packaging and transportation costs. Prices for commodities, other supplies and energy are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, currency fluctuations, severe weather or global climate change, consumer, industrial or commodity investment demand and changes in governmental regulation and trade, alternative energy and agricultural programs. Rising commodity, energy and other input costs could materially and adversely affect our cost of operations, including the manufacture, transportation and distribution of our products, which could materially and adversely affect our financial condition and results of operations.

Although we monitor our exposure to commodity prices as an integral part of our overall risk management program, and seek to hedge against input price increases to the extent we deem appropriate, we do not fully hedge against changes in commodity prices, and our hedging strategies may not protect us from increases in raw materials costs. For example, hedging our costs for one of our key inputs, dairy products, is difficult because dairy futures markets are not as developed as many other commodities futures markets. Continued volatility or sustained increases in the prices of commodities and other supplies we purchase could increase the costs of our products, and our profitability could suffer. Moreover, increases in the prices of our products to cover these increased costs may result in lower sales volumes. If we are not successful in our hedging activities, or if we are unable to price our products to cover increased costs, then commodity and other input price volatility or increases could materially and adversely affect our financial condition and results of operations.

We rely on our management team and other key personnel, and the loss of one or more key employees or any difficulty in attracting, training and retaining other talented personnel could materially and adversely affect our financial condition and results of operations.

We depend on the skills, working relationships and continued services of key personnel, including our experienced management team. In addition, our ability to achieve our operating goals depends on our ability to identify, hire, train and retain qualified individuals. We compete with other companies both within and outside of our industry for talented personnel, and we may lose key personnel or fail to attract, train and retain other talented personnel. Any such loss or failure could materially and adversely affect our financial condition and results of operations.

As a result of the Spin-Off, we no longer operate as part of a globally diversified food and beverage company and therefore may be more vulnerable to adverse events and trends in North America.

As formerly part of a globally diversified food and beverage company, we were historically insulated against adverse events and trends in any particular region. After separating from Mondelēz International, however, we may be more susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, including commodity price fluctuations or supply shortages for certain of our key ingredients, and other adverse events that are specific to the United States and Canada. For example, because a majority of our operations and product sales are in the United States, we expect that regulatory changes or changes in consumer food preferences in the United States will have a more significant impact on us than these changes would have had when we were part of Mondelēz International.

The concentration of our operations in North America will present a challenge and may increase the likelihood that an adverse event in North America will materially and adversely affect our financial condition and results of operations.

Changes in regulations could increase our costs and affect our profitability.

Our activities are highly regulated and subject to government oversight. Various federal, state, provincial and local laws and regulations govern food production and marketing, as well as licensing, trade, tax and environmental matters. Governing bodies regularly issue new regulations and changes to existing regulations. Our need to comply with new or revised regulations or their interpretation and application, including proposed requirements designed to enhance food safety or to regulate imported ingredients, could materially and adversely affect our product sales, financial condition and results of operations.

Legal claims or other regulatory enforcement actions could subject us to civil and criminal penalties that affect our product sales, reputation and profitability.

We are a large food and beverage company operating in a highly regulated environment and a constantly evolving legal and regulatory framework. Consequently, we are subject to heightened risk of legal claims or other regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that our employees, contractors or agents will not violate our policies and procedures. Moreover, the failure to maintain effective control environment processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect our product sales, reputation, financial condition and results of operations.

Product recalls or other product liability claims could materially and adversely affect us.

Selling products for human consumption involves inherent risks. We could decide to, or be required to, recall products due to suspected or confirmed product contamination, spoilage or other adulteration, product misbranding, product tampering or other deficiencies. Any of these events could materially and adversely affect our reputation and product sales, financial condition and results of operations.

We may also suffer losses if our products or operations violate applicable laws or regulations, or if our products cause injury, illness or death. In addition, our marketing could face claims of false or deceptive advertising or other criticism. A significant product liability or other legal judgment or a related regulatory enforcement action against us, or a widespread product recall, may materially and adversely affect our reputation and profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against our products or processes could materially and adversely affect our product sales, financial condition and results of operations.

Unanticipated business disruptions could affect our ability to provide our products to our customers as well as maintain our back-office systems.

We have a complex network of suppliers, owned manufacturing locations, co-manufacturing locations, distribution networks and information systems that support our ability to consistently provide our products to our customers. Factors that are hard to predict or beyond our control, like weather, natural disasters, fire, terrorism, generalized labor unrest or health pandemics, could damage or disrupt our operations, or our suppliers’ or co-manufacturers’ operations. If we cannot respond to disruptions in our operations, whether by finding alternative suppliers or replacing capacity at key manufacturing or distribution locations, or are unable to quickly repair damage to our information, production or supply systems, we may be late in delivering, or unable to deliver, products to our customers and may also be unable to track orders, inventory, receivables and payables. If that occurs, our customers’ confidence in us and long-term demand for our products could decline. Any of these events could materially and adversely affect our product sales, financial condition and results of operations.

Our acquisition and divestiture activities may present financial, managerial and operational risks.

From time to time, we may identify acquisition candidates that we believe strategically fit our business objectives or we may seek to divest businesses that do not meet our strategic objectives or growth or profitability targets. Our acquisition or divestiture activities may present financial, managerial and operational risks. Those risks include diversion of management attention from existing core businesses, difficulties integrating or separating personnel and financial and other systems, inability to effectively and immediately implement control environment processes across a diverse employee population, adverse effects on existing customer and supplier business relationships, inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings, potential loss of acquired businesses’ customers or key employees and indemnities and potential disputes with the buyers or sellers. In addition, while we are a North American business focused on traditional grocery categories, to the extent we undertake acquisitions or other developments outside our core geography or in new categories, we may face additional risks related to such acquisitions or developments. In particular, risks related to foreign operations include compliance with U.S. laws affecting operations outside of the United States, such as the Foreign Corrupt Practices Act, currency rate fluctuations, compliance with foreign regulations and laws, including tax laws, and exposure to politically and economically volatile developing markets. Any of these factors could materially and adversely affect our financial condition and results of operations.

Weak financial performance, downgrades in our credit ratings, illiquid capital markets and volatile economic conditions could limit our access to the capital markets, reduce our liquidity or increase our borrowing costs.

From time to time we may need to access the short-term and long-term capital markets to obtain financing. Our financial performance, our short-term and long-term credit ratings, the liquidity of the overall capital markets and the state of the economy, including the food and beverage industry, will affect our access to, and the availability of, financing on acceptable terms and conditions in the future. There can be no assurance that, as a new public company, we will have access to the capital markets on terms we find acceptable.

In particular, we intend to access the commercial paper market for regular funding requirements. A downgrade in our credit ratings would increase our borrowing costs and could affect our ability to issue commercial paper. Disruptions in the commercial paper market or other effects of volatile economic conditions on the credit markets also could reduce the amount of commercial paper that we could issue and could raise our borrowing costs for both short-term and long-term debt offerings. Further, our inability to access the capital markets or an increase in our borrowing costs could materially and adversely affect our financial condition and results of operations.

Adverse changes in the equity markets or interest rates, changes in actuarial assumptions and legislative or other regulatory actions could substantially increase our pension costs and materially and adversely affect our profitability and results of operations.

In connection with the Spin-Off, we assumed pension plan obligations and related expenses for plans that provided benefits to substantially all of Mondelēz International’s former North American employees at the time of the Spin-Off. We also retained pension plan obligations and related expenses related to the North American Grocery Business’ current and former employees. The difference between plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Among other factors, changes in interest rates, mortality rates, early retirement rates, investment returns, minimum funding requirements and the market value of plan assets can affect the level of plan funding, cause volatility in the net periodic pension cost, and consequently volatility in our reported net income, and increase our future funding requirements. Legislative and other governmental regulatory actions may also increase funding requirements for our pension plans’ benefits obligations. See “Unaudited Pro Forma Combined Financial Statements” and our “Pension and Other Postemployment Benefit Plans” notes to our historical combined financial statements included in this prospectus. Volatile economic conditions increase the risk that we will be required to make additional cash contributions to the pension plans and recognize further increases in our net pension cost in the remainder of 2012 and beyond. A significant increase in our pension funding requirements could negatively affect our ability to invest in our business or could require us to reduce spending on marketing, retail trade incentives, advertising and other similar activities.

Volatility in the market value of all or a portion of the derivatives we use to manage exposures to fluctuations in commodity prices will cause volatility in our gross profits and net earnings.

We use commodity futures and options to partially hedge the price of certain input costs, including dairy products, coffee beans, meat products, wheat, corn products, soybean oils, sugar and natural gas. For derivatives not designated as hedges, changes in the values of these derivatives are currently recorded in earnings, resulting in volatility in both gross profits and net earnings. We report these gains and losses in cost of sales in our combined statements of earnings to the extent we utilize the underlying input in our manufacturing process. We report these gains and losses in the unallocated corporate items line in our segment operating results until we utilize the underlying input in our manufacturing process, at which time we reclassify the gains and losses to segment operating profit. We may experience volatile earnings as a result of these accounting treatments.

We are increasingly dependent on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic and financial information, to manage a variety of business processes and activities and to comply with regulatory, legal and tax requirements. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our locations, personnel, customers and suppliers. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. Furthermore, the separation of our information technology networks and systems from Mondelēz International’s, or the duplication of any of these networks or systems, in connection with the Spin-Off may significantly increase our susceptibility to damage, disruptions or shutdowns. If our information technology systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our product sales, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

In addition, if we are unable to prevent security breaches, we may suffer financial and reputational damage or penalties because of the unauthorized disclosure of confidential information belonging to us or to our partners, customers, consumers or suppliers. In addition, the disclosure of non-public sensitive information through external media channels could lead to the loss of intellectual property or damage our reputation and brand image.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly and most notably our trademarks, but also our patents, trade secrets, copyrights and licensing agreements, to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements, third-party nondisclosure and assignment agreements and policing of third-party misuses of our intellectual property. Our failure to obtain or adequately protect our trademarks, products, new features of our products or our technology, or any change in law or other changes that serve to lessen or remove the current legal protections of our intellectual property, may diminish our competitiveness and could materially harm our business.

We may be unaware of intellectual property rights of others that may cover some of our technology, brands or products. Any litigation regarding patents or other intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Third-party claims of intellectual property infringement might also require us to enter into costly license agreements. We also may be subject to significant damages or injunctions against development and sale of certain products.

Risks Relating to the Spin-Off

We face the following risks in connection with the Spin-Off:

If the Contribution, Internal Distribution or Distribution were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then Mondelēz International, we and our shareholders could be subject to significant tax liability.

The Distribution was conditioned on the continued validity of the private letter ruling that Mondelēz International received from the Internal Revenue Service (the “IRS”) and the receipt and continued validity of an opinion of tax counsel, each to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, (i) the Contribution and Internal Distribution described under “Certain

Relationships and Related Party Transactions—Agreements with Mondelēz International—Separation and Distribution Agreement” will qualify for non-recognition of gain or loss to Mondelēz International and us pursuant to Sections 368 and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (except, in the case of the private letter ruling, to the extent the IRS generally will not rule on certain transfers of intellectual property, which will be covered solely by the opinion) and (ii) the Distribution will qualify for non-recognition of gain or loss to Mondelēz International and Mondelēz International’s shareholders pursuant to Section 355 of the Code, except to the extent of cash received in lieu of fractional shares.

Notwithstanding the receipt of the private letter ruling and the opinion of tax counsel, the IRS could determine that the Contribution, Internal Distribution and/or Distribution should be treated as taxable transactions if it determines that any of the representations, assumptions or covenants on which the private letter ruling is based are untrue or have been violated. Furthermore, as part of the IRS’s policy, the IRS did not determine whether the Internal Distribution or Distribution satisfies certain conditions that are necessary to qualify for non-recognition treatment. Rather, the private letter ruling is based on representations by Mondelēz International and us that these conditions have been satisfied. The opinion of tax counsel addressed the satisfaction of these conditions. Similarly, the IRS generally will not rule on contributions of intellectual property that do not satisfy certain criteria. As a result, the private letter ruling does not address whether transfers of certain intellectual property included in the Contribution qualify for non-recognition treatment. Rather, the opinion of tax counsel addressed such qualification.

The opinion of tax counsel is not binding on the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. In addition, the opinion of tax counsel relied on certain representations and covenants delivered by Mondelēz International and us.

If the IRS ultimately determines that the Contribution, Internal Distribution and/or Distribution are taxable, Mondelēz International and we could incur significant U.S. federal income tax liabilities, and we could have an indemnification obligation to Mondelēz International. For a more detailed discussion, see “—We could have an indemnification obligation to Mondelēz International if the transactions we undertake in the Spin-Off do not qualify for non-recognition treatment, which could materially adversely affect our financial condition.”

If the Canadian aspects of the Internal Reorganization were to fail to qualify for tax-deferred treatment for Canadian federal and provincial income tax purposes, then Mondelēz International’s and/or our Canadian subsidiaries could be subject to significant tax liability.

The Internal Reorganization included steps to separate the assets and liabilities in Canada held in connection with the Global Snacks Business from the assets and liabilities in Canada held in connection with the North American Grocery Business.

The Distribution was conditioned on the receipt and continued validity of an advance income tax ruling from the Canada Revenue Agency (the “CRA”), which our Canadian subsidiary received, to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants and based on the current provisions of the Canadian Tax Act, such separation will be treated for purposes of the Canadian Tax Act as resulting in a “butterfly” reorganization with no material Canadian federal income tax payable by Mondelēz International’s Canadian subsidiary, our Canadian subsidiary or their respective shareholders.

Notwithstanding the receipt of the advance income tax ruling, the CRA could determine that the separation should be treated as a taxable transaction if it determines that any of the representations, assumptions or covenants on which the advance income tax ruling is based are untrue or have been violated. If the CRA ultimately determines that the separation is taxable, Mondelēz International’s and/or our Canadian subsidiaries could incur significant Canadian federal and provincial income tax liabilities, and we are generally obligated to indemnify Mondelēz International and its affiliates against such Canadian federal and provincial income taxes. For a more detailed discussion, see “—We could have an indemnification obligation to Mondelēz International if the transactions we undertake in the Spin-Off do not qualify for non-recognition treatment, which could materially adversely affect our financial condition.”

We could have an indemnification obligation to Mondelēz International if the transactions we undertake in the Spin-Off do not qualify for non-recognition treatment, which could materially adversely affect our financial condition.

Generally, taxes resulting from the failure of the Spin-Off to qualify for non-recognition treatment for U.S. federal income tax purposes would be imposed on Mondelēz International or Mondelēz International’s shareholders and, under the Tax Sharing and Indemnity Agreement, Mondelēz International is generally obligated to indemnify us against such taxes. However, under the Tax Sharing and Indemnity Agreement, we could be required, under certain circumstances, to indemnify Mondelēz International and its affiliates against all tax-related liabilities caused by those failures, to the extent those liabilities result from an action we or our affiliates take or from any breach of our or our affiliates’ representations, covenants or obligations under the Tax Sharing and Indemnity Agreement or any other agreement we enter into in connection with the Spin-Off. Events triggering an indemnification obligation under the agreement include events occurring after the Distribution that cause Mondelēz International to recognize a gain under Section 355(e) of the Code. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Tax Sharing and Indemnity Agreement.”

Generally, taxes resulting from the failure of the Canadian steps of the Internal Reorganization to qualify for tax-deferred treatment for Canadian federal and provincial income tax purposes could be imposed on Mondelēz International’s Canadian subsidiary, our Canadian subsidiary or both. Under the Tax Sharing and Indemnity Agreement, we are generally obligated to indemnify Mondelēz International and its affiliates against such Canadian federal and provincial income taxes, other than in certain circumstances where Mondelēz International is obligated to indemnify us. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Tax Sharing and Indemnity Agreement.”

We have agreed to numerous restrictions to preserve the non-recognition treatment of the transactions, which may reduce our strategic and operating flexibility.

Even if the Distribution otherwise qualifies for non-recognition of gain or loss under Section 355 of the Code, it may be taxable to Mondelēz International, but not Mondelēz International’s shareholders, under Section 355(e) of the Code if 50% or more (by vote or value) of our common stock or Mondelēz International’s common stock is acquired as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of Mondelēz International’s or our common stock within two years before or after the Distribution are presumed to be part of such a plan, although Mondelēz International or we may be able to rebut that presumption based on either applicable facts and circumstances or a “safe harbor” described in the tax regulations. As a consequence, we agreed in the Tax Sharing and Indemnity Agreement to covenants and indemnity obligations that address compliance with Section 355(e) of the Code. These covenants and indemnity obligations may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that you may consider favorable. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Tax Sharing and Indemnity Agreement.”

Similarly, even if the Canadian aspects of the Internal Reorganization otherwise qualify for tax-deferred treatment in Canada under the butterfly reorganization provisions of the Canadian Tax Act, this tax-deferred treatment may be lost upon the occurrence of certain events after the Spin-Off. These would include an acquisition of control of our Canadian subsidiary (which may occur upon an acquisition of control of us) that occurs as part of (or in some cases in contemplation of) a series of transactions or events that includes the butterfly reorganization. These post-butterfly transaction restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that you may consider favorable.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be able to, among other matters, better focus our financial and operational resources on our specific business, growth profile and strategic priorities, design and implement corporate strategies and policies targeted to our operational focus and strategic priorities, streamline our processes and infrastructure to focus on our core “center of the store” strengths, implement and maintain a capital structure designed to meet our specific needs and more effectively respond to industry dynamics. However, we may be unable to achieve some or all of these benefits. For example, in order to position ourselves for the Spin-Off, we undertook a series of strategic, structural and process realignment and restructuring actions within our operations, including significant cost-cutting initiatives. These actions may not provide the cost benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our businesses, weakening of our internal standards, controls or procedures and impairment of our key customer and supplier relationships. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be materially and adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

We historically operated as part of Mondelēz International’s corporate organization, and Mondelēz International assisted us by providing various corporate functions. As a result of the Spin-Off, Mondelēz International has no obligation to provide us with assistance other than the transition services described under “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International.” These services do not include every service we received from Mondelēz International in the past, and Mondelēz International is only obligated to provide these services for limited periods from the date of the Spin-Off. Accordingly, following the Spin-Off, we need to provide internally or obtain from unaffiliated third parties the services we formerly received from Mondelēz International. These services include information technology, research and development, finance, legal, insurance, compliance and human resources activities, the effective and appropriate performance of which is critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Mondelēz International. In particular, Mondelēz International’s information technology networks and systems are complex, and duplicating these networks and systems will be challenging. Because our business previously operated as part of the wider Mondelēz International organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or we may incur additional costs that could adversely affect our business. If we fail to obtain the quality of administrative services necessary to operate effectively or incur greater costs in obtaining these services, our profitability, financial condition and results of operations may be materially and adversely affected.

We have no operating history as an independent, publicly traded company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical and pro forma financial information included in this prospectus from Mondelēz International’s consolidated financial statements and this information does not necessarily reflect the results of operations, financial position and cash flows we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

Prior to the Spin-Off, we operated as part of Mondelēz International’s broader corporate organization, rather than as an independent company. Mondelēz International performed various corporate functions for us, including information technology, research and development, finance, legal, insurance, compliance and human resources activities. Our historical and pro forma financial information reflects allocations of corporate expenses from Mondelēz International for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent company.

•

We entered into transactions with Mondelēz International that did not exist prior to the Spin-Off. See “Certain Relationships and Related Party Transactions” for information regarding these transactions.

•

Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Mondelēz International, including changes in our cost structure, personnel needs, tax structure, financing and business operations. As part of Mondelēz International, we enjoyed certain benefits from Mondelēz International’s operating diversity, size, purchasing power and available capital for investments, and we no longer receive these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, on terms as favorable to us as those we obtained as part of Mondelēz International prior to the Spin-Off.

Following the Spin-Off, we are also responsible for the additional costs associated with being an independent, publicly traded company, including costs related to corporate governance, investor and public relations and public reporting. Therefore, our financial statements may not be indicative of our future performance as an independent company. While we have been profitable as part of Mondelēz International, we cannot assure you that our profits will continue at a similar level when we are a stand-alone company. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined financial statements and accompanying notes included elsewhere in this prospectus.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. While we believe that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time, these assumptions and adjustments are subject to change.

Mondelēz International has a significant understanding of our business and may be uniquely positioned to compete against us following the Spin-Off.

Prior to the Spin-Off, we operated as part of Mondelēz International, and many of its officers, directors and employees have participated in the development and execution of our corporate strategy and the management of our day-to-day operations. Mondelēz International has significant knowledge of our products, operations, strengths, weaknesses and strategies. It is also one of the largest food and beverage companies in the world, with a strong presence in North America, and thus may be uniquely positioned to develop grocery products that compete against our products in North America. Though, following the Spin-Off, Mondelēz International generally does not have rights to use trademarks related to the North American Grocery Business in North America and is restricted from using certain shared patents and trade secrets in North America for a period of time and under certain circumstances, it is not restricted from developing products in the same product categories as our products and marketing these products under trademarks related to the Global Snacks Business or under new trademarks. Because of Mondelēz International’s competitive insight into our operations, competition from Mondelēz International may materially and adversely affect our product sales, financial condition and results of operations.

We incurred substantial indebtedness in connection with the Spin-Off, and the degree to which we are leveraged following completion of the Spin-Off may materially and adversely affect our business, financial condition and results of operations.

We incurred substantial indebtedness in connection with the Spin-Off. We have historically relied upon Mondelēz International for working capital requirements on a short-term basis and for other financial support functions. After the Spin-Off, we are not able to rely on Mondelēz International’s earnings, assets or cash flow, and we are responsible for servicing our own debt, obtaining and maintaining sufficient working capital and paying dividends.

Our ability to make payments on and to refinance our indebtedness, including the debt retained or incurred pursuant to the Spin-Off as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take disadvantageous actions, including reducing spending on marketing, retail trade incentives, advertising and new product innovation, reducing financing in the future for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in the food and beverage industry could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

In addition, our substantial leverage could put us at a competitive disadvantage compared to our competitors that are less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our substantial leverage could also impede our ability to withstand downturns in our industry or the economy in general.

We may increase our debt or raise additional capital in the future, which could affect our financial health and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms we find acceptable, if at all. Also, regardless of the terms of our debt or equity financing, our agreements and obligations under the Tax Sharing and Indemnity Agreement may limit our ability to issue stock. For a more detailed discussion, see “—We intend to agree to numerous restrictions to preserve the non-recognition treatment of the transactions, which may reduce our strategic and operating flexibility.” If we are unable to raise additional capital when needed, our financial condition, and thus your investment in us, could be materially and adversely affected.

Certain of our directors and officers may have actual or potential conflicts of interest because of their Mondelēz International equity ownership or their former Mondelēz International positions.

Certain of the persons that are our executive officers and directors have been Mondelēz International officers, directors or employees and thus have professional relationships with Mondelēz International’s executive officers, directors or employees. In addition, because of their former Mondelēz International positions, certain of our directors and executive officers may own Mondelēz International common stock or options to acquire shares of Mondelēz International common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Mondelēz International and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between Mondelēz International and us regarding the terms of the agreements governing the Spin-Off and the relationship between the companies going forward.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended	Fiscal Year Ended December 31,
	September 30, 2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	15.4	45.3	47.1	32.1	28.2	36.1

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes exchanged for New Notes in the exchange offer.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents our selected historical combined financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, and as of and for each of the fiscal years in the five-year period ended December 31, 2011. We derived the selected historical combined financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, and as of December 31, 2011 and 2010, and for each of the fiscal years in the three-year period ended December 31, 2011, from our unaudited condensed and audited combined financial statements included elsewhere in this prospectus. We derived the selected historical combined financial data as of December 31, 2009, and as of and for the fiscal years ended December 31, 2008 and 2007, from our unaudited combined financial statements that are not included in this prospectus. In our management’s opinion, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

Our historical combined financial statements include certain expenses of Mondelēz International that were allocated to us for certain functions, including general corporate expenses related to information technology, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we will incur as an independent public company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our Spin-Off from Mondelēz International, including changes in our cost structure, personnel needs, tax structure, financing and business operations. Our historical combined financial statements also do not reflect the allocation of certain net liabilities between Mondelēz International and us as reflected under “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this prospectus. Consequently, the financial information included here may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

You should read the selected historical combined financial data presented below in conjunction with our audited and unaudited condensed combined financial statements and accompanying notes, “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

	For the Nine Months Ended September 30,(1)		For the Year ended December 31,(2)(3)
	2012	2011	2011	2010	2009	2008	2007
	(in millions except percentages)
Net Revenues	$13,845	$13,620	$18,655	$17,797	$17,278	$17,708	$17,023
Cost of Sales	9,139	9,193	12,761	11,778	11,281	12,298	11,467
Gross Profit	4,706	4,427	5,894	6,019	5,997	5,410	5,556
Selling, general and administrative expenses	2,158	2,131	2,973	3,066	3,031	2,999	2,855
Asset impairment and exit costs	156	(2)	(2)	(8)	(9)	244	269

Operating income	2,392	2,298	2,923	2,961	2,975	2,167	2,432
Operating margin	17.3%	16.9%	15.7%	16.6%	17.2%	12.2%	14.3%
Interest and other expense, net	129	6	9	7	34	24	20
Royalty (income) from affiliates	(41)	(37)	(55)	(43)	(47)	(38)	(46)

Earnings from continuing operations before income taxes	2,304	2,329	2,969	2,997	2,988	2,181	2,458
Provision for income taxes	763	891	1,130	1,110	1,036	728	841

Earnings from continuing operations(1)(2)	1,541	1,438	1,839	1,887	1,952	1,453	1,617
Earnings and gains from discontinued operations, net of income taxes(3)	—	—	—	1,644	218	1,209	371

Net earnings	$1,541	$1,438	$1,839	$3,531	$2,170	$2,662	$1,988
Basic and diluted earnings per share:
Continuing operations	$2.60	$2.43	$3.11	$3.19	$3.30	$2.45	$2.73
Discontinued operations	—	—	—	2.77	0.36	2.04	0.63

Net earnings	$2.60	$2.43	$3.11	$5.96	$3.66	$4.49	$3.36

Basic and diluted average shares outstanding(4)	592	592	592	592	592	592	592
Net cash provided by operating activities	$2,067	$2,045	$2,664	$828	$3,017	$2,920	$2,277
Capital expenditures	282	267	401	448	513	533	623
Depreciation and amortization	261	269	364	354	348	356	404

	As of September 30, 2012(1)	As of December 31,(2)(3)
		2011	2010	2009	2008	2007
	(in millions)
Inventories, net	$2,090	$1,943	$1,773	$1,795	$1,828	$1,995
Property, plant and equipment, net	4,211	4,278	4,283	4,521	4,425	4,837
Total assets	22,284	21,539	21,598	22,189	22,052	24,339
Long-term debt	9,568	27	31	48	227	193
Total debt	9,574	35	39	55	231	200
Total long-term liabilities	14,826	2,368	2,193	2,247	2,356	2,505
Total equity	7,458	16,599	17,039	17,512	17,297	19,649

(1)	Significant items affecting comparability of earnings from continuing operations include the initiation of a restructuring program in 2012 and the cessation of the Starbucks CPG business in 2011. For more information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our unaudited interim condensed combined financial statements, including Note 6, “Restructuring Program,” and Note 14, “Segment Reporting.”
(2)	Significant items affecting comparability of earnings from continuing operations include a 53rd week of operating results in 2011 and not in any of the other fiscal years presented; the cessation of the Starbucks CPG business in 2011; and cost savings initiatives that we began in 2009 and that are included in cost of sales and selling, general and administrative expenses. For more information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our audited combined financial statements, including Note 2, “Summary of Significant Accounting Policies,” Note 15, “Segment Reporting,” and Note 7, “Cost Savings Initiatives.” Costs incurred in connection with a 2004-2008 restructuring program are reflected within asset impairment and exit costs in 2007 and 2008.
(3)	Earnings and gains from discontinued operations include the results and gains on the sales of our Frozen Pizza business in 2010 and our Post cereals business in 2008. Refer to Note 3, “Divestitures,” to our historical combined financial statements for more information on the Frozen Pizza business divestiture. In connection with the Post cereals divestiture, we reported earnings and a gain from discontinued operations, net of tax, of $1,039 million in 2008 and $232 million in 2007. Assets divested in the Post cereals divestiture included $94 million of inventory, $425 million of net property, plant and equipment and $1,234 million of goodwill. In addition, $11 million of other assets and $3 million of other liabilities were divested, totaling $1,761 million of divested net assets.
(4)	On October 1, 2012, Kraft Foods Group issued 592 million shares of our common stock in connection with the Spin-Off. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of shares of our common stock outstanding immediately following this transaction.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and for the year ended December 31, 2011 were derived from our unaudited interim condensed and audited combined financial statements included elsewhere in this prospectus.

The unaudited pro forma combined financial statements reflect adjustments to our historical financial results in connection with the Spin-Off and related transactions. The unaudited pro forma combined statements of earnings give effect to these events as if they occurred on January 1, 2011, the beginning of our last fiscal year. The unaudited pro forma combined balance sheet gives effect to these events as if they occurred as of September 30, 2012, our latest balance sheet date. The pro forma adjustments are described in the accompanying notes and include the following:

•

Incurrence of $10 billion total debt incurred as part of our plan to capitalize our company and secure an investment grade credit rating. On October 1, 2012, we incurred approximately $400 million of long-term senior unsecured notes that were historically related to the Global Snacks Business and not allocated to us in our historical combined financial statements to complete the key elements of our capitalization plan in connection with the Spin-Off.

•

Distribution of substantially all of our cash from operations to Mondelēz International through the Distribution Date as part of our capitalization plan, except for approximately $224 million of operating cash, based on our estimates as of September 30, 2012 and subject to provisions of final tax rulings.

•	Transfer of net liabilities between Mondelēz International and us, including certain employee benefit plan and other obligations, net of any related assets.

•

Removal of royalty income received from Mondelēz International’s affiliates that we no longer receive following the Distribution Date. The royalty income relates to rights to intellectual property that we have not retained following the Distribution Date.

•

Issuance of approximately 592 million shares of our common stock. This number of shares is based on the number of shares of Mondelēz International common stock outstanding on September 30, 2012 and a distribution ratio of one share of our common stock for every three shares of Mondelēz International common stock.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. Our management believes that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent, or be indicative of, what our financial position or results of operations would have been had the Spin-Off and related transactions occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of our financial position, and you should not rely on the financial information presented below as a representation of our future performance.

Except for any one-time financing costs paid or expensed prior to the Spin-Off, which were retained by Mondelēz International, Mondelēz International and we each bore our own direct financing and related costs, which will be recognized in interest expense over the life of the related debt. In the historical statement of earnings through September 30, 2012, no one-time Spin-Off financing expenses and approximately $125 million of interest expense were recorded. The unaudited pro forma combined financial statements reflect the expected recurring financing costs related to our incurring the $10 billion of debt. We refer to the one-time Spin-Off transaction, transition and financing and related costs collectively as “Spin-Off Costs.”

We also expect to experience changes in our ongoing cost structure as an independent, publicly traded company and as a result of our restructuring activities. For example, Mondelēz International, prior to the Spin-Off, provided many corporate functions on our behalf, including, but not limited to, information technology, research and development, finance, legal, insurance, compliance and human resource activities. Our historical combined financial statements include allocations of these expenses from Mondelēz International. However, these costs may not be representative of the future costs we will incur as an independent public company. We estimate that the overhead savings associated with the Restructuring Program will offset the overhead dis-synergies resulting from our becoming an independent company. Further, we estimate that we will realize approximately $100 million of annual overhead cost savings from costs currently allocated to us that will be incurred by and remain in Mondelēz International. These anticipated cost changes have not been reflected in our unaudited pro forma combined statements of earnings. For a description of the allocation of Mondelēz International’s general and administrative corporate expenses to us, see Note 1, “Background and Basis of Presentation,” to our historical combined financial statements and Note 2, “Summary of Significant Accounting Policies,” to our audited combined financial statements as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011 included in this prospectus.

The unaudited pro forma combined financial statements should be read in conjunction with our historical combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Kraft Foods Group, Inc.

Unaudited Pro Forma Combined Statement of Earnings

Nine Months Ended September 30, 2012

(in millions, except per share amounts)

	Historical Kraft Foods Group, Inc.	Pro Forma Adjustments(1)	Notes	Pro Forma Kraft Foods Group, Inc.
Net revenues	$13,845			$13,845
Cost of sales	9,139	33	(b)	9,172

Gross profit	4,706			4,673
Selling, general and administrative expenses	2,158	35	(b)	2,193
Asset impairment and exit costs	156			156

Operating income	2,392			2,324
Interest and other expense, net	(129)	(250)	(a)	(379)
Royalty income from affiliates	41	(41)	(d)	—

Earnings before income taxes	2,304			1,946
Provision for income taxes	763	(135)	(h)	628

Net earnings	$1,541			$1,317

Pro forma earnings per share:
Basic	$2.60		(g)	$2.23
Diluted	$2.60		(g)	$2.23
Pro forma weighted average shares outstanding:
Basic	592		(g)	592
Diluted	592		(g)	592

(1)	The change in our annual costs related to our becoming an independent, publicly traded company is not reflected above.

As a result of becoming an independent company and due to our restructuring activities, we expect our annual overhead cost structure to change. We estimate that the overhead savings associated with our restructuring program will offset the overhead dis-synergies resulting from our becoming an independent company. Further, we estimate that we will realize approximately $100 million of annual overhead cost savings from costs currently allocated to us that will be incurred by and remain in Mondelēz International.

See accompanying notes to the unaudited pro forma combined financial statements.

Kraft Foods Group, Inc.

Unaudited Pro Forma Combined Statement of Earnings

Year Ended December 31, 2011

(in millions, except per share amounts)

	Historical Kraft Foods Group, Inc.	Pro Forma Adjustments(1)	Notes	Pro Forma Kraft Foods Group, Inc.
Net revenues	$18,655			$18,655
Cost of sales	12,761	44	(b)	12,805

Gross profit	5,894			5,850
Selling, general and administrative expenses	2,973	46	(b)	3,019
Asset impairment and exit costs	(2)			(2)

Operating income	2,923			2,833
Interest and other expense, net	(9)	(500)	(a)	(509)
Royalty income from affiliates	55	(55)	(d)	—

Earnings before income taxes	2,969			2,324
Provision for income taxes	1,130	(243)	(h)	887

Net earnings	$1,839			$1,437

Pro forma earnings per share:
Basic			(g)	$2.43
Diluted			(g)	$2.43
Pro forma weighted average shares outstanding:
Basic			(g)	592
Diluted			(g)	592

(1)	The change in our annual costs related to our becoming an independent, publicly traded company is not reflected above.

As a result of becoming an independent company and due to our restructuring activities, we expect our annual overhead cost structure to change. We estimate that the overhead savings associated with our restructuring program will offset the overhead dis-synergies resulting from our becoming an independent company. Further, we estimate that we will realize approximately $100 million of annual overhead cost savings from costs currently allocated to us that will be incurred by and remain in Mondelēz International.

See accompanying notes to the unaudited pro forma combined financial statements.

Kraft Foods Group, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2012

(in millions)

	Historical Kraft Foods Group, Inc.	Pro Forma Adjustments	Notes	Pro Forma Kraft Foods Group, Inc.
ASSETS
Cash and cash equivalents	$244	3	(a), (e)	$247
Receivables, net	1,157	270	(c), (e)	1,427
Due from Mondelēz International, net	—	258	(c)	258
Inventories, net	2,090	9	(e)	2,099
Deferred income taxes	208	130	(c)	338
Other current assets	206	(38)	(e)	168

Total current assets	3,905			4,537
Property, plant and equipment, net	4,211			4,211
Goodwill	11,364			11,364
Intangible assets, net	2,632			2,632
Other assets	172	703	(a), (e)	875

TOTAL ASSETS	$22,284			$23,619

LIABILITIES
Current portion of long-term debt	$6			$6
Accounts payable	1,510	288	(c), (e)	1,798
Accrued marketing	458	5	(e)	463
Accrued employment costs	178	12	(e)	190
Other current liabilities	417	335	(b), (c), (e)	752

Total current liabilities	2,569			3,209
Long-term debt	9,568	397	(a)	9,965
Deferred income taxes	2,047	(1,179)	(a), (b), (c)	868
Accrued pension costs	105	1,909	(b)	2,014
Accrued postretirement costs	—	3,329	(b)	3,329
Other liabilities	537	(121)	(b), (c)	416

TOTAL LIABILITIES	14,826			19,801
EQUITY
Common stock, no par value	—	—	(f)	—
Additional paid-in capital	—	8,123	(f)	8,123
Parent company investment	7,918	(7,918)	(a), (b), (c), (e), (f)	—
Accumulated other comprehensive losses	(460)	(3,845)	(a), (b), (e)	(4,305)

TOTAL EQUITY	7,458			3,818

TOTAL LIABILITIES AND EQUITY	$22,284			$23,619

See accompanying notes to the unaudited pro forma combined financial statements.

Kraft Foods Group, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and for the year ended December 31, 2011 include the following adjustments:

(a)	In connection with our Spin-Off capitalization plan, which supported our and Mondelēz International obtaining investment grade credit ratings following the Spin-Off, we incurred a total of approximately $10 billion of borrowings. We also distributed cash from operations to Mondelēz International through the Distribution Date, except for operating cash within our Canadian subsidiary. Within our unaudited pro forma combined balance sheet, we reflected the distribution of cash, except for approximately $244 million of operating cash, based on our estimates as of September 30, 2012. Mondelēz International applied the cash we distributed to it to reduce its debt over time while we increased our debt to the planned $10 billion level. To date, we have incurred the following debt comprised of long-term, fixed rate, senior unsecured notes.

Date Incurred	Principal Outstanding	Weighted- Average Interest Rate	Maturity
June 4, 2012	$6.0 billion	3.9%	$1 billion due in June 2015 and June 2017 and $2 billion due in June 2022 and June 2042

July 18, 2012	$3.6 billion	6.5%	$1.035 billion due in August 2018, $900 million due in February 2020, $878 million due in January 2039 and $787 million due in February 2040

October 1, 2012	$0.4 billion	7.9%	June 2015

	$10.0 billion	5.0%

The $6.0 billion of notes issued on June 4, 2012, the $3.6 billion of notes issued on July 18, 2012, and the related deferred financing and related costs are reflected in our historical balance sheet as of September 30, 2012. See Note 7, “Debt,” to our unaudited interim condensed combined financial statements for additional information. We have reflected $400 million of senior unsecured notes related to the Global Snacks Business for which we have been and will continue to be the direct obligor. We have reflected approximately $4 million of debt issuance and related costs in long-term debt and long-term other assets related to the $400 million of notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information on our capitalization plan, our senior unsecured notes and the terms of Mondelēz International’s debt exchange.

Within our unaudited pro forma combined statements of earnings, we reflected pro forma interest expense based on a weighted-average 5.0% annual effective interest rate which relates to the $10 billion of debt we estimated, as of September 30, 2012, to have incurred prior to the Distribution Date. Pro forma interest expense related to this debt was estimated to be approximately $500 million for the year ended December 31, 2011 and $375 million for the nine months ended September 30, 2012.

(b)

Certain of our eligible employees participated in the pension, postretirement and postemployment benefit plans offered by Mondelēz International. As a stand-alone, independent company, we assumed these obligations and now provide the benefits directly. Mondelēz International transferred to us the plan liabilities and assets associated with our active and retired and other former employees. Additionally, we assumed certain net benefit plan liabilities for most of the Global Snacks Business’ retired and other former North American employees as of the Distribution Date. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Employee Matters Agreement.” The net benefit obligations we assumed will result in our recording estimated net benefit plan liabilities of $5,526 million, accumulated other comprehensive losses, net of tax, of $3,537 million, and $2,076 million of related deferred tax assets. The estimated incremental annual expense we expect to recognize is approximately $90 million, which reflects our estimate of the 2012 annual expense and is based on market conditions and benefit plan assumptions as of January 1, 2012. In the unaudited pro forma combined statements of earnings, we reflected this estimate for both the year ended December 31, 2011 and nine months ended September 30, 2012, which reflects a prorated nine-month $68 million incremental expense. The actual assumed net benefit plan obligations and incremental expense could change significantly from our estimates as of September 30, 2012.

(c)	While our historical financial statements reflect the allocation to us of certain assets and liabilities related to our North American Grocery Business, as of the Distribution Date, we assumed from, and transferred to, Mondelēz International certain obligations in their entirety to facilitate management, including the final payment or resolution, of these obligations. Within our unaudited pro forma combined financial statements, based on our estimates and the value of these net liabilities as of September 30, 2012, Mondelēz International transferred to us approximately $79 million of net liabilities as follows:

•

Mondelēz International transferred to us an estimated $127 million of net tax liabilities and related deferred taxes. The obligation for U.S. state income taxes and Canadian federal and provincial income taxes attributable to the tax periods prior to the Spin-Off was transferred to us, while the obligation for U.S. federal income taxes and substantially all foreign income taxes (excluding Canadian income taxes) attributable to the tax periods prior to the Spin-Off was retained by Mondelēz International. Related deferred tax assets or deferred tax liabilities were also transferred.

•	We transferred to Mondelēz International an estimated $143 million of our workers’ compensation and other accrued insurance liabilities.

•

We assumed a net liability of $95 million consisting of $332 million related to certain North American trade accounts payable of the Global Snacks Business and $237 million of certain North American trade accounts receivable of the Global Snacks Business.

•

Within 60 days after the Distribution Date, there was a true-up of $258 million between Mondelēz International and us of the net cash associated with our assumption of the net trade payables and receivables of approximately $95 million and our targeted cash flows distributed by Mondelēz International in connection with the Spin-Off of approximately $163 million.

The transfers of these obligations to and from Mondelēz International did not impact our net earnings. The net liability amounts estimated as of September 30, 2012 may change substantially from the Distribution Date. See “Certain Relationships and Related Party Transactions–Agreements with Mondelēz International—Separation and Distribution Agreement” and “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Tax Sharing and Indemnity Agreement” for additional detail.

(d)	Adjustment reflects the removal of royalty income Mondelēz International’s affiliates paid to us under various royalty arrangements. After the Spin-Off, we no longer receive royalty income under these arrangements because we do not retain the rights to the intellectual property underlying this royalty income. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property” and “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property” for more information.

(e)	Our historical financial statements reflect the allocation to us of certain assets and liabilities related to our North American Grocery Business. After the Spin-Off, we assumed from and transferred to Mondelēz International certain assets and obligations in their entirety to facilitate management. This adjustment represents the transfer of these assets and obligations.

(f)	Adjustment reflects the pro forma recapitalization of our equity. As of the Distribution Date, Mondelēz International’s net investment in our business was exchanged to reflect the Distribution of our common stock to Mondelēz International’s shareholders. Mondelēz International’s shareholders received shares based on a distribution ratio of one share of our common stock for every three shares of Mondelēz International common stock owned as of the Record Date for the Distribution.

(g)	The computation of pro forma basic and diluted earnings per share is based on the 592 million Kraft Foods Group common shares issued on October 1, 2012. Holders of Mondelēz International common stock received one common share of Kraft Foods Group for three common shares of Mondelēz International held on September 19, 2012. The same number of shares was used to calculate basic and diluted earnings per share since no Kraft Foods Group equity awards were outstanding prior to the Spin-Off.

(h)	The tax effects of adjustments made within the unaudited pro forma combined statements of earnings were estimated using a 37.6% marginal U.S. income tax rate for our primarily U.S.–related pro forma adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the other sections of this prospectus, including our audited and unaudited condensed historical combined financial statements and the related notes, “Business” and “Unaudited Pro Forma Combined Financial Statements” and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” that could cause our actual results to differ materially from those indicated in the forward-looking statements.

Introduction

Management’s discussion and analysis of financial condition and results of operations accompanies our combined financial statements and provides additional information about our business, financial condition, liquidity and capital resources, cash flows and results of operations. We have organized the information as follows:

•	Overview. This section provides a brief description of the Spin-Off, our business, accounting basis of presentation and a brief summary of our results of operations.

•

Discussion and analysis. This section highlights items affecting the comparability of our financial results and provides an analysis of our combined and segment results of operations for the nine months ended September 30, 2012 and 2011 and for each of the three years ended December 31, 2011.

•

Liquidity and capital resources. This section provides an overview of our historical and anticipated cash and financing activities. We also review our historical sources and uses of cash in our operating, investing and financing activities. We summarize our current and planned debt and other long-term financial commitments.

•

Critical accounting policies and estimates. This section summarizes the accounting policies that we consider important to our financial condition and results of operations and which require significant judgment or estimates to be made in their application. We also discuss commodity cost trends impacting our historical results and which we expect will continue through the remainder of 2012.

•

Non-GAAP financial measures. This section discusses certain operational performance measures we use internally to evaluate our operating results and to make important decisions about our business. We also provide a reconciliation of these measures to the financial measures we have reported in our historical combined financial statements so you understand the adjustments we make to further evaluate our underlying operating performance.

•

Quantitative and qualitative disclosures about market risk. This section discusses how we monitor and manage market risk related to changing commodity prices, currency and interest rates. We also provide an analysis of how adverse changes in market conditions could impact our results based on certain assumptions we have provided. We discuss how we hedge certain of these risks to mitigate unplanned or adverse impacts to our operating results and financial condition.

Overview

Spin-Off Transaction

On October 1, 2012, Mondelēz International created an independent public company through a spin-off of the North American grocery business to Mondelēz International’s shareholders. To effect the separation, Mondelēz International undertook a series of transactions to separate net assets and entities. As a result of these transactions, Mondelēz International now holds the Global Snacks Business, and we, Kraft Foods Group, now hold the North American Grocery Business. Mondelēz International distributed our common stock pro rata to its shareholders. As a result of the Spin-Off, we now operate as an independent, publicly traded company.

Description of the Company

Kraft Foods Group operates one of the largest consumer packaged food and beverage companies in North America. We manufacture and market refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada. Our product categories span all major meal occasions, both at home and in foodservice locations.

Over the last several years, we have made significant investments in product quality, marketing and innovation behind our iconic North American brands and have implemented a series of cost saving initiatives. The Spin-Off provides us the opportunity to further tailor our strategies for the North American Grocery Business to achieve greater operational focus and drive our return on investment. Our goals are to drive revenue growth in our key product categories and leverage category-leading profit margins to deliver strong free cash flow and a highly competitive dividend payout. To achieve these goals, we intend to build on our leading market positions, remain sharply focused on cost structure and superior execution and invest in employee and organization excellence.

Basis of Presentation

Our historical combined financial statements have been prepared on a stand-alone basis and are derived from Mondelēz International’s consolidated financial statements and accounting records. These historical combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” The North American Grocery Business consists of Mondelēz International’s former U.S. and Canadian grocery, beverages, cheese, convenient meals, Planters and Corn Nuts businesses, including the related foodservice operations and certain of the grocery operations in Puerto Rico, as well as portions of its grocery export operations from the United States and Canada. See “Summary” and “Business” for additional information.

As a result of the Spin-Off, we now operate as an independent, publicly traded company. Our reportable segments are Beverages (formerly known as U.S. Beverages), Cheese (formerly known as U.S. Cheese), Refrigerated Meals (formerly known as U.S. Convenient Meals), Grocery (formerly known as U.S. Grocery) and International & Foodservice (formerly known as Canada & N.A. Foodservice).

Our historical combined financial statements include certain expenses of Mondelēz International which were allocated to us for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated in our historical results of operations on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future, and may differ substantially from the allocations we have agreed to in the various separation agreements described under “Certain Relationships and Related Party Transactions.”

Mondelēz International maintained a number of benefit programs at a corporate level. Our employees participated in those programs and, as such, we were allocated a portion of the expenses associated with those programs. Any benefit plan net liabilities that are our direct obligation, such as certain Canadian pension and North American postemployment plans, are reflected in our condensed combined balance sheets as well as within our other operating results. On October 1, 2012, we recorded $5.5 billion of net benefit plan obligations related to our pension and other postretirement benefit plans and will reflect them on our balance sheet as of December 31, 2012. Accordingly, our total net pension and postretirement benefit plan obligations were $5.6 billion as of October 1, 2012. See Note 9, “Pension, Postretirement and Postemployment Benefit Plans,” to our unaudited interim condensed combined financial statements for further description of these benefit programs.

While our historical financial statements reflect the allocation to us of certain assets and liabilities related to our North American Grocery Business, as of the Distribution Date, we assumed from, and transferred to, Mondelēz International certain obligations in their entirety to facilitate management, including the final payment or resolution, of these obligations. Within our unaudited pro forma combined financial statements, based on our estimates and the value of these net liabilities as of September 30, 2012, we transferred to Mondelēz International approximately $365 million of our net liabilities. We assumed an estimated $71 million of net liabilities for certain North American trade accounts payable and receivables of the Global Snacks Business. We transferred to Mondelēz International an estimated $298 million of primarily U.S. federal and certain foreign net tax liabilities and related deferred taxes. The obligation for U.S. state income taxes and Canadian federal and provincial income taxes attributable to the tax periods prior to the Spin-Off was transferred to us, while the obligation for U.S. federal income taxes and substantially all foreign income taxes (excluding Canadian income taxes) attributable to the tax periods prior to the Spin-Off was retained by Mondelēz International. Related deferred tax assets or deferred tax liabilities were also transferred. We transferred to Mondelēz International an estimated $138 million of our workers’ compensation and other accrued insurance liabilities. The transfers of these obligations to and from Mondelēz International did not impact our net earnings in any period. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Separation and Distribution Agreement,” “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Tax Sharing and Indemnity Agreement” and “Unaudited Pro Forma Combined Financial Statements” for additional information.

Also, in connection with the Spin-Off, Mondelēz International and we redistributed Mondelēz International’s former debt between Mondelēz International and us such that both companies would have investment grade credit ratings following the Spin-Off. In addition, we distributed substantially all of our cash, except for certain operating cash within our Canadian subsidiary, to Mondelēz International to allow Mondelēz International to reduce its debt over time while we increased our debt to the planned $10 billion level. To date, we issued $6.0 billion of aggregate principal amount of three-year, five-year, ten-year and thirty-year senior unsecured notes on June 4, 2012 and distributed the net proceeds from the unsecured notes to Mondelēz International following the issuance of the notes. In addition, on July 18, 2012, we issued $3.6 billion of aggregate principal amount of notes in a debt exchange for certain of Mondelēz International’s then outstanding notes. On October 1, 2012, we incurred approximately $400 million of long-term senior unsecured notes that are historically related to the Global Snacks Business and not allocated to us in our historical combined financial statements to complete the key elements of our capitalization plan in connection with the Spin-Off. See “—Liquidity and Capital Resources” for more information on our capitalization plan, our senior unsecured notes and Mondelēz International’s debt exchange.

On October 29, 2012, our Board of Directors approved a $650 million restructuring program consisting of restructuring costs, implementation costs and Spin-Off transition costs. Approximately one-half of the total Restructuring Program costs are expected to result in cash expenditures. The Restructuring Program is part of, and its costs are consistent with, a restructuring program previously announced by Mondelēz International prior to the Spin-Off. The primary objective of the Restructuring Program activities is to ensure that we are set up to operate efficiently and execute our business strategy as a stand-alone company. We have incurred $170 million of Restructuring Program costs, of which $32 million were cash expenditures, during the nine months ended September 30, 2012. We expect to incur approximately $225 million of Restructuring Program costs in the last three months of 2012. In addition to approving the Restructuring Program, our Board approved related capital expenditures of $200 million. We expect to complete the program by the end of 2014.

We anticipate incurring approximately $490 million of restructuring charges, of which approximately $180 million are expected to be cash expenditures through 2014. These charges reflect primarily severance, asset disposals and other manufacturing-related one-time costs. We recorded one-time restructuring charges of $156 million for the nine months ended September 30, 2012 within asset impairment and exit costs. We spent $32 million in the nine months ended September 30, 2012 in cash, and we also recognized non-cash asset write-downs totaling $65 million in the nine months ended September 30, 2012. We also incurred implementation costs of $14 million for the nine months ended September 30, 2012. These costs were recorded within cost of sales and selling, general and administrative expenses. See Note 6, “Restructuring Program,” to our unaudited interim condensed combined financial statements for additional information.

During the nine months ended September 30, 2012, all Spin-Off transition costs were incurred by Mondelēz International. Accordingly, we have not incurred any Spin-Off transition costs as of September 30, 2012. Subsequent to the Spin-Off, we expect to incur approximately $70 million of Spin-Off transition costs including professional service fees within the finance, legal and information system functions.

We expect to experience changes in our ongoing cost structure as a result of being an independent, publicly traded company and as a result of our restructuring activities. We estimate that the overhead savings associated with the Restructuring Program will offset the overhead dis-synergies resulting from our becoming an independent company. Further, we estimate that we will realize approximately $100 million of annual overhead cost savings from costs currently allocated to us that will be incurred by and remain in Mondelēz International. See “Unaudited Pro Forma Combined Financial Statements” for additional information.

Mondelēz International and its affiliates pay royalties to us under various royalty arrangements. Amounts outstanding under these arrangements are considered settled for cash at the end of each reporting period and, as such, are included in parent company investment. Royalty income from affiliates was $41 million for the nine months ended September 30, 2012, $37 million for the nine months ended September 30, 2011, $55 million in 2011, $43 million in 2010 and $47 million in 2009. Following the Distribution Date, we no longer receive this royalty income because we did not retain the rights to the intellectual property underlying this royalty income. See “Unaudited Pro Forma Combined Financial Statements,” “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property” and “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property” for additional information.

Due to these and other changes we anticipate in connection with the Spin-Off, the historical financial information included in this prospectus may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented.

Summary of Operating Results

The following summary is intended to provide a few highlights of the discussion and analysis that follows.

Nine Months Ended September 30, 2012 and 2011

•	Net revenues increased 1.7% to $13.8 billion in the first nine months of 2012 as compared to the same period in the prior year.

•

Organic Net Revenues, a non-GAAP financial measure we use to evaluate our underlying results, increased 2.6% to $13.9 billion in the first nine months of 2012 as compared to the same period in the prior year. See “—Non-GAAP Financial Measures” below for a discussion of this financial measure and a reconciliation of Organic Net Revenues to net revenues.

•

Diluted EPS increased 7.0% to $2.60 in the first nine months of 2012 as compared to $2.43 from the same period in the prior year. Diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the 592 million shares of our common stock distributed on October 1, 2012 in connection with the Spin-Off.

Years Ended December 31, 2011, 2010 and 2009

•	Net revenues increased 4.8% to $18.7 billion in 2011. In 2010, net revenues increased 3.0% to $17.8 billion.

•

Organic Net Revenues increased 5.8% to $18.2 billion in 2011 and increased 2.0% to $17.6 billion in 2010. See “—Non-GAAP Financial Measures” below for a discussion of this financial measure and a reconciliation of Organic Net Revenues to net revenues.

•	Earnings from continuing operations decreased 2.5% to $1.8 billion in 2011. In 2010, earnings from continuing operations decreased 3.3% to $1.9 billion.

•

Diluted earnings per share from continuing operations were $3.11 in 2011, $3.19 in 2010 and $3.30 in 2009. Diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the 592 million shares of our common stock issued on October 1, 2012 in connection with the Spin-Off.

Discussion and Analysis

Financial Results for the Nine Months Ended September 30, 2012 and 2011

Items Affecting Comparability of Results for the Nine Months Ended September 30, 2012 and 2011

Restructuring Program

On October 29, 2012, our Board of Directors approved a $650 million restructuring program consisting of restructuring costs, implementation costs and Spin-Off transition costs. Approximately one-half of the total Restructuring Program costs are expected to result in cash expenditures. The Restructuring Program is part of, and its costs are consistent with, a restructuring program previously announced by Mondelēz International prior to the Spin-Off. The primary objective of the Restructuring Program activities is to ensure that we are set up to operate efficiently and execute our business strategy as a stand-alone company. We have incurred $170 million of Restructuring Program costs, of which $32 million were cash expenditures, during the nine months ended September 30, 2012. We expect to incur approximately $225 million of Restructuring Program costs in the last three months of 2012. In addition to approving the Restructuring Program, our Board approved related capital expenditures of $200 million. We expect to complete the program by the end of 2014.

We anticipate incurring approximately $490 million of restructuring charges, of which approximately $180 million are expected to be cash expenditures through 2014. These charges reflect primarily severance, asset disposals and other manufacturing-related one-time costs. We recorded one-time restructuring charges of $44 million for the three months ended and $156 million for the nine months ended September 30, 2012 within asset impairment and exit costs. We spent $7 million in the three months and $32 million in the nine months ended September 30, 2012 in cash, and we also recognized non-cash asset write-downs totaling $16 million in the three months and $65 million in the nine months ended September 30, 2012. We also incurred implementation costs of $10 million for the three months and $14 million for the nine months ended September 30, 2012. These costs were recorded within cost of sales and selling, general and administrative expenses. See Note 6, “Restructuring Program,” to our unaudited interim condensed combined financial statements for additional information.

During the nine months ended September 30, 2012, all Spin-Off transition costs were incurred by Mondelēz International. Accordingly, we have not incurred any Spin-Off transition costs as of September 30, 2012. Subsequent to the Spin-Off, we expect to incur approximately $70 million of Spin-Off transition costs including professional service fees within the finance, legal and information system functions.

Starbucks CPG Business

On March 1, 2011, the Starbucks Coffee Company (“Starbucks”) took control of the Starbucks packaged coffee business (“Starbucks CPG business”) in grocery stores and other channels. Starbucks did so without our authorization and in what we contend is a violation and breach of our license and supply agreement with Starbucks related to the Starbucks CPG business. The dispute is in arbitration in Chicago, Illinois. We are seeking appropriate remedies, including payment of the fair market value of the supply and license agreement, plus the premium this agreement specifies, prejudgment interest under New York law and attorney’s fees. Starbucks has counterclaimed for damages. Testimony and post-hearing briefing in the arbitration proceeding are completed, and we await the arbitrator’s decision. We remain the named party in the proceeding. However, under the Separation and Distribution Agreement between Mondelēz International and us, we will direct any recovery awarded in the arbitration proceeding to Mondelēz International. Mondelēz International will reimburse us for any costs and expenses we incur in connection with the arbitration proceeding. The results of the Starbucks CPG business were included primarily in our Beverages and International & Foodservice segments through March 1, 2011.

Provision for Income Taxes

Our effective tax rate was 29.7% in the third quarter of 2012 and 33.1% for the first nine months of 2012. The effective tax rate was favorably impacted by net discrete items totaling $31 million in the three months and $36 million in the nine months ended September 30, 2012, which primarily related to favorable Canadian and U.S. federal tax audit settlements.

Our effective tax rate was 42.0% in the third quarter of 2011 and 38.3% in the first nine months of 2011. The effective tax rate was unfavorably impacted by net discrete items totaling $36 million in the three months and $37 million in the nine months ending September 30, 2011, arising principally from the unfavorable resolution of tax matters with the U.S. federal and U.S. state tax authorities.

Combined Results of Operations for the Nine Months ended September 30, 2012 and 2011

The following discussion compares our combined results of operations for the nine months ended September 30, 2012 and 2011.

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions, except per share data)
Net revenues	$13,845	$13,620	$225	1.7%
Operating income	$2,392	$2,298	$94	4.1%
Net earnings	$1,541	$1,438	$103	7.2%
Diluted earnings per share	$2.60	$2.43	$0.17	7.0%

Net Revenues – Net revenues increased $225 million (1.7%) to $13,845 million in the first nine months of 2012, and Organic Net Revenues(1) increased $356 million (2.6%) to $13,885 million as follows:

	For the Nine Months Ended September 30,		$ Change	% Change
	2012	2011
	(in millions)
Net Revenues	$13,845	$13,620	$225	1.7%
Impact of foreign currency	40	—	40	0.3	pp
Impact of the Starbucks CPG business cessation	—	(91)	91	0.6	pp

Organic Net Revenues(1)	$13,885	$13,529	$356	2.6%

Volume/mix			(93)	(0.7	)pp
Net pricing			449	3.3	pp

(1)	See “—Non-GAAP Financial Measures” for a reconciliation of Organic Net Revenues to net revenues.

Organic Net Revenues growth was driven by higher net pricing, partially offset by unfavorable volume/mix. Higher net pricing, including the impact of pricing from prior periods, was reflected across all segments as we increased pricing to offset higher product costs. Unfavorable volume/mix was reflected in Grocery and Beverages, partially offset by favorable volume/mix in the International & Foodservice and Refrigerated Meals segments. Volume/mix was unfavorably impacted by product pruning (1.2 pp) partially offset by gains in new products (1.9 pp) and customer inventory shifts (0.8 pp), largely related to the Spin-Off. The impact of unfavorable foreign currency decreased net revenues by $40 million due to the strength of the U.S. dollar relative to the Canadian dollar. The Starbucks CPG business cessation also decreased net revenue growth by $91 million.

Operating Income – Operating income increased $94 million (4.1%) to $2,392 million in the first nine months of 2012 due to the following:

	Operating Income	Change
	(in millions)	(percentage point)
Operating Income for the Nine Months Ended September 30, 2011	$2,298
Higher net pricing	449	19.7	pp
Higher product costs	(142)	(6.3	)pp
Unfavorable volume/mix	(90)	(3.9	)pp
Higher selling, general and administrative expenses	(40)	(1.8	)pp
Change in unrealized gains / (losses) on hedging activities	109	4.8	pp
Unfavorable foreign currency	(7)	(0.3	)pp
Decreased operating income from the Starbucks CPG business cessation	(15)	(0.8	)pp
Restructuring Program costs	(170)	(7.3	)pp

Operating Income for the Nine Months Ended September 30, 2012	$2,392	4.1%

Higher net pricing, including the impact of pricing actions taken in previous periods, outpaced increased product costs during the first nine months of 2012. The increase in product costs was driven by higher commodity costs, partially offset by productivity. Unfavorable volume/mix was driven by declines in Grocery and Beverages, partially offset by favorable volume/mix in Refrigerated Meals. Excluding Restructuring Program costs, the impact of foreign currency and the impact of the Starbucks CPG business cessation, total selling, general and administrative expenses increased $40 million from the first nine months of 2011 due primarily to higher advertising and consumer spending costs and higher other selling, general and administrative expenses. The change in unrealized gains / (losses) on hedging activities increased operating income by $109 million, as we recognized gains of $58 million in the first nine months of 2012 versus losses of $51 million in the first nine months of 2011. The impact of unfavorable foreign currency decreased operating income by $7 million due to the strength of the U.S. dollar relative to the Canadian dollar. The Starbucks CPG business cessation, which occurred on March 1, 2011, decreased operating income by $15 million. We incurred $170 million of Restructuring Program costs in the nine months ended September 30, 2012.

Net Earnings and Diluted Earnings per Share – Net earnings of $1,541 million increased by $103 million (7.2%) in the first nine months of 2012. Diluted EPS was $2.60 in the first nine months of 2012, up $0.17 (7.0%) from $2.43 in the first nine months of 2011. These changes were due to the following:

Diluted EPS
Diluted EPS for the Nine Months Ended September 30, 2011	$2.43
Increases in operations	0.19
Change in unrealized gains / (losses) on hedging activities	0.12
Decreased operating income from the Starbucks CPG business cessation	(0.02)
Higher interest and other expense, net	(0.13)
Unfavorable foreign currency	(0.01)
Changes in taxes	0.21
Restructuring Program costs	(0.19)

Diluted EPS for the Nine Months Ended September 30, 2012	$2.60

The increase in interest and other expense, net for the nine months ended September 30, 2012 was due primarily to the $6.0 billion debt issuance in June 2012 and the $3.6 billion debt exchange in July 2012.

Mondelēz International paid royalties to us of $41 million in the nine months ended September 30, 2012 under various royalty arrangements. Following the Spin-Off, we no longer receive this royalty income because we do not retain the rights to the intellectual property underlying this royalty income.

Results of Operations by Reportable Segment for the Nine Months Ended September 30, 2012 and 2011

Our reportable segments are Beverages (formerly known as U.S. Beverages), Cheese (formerly known as U.S. Cheese), Refrigerated Meals (formerly known as U.S. Convenient Meals), Grocery (formerly known as U.S. Grocery) and International & Foodservice (formerly known as Canada & N.A. Foodservice).

The following discussion compares the net revenues and earnings of each of our reportable segments for the nine months ended September 30, 2012 and September 30, 2011.

	For the Nine Months Ended September 30,
	2012	2011
Net revenues:
Beverages	$2,182	$2,297
Cheese	2,766	2,667
Refrigerated Meals	2,609	2,542
Grocery	3,449	3,313
International & Foodservice	2,839	2,801

Net revenues	$13,845	$13,620

	For the Nine Months Ended September 30,
	2012	2011
Earnings before income taxes:
Operating income:
Beverages	$308	$400
Cheese	482	422
Refrigerated Meals	338	309
Grocery	1,048	998
International & Foodservice	349	365
Unrealized gains / (losses) on hedging activities	58	(51)
Certain U.S. pension plan costs	(169)	(108)
General corporate expenses	(22)	(37)

Operating income	2,392	2,298
Interest and other expense, net	(129)	(6)
Royalty income from affiliates	41	37

Earnings before income taxes	$2,304	$2,329

As discussed in our “Segment Reporting” notes to our historical combined financial statements, management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan costs (which are a component of cost of sales and selling, general and administrative expenses) and general corporate expenses (which are a component of selling, general and administrative expenses) for all periods presented. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, we record the gains and losses on hedging activities within segment operating results. We exclude certain components of our U.S. pension plan cost from segment operating income because we centrally manage pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Net changes in unrealized gains / (losses) on hedging activities were favorable, primarily related to gains on commodity hedging activity and foreign currency contracts of $58 million for the nine months ended September 30, 2012, compared to losses on commodity hedging activity and foreign currency contracts of $51 million for the nine months ended September 30, 2011.

In connection with our Restructuring Program, we recorded restructuring charges of $156 million for the nine months ended September 30, 2012. We also recorded implementation costs of $14 million for the nine months ended September 30, 2012. We recorded the restructuring charges in operations, as asset impairment and exit costs, and recorded the implementation costs in operations, as a part of cost of sales and selling, general and administrative expenses.

The increase in interest and other expense, net for the nine months ended September 30, 2012 was due primarily to the $6.0 billion debt issuance in June 2012 and the $3.6 billion debt exchange in July 2012.

Included within our segment results are intercompany sales with Mondelēz International, which totaled $77 million in the nine months ended September 30, 2012 and $74 million in the nine months ended September 30, 2011.

Mondelēz International paid royalties to us of $41 million in the nine months ended September 30, 2012 and $37 million in the nine months ended September 30, 2011 under various royalty arrangements. Following the Spin-Off, we no longer receive this royalty income because we do not retain the rights to the intellectual property underlying this royalty income.

Beverages

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions)
Net revenues	$2,182	$2,297	$(115)	(5.0%)
Segment operating income	308	400	(92)	(23.0%)

Net revenues decreased $115 million (5.0%), due to the impact of the Starbucks CPG business cessation (3.7 pp) and unfavorable volume/mix (2.3 pp, including a detriment of 0.5 pp due to customer inventory shifts), partially offset by higher net pricing (1.0 pp). Unfavorable volume/mix was due primarily to lower shipments in ready-to-drink beverages, due to higher sales in the fourth quarter of 2011 in advance of an announced increase in list prices, and powdered beverages, which was partially offset by liquid concentrates. Higher net pricing was due primarily to higher commodity cost-driven pricing in ready-to-drink beverages, partially offset by lower commodity cost-driven pricing in coffee.

Segment operating income decreased $92 million (23.0%), due primarily to higher commodity costs, costs incurred for the Restructuring Program, unfavorable volume/mix, the impact of the Starbucks CPG business cessation and higher advertising and consumer spending costs, partially offset by lower manufacturing costs (driven by productivity gains) and higher net pricing.

Cheese

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions)
Net revenues	$2,766	$2,667	$99	3.7%
Segment operating income	482	422	60	14.2%

Net revenues increased $99 million (3.7%), driven by higher net pricing (3.7 pp), as volume/mix was flat (including a detriment of approximately 0.9 pp due to product pruning and 0.5 pp due to customer inventory shifts). Higher net pricing was due to commodity cost-driven pricing actions across all major cheese categories. Volume/mix was flat as higher shipments in snacking cheese, cream cheese and natural cheese categories were offset by lower shipments in cultured and processed cheese categories.

Segment operating income increased $60 million (14.2%), due primarily to higher net pricing, lower manufacturing costs (driven by productivity gains), lower other selling, general and administrative expenses (excluding advertising and consumer spending costs) and lower commodity costs (primarily lower dairy costs), partially offset by costs incurred for the Restructuring Program and higher advertising and consumer spending costs.

Refrigerated Meals

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions)
Net revenues	$2,609	$2,542	$67	2.6%
Segment operating income	338	309	29	9.4%

Net revenues increased $67 million (2.6%), driven by higher net pricing (2.2 pp) and favorable volume/mix (0.4 pp, including a detriment of approximately 2.2 pp due to product pruning, partially offset by 1.1 pp due to customer inventory shifts). Higher net pricing was due to commodity cost-driven pricing actions primarily related to lunch combinations and hot dogs. Favorable volume/mix was driven primarily by higher shipments in lunch meats and bacon, partially offset by lower shipments in hot dogs.

Segment operating income increased $29 million (9.4%), due to higher net pricing, lower manufacturing costs (driven by productivity gains), lower other selling, general and administrative expenses (excluding advertising and consumer spending costs) and favorable volume/mix, partially offset by higher commodity costs, costs incurred for the Restructuring Program and higher advertising and consumer spending costs.

Grocery

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions)
Net revenues	$3,449	$3,313	$136	4.1%
Segment operating income	1,048	998	50	5.0%

Net revenues increased $136 million (4.1%), driven by higher net pricing (6.3 pp), partially offset by unfavorable volume/mix (2.2 pp, including a positive impact of 1.7 pp due to customer inventory shifts, partially offset by a detriment of approximately 0.4 pp due to product pruning). Higher net pricing was realized across most key categories, including snack nuts, macaroni and cheese dinners, pourable dressings, spoonable dressings and peanut butter. Unfavorable volume/mix was impacted by lower shipments of snack nuts, ready-to-eat desserts, barbecue sauce, pourable dressings and spoonable dressings, partially offset by higher shipments in macaroni and cheese dinners, peanut butter and dry packaged desserts.

Segment operating income increased $50 million (5.0%), due primarily to higher net pricing, lower advertising and consumer spending costs and lower manufacturing costs (driven by productivity gains), partially offset by higher commodity costs, unfavorable volume/mix, costs incurred for the Restructuring Program and higher other selling, general and administrative costs.

International & Foodservice

	For the Nine Months Ended September 30,		$ change	% change
	2012	2011
	(in millions)
Net revenues	$2,839	$2,801	$38	1.4%
Segment operating income	349	365	(16)	(4.4%)

Net revenues increased $38 million (1.4%), driven by higher net pricing (2.3 pp) and favorable volume/mix (0.6 pp, including a detriment of 2.4 pp due to product pruning, partially offset by 1.4 pp of customer inventory shifts), partially offset by unfavorable foreign currency (1.4 pp) and the impact of the Starbucks CPG business cessation (0.1 pp). In Canada, net revenues increased driven by favorable volume/mix and higher net pricing, partially offset by unfavorable foreign currency and the impact of the Starbucks CPG business cessation. Favorable volume/mix was driven by cheese and beverages, partially offset by lower shipments in grocery as well as a ready-to-drink product exit. In Foodservice, net revenues decreased due to unfavorable volume/mix and unfavorable foreign currency, partially offset by higher net pricing. In our Puerto Rico and export business, net revenues increased driven by higher shipments.

Segment operating income decreased $16 million (4.4%), due primarily to higher product costs, costs incurred for the Restructuring Program, higher advertising and consumer spending costs, unfavorable foreign currency and higher other selling, general and administrative costs, partially offset by higher net pricing.

Financial Results for the Years Ended December 31, 2011, 2010 and 2009

Items Affecting Comparability of Results for the Years Ended December 31, 2011, 2010 and 2009

Pizza Divestiture

On March 1, 2010, we completed the sale of the assets of our North American frozen pizza business, or “Frozen Pizza,” to Nestlé USA, Inc., or “Nestlé,” for $3.7 billion. Our Frozen Pizza business was a component of our Refrigerated Meals and International & Foodservice segments. The sale included the DiGiorno, Tombstone and Jack’s brands in the United States, the Delissio brand in Canada and the California Pizza Kitchen trademark license. It also included two Wisconsin manufacturing facilities (Medford and Little Chute) and the leases for the pizza depots and delivery trucks. Approximately 3,600 of our employees transferred with the business to Nestlé. Accordingly, the results of our Frozen Pizza business have been reflected as discontinued operations on the combined statement of earnings, and prior period results of our continuing operations have been revised to exclude Frozen Pizza in a consistent manner. As a result of the divestiture, we recorded a gain on discontinued operations of $1,596 million, net of taxes, in 2010.

Pursuant to the Frozen Pizza business Transition Services Agreement, we agreed to provide certain sales, co-manufacturing, distribution, information technology, accounting and finance services to Nestlé for up to two years. As of December 31, 2011, these service agreements were substantially complete.

Summary results of operations for the Frozen Pizza business through March 1, 2010 were as follows:

	For the Years Ended December 31,
	2010	2009
	(in millions)
Net revenues	$335	$1,632

Earnings from continuing operations before income taxes	73	341
Provision for income taxes	(25)	(123)
Gain on discontinued operations, net of income taxes	1,596	—

Earnings and gain from discontinued operations, net of income taxes	$1,644	$218

Earnings from continuing operations before income taxes exclude allocated overheads related to the Frozen Pizza business of $25 million in 2010 and $108 million in 2009. The 2010 gain on discontinued operations from the sale of the Frozen Pizza business included tax expense of $1.2 billion.

The following assets of the Frozen Pizza business were divested (in millions):

Inventories, net	$102
Property, plant and equipment, net	317
Goodwill	475

Divested assets of the Frozen Pizza business	$894

Cost Savings Initiatives

Within our cost savings initiatives, we include certain costs along with exit and disposal costs that are directly attributable to those activities but that do not qualify for treatment as exit or disposal costs under U.S. GAAP. These costs, which we commonly refer to as other project costs or implementation costs, generally include the reorganization of operations and facilities, the discontinuance of product lines and the incremental expenses related to the closure of facilities. We believe the disclosure of these charges within our operating income provides greater transparency of the impact of these programs and initiatives on our operating results.

In connection with our cost savings initiatives in 2011, we reversed $18 million of cost savings initiative program costs across all segments. These reversals were primarily related to severance benefits that were accrued and not paid due to natural attrition or employees who accepted other open positions within Mondelēz International or our company.

In 2010, we recorded $33 million of charges, primarily severance costs for benefits for terminated employees, associated benefit plan costs and other related activities. These charges were recorded across all segments.

In 2009, we recorded $110 million of charges, primarily severance costs for benefits for terminated employees, associated benefit plan costs and other related activities. These charges were recorded across all segments.

Starbucks CPG Business

On March 1, 2011, Starbucks took control of the Starbucks CPG business in grocery stores and other channels. Starbucks did so without our authorization and in what we contend is a violation and breach of our license and supply agreement with Starbucks related to the Starbucks CPG business. The dispute is in arbitration in Chicago, Illinois. We are seeking appropriate remedies, including payment of the fair market value of the supply and license agreement, plus the premium this agreement specifies, prejudgment interest under New York law and attorney’s fees. Starbucks has counterclaimed for damages. Testimony and post-hearing briefing in the arbitration proceeding are completed, and we await the arbitrator’s decision. We remain the named party in the proceeding. However, under the Separation and Distribution Agreement between Mondelēz International and us, we will direct any recovery awarded in the arbitration proceeding to Mondelēz International. Mondelēz International will reimburse us for any costs and expenses we incur in connection with the arbitration proceeding. The results of the Starbucks CPG business were included primarily in our Beverages and International & Foodservice segments through March 1, 2011.

Favorable Accounting Calendar Impact in 2011

Our fiscal year end is December 31. Our operating subsidiaries report results on the last Saturday of the fiscal year. Because we report results on the last Saturday of the year, and December 31, 2011 fell on a Saturday, our 2011 results included an extra week, or the “53rd week,” of operating results than in the prior two years which had 52 weeks. We estimate that the extra week positively impacted net revenues by approximately $225 million and operating income by approximately $63 million in 2011. The favorable impact to operating income was reinvested in the business.

Provision for Income Taxes

Our effective tax rate was 38.1% in 2011, 37.0% in 2010 and 34.7% in 2009. Our 2011 effective tax rate included net tax costs of $52 million from discrete one-time events, primarily from various U.S. federal and U.S. state tax audit developments during the year as well as the revaluation of state deferred tax assets and liabilities resulting from state tax legislation enacted in 2011.

Our 2010 effective tax rate included net tax costs of $32 million, primarily due to a $79 million write-off of deferred tax assets as a result of the U.S. health care legislation enacted in March 2010, partially offset by the federal and state impacts from the favorable resolution of a federal tax audit.

Our 2009 effective tax rate included net tax benefits of $52 million, primarily due to settlements with various state tax authorities and an agreement we reached with the IRS on specific matters related to years 2000 through 2003.

Combined Results of Operations for the Years Ended December 31, 2011, 2010 and 2009

The following discussion compares our combined results of operations for 2011 with 2010 and 2010 with 2009.

2011 compared with 2010

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$18,655	$17,797	$858	4.8%
Operating income	2,923	2,961	(38)	(1.3)%
Earnings from continuing operations	1,839	1,887	(48)	(2.5)%
Net earnings	1,839	3,531	(1,692)	(47.9)%

Net Revenues. Net revenues increased $858 million (4.8%) to $18,655 million in 2011, and Organic Net Revenues(1) increased $998 million (5.8%) to $18,248 million in 2011, as follows.

Change in net revenues (by percentage point)
Higher net pricing	6.7	pp
Unfavorable volume/mix	(0.9	)pp

Total change in Organic Net Revenues(1)	5.8%
Impact of divestitures	(2.8	)pp
Impact of the 53rd week of shipments	1.3	pp
Favorable foreign currency	0.5	pp

Total change in net revenues	4.8%

(1)	See “—Non-GAAP Financial Measures” for a reconciliation of Organic Net Revenues to net revenues.

Organic Net Revenue growth was driven by higher net pricing, partially offset by unfavorable volume/mix. Higher net pricing was reflected across all reportable segments as we increased pricing to offset higher input costs. Unfavorable volume/mix was driven primarily by lower shipments in all reportable business segments except Beverages. Divestitures (including for reporting purposes the Starbucks CPG business) had an unfavorable impact on net revenues. The 53rd week of shipments in 2011 increased net revenues by $225 million. Favorable foreign currency increased net revenues by $91 million, due to the strength of the Canadian dollar relative to the U.S. dollar.

Operating Income. Operating income decreased $38 million (1.3%) to $2,923 million in 2011, due to the following:

	Operating Income	Change
	(in millions)	(percentage point)
Operating Income for the Year Ended December 31, 2010	$2,961
Change in operating income
Higher pricing	1,163	41.4	pp
Higher input costs	(956)	(34.0	)pp
Unfavorable volume/mix	(151)	(5.4	)pp
Lower selling, general and administrative expenses	56	2.0	pp
Increased operating income from the 53rd week of shipments	63	2.2	pp
Decreased operating income from divestitures (including for reporting purposes the Starbucks CPG business)	(130)	(4.5	)pp
Change in unrealized gains/losses on hedging activities	(92)	(3.3	)pp
Favorable foreign currency	15	0.5	pp
Other	(6)	(0.2	)pp

Total change in operating income	(38)	(1.3)%

Operating Income for the Year Ended December 31, 2011	$2,923

Higher pricing outpaced increased input costs during 2011. The increase in input costs was driven by significantly higher raw material costs, partially offset by lower manufacturing costs. Unfavorable volume/mix was driven by declines in all reportable segments except Beverages. Total selling, general and administrative expenses decreased $93 million from 2010. Excluding the impact of the 53rd week of shipments, divestitures (including for reporting purposes the Starbucks CPG business) and foreign currency, selling, general and administrative expenses decreased $56 million from 2010. The 53rd week of shipments in 2011 added $63 million in operating income which was reinvested in the business. The impact of divestitures (including for reporting purposes the Starbucks CPG business) decreased operating income by $130 million. The change in unrealized gains/losses on hedging activities decreased operating income by $92 million, as we recognized unrealized losses of $63 million in 2011, versus unrealized gains of $29 million in 2010. Favorable foreign currency increased operating income by $15 million, due to the strength of the Canadian dollar versus the U.S. dollar. As a result of the net effect of these drivers, operating income margin decreased 0.9 percentage points, from 16.6% in 2010 to 15.7% in 2011. The margin decline was driven primarily by a decline in gross profit margin, reflecting the impact of the higher revenue base on the margin calculation, the unfavorable change in unrealized gains and the impact of divestitures (including for reporting purposes the Starbucks CPG business), partially offset by overhead leverage.

2010 compared with 2009

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$17,797	$17,278	$519	3.0%
Operating income	2,961	2,975	(14)	(0.5)%
Earnings from continuing operations	1,887	1,952	(65)	(3.3)%
Net earnings	3,531	2,170	1,361	62.7%

Net Revenues. Net revenues increased $519 million (3.0%) to $17,797 million in 2010, and Organic Net Revenues(1) increased $341 million (2.0%) to $17,589 million in 2010 as follows.

Change in net revenues (by percentage point)
Higher net pricing	1.6	pp
Favorable volume/mix	0.4	pp

Total change in Organic Net Revenues(1)	2.0%
Favorable foreign currency	1.1	pp
Impact of divestitures	(0.1	)pp

Total change in net revenues	3.0%

(1)	See “—Non-GAAP Financial Measures” for a reconciliation of Organic Net Revenues to net revenues.

Organic Net Revenue growth was driven by higher net pricing and favorable volume/mix. Higher net pricing was reflected across all reportable segments as we increased pricing to offset higher input costs. Favorable volume/mix was driven by higher shipments in Beverages, Refrigerated Meals and International & Foodservice, partially offset by lower shipments in Cheese and Grocery. Favorable foreign currency increased net revenues by $194 million, due to the strength of the Canadian dollar relative to the U.S. dollar. Divestitures during 2010 also had a small unfavorable impact on net revenues.

Operating Income. Operating income decreased $14 million (0.5%) to $2,961 million in 2010, due to the following:

	Operating Income	Change
	(in millions)	(percentage point)
Operating Income for the Year Ended December 31, 2009	$2,975
Change in operating income
Higher pricing	273	9.2	pp
Higher input costs	(196)	(6.5	)pp
Favorable volume/mix	23	0.7	pp
Higher selling, general and administrative expenses	(16)	(0.6	)pp
Impact of divestitures	6	0.2	pp
Change in unrealized gains/losses on hedging activities	(136)	(4.6	)pp
Favorable foreign currency	33	1.1	pp
Other	(1)	—

Total change in operating income	(14)	(0.5)%

Operating Income for the Year Ended December 31, 2010	$2,961

Higher pricing outpaced increased input costs during 2010. The increase in input costs was driven by significantly higher raw material costs, partially offset by lower manufacturing costs. Favorable volume/mix was driven by gains in Beverages, Refrigerated Meals and International & Foodservice, partially offset by declines in Grocery and Cheese. Total selling, general and administrative expenses increased $35 million from 2009. Excluding the impacts of divestitures and foreign currency, selling, general and administrative expenses increased $16 million versus the prior year due primarily to higher advertising and consumer promotion expenses. The change in unrealized gains on hedging activities decreased operating income by $136 million, as we recognized unrealized gains of $29 million in 2010, versus unrealized gains of $165 million in 2009. Favorable foreign currency increased operating income by $33 million, due to the strength of the Canadian dollar relative to the U.S. dollar. As a result of the net effect of these drivers, operating income margin decreased 0.6 percentage points, from 17.2% in 2009 to 16.6% in 2010. The margin decline was driven primarily by the decline in gross profit margin, reflecting the unfavorable change in unrealized gains on hedging activities, partially offset by overhead leverage.

Results of Operations by Reportable Segment for the Years Ended December 31, 2011, 2010 and 2009

The following discussion compares our results of operations for each of our reportable segments for 2011 with 2010 and 2010 with 2009.

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Net revenues:
Beverages	$3,028	$3,236	$3,081
Cheese	3,832	3,548	3,632
Refrigerated Meals	3,337	3,133	3,032
Grocery	4,593	4,333	4,298
International & Foodservice	3,865	3,547	3,235

Net revenues	$18,655	$17,797	$17,278

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Operating income:
Beverages	$450	$564	$511
Cheese	629	598	667
Refrigerated Meals	319	268	234
Grocery	1,316	1,246	1,187
International & Foodservice	482	474	405
Unrealized gains/(losses) on hedging activities	(63)	29	165
Certain U.S. pension plan costs	(155)	(144)	(133)
General corporate expenses	(55)	(74)	(61)

Operating income	$2,923	$2,961	$2,975

Included within our segment results are intercompany sales with Mondelēz International subsidiaries which totaled $100 million in 2011, $79 million in 2010 and $83 million in 2009.

In 2011, the unfavorable $63 million net change in unrealized gains/(losses) on hedging activities primarily resulted from higher commodity hedge losses, partially offset by gains on currency forward contracts. In 2010, the favorable $29 million net change in unrealized gains/(losses) on hedging activities primarily resulted from gains associated with commodity hedge contracts. In 2009, the favorable $165 million net change in unrealized gains/(losses) on hedging activities primarily resulted from the transfer of unrealized losses on energy derivatives that were realized and reflected in segment operating income in 2009.

Beverages

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$3,028	$3,236	$(208)	(6.4%)
Segment operating income	450	564	(114)	(20.2%)

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$3,236	$3,081	$155	5.0%
Segment operating income	564	511	53	10.4%

2011 compared with 2010

Net revenues decreased $208 million (6.4%) in 2011, due to the impact of the Starbucks CPG business cessation (14.3 pp) and unfavorable volume/mix (0.2 pp), partially offset by higher net pricing (6.8 pp) and the impact of the 53rd week of shipments (1.3 pp). Unfavorable volume/mix was driven primarily by lower shipments in mainstream coffee, primarily Maxwell House and Gevalia coffee (in our direct-to-consumer business), partially offset by the introduction of MiO liquid concentrate and higher shipments in ready-to-drink beverages, primarily Capri Sun and Kool-Aid, and Tassimo coffee. Higher net pricing was due primarily to input cost-driven pricing actions in coffee.

Segment operating income decreased $114 million (20.2%) due primarily to the impact of the Starbucks CPG business cessation. Segment operating income benefited from the remaining effects of higher net pricing, lower manufacturing costs, favorable volume mix, the impact of the 53rd week of shipments and lower advertising and consumer promotion costs, which more than offset higher raw material costs.

2010 compared with 2009

Net revenues increased $155 million (5.0%) in 2010, due to favorable volume/mix (4.4 pp) and higher net pricing (0.6 pp). Favorable volume/mix was driven primarily by higher shipments in ready-to-drink beverages, primarily Kool-Aid and Capri Sun; coffee, primarily Maxwell House, Starbucks and Tassimo; and powdered beverages, primarily Tang.

Segment operating income increased $53 million (10.4%) due to favorable volume/mix, lower manufacturing costs, higher net pricing and lower other selling, general and administrative expenses, partially offset by higher raw material costs and higher advertising and consumer promotion costs.

Cheese

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$3,832	$3,548	$284	8.0%
Segment operating income	629	598	31	5.2%

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$3,548	$3,632	$(84)	(2.3%)
Segment operating income	598	667	(69)	(10.3%)

2011 compared with 2010

Net revenues increased $284 million (8.0%) in 2011, due to higher net pricing (8.2 pp) and the impact of the 53rd week of shipments (1.3 pp), partially offset by unfavorable volume/mix (1.1 pp) and the impact of divestitures (0.4 pp). Higher net pricing, across most major cheese categories, was due to input cost-driven pricing actions. Unfavorable volume/mix was driven primarily by lower shipments in sandwich, cream cheese and recipe cheese categories, partially offset by higher shipments in cultured, natural cheese and grated cheese categories.

Segment operating income increased $31 million (5.2%) due primarily to higher net pricing, lower other selling, general and administrative expenses (including a termination fee received due to the restructuring of a service contract), lower manufacturing costs, the impact of the 53rd week of shipments and the 2010 loss on the divestiture of our Bagelfuls operations, partially offset by higher raw material costs (primarily higher dairy costs), unfavorable volume/mix and higher advertising and consumer promotion costs.

2010 compared with 2009

Net revenues decreased $84 million (2.3%) in 2010, due to unfavorable volume/mix (4.9 pp) and the impact of divestitures (0.4 pp), partially offset by higher net pricing (3.0 pp). Unfavorable volume/mix was driven by lower shipments across most cheese categories. Higher net pricing, across all cheese categories, was due to input cost-driven pricing, partially offset by increased promotional spending.

Segment operating income decreased $69 million (10.3%) due to higher raw material costs (primarily higher dairy costs), unfavorable volume/mix, higher advertising and consumer promotion costs and a loss on the divestiture of our Bagelfuls operations, partially offset by higher net pricing, lower manufacturing costs, lower other selling, general and administrative expenses and the impact of divestitures.

Refrigerated Meals

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$3,337	$3,133	$204	6.5%
Segment operating income	319	268	51	19.0%

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$3,133	$3,032	$101	3.3%
Segment operating income	268	234	34	14.5%

2011 compared with 2010

Net revenues increased $204 million (6.5%) in 2011, due to higher net pricing (5.9 pp) and the impact of the 53rd week of shipments (1.4 pp), partially offset by unfavorable volume/mix (0.8 pp). Higher net pricing was due to input cost-driven pricing actions primarily related to bacon, lunch meats, hot dogs and Lunchables combination meals. Unfavorable volume/mix was driven primarily by lower shipments in bacon and hot dogs, partially offset by higher shipments in lunch meats and Lunchables combination meals.

Segment operating income increased $51 million (19.0%) due primarily to higher net pricing, lower manufacturing costs, lower other selling, general and administrative expenses and the impact of the 53rd week of shipments, partially offset by higher raw material costs, higher advertising and consumer promotion costs and unfavorable volume/mix.

2010 compared with 2009

Net revenues increased $101 million (3.3%) in 2010, due to favorable volume/mix (3.0 pp) and higher net pricing (0.3 pp). Favorable volume/mix was driven by higher shipments in hot dogs, Lunchables combination meals and lunch meats. Higher net pricing was driven by input-cost driven pricing, mostly offset by increased promotional spending.

Segment operating income increased $34 million (14.5%) due to lower manufacturing costs, lower other selling, general and administrative expenses, favorable volume/mix and higher net pricing, partially offset by higher raw material costs and higher advertising and consumer promotion costs.

Grocery

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$4,593	$4,333	$260	6.0%
Segment operating income	1,316	1,246	70	5.6%

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$4,333	$4,298	$35	0.8%
Segment operating income	1,246	1,187	59	5.0%

2011 compared with 2010

Net revenues increased $260 million (6.0%) in 2011, due to higher net pricing (6.9 pp) and the impact of the 53rd week of shipments (1.3 pp), partially offset by unfavorable volume/mix (2.2 pp). Higher net pricing was reflected across most grocery categories including Planters nuts, spoonable dressings, Kraft macaroni & cheese dinners, dry packaged desserts and ready-to-eat desserts. Unfavorable volume/mix was driven by lower shipments, primarily spoonable dressings, Planters nuts, ready-to-eat desserts, barbecue sauces, dessert toppings and dry packaged desserts, partially offset by the introduction of Planters peanut butter and higher shipments in Kraft macaroni & cheese dinners.

Segment operating income increased $70 million (5.6%) due primarily to higher net pricing, the impact of the 53rd week of shipments, lower other selling, general and administrative expenses, lower manufacturing costs and lower advertising and consumer promotion costs, partially offset by higher raw material costs and unfavorable volume/mix.

2010 compared with 2009

Net revenues increased $35 million (0.8%) in 2010, due to higher net pricing (1.4 pp), partially offset by unfavorable volume/mix (0.6 pp). Higher net pricing, across most key categories, was primarily related to Kraft macaroni & cheese dinners, pourable dressings, ready-to-eat desserts and dry packaged desserts. Unfavorable volume/mix was due primarily to lower shipments across most key categories, including pourable dressings, ready-to-eat desserts, spoonable dressings and dry packaged desserts, partially offset by higher shipments in Planters nuts.

Segment operating income increased $59 million (5.0%) due primarily to higher net pricing, lower manufacturing costs and lower other selling, general and administrative expenses, partially offset by unfavorable volume/mix and higher advertising and consumer promotion costs.

International & Foodservice

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Net revenues	$3,865	$3,547	$318	9.0%
Segment operating income	482	474	8	1.7%

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Net revenues	$3,547	$3,235	$312	9.6%
Segment operating income	474	405	69	17.0%

2011 compared with 2010

Net revenues increased $318 million (9.0%) in 2011, due primarily to higher net pricing (5.9 pp), favorable foreign currency (2.6 pp) and the impact of the 53rd week of shipments (1.3 pp), partially offset by the impact of the cessation of the Starbucks CPG business (0.5 pp) and unfavorable volume/mix (0.3 pp). In Canada, net revenues increased, driven primarily by higher net pricing, favorable foreign currency and the impact of the 53rd week of shipments, partially offset by the impact of the cessation of the Starbucks CPG business. In Foodservice, net revenues increased, driven primarily by higher net pricing, the impact of the 53rd week of shipments and favorable foreign currency, partially offset by unfavorable volume/mix. In Puerto Rico and U.S. exports, net revenue increased due to higher shipments.

Segment operating income increased $8 million (1.7%) due primarily to higher net pricing, favorable foreign currency and the impact of the 53rd week of shipments, mostly offset by higher raw material costs, higher other selling, general and administrative expenses and unfavorable volume/mix.

2010 compared with 2009

Net revenues increased $312 million (9.6%) in 2010, due to the significant impact of favorable foreign currency (6.0 pp), higher net pricing (2.4 pp) and favorable volume/mix (1.2 pp). In Canada, net revenues increased, driven by favorable foreign currency, favorable volume/mix due to higher shipments in our Canadian grocery, cheese and refrigerated meals retail businesses and higher net pricing. In Foodservice, net revenues increased, driven by higher net pricing and favorable foreign currency, partially offset by unfavorable volume/ mix (unfavorable product mix, net of higher shipments).

Segment operating income increased $69 million (17.0%) due primarily to higher net pricing, favorable volume/mix, favorable foreign currency and lower advertising and consumer promotion costs, partially offset by higher raw material costs.

Liquidity and Capital Resources

We believe that cash generated from our operating activities, our $3.0 billion revolving credit facility and our commercial paper program will provide sufficient liquidity to meet our working capital needs, planned capital expenditures, future contractual obligations and payment of our anticipated quarterly dividends. We will use our commercial paper program and primarily uncommitted international credit lines for daily funding requirements. Overall, we do not expect any negative effects to our funding sources that would have a material effect on our short-term or long-term liquidity.

Historically, certain cash balances were swept by Mondelēz International, and we received funding from Mondelēz International for our operating and investing cash needs. As agreed under the Separation and Distribution Agreement between Mondelēz International and us, they retained the cash swept by Mondelēz International prior to the Spin-Off. In advance of the Spin-Off, we modified some of these arrangements and retained $244 million of cash. We expect to finance short-term cash needs through cash from our operating activities, our commercial paper program and our $3.0 billion revolving credit facility.

Net Cash Provided by Operating Activities

During the first nine months of 2012, net cash provided by operating activities was $2,067 million, compared with $2,045 million provided in the first nine months of 2011. The increase in cash provided by operating cash flows primarily relates to increased earnings and lower estimated tax payments due to the impact of our debt exchange in July 2012, partially offset by higher other working capital costs (mainly due to decreased income taxes payable and increased receivables offset by lower cash expended on inventory in the first nine months of 2012 than in the first nine months of the prior year).

During the first nine months of 2012, we contributed $15 million to our Canadian pension plans. On October 1, 2012, we recorded $5.5 billion of net benefit plan obligations related to our pension and other postretirement benefit plans and will reflect them on our balance sheet as of December 31, 2012. Accordingly, our total net pension and postretirement benefit plan obligations were $5.6 billion as of October 1, 2012. We plan to contribute approximately $10 million to our Canadian pension plans during the remainder of 2012. However, our actual contributions may differ due to many factors, including changes in tax and other benefit laws, significant differences between expected and actual pension asset performance or interest rates, or considerations related to the Spin-Off.

Net Cash Used in Investing Activities

Net cash used in investing activities was $279 million in the first nine months of 2012 as compared to $267 million in the first nine months of 2011. The increase is attributable to lower capital expenditures which were $282 million in the first nine months of 2012 and $267 million in the first nine months of 2011. Capital expenditures include investments in our business for growth, new products and productivity initiatives as well as investments in our Restructuring Program. We expect 2012 capital investments to be approximately $500 million. We expect to fund these expenditures with cash from operations.

Net Cash Used in Financing Activities

During the first nine months of 2012, net cash used in financing activities was $1,548 million, compared with $1,778 million in the first nine months of 2011. Net transfers to Mondelēz International were $7,220 million in the first nine months of 2012 compared with $1,805 million in the first nine months of 2011. The transfers to Mondelēz International in 2012 were primarily related to the net proceeds we received from our $6.0 billion debt issuance and cash generated from operating activities. The transfers to Mondelēz International in 2011 were primarily related to cash generated from operating activities.

Borrowing Arrangements

On March 8, 2012, in connection with the Spin-Off, we entered into a $4.0 billion 364-day senior unsecured revolving credit facility that was to expire on March 7, 2013. On July 18, 2012, we effected a mandatory $2.6 billion reduction of the unused commitment under the facility, leaving us with $1.4 billion of borrowing capacity under the facility. On September 24, 2012, we terminated this facility with no amounts drawn.

On May 18, 2012, we entered into a $3.0 billion five-year senior unsecured revolving credit facility that expires on May 17, 2017. All committed borrowings under the facility will bear interest at a variable annual rate based on the London Inter-Bank Offered Rate or a defined base rate, at our election, plus an applicable margin based on the ratings of our long-term senior unsecured indebtedness. The revolving credit agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans). The revolving credit agreement also contains customary representations, covenants and events of default. We intend to use the proceeds of this facility for general corporate purposes. As of September 30, 2012, no amounts were drawn on this credit facility.

Long-Term Debt

On June 4, 2012, we issued $6.0 billion of senior unsecured notes at a weighted-average effective rate of 3.938% and transferred the net proceeds of $5.9 billion to Mondelēz International. We also recorded approximately $260 million of deferred financing costs which will be recognized in interest expense over the life of the notes. The general terms of the $6.0 billion notes are:

•	$1 billion notes due June 4, 2015 at a fixed, annual interest rate of 1.625%. Interest is payable semiannually beginning December 4, 2012.

•	$1 billion notes due June 5, 2017 at a fixed, annual interest rate of 2.250%. Interest is payable semiannually beginning December 5, 2012.

•	$2 billion notes due June 6, 2022 at a fixed, annual interest rate of 3.500%. Interest is payable semiannually beginning December 6, 2012.

•	$2 billion notes due June 4, 2042 at a fixed, annual interest rate of 5.000%. Interest is payable semiannually beginning December 4, 2012.

On July 18, 2012, Mondelēz International completed a debt exchange in which $3.6 billion of Mondelēz International debt was exchanged for our debt in connection with our Spin-Off capitalization plans. No cash was generated from the exchange. In connection with the debt exchange, we recorded deferred tax liabilities of $411 million. The general terms of the $3.6 billion notes issued are:

•

$1,035 million notes due August 23, 2018 at a fixed, annual interest rate of 6.125%. Interest is payable semiannually beginning August 23, 2012. This debt was issued in exchange for $596 million of Mondelēz International’s 6.125% Notes due in February 2018 and $439 million of Mondelēz International’s 6.125% Notes due in August 2018.

•

$900 million notes due February 10, 2020 at a fixed, annual interest rate of 5.375%. Interest is payable semiannually beginning August 10, 2012. This debt was issued in exchange for an approximately equal principal amount of Mondelēz International’s 5.375% Notes due in February 2020.

•

$878 million notes due January 26, 2039 at a fixed, annual interest rate of 6.875%. Interest is payable semiannually beginning July 26, 2012. This debt was issued in exchange for approximately $233 million of Mondelēz International’s 6.875% Notes due in January 2039, approximately $290 million of Mondelēz International’s 6.875% Notes due in February 2038, approximately $185 million of Mondelēz International’s 7.000% Notes due in August 2037 and approximately $170 million of Mondelēz International’s 6.500% Notes due in November 2031.

•

$787 million notes due February 9, 2040 at a fixed, annual interest rate of 6.500%. Interest is payable semiannually beginning August 9, 2012. This debt was issued in exchange for an approximately equal principal amount of Mondelēz International’s 6.500% Notes due in 2040.

On October 1, 2012, Mondelēz International transferred approximately $400 million of Mondelēz International 7.550% senior unsecured notes maturing in June 2015 to us to complete the key elements of the debt migration plan in connection with the Spin-Off.

Total Debt

Our total debt was $9.6 billion at September 30, 2012 and $35 million at December 31, 2011, and, prior to our debt issuance in the current year, consisted entirely of capital lease obligations. The weighted-average remaining term of our debt was 14.9 years at September 30, 2012.

Guarantee of Mondelēz International Debt

As of September 30, 2012, Mondelēz International and three of its indirect wholly owned subsidiaries, including a subsidiary that became our indirect wholly owned subsidiary as a result of the Spin-Off on October 1, 2012, are joint and several guarantors of $1.0 billion of indebtedness issued by Cadbury Schweppes US Finance LLC and maturing on October 1, 2013. Under the Separation and Distribution Agreement between Mondelēz International and us, Mondelēz International has agreed to indemnify us in the event our subsidiary is called upon to satisfy its obligation under the guarantee. Accordingly, we have no obligation included on our balance sheets for this guarantee.

Dividend Policy

We currently expect to recommend to our Board of Directors (the “Board”) an annual dividend of $2.00 per share. The timing, declaration, amount and payment of any future dividends to shareholders will fall within the discretion of our Board. Our Board’s decisions regarding the payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. In addition, the terms of the agreements governing our new debt or debt that we may incur in the future may limit or prohibit the payment of dividends. There can be no assurance that we will pay a dividend in the future or that we will continue to pay any dividend if we do commence paying dividends.

Critical Accounting Policies and Estimates

Note 2, “Summary of Significant Accounting Policies,” to our audited combined financial statements as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, includes a summary of the significant accounting policies we used to prepare our historical combined financial statements. The following is a review of the more significant assumptions and estimates as well as the accounting policies we used to prepare our historical combined financial statements.

Principles of Combination

The combined annual and interim financial statements include our net assets and results of our operations as described above. All significant intracompany transactions and accounts within our combined businesses have been eliminated.

Intercompany transactions between Mondelēz International and us are reflected in the historical combined financial statements. Intercompany transactions with Mondelēz International or its affiliates are reflected in the combined statements of cash flows as net transfers to Mondelēz International and its affiliates within financing activities and in the combined balance sheets within the parent company investment. The parent company investment equity balance represents Mondelēz International’s historical investment in us and the net effect of transactions with and allocations from Mondelēz International.

Our fiscal year end is December 31. Our operating subsidiaries report results on the last Saturday of the fiscal year. Because we report results on the last Saturday of the year, and December 31, 2011 fell on a Saturday, our 2011 results included the 53rd week of operating results. We estimate that the extra week positively impacted net revenues by approximately $225 million and operating income by approximately $63 million in 2011. The favorable impact to operating income was reinvested in the business.

Use of Estimates

We prepare our historical combined financial statements in accordance with U.S. GAAP, which requires us to make accounting policy elections, estimates and assumptions that affect a number of amounts in our historical combined financial statements. Significant accounting policy elections, estimates and assumptions include, among others, allocation methods used to allocate net assets and expenses from Mondelēz International, including defined benefit and stock-based compensation expenses; goodwill and intangible assets; long-lived assets; marketing program accruals; insurance and self-insurance reserves and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our combined results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our historical combined financial statements.

Inventories

Inventories are stated at the lower of cost or market. We value all our inventories using the average cost method. We also record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes.

Long-Lived Assets

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine an impairment exists, we calculate the loss based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Intangible Assets

We test goodwill and non-amortizable intangible assets for impairment at least once a year in the fourth quarter. We assess goodwill impairment risk by first performing a qualitative review of entity-specific, industry, market and general economic factors for each reporting unit. If significant potential goodwill impairment risk exists for a specific reporting unit, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. We estimate a reporting unit’s fair value using a 20-year projection of discounted cash flows which incorporates planned growth rates, market-based discount rates and estimates of residual value. We used a market-based, weighted-average cost of capital of 6.8% to discount the projected cash flows of those operations. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions and our actual results and conditions may differ over time. If the carrying value of a reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. We test non-amortizable intangible assets for impairment by comparing the fair value of each intangible asset with its carrying value. We determine fair value of non-amortizable intangible assets using planned growth rates, market-based discount rates and estimates of royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value.

Definite-lived intangible assets are amortized over their estimated useful lives and evaluated for impairment as long-lived assets.

In 2011, 2010 and 2009, there were no impairments of goodwill or non-amortizable intangible assets. In 2011, we noted one reporting unit in our goodwill testing, Planters and Corn Nuts within our Grocery segment, which continued to be sensitive primarily to ongoing significant input cost pressure. Planters and Corn Nuts had $1,170 million of goodwill as of December 31, 2011, and its excess fair value over the carrying value of its net assets improved from 12% in 2010 to 19% in 2011. While the reporting unit passed the first step of the impairment test by a substantial margin, if its operating income were to decline significantly in the future, it would adversely affect the estimated fair value of the reporting unit. If input costs were to continue to rise, we expect to take further pricing actions as we have done in 2011. However, if we are unsuccessful in these efforts, it would decrease profitability, negatively affect the estimated fair value of the Planters and Corn Nuts reporting unit and could lead to a potential impairment in the future.

Insurance and Self-Insurance

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee health care benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Provisions for product returns and customer allowances are also recorded as reductions to revenues within the same period that the revenue is recognized. Shipping and handling costs are classified as part of cost of sales.

Marketing and Research and Development

We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end combined balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expense was $535 million in 2011, $540 million in 2010 and $477 million in 2009. We expense costs as incurred for product research and development. Research and development expense was $198 million in 2011, $185 million in 2010 and $194 million in 2009. We record marketing and research and development expenses within selling, general and administrative expenses.

Environmental Costs

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when recovery of those costs is deemed probable. As of December 31, 2011, we were involved in 67 active actions and as of September 30, 2012, we were involved in 66 active actions in the United States under the Superfund legislation (and other similar actions and legislation) related to our current operations and certain closed, inactive or divested operations for which we retain liability. We are subject to applicable multi-national, national and local environmental laws and regulations in the countries in which we do business. We have specific programs across our business units designed to meet applicable environmental compliance requirements.

As of December 31, 2011 and September 30, 2012, we accrued an immaterial amount for environmental remediation. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial condition. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Stock-based Compensation

Our employees historically participated in Mondelēz International’s stock-based compensation plans. Stock-based compensation expense has been allocated to us based on the awards and terms previously granted to our employees. The stock-based compensation was initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The fair value of our option awards is measured on the grant date using the Black-Scholes option-pricing model. The fair value of performance awards of restricted stock is based on the Mondelēz International stock price at the grant date and the assessed probability of meeting future performance targets. The fair value of restricted and deferred stock awards is based on the number of units granted and Mondelēz International’s stock price on the grant date. See our “Stock Benefit Plans” notes to our historical combined financial statements for additional information. Stock-based compensation expense allocated to us was $39 million for the nine months ended September 30, 2012 and 2011, $51 million in 2011, $49 million in 2010 and $52 million in 2009.

Pension and Other Postemployment Benefit Plans

Mondelēz International provided defined benefit pension, postretirement health care, defined contribution and multiemployer pension and medical benefits to our eligible employees and retirees. As such, these liabilities are not reflected in our combined balance sheets. As of the Distribution Date, we record the net benefit plan obligations related to these plans and reflect them in our combined balance sheet. See “Unaudited Pro Forma Combined Financial Statements” for additional information.

Our combined statements of earnings include expense allocations for these benefits which were determined based on a review of personnel by business unit and based on allocations of corporate and other shared functional personnel. We consider the expense allocation methodology and results to be reasonable for all periods presented.

Total Mondelēz International benefit plan net expenses allocated to us were $497 million in 2011, $486 million in 2010 and $464 million in 2009 and are detailed below. The Mondelēz International benefit plan net expenses allocated to us were $491 million for the nine months ended September 30, 2012 and $367 million for the nine months ended September 30, 2011. These costs are reflected in our cost of sales and selling, general and administrative expenses. These costs were funded through intercompany transactions with Mondelēz International which are now reflected within the parent company investment equity balance.

	Allocated from Mondelēz International Plans
	2011	2010	2009
	(in millions)
Pension plan cost	$261	$248	$235
Postretirement health care cost	160	166	157
Employee savings plan cost	54	52	52
Multiemployer pension plan cost	2	2	2
Multiemployer medical plan cost	20	18	18

Net expense	$497	$486	$464

Certain pension plans in our Canadian operations, or the “Canadian Pension Plans,” and our postemployment benefit plans, or collectively, the “Kraft Foods Group Plans,” are our direct obligations and have been recorded within our historical combined financial statements. We record amounts relating to these Kraft Foods Group Plans based on calculations specified by U.S. GAAP. These calculations require the use of various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases and turnover rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. As permitted by U.S. GAAP, we generally amortize any effect of the modifications over future periods. We believe that the assumptions used in recording our Canadian Pension Plan obligations are reasonable based on our experience and advice from our actuaries. See our “Pension and Other Postemployment Benefit Plans” notes to our historical combined financial statements for a discussion of the assumptions used.

We recorded the following amounts in earnings for the Kraft Foods Group Plans during the years ended December 31, 2011, 2010 and 2009:

	Kraft Foods Group Plans
	2011	2010	2009
	(in millions)
Canadian Pension Plans costs	$14	$9	$9
Postemployment benefit plans costs	19	4	5

Net expense	$33	$13	$14

The 2011 net expense of $33 million increased $20 million over the prior year. The cost increase primarily related to higher pension plan costs, including settlement costs and higher amortization of the net loss from experience differences, and the incorporation of a Canadian postemployment plan into our obligations. The 2010 net expense of $13 million decreased an insignificant amount over the 2009 amount.

In 2011, we contributed $22 million and our employees contributed $2 million to our Canadian Pension Plans. Based on current tax law and minimum funding requirements, we estimate that 2012 pension contributions would be approximately $25 million. Our actual contributions may be different due to many factors, including changes in tax and other benefit laws, significant differences between expected and actual pension asset performance or interest rates or other factors.

We expect our 2012 net expense for the Kraft Foods Group Plans to decrease, primarily due to the drop off of the one-time cost in 2011 of incorporating a Canadian postemployment plan into our obligations, partially offset by a weighted-average decrease of 75 basis points in our discount rate assumption for our Canadian Pension Plans. Our net expense for the Kraft Foods Group Plans was $17 million for the nine months ended September 30, 2012 and $14 million for the nine months ended September 30, 2011.

Our 2012 expected rate of return on plan assets decreased to 6.80% from 7.36% for our Canadian Pension Plans. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. We attempt to maintain our target asset allocation by rebalancing between asset classes as we make contributions and monthly benefit payments.

While we do not anticipate further changes in the 2012 assumptions for our Canadian Pension Plans, as a sensitivity measure, a fifty basis point change in our discount rate or a fifty basis point change in the expected rate of return on plan assets would have the following effects, increase / (decrease) in cost, as of December 31, 2011:

	Fifty Basis Point
	Increase	Decrease
	(in millions)
Effect of change in discount rate on pension costs	$(5)	$5
Effect of change in expected rate of return on plan assets on pension costs	(3)	3

Financial Instruments

As we operate primarily in North America but source our commodities on global markets and periodically enter into financing or other arrangements abroad, we use a variety of risk management strategies and financial instruments to manage commodity price, foreign currency exchange rate and interest rate risks. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. One way we do this is through actively hedging our risks through the use of derivative instruments.

Derivatives are recorded on our combined balance sheets at fair value, which fluctuates based on changing market conditions. Certain derivatives are designated as cash flow hedges and qualify for hedge accounting treatment, while others do not qualify and are marked to market through earnings. For cash flow hedges, changes in fair value are deferred in accumulated other comprehensive earnings / (losses) within equity until the underlying hedged items are recognized in net earnings. Accordingly, we record deferred cash flow hedge gains or losses in cost of sales when the related inventory is sold and in interest and other expense, net, when the related debt interest expense is recorded. Cash flows from derivative instruments are also classified in the same manner as the underlying hedged items in the combined statement of cash flows. For additional information on the location of derivative activity within our operating results, see our “Financial Instruments” notes to our historical combined financial statements.

To qualify for hedge accounting, a specified level of hedging effectiveness between the hedging instrument and the item being hedged must be achieved at inception and maintained throughout the hedged period. Any hedging ineffectiveness is recognized in net earnings when the change in the value of the hedge does not offset the change in the value of the underlying hedged item. We formally document our risk management objectives, strategies for undertaking the various hedge transactions, the nature of and relationships between the hedging instruments and hedged items and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, we specifically identify the significant characteristics and expected terms of the forecasted transactions. If it becomes probable that a forecasted transaction will not occur, the hedge will no longer be effective and all of the derivative gains or losses would be recognized in earnings in the current period.

When we use financial instruments, we are exposed to credit risk that a counterparty might fail to fulfill its performance obligations under the terms of our agreement. We minimize our credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration of greater than one year be governed by an International Swaps and Derivatives Association master agreement. We are also exposed to market risk as the value of our financial instruments might be adversely affected by a change in foreign currency exchange rates, commodity prices or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use and the degree of market risk that we hedge with derivative instruments.

Commodity cash flow hedges. We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. We enter into commodity forward contracts primarily for coffee beans, meat products, sugar, wheat and dairy products. Commodity forward contracts generally are not subject to the accounting requirements for derivative instruments and hedging activities under the normal purchases exception. We also use commodity futures and options to hedge the price of certain input costs, including dairy products, coffee beans, meat products, wheat, corn products, soybean oils, sugar and natural gas. Some of these derivative instruments are highly effective and qualify for hedge accounting treatment. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure. We are not a party to leveraged derivatives and, by policy, do not use financial instruments for speculative purposes.

Foreign currency cash flow hedges. We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. These instruments may include forward foreign exchange contracts and foreign currency options. We primarily use these instruments to hedge our exposure to the Canadian dollar.

Interest rate cash flow hedges. We use derivative instruments, including interest rate swaps, as part of our interest rate risk management strategy. As a matter of policy, we do not use highly leveraged derivative instruments for interest rate risk management. We primarily use interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.

Income Taxes

For purposes of the historical combined financial statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Mondelēz International. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in the historical periods.

We recognize tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

New Accounting Guidance

See Note 2, “Summary of Significant Accounting Policies,” to our audited combined financial statements as of December 31, 2011 and 2010 and for each of the three years ended December 31, 2011, and Note 1, “Background and Basis of Presentation,” to our unaudited condensed combined financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, for a discussion of new accounting standards and significant accounting policies.

Contingencies

See our “Commitments and Contingencies” notes to our historical combined financial statements.

Commodity Trends

We purchase large quantities of commodities, including dairy products, coffee beans, meat products, wheat, corn products, soybean and vegetable oils, nuts, and sugar and other sweeteners. In addition, we use significant quantities of resins and cardboard to package our products, and energy to operate our factories and warehouses. We continuously monitor worldwide supply and cost trends of these commodities so we can act quickly to procure ingredients and packaging materials needed for production.

The most significant cost component of our cheese products are dairy commodities, including milk and cheese. We purchase our dairy raw material requirements from independent third parties such as agricultural cooperatives and independent processors. Market supply and demand, as well as government programs, substantially influence the price for milk and other dairy products. The most significant cost component of our coffee products is green coffee beans, which we purchase on world markets. Quality and availability of supply, changes in the value of the U.S. dollar in relation to certain other currencies and consumer demand for coffee products impact coffee bean prices. Significant cost components in our meat business include pork, beef and poultry, which we purchase on domestic markets. Livestock feed costs and the global demand for U.S. meats influence the prices of these meat products. Other significant cost components in our grocery products are grains, including wheat, sugar and soybean oil.

During 2011, our aggregate commodity costs increased primarily due to the higher costs of dairy products, coffee beans, meat products, packaging materials, grains and oils costs. We expect a higher cost environment and commodity cost volatility to continue in 2012. During the first nine months of 2012, our aggregate commodity costs increased over the comparable prior year period, primarily as a result of packaging material costs, sugar, meat, other raw materials, nuts, energy and flour and grain costs, partially offset by lower dairy costs. We expect the price volatility and higher cost environment and commodity cost volatility to continue over the remainder of the year. As noted earlier in our discussion of our operating results, we have addressed higher commodity costs primarily through higher pricing, lower manufacturing costs due to our end-to-end cost management program and lower discretionary spending. We expect to continue to use these measures to address further commodity cost increases.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

We have no material off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.

Guarantees

As discussed in our “Commitments and Contingencies” notes to our historical combined financial statements, we have third-party guarantees primarily covering the long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. The carrying amount of our third-party guarantees on our combined balance sheet and the maximum potential payments under these guarantees was $22 million at September 30, 2012 and $22 million at December 31, 2011. Substantially all of these guarantees expire at various times through 2018.

In addition, we were contingently liable for guarantees related to our own performance totaling $184 million at September 30, 2012 and $154 million at December 31, 2011. These include letters of credit related to dairy commodity purchases and other letters of credit.

Guarantees do not have, and we do not expect them to have, a material effect on our liquidity.

Aggregate Contractual Obligations

During the first nine months of 2012, our long-term debt and expected interest payments increased as we issued $9.6 billion of senior unsecured notes. See Note 7, “Debt,” to our unaudited condensed combined financial statements for additional information on our long-term debt issuances. The following table summarizes our contractual obligations at September 30, 2012 for our total long-term debt and interest expense for the periods presented and as adjusted for the changes in our long-term debt through September 30, 2012 and the related impact on our interest expense. Amounts in the table do not reflect the additional $4.0 billion of debt we have incurred after September 30, 2012 in connection with the Spin-Off, as described under “—Liquidity and Capital Resources.”

	Payments Due for the 12-Month Period Ending September 30,
	Total	2013	2014-15	2016-17	2018 and Thereafter
	(in millions)
Long-term debt(1)	$9,629	$6	$1,006	$1,006	$7,611
Interest expense(2)	7,610	432	864	830	5,484

Total	$17,239	$438	$1,870	$1,836	$13,095

(1)	Amounts represent the expected cash payments for the maturities of our long-term debt and do not include unamortized bond premiums or discounts.

(2)	Amounts represent the expected cash payments of our interest expense on our long-term debt.

The following table summarizes our contractual obligations at December 31, 2011. Amounts in the table do not reflect the $10 billion of debt we incurred in connection with the Spin-Off described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” and the allocation of certain net liabilities between Mondelēz International and us described under “Unaudited Pro Forma Combined Financial Statements.”

	Payments Due
	Total	2012	2013-14	2015-16	2017 and Thereafter
	(in millions)
Capital leases(1)	$46	$10	$10	$8	$18
Operating leases(2)	503	118	175	93	117
Purchase obligations(3)
Inventory and production costs	3,144	2,791	348	5	—
Other	303	153	150	—	—
	3,447	2,944	498	5	—
Other long-term liabilities(4)	13	1	10	2	—
	$4,009	$3,073	$693	$108	$135

(1)	Amounts represent the expected cash payments of our capital leases, which includes interest expenses.
(2)	Operating leases represent the minimum rental commitments under non-cancelable operating leases.
(3)	Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specifies all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty and with short notice (usually 30 days). Any amounts reflected on the combined balance sheet as accounts payable and accrued liabilities are excluded from the table above.
(4)	The following long-term liabilities included on the combined balance sheet are excluded from the table above: accrued pension costs, income taxes, insurance accruals and other accruals. We are unable to reliably estimate the timing of the payments (or contributions beyond 2012, in the case of accrued pension costs) for these items. Based on current tax law and minimum funding requirements, we estimate that pension contributions to our Canadian Pension Plans would be approximately $25 million in 2012. We also expect that our net pension cost will increase to approximately $20 million in 2012. As of December 31, 2011, our total liability for income taxes, including uncertain tax positions and associated accrued interest and penalties, was $339 million. We estimate that approximately $127 million will be paid in the next 12 months. We are not able to reasonably estimate the timing of future cash flows related to accrued tax liabilities beyond 12 months due to uncertainties in the timing and outcomes of current and future tax audits.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to budget, make operating and strategic decisions and evaluate our performance. We have disclosed the following measures so that you have the same financial data that we use to assist you in making comparisons to our historical operating results and analyzing our underlying performance.

We believe that the presentation of these non-GAAP financial measures, when considered together with our U.S. GAAP financial measures and the reconciliations to the corresponding U.S. GAAP financial measures, provides you with a more complete understanding of the factors and trends affecting our business than could be obtained absent these disclosures. Because non-GAAP financial measures may vary among companies, the non-GAAP financial measures presented in this prospectus may not be comparable to similarly titled measures used by other companies. Our use of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for any U.S. GAAP financial measure. A limitation of the non-GAAP financial measures is that they exclude items detailed below which have an impact on our U.S. GAAP reported results. The best way this limitation can be addressed is by evaluating our non-GAAP financial measures in combination with our U.S. GAAP reported results and carefully evaluating the following tables which reconcile U.S. GAAP reported figures to the non-GAAP financial measures.

Organic Net Revenues

We use the non-GAAP financial measure “Organic Net Revenues” and corresponding growth measures. The difference between “Organic Net Revenues” and “net revenues” (the most comparable U.S. GAAP financial measure) is that Organic Net Revenues exclude the impact of divestitures (including for reporting purposes the Starbucks CPG business), the impact of the 53rd week of shipments in 2011 and currency. We believe that Organic Net Revenues better reflect the underlying growth from the ongoing activities of our business and provide improved comparability of results.

	For the Nine Months Ended September 30,
	2012	2011	$ Change	% Change
	(in millions)
Organic Net Revenues	$13,885	$13,529	$356	2.6%
Impact of foreign currency	(40)	—	(40)	(0.3	)pp
Impact of the Starbucks CPG business cessation	—	91	(91)	(0.6	)pp

Net revenues	$13,845	$13,620	$225	1.7%

	For the Years Ended December 31,
	2011	2010	$ Change	% Change
	(in millions)
Organic Net Revenues	$18,248	$17,250	$998	5.8%
Impact of divestitures(1)	91	547	(456)	(2.8	)pp
Impact of 53rd week of shipments	225	—	225	1.3	pp
Impact of foreign currency	91	—	91	0.5	pp

Net revenues	$18,655	$17,797	$858	4.8%

	For the Years Ended December 31,
	2010	2009	$ Change	% Change
	(in millions)
Organic Net Revenues	$17,589	$17,248	$341	2.0%
Impact of divestitures(2)	14	30	(16)	(0.1	)pp
Impact of foreign currency	194	—	194	1.1	pp

Net revenues	$17,797	$17,278	$519	3.0%

(1)	Impact of divestitures includes for reporting purposes the Starbucks CPG business.
(2)	The Starbucks CPG business net revenues were included in 2009 and 2010 within our Organic Net Revenues.

Quantitative and Qualitative Disclosures about Market Risk

As we operate primarily in North America but source our commodities on global markets and periodically enter into financing or other arrangements abroad, we use financial instruments to manage commodity price, foreign currency exchange rate and interest rate risks. We monitor and manage these exposures as part of our overall risk management program. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. We maintain commodity price, foreign currency and interest rate risk management policies that principally use derivative instruments to reduce significant, unanticipated earnings fluctuations that may arise from volatility in commodity prices, foreign currency exchange rates and interest rates. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure. We are not a party to leveraged derivatives and, by policy, do not use financial instruments for speculative purposes. See Note 2, “Summary of Significant Accounting Policies,” to our audited combined financial statements and our “Financial Instruments” notes to our historical combined financial statements for further details of our commodity price, foreign currency and interest rate risk management policies and the types of derivative instruments we use to hedge those exposures.

Value at Risk

We use a value at risk, or “VAR,” computation to estimate: 1) the potential one-day loss in pre-tax earnings of our commodity price and foreign currency-sensitive derivative financial instruments; and 2) the potential one-day loss in the fair value of our interest rate-sensitive financial instruments. We include our commodity futures, forwards and options, foreign currency forwards and interest rate swaps in our VAR computation. Excluded from the computation were anticipated transactions and foreign currency trade payables and receivables which the financial instruments are intended to hedge.

We made the VAR estimates assuming normal market conditions, using a 95% confidence interval. We used a “variance / co-variance” model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the prior quarter for the calculation of VAR amounts at December 31, 2011 and 2010, and over each of the four prior quarters for the calculation of average VAR amounts during each year. The values of commodity options do not change on a one-to-one basis with the underlying currency or commodity, and were valued accordingly in the VAR computation.

As of and for the years ended December 31, 2011 and 2010, the estimated potential one-day loss in pre-tax earnings from our commodity and foreign currency instruments and the estimated potential one-day loss in fair value of our interest rate-sensitive instruments, as calculated in the VAR model, were:

	Pre-Tax Earnings Impact				Fair Value Impact
	At 12/31/11	Average	High	Low	At 12/31/11	Average	High	Low
	(in millions)
Instruments sensitive to:
Commodity prices	$14	$17	$20	$13
Foreign currency rates	1	2	2	1
Interest rates					$9	$2	$9	—

	Pre-Tax Earnings Impact				Fair Value Impact
	At 12/31/10	Average	High	Low	At 12/31/10	Average	High	Low
	(in millions)
Instruments sensitive to:
Commodity prices	$17	$11	$17	$4
Foreign currency rates	2	1	2	1
Interest rates					N/A	N/A	N/A	N/A

This VAR computation is a risk analysis tool designed to statistically estimate the maximum probable daily loss from adverse movements in commodity prices, foreign currency rates and interest rates under normal market conditions. The computation does not represent actual losses in fair value or earnings to be incurred, nor does it consider the effect of favorable changes in market rates. We cannot predict actual future movements in such market rates and do not present these VAR results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on our future financial results.

BUSINESS

Overview

We are one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies, based on our 2011 combined net revenues of $18.7 billion. We manufacture and market food and beverage products, including refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada, under a host of iconic brands. Our product categories span breakfast, lunch and dinner meal occasions, both at home and in foodservice locations.

Our diverse brand portfolio consists of many of the most popular food brands in North America, including three brands with annual net revenues exceeding $1 billion each—Kraft cheeses, dinners and dressings; Oscar Mayer meats; and Maxwell House coffees—plus over 20 brands with annual net revenues of between $100 million and $1 billion each. In the United States, based on dollar share in 2011, we hold the number one branded share position in a majority of our 50 product categories, as well as in 18 of our top 20 product categories. These 18 product categories contributed approximately 75% of our 2011 U.S. retail net revenues. We hold the number two branded share position in the other two product categories.

As a result of our superior brands, quality, innovation and marketing capabilities, as well as our ongoing focus on productivity and operating efficiency, we believe we have achieved category-leading profit margins in almost all of our key product categories. Our business has generated significant cash flow, which we believe will allow us to continue to invest in the development and continual rejuvenation of our brands and return value to our shareholders. Our goal as an independent public company is to deliver superior operating income, strong cash flows and a highly competitive dividend payout while driving revenue growth in our key product categories.

Competitive Strengths

We believe the following competitive strengths support our leading positions in the categories we serve:

Superior Brand Portfolio

Our brand portfolio represents one of the strongest collections of consumer brands in the food and beverage industry. Our brands are among the most popular in North America and, according to the Nielsen Company, were enjoyed in 98% of households in the United States and Canada in 2011. Our core brands have been built through years—and in many cases decades—of significant investment in product innovation, advertising and promotion, and reflect a deep commitment to product quality. We believe that our remarkable stable of brands provides a foundation for us to maintain our category leadership positions and to drive profitability.

Significant Scale in North America

The North American food and beverage market is highly profitable, but is relatively mature and characterized by moderate growth in most categories. We believe that this environment favors competitors with the scale to drive operating efficiency and productivity. We are one of the largest consumer packaged food and beverage companies in North America based on our combined net revenues in 2011. Our significant scale in North America enables us to effectively serve our customers while keeping costs low and enhancing our margins. For example, we leverage our scale in distribution and our status as one of the largest buyers of food-related raw and packaging materials to drive efficiency and control costs. In addition, our scale across product categories helps to strengthen our relationships with our customers by allowing us to provide them with a diverse array of leading brands, as well as customized sales support to market those brands in their stores.

Diverse Category Profile

We offer food and beverage products across an extensive array of grocery categories. Our wide variety of products includes coffee, lunch meats, cream cheese, salad dressings, macaroni & cheese and refrigerated desserts. In 2011, our products covered 50 categories, with no single category accounting for more than 10% of our combined net revenues.

Our grocery categories provide some insulation against soft economic conditions, while the diversity of our categories protects us against weakness in any individual category. As a result, our category profile helps us generate stable cash flow.

Reputation for High Quality Products

We have a strong reputation for offering high quality products. This reputation, coupled with our strong brand positions, enables us to offer our products at a premium price relative to competitor products, and to capture high market shares across most of our categories. We are focused on producing high quality products and continuously monitor consumer preferences for our brands to ensure we deliver superior quality and value. Through our rigorous quality and product development process, we continually seek to improve our products and packaging to appeal to our consumers’ evolving preferences with respect to taste, texture, appearance, convenience and health and wellness benefits.

Strong Innovation Culture and Pipeline

We nurture the growth of our brands by developing new and innovative products and product line extensions that appeal to consumers. We have invested significantly, and expect to continue to invest significantly, in food and beverage product development, focusing on core and next generation technologies, products and platforms that address consumer needs. Our investments in developing and marketing new products have been significant drivers of our category leadership. In 2011, new products introduced in the last three years represented approximately 10% of our combined net revenues. New product platforms that we have recently launched include MiO (a liquid beverage enhancer) and Velveeta Skillets meal kits, and new product line extensions include Oscar Mayer Lunchables with fruit, Kraft shredded cheese with a Touch of Philadelphia and Jell-O Temptations.

Deep Consumer Knowledge

Understanding consumer needs and trends is essential to driving revenue growth in our key product categories. We have developed proprietary tools and work with third-party vendors, such as the Nielsen Company, to capture and analyze consumer buying patterns and category trends. We use our deep consumer insights to develop targeted marketing programs and merchandising activities that maximize return on investment, better predict the impact of pricing actions and trade incentives on volume, understand and anticipate long-term consumer trends and determine the best allocation of our resources for new product development and capital deployment.

Long-Standing Relationships with Major Retailers

We have long-standing relationships with all the major food retailers in North America, including grocery stores, such as Kroger, Supervalu and Loblaw; mass merchants, such as Wal-Mart and Target; and warehouse clubs, such as Sam’s Club. We also have long-standing relationships with retailers in other channels, including dollar/value, convenience and drug stores. Due to our brand leadership positions, investments in market research, dedicated category business development teams and range of products, we are able to work closely with our customers to develop mutually beneficial marketing.

Experienced Management Team

Our senior management team has substantial experience in managing large businesses, primarily in consumer products, and related operational, financial and sales and marketing experience. For example, our Executive Chairman, John Cahill, has over 20 years of experience in the food and beverage industry and has held a number of senior positions with The Pepsi Bottling Group, Inc., including Executive Chairman and Chairman and Chief Executive Officer. W. Anthony Vernon, our Chief Executive Officer, led a number of Johnson & Johnson’s largest franchises during his 23-year career there and led Mondelēz International’s business in North America prior to the Spin-Off. In addition, our senior management has a long history with Mondelēz International and us. Combined, our top 14 senior executives have over 165 years of service at Mondelēz International or its predecessor companies. They have a track record of strong operating performance, recognizing and capitalizing on attractive opportunities in the categories and markets we serve and driving operating efficiencies.

Goals and Strategies

Over the last several years, we have made significant investments in product quality, marketing and innovation behind our iconic North American brands and have implemented a series of cost saving initiatives to drive margin improvement and fund brand investments.

The Spin-Off provides the North American Grocery Business the opportunity to achieve greater operational focus and drive our return on investment. Sales will be primarily driven by a “center of the store” warehouse distribution model, allowing us to streamline our organization, processes and systems to a single model.

Our goals are to drive profitable revenue growth in the categories in which we compete and leverage category-leading profit margins to deliver strong free cash flow and a highly competitive dividend payout. To achieve these goals, we will take the following actions:

Build on Leading Market Positions

We have one of the strongest portfolios of food and beverage brands in North America, and we believe that building on our leading market positions is essential to our success. Therefore, we will invest in our most attractive growth opportunities by disproportionately allocating our marketing and product development resources to those brands that we believe have a distinct competitive advantage and brand position.

Maintain a Sharp Focus on Cost Structure and Superior Execution

We will strive to achieve optimal levels of efficiency and effectiveness by streamlining and simplifying our supply chain operations, as well as by reducing overhead costs.

We will continue to implement Lean Six Sigma principles in our manufacturing, warehousing and transportation organizations. In addition, we announced a reorganization in the first quarter of 2012, which included realigning our U.S. sales organization, consolidating U.S. management centers and streamlining our corporate and business unit organizations.

We believe that our focus on productivity and lower cost structures will create favorable operating leverage as volumes increase, and that the gains from favorable operating leverage will both continue to fund higher investments in our brands and expand our profit margins.

Invest in Employee and Organization Excellence

We will focus on attracting and hiring the best talent available, particularly to strengthen our sales, marketing and innovation capabilities. We will attract and retain our talent by offering attractive and fulfilling career paths and by investing in employee training and development programs to develop outstanding leaders.

Our Products and Reportable Segments

We manufacture and sell food and beverage products in 50 categories, with our top 20 product categories accounting for approximately 85% of our U.S. retail net revenues in 2011. We report our operating results through five reportable segments:

•	Beverages, which primarily manufactures packaged juice drinks, powdered beverages and coffee;

•	Cheese, which primarily manufactures processed, natural and cream cheeses;

•	Refrigerated Meals, which primarily manufactures processed meats and lunch combinations;

•	Grocery, which primarily manufactures spoonable and pourable dressings, condiments, desserts, packaged dinners and snack nuts; and

•

International & Foodservice, which sells products across the Grocery Business Lines and is composed of our Canadian and Puerto Rico grocery operations, our North American grocery-related foodservice operations and the North American Grocery Export Business.

The following table presents the relative percentages of total segment operating income attributable to each reportable segment for the six months ended September 30, 2012 and each of the last three fiscal years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our “Segment Reporting” notes to our historical combined financial statements for information regarding net revenues and total assets by reportable segment.

	Relative Percentages of Segment Operating Income
	For the Nine Months Ended September 30, 2012	For the Years Ended December 31
		2011	2010	2009
Beverages	12%	14%	18%	17%
Cheese	19%	20%	19%	22%
Refrigerated Meals	13%	10%	9%	8%
Grocery	42%	41%	39%	40%
International & Foodservice	14%	15%	15%	13%

Cheese products in our Cheese segment contributed 20% of our combined net revenues in each of 2011 and 2010 and 21% of our combined net revenues in 2009. Meat products in our Refrigerated Meals segment, including lunch meats, hot dogs and bacon, contributed 13% of our combined net revenues in each of 2011, 2010 and 2009.

Beverages

Our Beverages segment had net revenues of $3.028 billion and contributed 16% of our combined net revenues in 2011, and had net revenues of $2.182 billion and contributed 16% of our combined net revenues for the nine months ended September 30, 2012. This segment primarily manufactures refreshment beverages, including Capri Sun (under license) and Kool-Aid packaged juice drinks, Kool-Aid, Crystal Light and Country Time powdered beverages and MiO liquid concentrate, and coffee products, including Maxwell House, Gevalia and Yuban coffees, Maxwell House International beverage mixers and Tassimo (under license) hot beverage system.

Cheese

Our Cheese segment had net revenues of $3.832 billion and contributed 20% of our combined net revenues in 2011, and had net revenues of $2.766 billion and contributed 20% of our combined net revenues for the nine months ended September 30, 2012. This segment primarily manufactures processed cheese, including Velveeta and Cheez Whiz processed cheeses, Kraft and Deli Deluxe processed cheese slices, Kraft grated cheeses and Polly-O and Athenos hummus and cheeses; natural cheese, including Kraft and Cracker Barrel natural cheeses; and cream cheese, including Philadelphia cream cheese and cooking creme.

Refrigerated Meals

Our Refrigerated Meals segment had net revenues of $3.337 billion and contributed 18% of our combined net revenues in 2011, and had net revenues of $2.609 billion and contributed 19% of our combined net revenues for the nine months ended September 30, 2012. This segment’s principal brands and products include Oscar Mayer lunch meats, hot dogs and bacon, Lunchables lunch combinations, Boca soy-based meat alternatives and Claussen pickles.

Grocery

Our Grocery segment had net revenues of $4.593 billion and contributed 25% of our combined net revenues in 2011, and had net revenues of $3.449 billion and contributed 25% of our combined net revenues for the nine months ended September 30, 2012. This segment’s principal brands and products include Kraft and Kraft Deluxe macaroni & cheese dinners, Planters nuts, trail mixes and peanut butter, Corn Nuts corn snacks, Jell-O dry packaged desserts and refrigerated gelatin and pudding snacks, Cool Whip whipped topping, Jet-Puffed marshmallows, Baker’s chocolate and baking ingredients, Kraft and Miracle Whip spoonable dressings, Kraft and Good Seasons salad dressings, A.1. steak sauce, Kraft and Bull’s-Eye barbecue sauces, Grey Poupon premium mustards, Shake N’ Bake coatings, Stove Top stuffing mix, Taco Bell Home Originals (under license) meal kits, Velveeta shells and cheese dinners and Velveeta Skillets meal kits.

International & Foodservice

Our International & Foodservice segment had net revenues of $3.865 billion and contributed 21% of our combined net revenues in 2011, and had net revenues of $2.839 billion and contributed 20% of our combined net revenues for the nine months ended September 30, 2012. This segment sells products and brands across the Grocery Business Lines, spanning all of our other segments, and is composed of our Canadian and Puerto Rico grocery operations, our North American grocery-related foodservice operations and the North American Grocery Export Business.

•

Canadian grocery offerings include Nabob coffee and Kraft peanut butter, as well as a range of products in the Grocery Business Lines bearing brand names similar to those marketed in the United States.

•	Puerto Rico grocery offerings include products and brands from all of our other segments, except for powdered and liquid concentrate beverages, such as Crystal Light, Kool-Aid and MiO.

•

The North American foodservice business sells primarily branded products in the Grocery Business Lines, including Maxwell House coffee, A.1. steak sauce and a broad array of Kraft sauces, dressings and cheeses, and serves the needs of restaurants and other foodservice operations.

•

The North American Grocery Export Business products and brands span all of the Grocery Business Lines, except for (i) Tang powdered beverages, MiO liquid concentrate beverages and Philadelphia cream cheese in a number of jurisdictions and (ii) certain branded products, such as Kool-Aid packaged juice drinks and powdered beverages, Miracle Whip spoonable dressings and Kraft mayonnaise, that Mondelēz International will market and sell in a limited number of countries outside of the United States and Canada.

Customers

We sell our products primarily to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores, drug stores, gasoline stations, value stores and other retail food outlets in the United States and Canada.

Our five largest customers accounted for approximately 41% of our combined net revenues in 2011, while our ten largest customers accounted for approximately 53%. One of our customers, Wal-Mart Stores, Inc., accounted for approximately 24% of our combined net revenues in 2011.

Sales

Our sales force has consistently been rated as one of the leading sales forces in customer and industry surveys. Our direct customer teams call on the headquarter operations of our customers and manage our customer relationships. These teams collaborate with customers on developing strategies for new item introduction, category and assortment management, shopper insights, shopper marketing, trade and promotional planning and strategic retail pricing solutions. We have a dedicated headquarter customer team covering all of our product lines for many of our largest customers, and we pool resources across our product lines to provide competitive support to regional retailers. As a leader in the industry, and in many of the categories in which we compete, we also provide many of our retail partners with strategic advice regarding product categories.

Our breadth of product lines and scale throughout the retail environment are supported by two leading sales agencies within our customers’ stores. Acosta Sales & Marketing supports our grocery and mass channel customers, while CROSSMARK supports our convenience store retail partners. Both Acosta and CROSSMARK are extensions of our direct customer teams and are managed by our sales leadership. Both sales agencies provide in-store support of product placement, distribution and promotional execution. We believe our agency relationships will complement our headquarter customer teams and allow us to provide top-tier customer support.

We also utilize sales agencies, distributors or other similar arrangements to sell our products in Puerto Rico and in markets outside of the United States and Canada.

Marketing and Advertising

We support our brands with strong marketing and advertising campaigns and invest heavily in consumer promotions to stimulate demand for our products. We work with third-party vendors, such as the Nielsen Company, to capture and analyze consumer buying patterns and product trends, and we use our deep consumer knowledge to develop targeted marketing programs and merchandising activities. As one of the largest food and beverage advertisers in North America, we leverage our large marketing budget and brand portfolio to negotiate attractive prices and terms for advertising campaigns and to pursue national multi-brand marketing campaigns.

Raw Materials and Packaging

We use large quantities of commodities, including dairy products, coffee beans, meat products, wheat, corn products, soybean and vegetable oils, nuts and sugar and other sweeteners, to manufacture our products. In addition, we use significant quantities of resins and cardboard to package our products and natural gas to operate our factories and warehouses. For commodity inputs that we use across many of our product categories, such as corrugated paper and energy, we coordinate sourcing requirements and centralize procurement to leverage our scale. In addition, some of our product lines and brands separately source raw materials that are specific to their operations, such as the peanuts requirements of Planters.

We purchase from numerous sources, from large, international producers to smaller, local independent sellers. We have preferred purchaser status and/or have developed strategic partnerships with many of our suppliers, and consequently enjoy favorable pricing and dependable supply for many of our inputs. The prices of raw materials and agricultural materials that we use in our products are affected by external factors such as global competition for resources, currency fluctuations, severe weather or global climate change, consumer or industrial demand and changes in governmental regulation and trade, alternative energy and agricultural programs.

The most significant cost component of our cheese products are dairy commodities, including milk and cheese. We purchase our dairy raw material requirements from independent third parties such as agricultural cooperatives and independent processors. Market supply and demand, as well as government programs, substantially influence the prices for milk and other dairy products. The most significant cost component of our coffee products is green coffee beans, which we purchase on world markets. Quality and availability of supply, changes in the value of the U.S. dollar in relation to certain other currencies and consumer demand for coffee products impact coffee bean prices. Significant cost components in our meat business include pork, beef and poultry, which we purchase on domestic markets. Livestock feed costs and the global demand for U.S. meats influence the prices of these meat products. Other significant cost components in our grocery products are grains, including wheat, sugar and soybean oil.

Our risk management groups, each of which focuses on particular commodities, work with our procurement teams to continuously monitor worldwide supply and cost trends so we can act quickly to obtain ingredients and packaging needed for production on favorable terms. Although the prices of our principal raw materials can be expected to fluctuate, we believe there will be an adequate supply of the raw materials we use and that they are generally available from numerous sources. Our risk management groups use a range of hedging techniques to limit the impact of price fluctuations in our principal raw materials. However, we do not fully hedge against changes in commodity prices, and our hedging strategies may not protect us from increases in specific raw material costs. We closely monitor any exposure we have to increased input costs so that we can quickly adjust our pricing to offset any higher costs.

Manufacturing and Processing

We manufacture our products in our network of manufacturing and processing facilities located throughout North America. As of September 30, 2012, we operated 37 manufacturing and processing facilities in the United States and three in Canada. We own all 40 of these facilities.

While some of our plants are dedicated to the production of specific products or brands—our Madison, Wisconsin plant, for example, manufactures only Oscar Mayer products—other plants can accommodate multiple product lines. We manufacture our Beverages products in five locations, our Cheese products in 12 locations, our Refrigerated Meals products in eight locations and our Grocery products in 12 locations. In many cases, our facilities are strategically located close to major supply sources. In managing our network of manufacturing and processing facilities, we focus on eliminating excess capacity through consolidation, harmonizing production practices and safety procedures and pursuing productivity opportunities that cut across multiple divisions and product lines. We maintain all of our manufacturing and processing facilities in good condition and believe they are suitable and adequate for our present needs.

From time to time, we strategically enter into co-manufacturing arrangements with third parties if we determine it is advantageous to outsource the production of any of our products. For example, we may outsource production of a new product before it reaches sufficient scale to be manufactured in our operated facilities.

Distribution

We distribute our products through our network of 43 owned and leased distribution centers, satellite warehouses and depots. As of September 30, 2012, we operated 39 distribution centers, satellite warehouses and depots in the United States and four in Canada. We own three and lease 40 of these distribution centers, satellite warehouses and depots. In addition, third-party logistics providers perform storage and distribution services for us to support our distribution network.

We rely on common carriers and our private fleet to transport our products from our manufacturing and processing facilities to our distribution facilities. Our distribution facilities generally accommodate all of our product lines from each of our segments and have the capacity to store refrigerated, dry and frozen goods. We assemble customer orders for multiple products at the distribution facilities and deliver them by common carrier or our private fleet to our customers’ warehouses. This allows us to efficiently sell full truckloads to both our large and small customers. We focus on optimizing the number and location of our distribution facilities to minimize both transportation and facility maintenance costs, while meeting our customers’ needs and providing them with desired stock levels and delivery times. We maintain all of our distribution facilities in good condition and believe they have sufficient capacity to meet our present distribution needs.

Competition

We face competition in all aspects of our business. Competitors include large national and international companies and numerous local and regional companies. We also compete with generic products and retailer brands, wholesalers and cooperatives. We compete primarily on the basis of product quality and innovation, brand recognition and loyalty, service, effectiveness of marketing, advertising and other promotional activity, the ability to identify and satisfy consumer preferences and price. Improving our market position or introducing a new product requires substantial advertising and promotional expenditures.

Trademarks and Intellectual Property

Our trademarks are material to our business and are among our most valuable assets. Some of our most significant trademarks include Kraft, Kool-Aid, Crystal Light, MiO, Cracker Barrel, Velveeta, Cheez Whiz, Oscar Mayer, Lunchables, Planters, Jell-O, Cool Whip, Miracle Whip, A.1., Grey Poupon, Shake N’ Bake, Baker’s and Stove Top. We own the rights to these trademarks in the United States, Canada and many other countries throughout the world. In addition, we own the trademark rights to Philadelphia in the United States, Canada and the Caribbean, and to Maxwell House and Gevalia throughout North America and Latin America. We protect our trademarks by registration or otherwise in the United States, Canada and other markets. Trademark protection continues in some countries for as long as the mark is used and in other countries for as long as it is registered. Registrations generally are for renewable, fixed terms. From time to time, we grant third parties licenses to use one or more of our trademarks in particular locations. Similarly, as of September 30, 2012, we sell some products under brands we license from third parties, including:

•	Capri Sun packaged juice drinks for sale in the United States and Canada; and

•	Taco Bell Home Originals Mexican-style food products for sale in U.S. grocery stores.

In connection with the Spin-Off, we granted Mondelēz International licenses to use some of our trademarks in particular locations outside of the United States and Canada and will sell some products under brands we license from Mondelēz International. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International” for more detail.

Additionally, we own numerous patents worldwide. We consider our portfolio of patents, patent applications, patent licenses under patents owned by third parties, proprietary trade secrets, technology, know-how processes and related intellectual property rights to be material to our operations. While our patent portfolio is material to our business, the loss of one patent or a group of related patents would not have a material adverse effect on our business. We either have been issued patents or have patent applications pending that relate to a number of current and potential products, including products licensed to others. Patents, issued or applied for, cover inventions ranging from basic packaging techniques to processes relating to specific products and to the products themselves.

Our issued patents extend for varying periods according to the date of patent application filing or grant and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage as determined by the patent office or courts in the country, and the availability of legal remedies in the country.

In connection with the Spin-Off, we granted Mondelēz International licenses to use some of our patents, and we also license certain patents from Mondelēz International. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International” for more detail.

Properties

Our corporate headquarters are located in Northfield, Illinois. Our headquarters are owned and house our executive offices, our U.S. business units, except Oscar Mayer, and our administrative, finance and human resource functions. We maintain additional owned and leased offices in the United States and Canada.

We also operate 40 manufacturing and processing facilities, 43 distribution facilities and three technology centers. See “—Manufacturing and Processing,” “—Distribution” and “—Research and Development” for additional detail. We do not believe that any of these facilities are individually material to our business.

Research and Development

We pursue four main objectives in research and development:

•	growth through new products and line extensions,

•	uncompromising product safety and quality,

•	superior customer satisfaction, and

•	cost reduction.

Our research and development specialists have historically focused on both major product innovation and more modestly scaled line extensions, such as the introduction of new flavors, colors or package designs for established products. We have approximately 810 food scientists, chemists and engineers, with teams dedicated to particular brands and products.

We maintain three key technology centers, each equipped with pilot plants and state-of-the-art instruments. We expended approximately $198 million on research and development activities in 2011, $185 million in 2010 and $194 million in 2009.

Seasonality

Overall sales of our products are fairly balanced throughout the year, although demand for certain products may be influenced by holidays, changes in seasons or other annual events.

Employees

We have approximately 25,000 employees, of whom approximately 21,300 are located in the United States and approximately 2,400 are located in Canada. Approximately one-third of our hourly employees are represented under contracts primarily with the United Food and Commercial Workers International Union and the International Brotherhood of Teamsters. These contracts expire at various times throughout the next several years. We believe that our relationships with employees and their representative organizations are generally good.

Regulation

Our U.S. food products and packaging materials are primarily regulated by the U.S. Food and Drug Administration or, for products containing meat and poultry, the U.S. Food Safety and Inspection Service of the U.S. Department of Agriculture. These agencies enact and enforce regulations relating to the manufacturing, distribution and labeling of food products. We supported the Food Safety Modernization Act, a 2011 law that provided additional food safety authority to the U.S. Food and Drug Administration. We do not expect the cost of complying with that law, and implementing regulations expected over the next two to three years, to be material.

In addition, various states regulate our U.S. operations by licensing plants, enforcing federal and state standards for selected food products, grading food products, inspecting plants and warehouses, regulating trade practices related to the sale of dairy products and imposing their own labeling requirements on food products.

Many of the food commodities we use in our U.S. operations are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to periodic U.S. Congressional and administrative review.

Our food operations in Canada are subject to local and national regulations similar to those applicable to our business in the United States.

Environmental Regulation

We are subject to various federal, provincial, state and local laws and regulations in the United States and Canada relating to the protection of the environment, including those governing discharges to air and water, the management and disposal of hazardous materials, the cleanup of contaminated sites and health and safety matters.

These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and Superfund (the environmental program established in the Comprehensive Environmental Response, Compensation, and Liability Act to address abandoned hazardous waste sites), which imposes joint and severable liability on each potentially responsible party. We are not a party to any proceedings arising under these laws and regulations that we currently expect to have a material effect on our financial condition. As of September 30, 2012, we were involved in 66 active actions in the United States under the Superfund legislation (and other similar actions and legislation) related to our current operations and certain closed, inactive or divested operations for which we retain liability.

As of September 30, 2012, we accrued an immaterial amount for environmental remediation. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial condition. However, it is difficult to predict with certainty the potential impact of future compliance efforts and environmental remedial actions and thus future costs associated with such matters may exceed current forecasts.

Legal Proceedings

We routinely are involved in legal proceedings, claims and governmental inspections or investigations, or “Legal Matters,” arising in the ordinary course of our business.

On March 1, 2011, Starbucks took control of the Starbucks CPG business in grocery stores and other channels. Starbucks did so without our authorization and in what we contend is a violation and breach of our license and supply agreement with Starbucks related to the Starbucks CPG business. The dispute is in arbitration in Chicago, Illinois. We are seeking appropriate remedies, including payment of the fair market value of the supply and license agreement, plus the premium this agreement specifies, prejudgment interest under New York law and attorney’s fees. Starbucks has counterclaimed for damages. Testimony and post-hearing briefing in the arbitration proceeding are completed and we await the arbitrator’s decision. We remain the named party in the proceeding. However, under the Separation and Distribution Agreement between Mondelēz International and us, we will direct any recovery we are awarded in the arbitration proceeding to Mondelēz International. Mondelēz International will reimburse us for any costs and expenses we incur in connection with the arbitration proceeding.

While we cannot predict with certainty the results of our dispute with Starbucks or any other Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve any of the Legal Matters that are currently pending individually and in the aggregate will have a material adverse effect on our financial results.

Foreign Operations

We sell our products to consumers in the United States and Canada, and export our products to over 35 countries and territories. We generated approximately 12% of our 2011 and 2010 combined net revenues and 11% of our 2009 combined net revenues outside the United States, primarily in Canada. For additional information about our foreign operations, see our “Segment Reporting” notes to our historical combined financial statements included in this prospectus.

THE EXCHANGE OFFER

General

When we sold the Outstanding 2015 Notes, Outstanding 2017 Notes, Outstanding 2022 Notes and Outstanding 2042 Notes (the “Outstanding Notes Issued June 2012”) on June 4, 2012, we entered into a registration rights agreement among us, as issuer, Mondelēz International (formerly known as Kraft Foods Inc.), as guarantor prior to the Spin-Off, and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and RBS Securities Inc., as representatives of the initial purchasers (the “June 2012 Registration Rights Agreement”). Under the June 2012 Registration Rights Agreement, we agreed:

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to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our reasonable best efforts to have the registration statement become and remain effective until 180 days after the closing of the exchange offer;

•	to use our reasonable efforts to have the exchange offer consummated not later than 60 days after the registration statement has been declared effective;

•	to hold the exchange offer open for at least 20 business days; and

•	to complete the exchange offer not later than June 4, 2013.

When we offered for exchange the Outstanding 2018 Notes, Outstanding 2020 Notes, Outstanding 2039 Notes and Outstanding 2040 Notes (the “Outstanding Notes Issued July 2012”) on July 18, 2012, we entered into a registration rights agreement among us, as issuer, Mondelēz International (formerly known as Kraft Foods Inc.), as guarantor prior to the Spin-Off, and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc., as dealer managers (the “July 2012 Registration Rights Agreement”). Under the July 2012 Registration Rights Agreement, we agreed:

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to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our reasonable best efforts to have the registration statement become and remain effective until 180 days after the closing of the exchange offer;

•	to use our reasonable efforts to have the exchange offer consummated not later than 60 days after the registration statement has been declared effective;

•	to hold the exchange offer open for at least 20 business days; and

•	to complete the exchange offer not later than July 18, 2013.

For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive in exchange a New Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of such Outstanding Note.

Shelf Registration

Under both the June 2012 Registration Rights Agreement and the July 2012 Registration Rights Agreement, we also agreed to use our reasonable best efforts to file and to have become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement effective until the date that the Outstanding Notes cease to be “registrable securities” (as defined in the June 2012 Registration

Rights Agreement and July 2012 Registration Rights Agreement, which definitions are identical), including when all Outstanding Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement, in the event that:

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we determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of each of the Outstanding Notes Issued June 2012 and Outstanding Notes Issued July 2012 under the June 2012 Registration Rights Agreement and the July 2012 Registration Rights Agreement, respectively, for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC; or

•	if for any reason the exchange offer is not for any other reason completed by June 4, 2013 for the Outstanding Notes Issued June 2012 and July 18, 2013 for the Outstanding Notes Issued July 2012, or

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in certain circumstances, if any initial purchaser of the Outstanding Notes Issued June 2012 or dealer manager of the Outstanding Notes Issued July 2012 so requests in connection with any offer or sale of Outstanding Notes.

We will, in the event of such a shelf registration, provide to each participating holder of Outstanding Notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Outstanding Notes. A holder of Outstanding Notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the June 2012 Registration Rights Agreement and July 2012 Registration Rights Agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of either the June 2012 Registration Rights Agreement or July 2012 Registration Rights Agreement that are applicable to such a holder of Outstanding Notes (including certain indemnification obligations). Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Outstanding Notes for registered notes in the exchange offer.

Additional Interest on Outstanding Notes

If a “registration default” (as defined in the June 2012 Registration Rights Agreement and July 2012 Registration Rights Agreement, which definitions are identical in all material respects) with respect to a series of registrable securities occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes of a particular series that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not exchanged New Notes for all Outstanding Notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the issuance of the applicable series of Outstanding Notes or (2) if applicable, a shelf registration statement covering resales of the Outstanding Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable (a) on more than two occasions during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of Outstanding Notes, and additional interest ceases to accrue on any registrable securities of a series of Outstanding Notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such applicable series of notes cease to be “registrable securities.”

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Outstanding Notes is payable. The New Notes will be accepted for clearance through DTC.

This summary of the provisions of the June 2012 Registration Rights Agreement and July 2012 Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the June 2012 Registration Rights Agreement and July 2012 Registration Rights Agreement, copies of which are filed as exhibits to our Registration Statement on Form S-4, of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use our reasonable efforts to keep the registration statement effective for at least 20 business days from the date notice of the exchange offer is mailed. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                     , 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the Outstanding Notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

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transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Deutsche Bank Trust Company Americas, the exchange agent, at the address set forth below under the heading “The Exchange Agent;” or

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if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

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the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue New Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “The Exchange Offer—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Notes accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the Outstanding Notes under circumstances relating to the timing of the exchange offer, as discussed above.

In all cases, we will issue New Notes in the exchange offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the Outstanding Notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three business trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “Exchange Offer Procedures” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue New Notes in the exchange offer for, any Outstanding Notes. We may terminate or amend the exchange offer at any time before the acceptance of Outstanding Notes for exchange if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indentures governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable New Notes in the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes;”

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Main Delivery To:

Deutsche Bank Trust Company Americas

Exchange Agent

By Mail:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Overnight Mail or Courier:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

For Additional Information, Contact:

(800) 735-7777 (Option #1)

DB.Reorg@db.com

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the Trustee;
•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the applicable Indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the prospectus dated June 4, 2012 or July 18, 2012, as applicable, relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the June 2012 Registration Rights Agreement or July 2012 Registration Rights Agreement, as applicable, except under limited circumstances.

Holders of the New Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the applicable Indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the exchange offer.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•

it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the exchange offer;

•	it is acquiring the New Notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the June 2012 Registration Rights Agreement and July 2012 Registration Rights Agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable efforts to register or qualify the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the New Notes reasonably requests at the time the registration statement of which this prospectus forms a part is declared effective. We are not required to (1) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where we would not otherwise be required to so qualify, (2) file any general consent to service of process in any such jurisdiction, (3) subject ourselves to taxation in any such jurisdiction if it is not so subject or (4) make any changes to our incorporating organization documents.

DESCRIPTION OF THE NEW NOTES

The New 2015 Notes, New 2017 Notes, New 2022 Notes and New 2042 Notes will be issued under a base indenture, dated as of June 4, 2012, among us, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a supplemental indenture no. 1 thereto dated June 4, 2012, among us, as issuer, Mondelēz International (formerly known as Kraft Foods Inc.), as guarantor prior to the Spin-Off, and the Trustee (the “June 2012 Indenture”).

The New 2018 Notes, New 2020 Notes, New 2039 Notes and New 2040 Notes will be issued under a base indenture, dated as of June 4, 2012, among us, as issuer, and the Trustee, as supplemented by a supplemental indenture no. 2 thereto dated July 18, 2012, among us, as issuer, Mondelēz International (formerly known as Kraft Foods Inc.), as guarantor prior to the Spin-Off, and the Trustee (the “July 2012 Indenture”). When applicable, the June 2012 Indenture and the July 2012 Indenture are referred to in this prospectus as the “Indentures.” The terms of the June 2012 Indenture and the July 2012 Indenture are identical in all material respects except, except with respect to the amount, interest rate, record date and maturity date of each of the Outstanding Notes issued thereunder, and New Notes to be issued thereunder.

The following description is a summary of the material provisions of the Indentures, and does not restate the terms of the Indentures in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the New Notes. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indentures.

The registered holder of a New Note will be treated as the owner of such New Note for all purposes. Only registered holders will have rights under the Indentures.

Certain Terms of the New 1.625% Notes due 2015

We will issue up to $1,000,000,000 principal amount of the 1.625% Notes due 2015 (the “New 2015 Notes”) as a series of notes under the June 2012 Indenture in exchange for a like principal amount of Outstanding 2015 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2015 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 4, 2015. The New 2015 Notes will bear interest at the rate of 1.625% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 4 and December 4 of each year, beginning on December 4, 2012, to the persons in whose names the New 2015 Notes are registered at the close of business on the preceding May 19 and November 19, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 2.250% Notes due 2017

We will issue up to $1,000,000,000 principal amount of the New 2.250% Notes due 2017 (the “New 2017 Notes”) as a series of notes under the June 2012 Indenture in exchange for a like principal amount of Outstanding 2017 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2017 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 5, 2017. The New 2017 Notes will bear interest at the rate of 2.250% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 5 and December 5 of each year, beginning on December 5, 2012, to the persons in whose names the New 2017 Notes are registered at the close of business on the preceding May 20 and November 20, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 6.125% Notes due 2018

We will issue up to $1,034,657,000 principal amount of the New 6.125% Notes due 2018 (the “New 2018 Notes”) as a series of notes under the July 2012 Indenture in exchange for a like principal amount of Outstanding 2018 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2018 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 23, 2018. The New 2018 Notes will bear interest at the rate of 6.125% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on February 23 and August 23 of each year, to the persons in whose names the New 2018 Notes are registered at the close of business on the preceding February 8 and August 8, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 5.375% Notes due 2020

We will issue up to $900,000,000 principal amount of the New 5.375% Notes due 2020 (the “New 2020 Notes”) as a series of notes under the June 2012 Indenture in exchange for a like principal amount of Outstanding 2020 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2020 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 10, 2020. The New 2020 Notes will bear interest at the rate of 5.375% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on February 10 and August 10 of each year, to the persons in whose names the New 2020 Notes are registered at the close of business on the preceding January 26 and July 26, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 3.500% Notes due 2022

We will issue up to $2,000,000,000 principal amount of the New 3.500% Notes due 2022 (the “New 2022 Notes”) as a series of notes under the July 2012 Indenture in exchange for a like principal amount of Outstanding 2022 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2022 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 6, 2022. The New 2022 Notes will bear interest at the rate of 3.500% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 6 and December 6 of each year, beginning on December 6, 2012, to the persons in whose names the New 2022 Notes are registered at the close of business on the preceding May 21 and November 21, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 6.875% Notes due 2039

We will issue up to $877,860,000 principal amount of the New 6.875% Notes due 2039 (the “New 2039 Notes”) as a series of notes under the July 2012 Indenture in exchange for a like principal amount of Outstanding 2039 Notes. Unless an earlier redemption has occurred, the entire principal amount of New 2039 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 26, 2039. The New 2039 Notes will bear interest at the rate of 6.875% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on January 26 and July 26 of each year, to the persons in whose names the New 2039 Notes are registered at the close of business on the preceding January 11 and July 11, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the New 6.500% Notes due 2040

We will issue up to $787,483,000 principal amount of the New 6.500% Notes due 2040 (the “New 2040 Notes”) as a series of notes under the July 2012 Indenture. Unless an earlier redemption has occurred, the entire principal amount of New 2040 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 9, 2040. The New 2040 Notes will bear interest at the rate of 6.500% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on February 9 and August 9 of each year, to the persons in whose names the New 2040 Notes are registered at the close of business on the preceding January 25 and July 25, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the 5.000% Notes due 2042

We will issue up to $2,000,000,000 principal amount of the New 5.000% Notes due 2042 (the “New 2042 Notes”) as a series of notes under the June 2012 Indenture. Unless an earlier redemption has occurred, the entire principal amount of New 2042 Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 4, 2042. The New 2042 Notes will bear interest at the rate of 5.000% per annum from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on June 4 and December 4 of each year, beginning on December 4, 2012, to the persons in whose names the New 2042 Notes are registered at the close of business on the preceding May 19 and November 19, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

General

In some circumstances, we may elect to discharge our obligations on an applicable series of New Notes through full defeasance or covenant defeasance. See “—Defeasance” for more information.

We may, without the consent of the holders of an applicable series of New Notes, issue additional New Notes having the same ranking and the same interest rate, maturity and other terms as such New Notes (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such additional New Notes), provided that if the additional New Notes are not fungible with such New Notes for U.S. federal income tax purposes, they will be issued under a separate CUSIP number. Any additional New Notes having such similar terms, together with the applicable series of New Notes offered by this prospectus, will constitute a single series of New Notes under the June 2012 Indenture or July 2012 Indenture, as applicable. No additional New Notes may be issued if an Event of Default has occurred with respect to the applicable series of New Notes.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the New Notes. However, under certain circumstances, we may be required to offer to purchase New Notes as described under the caption “Change of Control.” We may at any time and from time to time purchase New Notes in the open market or otherwise.

No Guarantee

The New Notes are not guaranteed by Mondelēz International. Prior to the Distribution, the Outstanding Notes were initially guaranteed by Mondelēz International, and upon consummation of the Distribution, the guarantee terminated in accordance with the provisions of the Indentures. Mondelēz International no longer has an obligation with respect to the Outstanding Notes or the New Notes.

Payment and Transfer

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the New Notes are registered on the close of business on the day or days that we will specify in accordance with the Indentures. We will pay the principal of, and any premium on, registered New Notes only against surrender of those New Notes. Holders may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the New Notes upon the occurrence of specified events involving U.S. taxation as described below under “—Redemption for Tax Reasons,” holders of New Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their New Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the New Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest, if any, on the New Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of New Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the New Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the New Notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the New Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased.

The paying agent will promptly mail to each holder of New Notes properly tendered the purchase price for the New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new New Note equal in principal amount to any unpurchased portion of any New Notes surrendered; provided that each new New Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the New Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all New Notes properly tendered and not withdrawn under its offer.

Our ability to pay cash to holders of New Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the New Notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the New Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the below investment grade rating event).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Kraft Foods Group and its subsidiaries taken as a whole to any Person (as defined below) or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than Kraft Foods Group or one of its subsidiaries, and other than the Internal Reorganization described under “Certain Relationships and Related Party Transactions–Agreements with Mondelēz International—Separation and Distribution Agreement;” (ii) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Kraft Foods Group (whether or not otherwise in compliance with the provisions of the Indentures); (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of Kraft Foods Group’s voting stock; or (iv) the first day on which a majority of the members of Kraft Foods Group’s Board of Directors are not Continuing Directors (as defined below).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Kraft Foods Group and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require Kraft Foods Group to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Kraft Foods Group and its subsidiaries taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Kraft Foods Group who (i) was a member of such Board of Directors on the date of the issuance of the New Notes; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of Kraft Foods Group’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB—(or the equivalent) by S&P (as defined below), respectively.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” has the meaning set forth in the Indentures and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if any of Moody’s or S&P ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the

Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to the beneficial owner of any New Note who is a Non-U.S. Holder (as defined under “Certain U.S. Federal Income Tax Considerations”) or is a partnership that is not created or organized in or under the laws of the United States or any political subdivision thereof such additional amounts as may be necessary to ensure that every net payment on such New Note, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such New Note to be then due and payable. However, we will not pay additional amounts if the beneficial owner is subject to taxation solely for reasons other than its ownership of the New Note, nor will we pay additional amounts for or on account of:

(a)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a beneficial owner of a New Note) between the beneficial owner (or between a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) of a New Note and the United States, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, person holding a power, partner, member or shareholder) being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

(b)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) (i) being or having been present in, or engaged in a trade or business in, the United States, (ii) being treated as having been present in, or engaged in a trade or business in, the United States, or (iii) having or having had a permanent establishment in the United States;

(c)	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner (or a fiduciary, settlor, beneficiary or person holding a power over such beneficial owner, if the beneficial owner is an estate or trust, or a partner, member or shareholder of the beneficial owner, if the beneficial owner is a partnership, limited liability company or corporation) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	any tax, assessment or other governmental charge imposed on a beneficial owner that actually or constructively owns 10% or more of the total combined voting power of all of our classes of stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

(e)	any tax, assessment or other governmental charge which would not have been so imposed but for the presentation of such New Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever occurs later;

(f)	any tax, assessment or other governmental charge that is payable by any method other than withholding or deduction by us or any paying agent from payments in respect of such New Note;

(g)	any gift, estate, inheritance, sales, transfer, personal property or excise tax or any similar tax, assessment or other governmental charge;

(h)	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment in respect of any New Note if such payment can be made without such withholding by at least one other paying agent;

(i)	any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(j)	any tax, assessment or other governmental charge imposed as a result of the failure of the holder or beneficial owner of a New Note to comply with a request to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a New Note, if such compliance is required by statute or regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(k)	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

(l)	any combination of items (a) through (k) above.

In addition, we will not pay additional amounts to a beneficial owner of a New Note that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or to a beneficial owner of a New Note that is not the sole beneficial owner of such New Note, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficial owner, partner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of this paragraph, the term “beneficial owner” includes any person holding a New Note on behalf of or for the account of a beneficial owner.

Redemption for Tax Reasons

Each series of the New Notes will mature and be redeemed at par on their respective maturity dates of June 4, 2015, June 5, 2017, August 23, 2018, February 10, 2020, June 6, 2022, January 26, 2039, February 9, 2040 and June 4, 2042 and are not redeemable prior to maturity except upon the occurrence of a Change of Control Triggering Event or certain tax events described below.

We may redeem a series of New Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such New Notes plus any accrued interest and additional amounts to the date fixed for redemption if:

•

as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after the issue date, we have or will become obligated to pay additional amounts with respect to the New Notes as described above under “—Payment of Additional Amounts,” and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us; or

•

on or after the issue date, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States, including any of those actions specified above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that we will become obligated to pay additional amounts with respect to the New Notes, and we, in our business judgment, determine that such obligations cannot be avoided by the use of reasonable measures available to us.

If we exercise our option to redeem the New Notes, we will deliver to the Trustee a certificate signed by an authorized officer stating that we are entitled to redeem the New Notes and an opinion of independent tax counsel to the effect that the circumstances described in the above bullets exist.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of our properties and assets to any person, unless:

•	we are a continuing corporation or any successor purchaser is an entity organized under the laws of the United States or any state of the United States;

•

the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the New Notes and the performance of every covenant in the Indentures that we would otherwise have to perform as if it were an original party to the Indentures;

•	immediately after the effective date of the transaction, no Event of Default has occurred and is continuing under the Indentures; and

•

we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

The successor corporation will assume all of our obligations under the Indentures as if it were an original party to the Indentures. After assuming such obligations, the successor corporation will have all of our rights and powers under the Indentures.

Restrictive Covenants

The Indentures include the following restrictive covenants:

Limitations on Liens

The Indentures limit the amount of liens that we or our Subsidiaries (as defined below) may incur or otherwise create in order to secure indebtedness for borrowed money, upon any Principal Facility (as defined below) or any shares of capital stock that any of our Subsidiaries owning any Principal Facility has issued to us or any of our Subsidiaries. If we or any of our Subsidiaries incur such liens, then we will secure the New Notes to the same extent and in the same proportion as the debt that is secured by such liens. This covenant does not apply, however, to any of the following:

•

in the case of a Principal Facility, liens incurred in connection with the issuance by a state or its political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	liens existing on the date of the applicable Indenture;

•

liens on property or shares of stock existing at the time we or any of our Subsidiaries acquire such property or shares of stock, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price, construction or improvement of such property incurred prior to, during, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase of the property or construction or improvement on it; or

•

liens for the sole purpose of extending, renewing or replacing all or a part of the indebtedness secured by any lien referred to in the previous bullet points or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original lien.

Notwithstanding the foregoing, we and/or any of our Subsidiaries may incur liens that would otherwise be subject to the restriction described above, without securing New Notes issued under the Indentures equally and ratably, if the aggregate value of all outstanding indebtedness secured by the liens and the value of Sale and Leaseback Transactions (as defined below) does not at the time exceed the greater of:

•	10% of our Consolidated Net Tangible Assets (as defined below); or

•	10% of our Consolidated Capitalization (as defined below).

As of September 30, 2012, our Consolidated Net Tangible Assets were $5.7 billion and our Consolidated Capitalization was $17.7 billion, each as calculated on the basis of our unaudited interim condensed combined financial statements contained elsewhere in this prospectus.

Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility is prohibited, unless within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the sale or the fair value of the property (“value”) is applied to the retirement of long-term non-subordinated indebtedness for money borrowed with more than one year stated maturity, including our New Notes, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the previous paragraph does not exceed the amount stated in the previous paragraph.

There are no other restrictive covenants in the Indentures. The Indentures do not require us to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on our capital stock or the redemption or purchase of our capital stock. Moreover, the Indentures do not contain any provision requiring us to repurchase or redeem any New Notes or modify the terms thereof or afford the holders thereof any other protection in the event of our change of control, any highly leveraged transaction or any other event involving us that may materially adversely affect our creditworthiness or the value of the New Notes.

Defined Terms

We define “Subsidiaries” as any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries or by us and one or more Subsidiaries.

We define “Principal Facility” as all real property owned and operated by us or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 0.25% of Consolidated Capitalization.

We define a “Sale and Leaseback Transaction” as the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by us or any Subsidiary will be discontinued on or before the expiration of such period.

We define “Consolidated Net Tangible Assets” as the excess of all assets over current liabilities appearing on our most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in Subsidiaries.

We define “Consolidated Capitalization” as the total of all of the assets appearing on our most recent quarterly or annual consolidated balance sheet, less:

•

current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of our most recent quarterly or annual consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

Defeasance

We can terminate all of our obligations under the applicable Indenture with respect to an applicable series of New Notes, other than the obligation to pay the principal of, and any premium and interest on, such New Notes and certain other obligations, at any time by:

•

depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and any premium and interest on, such New Notes to their maturity; and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of such New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

We can terminate all of our obligations under the applicable Indenture with respect to an applicable series of New Notes, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, such New Notes, at any time by:

•	depositing money or United States government obligations with the Trustee in an amount sufficient to pay the principal of, and the interest and any premium on, such New Notes to their maturity; and

•

complying with certain other conditions, including delivery to the Trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the applicable Indenture, to the effect that holders of such New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

Payments of Unclaimed Moneys

Moneys deposited with the Trustee or any paying agent for the payment of principal of, or any premium and interest on, any New Notes that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the Trustee or paying agent.

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of New Notes, we and the Trustee may supplement the Indentures, among other things, to:

•	pledge property to the Trustee as security for the New Notes;

•	reflect that another entity has succeeded us and assumed the covenants and obligations of us under the New Notes and the Indentures;

•

cure any ambiguity or inconsistency in the Indentures or in the New Notes or make any other provisions necessary or desirable, as long as the interests of the holders of the New Notes are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of additional New Notes as provided in the Indentures;

•

add to our covenants further covenants for the benefit of the holders of New Notes, and if the covenants are for the benefit of less than all series of New Notes, stating which series are entitled to benefit;

•	add any additional event of default and if the new event of default applies to fewer than all series of New Notes, stating to which series it applies;

•	change the Trustee or provide for an additional trustee;

•	provide additional provisions for bearer New Notes so long as the action does not adversely affect the interests of holders of any New Notes in any material respect; or

•	modify the Indentures in order to continue its qualification under the Trust Indenture Act or as may be necessary or desirable in accordance with amendments to the Trust Indenture Act.

Supplemental Indentures Requiring Consent of Holders

With the consent of the holders of a majority in principal amount of each series of the New Notes that would be affected by a modification of the applicable Indenture, the Indentures permit us and the Trustee to supplement the applicable Indenture or modify in any way the terms of the applicable Indenture or the rights of the holders of the New Notes of such series. However, without the consent of each holder of all of the New Notes affected by that modification, we and the Trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any New Note;

•	reduce the rate of or change the time for payment of interest on any New Note;

•	change any of our obligations to pay additional amounts under the applicable Indenture;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any New Note by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any New Note payable in a currency other than that stated in the New Note or change the place of payment;

•	impair any right of repayment or purchase at the option of any holder of New Notes;

•	reduce the right of any holder of New Notes to receive or sue for payment of the principal or interest on a New Note that would be due and payable at the maturity thereof or upon redemption; or

•	reduce the percentage in principal amount of the outstanding New Notes of any series required to supplement the applicable Indenture or to waive any of its provisions.

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of New Notes will not affect the rights under the applicable Indenture of holders of other series of New Notes.

Waivers Under the Indentures

Under the Indentures, the holders of a majority in aggregate principal amount of the outstanding New Notes of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants of the applicable Indenture;

•	waive any past default under the applicable Indenture, except a default in the payment of the principal of, or any premium or interest on, any New Notes of the series; and

•	a default under any provision of the applicable Indenture which itself cannot be modified without the consent of the holders of each affected New Note of the series.

Events of Default

When we use the term “Event of Default” in the Indentures with respect to a particular series of New Notes, we mean any of the following:

•	we fail to pay interest, including any additional interest, on any New Note of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any New Note of that series when due;

•

we fail to perform any other covenant or warranty in the applicable Indenture and this failure continues for 90 days after we receive written notice of it from the Trustee or holders of 25% in principal amount of the outstanding New Notes of that series;

•	we or a court take certain actions relating to bankruptcy, insolvency or reorganization of our company; or

•	any other event of default that may be specified for the New Notes of the series or in the board resolution with respect to the New Notes of that series.

The supplemental indenture or the form of security for a particular series of New Notes may include additional Events of Default or changes to the Events of Default described above.

A default with respect to a single series of New Notes under the applicable Indenture will not necessarily constitute a default with respect to any other series of New Notes issued under the Indentures. A default under our other indebtedness will not be a default under the Indentures. The Trustee may withhold notice to the holders of New Notes of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders.

If an Event of Default for any series of New Notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes of the affected series may require us upon notice in writing to us, to immediately repay the entire principal, of all the New Notes of such series together with accrued interest on the New Notes.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts and accrued interest on all New Notes of each series will immediately become due and payable, without any action by the Trustee or any holder of New Notes.

Subject to certain conditions, the holders of a majority in principal amount of the outstanding New Notes of a series may rescind a declaration of acceleration if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee an indemnity satisfactory to it. The holders of a majority in principal amount outstanding of any series of New Notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of New Notes.

The Indentures require us to file each year with the Trustee, an officer’s certificate that states that the signing officer has supervised a review of the activities and performance under the Indentures, and to the best of his or her knowledge, based on the review, we comply with all conditions and covenants of the Indentures.

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the Indentures require us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency.

Reports

For so long as any New Notes are outstanding, Kraft Foods Group will furnish to Holders and prospective purchasers of the New Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by Kraft Foods Group or a third party; provided, however, that the Trustee shall have no responsibility to determine if such posting has occurred) to which access will be given to Holders and prospective purchasers of the New Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of Kraft Foods Group.

Notices

Notices to holders of the New Notes will be sent by mail or email to the registered holders.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indentures. Deutsche Bank Trust Company Americas has performed and will perform other services for us and certain of our subsidiaries in the normal course of its business.

Governing Law

The Indentures are and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Notes

Global Notes

The New Notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the New Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

Book-Entry Procedures for the Global Notes

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates posttrade settlement among its Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between accounts of the Direct Participants. This eliminates the need for physical movement of securities certificates.

•	Direct Participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the New Notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the New Notes on the records of DTC. The ownership interest of each actual purchaser of the New Notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the New Notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global notes for all purposes under the Indentures. Except as described below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the New Notes registered in their names, will not receive or be entitled to receive physical delivery of New Notes in definitive form and will not be considered the owners or holders thereof under the Indentures. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the Indentures. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the New Notes desires to give or take any action which a holder is entitled to give or take under the Indentures, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and/or Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to New Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of and interest on the New Notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the Trustee, nor any other agent of ours or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We believe, however, that it is currently the policy of DTC to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the New Notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its New Notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such New Notes by causing the Direct Participant to transfer the Participant’s interest in the New Notes, on DTC’s records, to the tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the New Notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, physical notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, physical certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certificated Notes

The New Notes will not be issued in definitive form except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the New Notes represented by such global notes upon delivery of such global notes for cancellation

Settlement Procedures

Initial settlement for the New Notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MANAGEMENT

Our Directors

Our Board is comprised of eleven directors. These eleven individuals have significant experience in relevant industries and demonstrated leadership capabilities. These individuals possess expertise in a wide variety of areas important to our operations, including manufacturing, supply chain and logistics, marketing, consumer products, finance, the governmental regulatory environment and social media. As a group, they provide a broad base of complementary experience and expertise, while bringing a wide range of viewpoints and backgrounds to our Board.

All of the individuals who serve as our directors have worked in a range of U.S. markets and served as significant corporate or academic leaders or both. Our directors include several current and former top executives of leading U.S. companies and combined have decades of strategy development and managerial experience. Nearly all have served or currently serve on the boards of major U.S. public companies and possess an understanding of the responsibilities that accompany board membership.

The following table and biographies present information, as of November 28, 2012, concerning the individuals who serve as our directors, including their respective business experience. The following also includes information about all public company directorships each individual currently holds or held during the past five years. In addition to the public company directorships listed below, the directors also serve on the boards of various charitable, educational and cultural institutions.

Name	Age	Position
John T. Cahill	55	Executive Chairman
W. Anthony Vernon	56	Chief Executive Officer and Director
Abelardo E. Bru	63	Director
L. Kevin Cox	49	Director
Myra M. Hart	72	Director
Peter B. Henry	43	Director
Jeanne P. Jackson	61	Director
Terry J. Lundgren	60	Director
Mackey J. McDonald	66	Director
John C. Pope	63	Director
E. Follin Smith	53	Director

Mr. Cahill is our Executive Chairman. He joined Mondelēz International on January 2, 2012 as the Executive Chairman Designate, North American Grocery, and served in that capacity until the Distribution Date. Prior to that, he served as an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. He currently serves as lead director of Colgate-Palmolive Company and is also a director at Legg Mason, Inc. Mr. Cahill brings to our Board his knowledge of the food and beverage industry, financial management and operational expertise and public company board and corporate governance experience.

Mr. Vernon is our Chief Executive Officer and a member of our Board. Prior to the Distribution Date, he served as Mondelēz International’s Executive Vice President and President, Kraft Foods North America. Prior to joining Mondelēz International in August 2009, he was the Healthcare Industry Partner of Ripplewood Holdings LLC, a private equity firm, since 2006. Mr. Vernon spent 23 years with Johnson & Johnson, a pharmaceutical company, in a variety of leadership positions, most recently serving as Company Group Chairman of DePuy Inc., an orthopedics company and subsidiary of Johnson & Johnson, from 2004 to 2005. He is also a director of Medivation, Inc. and was formerly a director of Uluru Inc. Mr. Vernon brings to our Board his experience overseeing strategy and development for major consumer brands and operating, retail and governmental regulatory expertise.

Mr. Bru has been a member of our Board since the Distribution Date. From 1976 to 2005, he served at PepsiCo, Inc., a food and beverage company, in various leadership capacities, including as Vice Chairman from 2004 to 2005, Chairman and Chief Executive Officer, Frito-Lay North America from 2003 to 2004, President and Chief Executive Officer, Frito-Lay North America from 1999 to 2003 and President and General Manager, Sabritas Mexico from 1992 to 1999. He is currently a director of Kimberly-Clark Corporation and was formerly a director of Office Depot, Inc. Mr. Bru brings to our Board his knowledge of the food and beverage industry, business leadership experience, operating, finance and retail expertise and public company board and corporate governance experience.

Mr. Cox has been a member of our Board since the Distribution Date. He has been serving as Executive Vice President, Human Resources of the American Express Company, a global provider of payment solutions and travel-related services for consumers and businesses, since April 2005. Prior to that, he spent 16 years at PepsiCo, Inc., a food and beverage company, and The Pepsi Bottling Group, Inc., a beverage manufacturing company, where he served in a variety of leadership positions in strategy, business development, technology and human resources. He currently serves as a director of The Corporate Executive Board Company, and he was formerly a director of Virgin Mobile USA, Inc. and The Chefs’ Warehouse, Inc. Mr. Cox brings to our Board knowledge of the consumer products industry, corporate leadership expertise and public company board and corporate governance experience.

Dr. Hart has been a member of our Board since the Distribution Date. She joined the faculty of the Harvard Business School in 1995 as a professor of management practice and retired to its senior faculty in 2008. From 1985 until 1990, Dr. Hart was a member of the team that founded Staples, Inc., an office products retailer, leading operations, strategic planning and growth implementation in new and existing markets. Prior to that, she was Director of Marketing for Star Market, a division of SuperValu Inc., a U.S. grocery retailer, from 1983 to 1985. Dr. Hart served as a director of Mondelēz International from December 2007 until the Distribution Date. She was also formerly a director of Office Depot Inc., Royal Ahold N.V. and Summer Infant, Inc. Dr. Hart brings to our Board her leadership, operating and marketing expertise, knowledge of the grocery industry and public company board and corporate governance experience.

Dr. Henry has been a member of our Board since the Distribution Date. He is currently Dean of the Leonard N. Stern School of Business at New York University. Prior to that, Dr. Henry was on the faculty at Stanford University since 1997, where he served as Konosuke Matsushita Professor of International Economics, John and Cynthia Fry Gunn Faculty Scholar and Associate Director of the Stanford Center for Global Business and the Economy from 2008 to 2009, Professor of Economics from 2007 to 2008 and Tenured Associate Professor of Economics from 2005 to 2007. Dr. Henry served as a director of Mondelēz International from May 2011 until the Distribution Date. Dr. Henry brings to our Board his financial expertise, leadership and experience as a member of leading academic institutions and economic research and foreign relations organizations.

Ms. Jackson has been a member of our Board since the Distribution Date. She has been serving as President, Direct to Consumer at Nike, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, since 2009. Prior to that, she founded and served as the Chief Executive Officer of MSP Capital, a private investment company, from 2002 to 2003 and as Chief Executive Officer of Walmart.com, a private eCommerce enterprise, from 2000 to 2002. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret Direct LLC, Saks Fifth Avenue, Federated Department Stores, Inc. and Bullocks, all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company, a mass media company. She currently serves as a director of McDonald’s Corporation and was formerly a director of Harrah’s Entertainment Inc., Nike, Inc. and Nordstrom, Inc. Ms. Jackson brings to our Board her marketing, social media and product development expertise, retail and consumer products knowledge and public company board and corporate governance experience.

Mr. Lundgren has been a member of our Board since the Distribution Date. He has been serving at Macy’s, Inc., a national retailer, as President and Chief Executive Officer since 2003 and as a director since 1997, becoming Chairman of the Board in 2004. Mr. Lundgren previously served as Macy’s, Inc.’s President and Chief

Operating Officer from 2002 to 2003, President and Chief Merchandising Officer from 1997 until 2002 and Chairman and Chief Executive Officer, Federated Merchandising Group from 1994 until 1997. Prior to joining Federated Department Stores, Inc., Macy’s, Inc.’s predecessor, Mr. Lundgren was affiliated with The Neiman Marcus Group, a national retailer, from 1994 to 1998, serving as Chairman and Chief Executive Officer, Neiman Marcus Stores from 1990 to 1994. He served as a director of Mondelēz International from May 2012 until the Distribution Date. He is also currently a director of the Federal Reserve Bank of New York. Mr. Lundgren brings to our Board corporate leadership and marketing expertise and public company board and corporate governance experience.

Mr. McDonald has been a member of our Board since the Distribution Date. He has been serving as a senior advisor to Crestview Partners, a private equity firm, since 2008. Prior to that, he served at VF Corporation, an apparel manufacturer, as Chief Executive Officer from 1996 to 2008 and as President from 1993 to 1996. Mr. McDonald also served at VF Corporation as a director from 1993 to 1998 and as Chairman of the Board from 1998 to 2008. Mr. McDonald served as a director of Mondelēz International from January 2010 until the Distribution Date. He currently serves as a director of Hyatt Hotels Corporation and was formerly a director of Wells Fargo & Company, The Hershey Company, Tyco International, Ltd. and Wachovia Corporation. Mr. McDonald brings to our Board his knowledge of the consumer products industry, leadership and operating expertise and public company board and corporate governance experience.

Mr. Pope has been a member of our Board since August 2012. He has been serving as Chairman of PFI Group, LLC, a financial management firm, since 1994. From December 1995 to November 1999, Mr. Pope served as Chairman of the Board of MotivePower Industries, Inc., a manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities at United Airlines, a U.S.-based airline, and its parent, UAL Corporation, including as Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Executive Vice President, Marketing and Finance. Mr. Pope served as a director of Mondelēz International from July 2001 until the Distribution Date. He is also currently a director of Con-way, Inc., Navistar International Corporation, R.R. Donnelley and Sons Co. and Waste Management, Inc. and was formerly a director of Dollar Thrifty Automotive Group, Inc. and Federal-Mogul Corporation. Mr. Pope brings to our Board his leadership, operating and marketing experience, financial and accounting expertise and public company board and corporate governance experience.

Ms. Smith has been a member of our Board since the Distribution Date. She served at Constellation Energy Group, Inc., a commercial and industrial electricity supplier, as Executive Vice President, Chief Financial Officer and Chief Administrative Officer from 2003 to 2007 and as Executive Vice President and Chief Financial Officer from 2001 to 2003. Prior to that, Ms. Smith served at Armstrong World Industries Inc., a manufacturer of hard-surface flooring and ceilings, as Senior Vice President and Chief Financial Officer from 2000 to 2001 and as Vice President and Treasurer from 1998 to 2000. Prior to joining Armstrong World Industries Inc., Ms. Smith spent thirteen years with General Motors Corporation, an automotive company, in various financial and leadership positions, most recently as Chief Financial Officer, Delphi Chassis Systems from 1997 to 1998. She is currently a director of Discover Financial Services and Ryder Systems, Inc. Ms. Smith brings to our Board her financial, accounting and governmental regulatory expertise, strategy and management background and public company board and corporate governance experience.

Our Executive Officers

The following table presents information, as of November 28, 2012, concerning our executive officers, including their respective business experience.

Name, Age and Position with Kraft Foods Group

Name	Age	Position
Timothy R. McLevish	57	Executive Vice President and Chief Financial Officer
Dino J. Bianco	50	Executive Vice President and President, National Businesses and Marketing Services
Thomas F. Corley	50	Executive Vice President and President, U.S. Sales
Charles W. Davis	55	Executive Vice President, Research, Development, Quality & Innovation
Adrienne D. Elsner	49	Executive Vice President and President, Beverages
Georges El-Zoghbi	45	Executive Vice President and President, Cheese and Dairy
Robert Gorski	60	Executive Vice President, Integrated Supply Chain
Diane Johnson May	53	Executive Vice President, Human Resources
Nicholas E. Meriggioli	49	Executive Vice President and President, Oscar Mayer
Michael Osanloo	46	Executive Vice President and President, Grocery
Sam B. Rovit	54	Executive Vice President, Strategy
Kim K. W. Rucker	45	Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary

Mr. McLevish has served as our Executive Vice President and Chief Financial Officer since August 2012. He served as Mondelēz International’s Executive Vice President from August 15, 2011 until the Distribution Date, leading the Spin-Off planning. Mr. McLevish also served as Mondelēz International’s Executive Vice President and Chief Financial Officer from October 2007 to May 2011. Prior to that, Mr. McLevish served as Senior Vice President and Chief Financial Officer at Ingersoll-Rand Company Limited, an industrial company, since June 2002. Mr. McLevish also serves on the Boards of Directors of Kennametal Inc. and URS Corporation.

Mr. Bianco has served as our Executive Vice President and President, National Businesses and Marketing Services, since the Distribution Date. Prior to that, he served as Mondelēz International’s President, Kraft Foods Canada since November 2005. He has also served in various marketing, sales and finance capacities at Mondelēz International, including Vice President of Marketing, Kraft Foods Canada from January 2002 to November 2005. He joined Mondelēz International in 1990.

Mr. Corley has served as our Executive Vice President and President, U.S. Sales since the Distribution Date. Prior to that, he served as Mondelēz International’s President, U.S. Sales since April 2012. Prior to that, Mr. Corley served as Mondelēz International’s Senior Vice President, U.S. Sales from 2009 to 2012, Senior Vice President, Wal-Mart Stores, Inc. Sales from 2008 to 2009 and Vice President, Wal-Mart Stores, Inc. Sales from 2007 to 2008. He joined Mondelēz International in 1985.

Mr. Davis has served as our Executive Vice President, Research, Development, Quality & Innovation since the Distribution Date. Prior to that, he served as Mondelēz International’s Vice President, Research, Development & Quality, Kraft Foods Europe since 2007. Prior to that, Mr. Davis served as Mondelēz International’s Vice President, Research, Development & Quality, North American Convenient Meals Sector from 2004 to 2007. He joined Mondelēz International in 1984.

Ms. Elsner has served as our Executive Vice President and President, Beverages since the Distribution Date. Prior to that, she served as Mondelēz International’s President, Beverages since May 2010. She previously served as Vice President and President, Coffee, Kraft Foods Europe from 2007 to 2010, and as Vice President, Marketing Resources, Kraft Foods Europe from 2005 to 2007. Ms. Elsner joined Mondelēz International in 1992.

Mr. El-Zoghbi has served as our Executive Vice President and President, Cheese and Dairy since the Distribution Date. Prior to that, he served as Mondelēz International’s President, Cheese and Dairy since October 2009. Prior to that, he served as Mondelēz International’s Vice President and Area Director, Kraft Foods Australia & New Zealand from October 2007 to September 2009. Prior to joining Mondelēz International, Mr. El-Zoghbi served in various directorial and managerial capacities at Fonterra Co-operative Group, a multinational processor of dairy products, from July 1998 to September 2007.

Mr. Gorski has served as our Executive Vice President, Integrated Supply Chain since the Distribution Date. Prior to that, Mr. Gorski served as Executive Vice President, Integrated Supply Chain, Kraft Foods North America, since August 1, 2012. Prior to that, he worked for The Procter & Gamble Company, a consumer products company, for 34 years, in a variety of leadership positions in multiple categories in North America and Europe. He most recently served as Vice President, Supply Chain for Procter & Gamble’s global baby care business from 2003 to 2012.

Ms. Johnson May has served as our Executive Vice President, Human Resources since the Distribution Date. Prior to that, she served as Mondelēz International’s Senior Vice President, Human Resources, Kraft Foods North America since September 2010. She joined Mondelēz International in 1980 and has served in various roles, including Vice President, Human Resources at various Mondelēz International units from December 2006 to September 2010 and Senior Director, Human Resources from 2002 to 2006.

Mr. Meriggioli has served as our Executive Vice President and President, Oscar Mayer since the Distribution Date. Prior to that, he served as Mondelēz International’s President, Oscar Mayer since January 2008. Prior to that, Mr. Meriggioli served as Mondelēz International’s Group Vice President and President, North American Convenient Meals Sector from March 2006 until January 2008 and as Senior Vice President and General Manager, Oscar Mayer from June 2002 to March 2006. He joined Mondelēz International in 1987.

Mr. Osanloo has served as our Executive Vice President and President, Grocery since the Distribution Date. Prior to that, he served as Mondelēz International’s President, Grocery since October 2010. Prior to that, Mr. Osanloo was Mondelēz International’s Executive Vice President, Strategy from April 2008 to September 2010. Prior to joining Mondelēz International, Mr. Osanloo served as Senior Vice President, Marketing at Harrah’s Entertainment Inc., a provider of branded casino entertainment, from July 2005 to March 2008. Previously, he was a partner in the retail and consumer products practice at Bain & Co., a management consulting firm, from August 1996 to June 2005.

Mr. Rovit has served as our Executive Vice President, Strategy and has led the Planters business unit since the Distribution Date. Prior to that, he served as Mondelēz International’s Executive Vice President, Strategy since February 1, 2011. Prior to joining Mondelēz International, he served as a Director of Bain & Co., a management consulting firm, from January 2008 to January 2011 and from 1988 to June 2005. Mr. Rovit served as President, Chief Executive Officer and Director of Swift & Company, a meat processing company, from June 2005 to July 2007.

Ms. Rucker has served as our Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary since the Distribution Date. Prior to that, she joined Mondelēz International as Executive Vice President, Corporate & Legal Affairs, Kraft Foods North America in September 2012. Ms. Rucker had previously served as Senior Vice President and General Counsel and Chief Compliance Officer of Avon Products, Inc., a global manufacturer of beauty and related products, since March 2008 and as Corporate Secretary since February 2009. Prior to that, Ms. Rucker served as Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.), an energy company, from 2004 to 2008. She also served as Counsel, Corporate Affairs at Kimberly-Clark Corporation, a global manufacturer and marketer of consumer and health care products, from 2001 to 2004 and previously was a partner at the Chicago law firm of Sidley Austin LLP.

Director Independence

In accordance with NASDAQ rules, our Board has a majority of independent directors, and our Board committees comprise only independent directors.

Committees of the Board

Our Board has the following committees, each of which operates under a written charter that is posted on our website.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter. Our Audit Committee, among other duties, oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes and our systems of internal control over financial reporting and safeguarding of our assets;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications, independence and performance;

•	the performance of our internal auditors and internal audit function;

•	our financial matters and strategy; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee consists entirely of independent directors, and each meets the independence requirements set forth in the listing standards of NASDAQ, Rule 10A under the Exchange Act and the Audit Committee charter. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise as such terms are interpreted by our Board in its business judgment. None of our Audit Committee members simultaneously serve on more than two other public company audit committees unless our Board specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit Committee. The members of the Audit Committee are Abelardo E. Bru, Peter B. Henry, Jeanne P. Jackson, John C. Pope and E. Follin Smith.

Compensation Committee

The responsibilities of our Compensation Committee are more fully described in our Compensation Committee charter, and include, among other duties:

•	assessing the appropriateness and competitiveness of our executive compensation programs, including our severance programs and executive retirement income design;

•

reviewing and approving our Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon this evaluation, determining both the elements and amounts of his compensation, including perquisites;

•	reviewing management’s recommendations for, and approving the compensation of, our Chief Executive Officer’s executive direct reports;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for our Chief Executive Officer and his executive direct reports and, as appropriate, evaluating potential candidates;

•	monitoring our policies, objectives and programs related to diversity and reviewing periodically our diversity performance in light of appropriate measures;

•	assessing the appropriateness of, and advising our Board regarding, the compensation of independent directors for service on our Board and its committees; and

•

reviewing and discussing with management the Compensation Discussion and Analysis included in our future public filings with the SEC and preparing and approving the committee’s annual report to shareholders for inclusion in our annual proxy statement.

The Compensation Committee consists entirely of independent directors, and meets the independence requirements set forth in the listing standards of NASDAQ and the Compensation Committee charter. The members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The members of the Compensation Committee are L. Kevin Cox, Myra M. Hart, Terry J. Lundgren and Mackey J. McDonald.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who our Board determined to be independent within the meaning of NASDAQ listing standards. No Compensation Committee’s members are:

•	a current or former officer or employee of Kraft Foods Group;

•

a participant in a “related person” transaction occurring after January 1, 2009 (for a description of our policy on related person transactions, see “Certain Relationships and Related Party Transactions—Policy and Procedures Governing Related Person Transactions”); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors.

Governance Committee

The responsibilities of our Governance Committee are more fully described in our Governance Committee charter, and include, among other duties:

•	identifying qualified individuals for Board membership consistent with criteria approved by our Board;

•	considering incumbent directors’ performance and suitability in determining whether to recommend that our Board nominate them for re-election;

•	making recommendations to our Board as to directors’ independence;

•	recommending to our Board the appropriate size, function, needs, structure and composition of our Board and its committees;

•	recommending to our Board directors to serve as members of each committee and candidates to fill committee vacancies;

•	monitoring directors’ compliance with our stock ownership guidelines;

•	advising our Board on corporate governance matters, including developing and recommending to our Board corporate governance guidelines; and

•	overseeing policies and programs related to social responsibility, corporate citizenship and public policy issues significant to us.

The Governance Committee consists entirely of independent directors, and each meets the independence requirements set forth in the listing standards of NASDAQ and the Governance Committee charter. The members of the Governance Committee are L. Kevin Cox, Peter B. Henry, Terry J. Lundgren, Mackey J. McDonald and E. Follin Smith.

Code of Business Conduct and Ethics for Non-Management Members of our Board and Code of Conduct for Employees

We have adopted a written code of business conduct and ethics for non-management members of our Board, or the “Directors Ethics Code,” that is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

A copy of the Directors Ethics Code is posted on our website.

We also adopted a written code of conduct, or the “Code of Conduct,” that applies to all of our employees. Like the Directors Ethics Code, the Code of Conduct reflects our commitment to trust, compliance and integrity in the conduct of our business. It includes employee policies and rules that cover ethical and legal practices for nearly every aspect of our business. A copy of the Code of Conduct is posted on our website.

Director Nomination Process

We adopted corporate governance guidelines that contain information concerning the responsibilities of the Governance Committee with respect to identifying and evaluating future director candidates.

The Governance Committee will evaluate future director candidates in accordance with the director membership criteria described in our corporate governance guidelines. The Governance Committee will evaluate a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of individual directors as well as the composition of our Board as a whole. In addition, the Governance Committee will evaluate a candidate’s professional skills and background, areas of expertise, experience in relevant industries, age, diversity, geographic background and number of other directorships, along with qualities expected of all directors, including integrity, judgment, acumen and the time and ability to make a constructive contribution to our Board. The Governance Committee, along with our Board, will consider a candidate in the context of our Board as a whole to determine the appropriate mix of backgrounds and experiences to establish a Board that is strong in its collective knowledge and benefits from diverse views, experiences and backgrounds. We seek to create a diversity of views and experiences among our Board members as we believe that varying viewpoints better represent our shareholders, employees, business partners and consumers and contribute to a more informed and effective decision-making process.

Communication with Non-Management Members of our Board of Directors

Information for shareholders and other parties interested in communicating with our Board or our independent directors, individually or as a group, are posted on our website. Our corporate secretary will forward communications relating to matters within our Board’s purview to the independent directors; communications relating to matters within a board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Kraft Foods Group executive or employee. Our corporate secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but will make them available to any independent director who requests them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the Spin-Off on October 1, 2012, we were a wholly owned subsidiary of Mondelēz International, and therefore Mondelēz International’s senior management and the Human Resources and Compensation Committee of Mondelēz International’s Board, which we refer to in this Compensation Discussion and Analysis as “Mondelēz International’s Compensation Committee,” determined our historical compensation strategy. Since the information presented in the compensation tables of this prospectus relates to the 2011 fiscal year, which ended on December 31, 2011, this Compensation Discussion and Analysis focuses primarily on Mondelēz International’s compensation programs and decisions with respect to 2011 and the processes for determining 2011 compensation while we were part of Mondelēz International. Following the Spin-Off, our Board has formed its own Compensation Committee that is responsible for our executive compensation programs going forward, which may be different from the compensation programs in place for 2011.

Specifically, in this Compensation Discussion and Analysis, we:

•	describe Mondelēz International’s goals for compensating our executive officers;

•

describe how Mondelēz International designed its compensation program and explain how executive compensation decisions reflect both Mondelēz International’s business performance and the individual performance goals for each of the Named Executive Officers listed below; and

•	explain the tables and other disclosures that follow.

This Compensation Discussion and Analysis presents historical compensation information for the following individuals, whom we refer to as the “Named Executive Officers;”

•	Irene Rosenfeld, who served as our Chief Executive Officer, or “CEO,” in 2011;

•	David Brearton, who served as our Chief Financial Officer since May 9, 2011 and for the remainder of 2011;

•	Timothy McLevish, who served as our Chief Financial Officer until May 9, 2011; and

•	Sanjay Khosla, W. Anthony Vernon and Mary Beth West, our three other most highly compensated executive officers during 2011.

As described below, some of these officers resigned from their positions at Kraft Foods Group in connection with the Spin-Off. Prior to the Spin-Off, all of the Named Executive Officers served the same or similar role at both Kraft Foods Group and Mondelēz International. As a result, Mondelēz International determined the Named Executive Officers’ compensation under its compensation program.

In connection with the Spin-Off, Irene Rosenfeld, David Brearton, Sanjay Khosla and Mary Beth West resigned from their positions with Kraft Foods Group and continue to serve in their roles at Mondelēz International. In addition, in connection with the Spin-Off, Timothy McLevish resigned from his role at Mondelēz International and now serves as our Executive Vice President and Chief Financial Officer, and W. Anthony Vernon resigned from his role at Mondelēz International and now serves as our new CEO. For further information regarding our current executive management team, see “Management.”

On August 27, 2012, in connection with the Spin-Off and in recognition of Mr. Vernon’s increased responsibilities, Mondelēz International’s Compensation Committee approved changes to Mr. Vernon’s compensation to recognize his increased responsibilities. The terms of Mr. Vernon’s compensation are as follows: base salary of $1,000,000, effective as of the Distribution Date; target annual incentive plan award of 150% of base salary, effective January 1, 2013; and target midpoint long-term incentive award of $5,500,000, effective January 1, 2013.

Effective January 2, 2012, John T. Cahill was designated our Executive Chairman. Mondelēz International’s Compensation Committee, in consultation with Ms. Rosenfeld, reviewed and approved Mr. Cahill’s compensation. In addition to historical information for 2011, this Compensation Discussion and Analysis describes the terms of Mr. Cahill’s employment arrangement. See “—Compensation for Executive Chairman.”

Compensation Program Design Following the Spin-Off

Kraft Foods Group’s Compensation Committee was established immediately following the Spin-Off and therefore has not established a specific set of objectives or principles for our executive compensation program. Prior to the Spin-Off, Mondelēz International’s Compensation Committee made certain compensation decisions and took actions regarding our compensation philosophy, principles and program design, and after the Spin-Off, Kraft Foods Group’s Compensation Committee makes additional compensation decisions and actions.

It is anticipated that our Compensation Committee will establish objectives and principles similar to the objectives and principles that Mondelēz International maintained for its compensation program in 2011, as described in this Compensation Discussion and Analysis.

Kraft Foods Group’s executive compensation program generally includes the same elements as Mondelēz International’s executive compensation program. In connection with the Spin-Off, we adopted a performance incentive plan under which various stock-based awards may be granted to our employees and directors. The terms of the plan are similar to those of Mondelēz International’s performance incentive plan.

In addition, we retained Mondelēz International’s deferred compensation plan for our executives and adopted a deferred compensation plan for our directors. The plans allow our U.S. executives to defer up to 50% of their base salary and up to 100% of their annual cash incentive award and our directors to defer 100% of their annual stock incentive award and up to 100% of their annual retainer fee. See “Certain Relationships and Related Party Transactions—Agreements with Mondelēz International—Employee Matters Agreement” for information on the allocation of liabilities with respect to benefit accruals prior to the Distribution Date under Mondelēz International’s deferred compensation plans.

We have also adopted a change in control plan and stock ownership guidelines and holding requirements in connection with the Spin-Off similar to those adopted by Mondelēz International.

Following the Spin-Off, Kraft Foods Group’s Compensation Committee approves certain changes with respect to performance shares previously granted to Kraft Foods Group employees. Specifically, we expect that the performance goals will be revised so that performance is measured relative to Kraft Foods Group (rather than Mondelēz International), and, if and when the performance shares are earned, they will be settled in shares of Kraft Foods Group common stock.

Our Compensation Committee will review the impact of our separation from Mondelēz International and all aspects of compensation and make appropriate adjustments to our compensation programs and practices.

Compensation for Executive Chairman

In December 2011, Mondelēz International and Kraft Foods Group entered into an employment arrangement with Mr. Cahill, who was designated our Executive Chairman effective January 2, 2012 and who currently serves in this role.

The material terms of his compensation are summarized below:

Compensation Component	Target Value ($)
Annual Base Salary	750,000
Annual Cash Incentive Program (Target–100% of base salary)	750,000
Equity Grants	4,500,000
Comprised of:
Restricted Stock Units (75%)(1)	3,375,000
Stock Options (25%)(2)	1,125,000
Total Target Annual Compensation	6,000,000

(1)	100% of restricted stock units will vest on January 2, 2015.
(2)	33% of stock options will vest on January 2, 2013; 33% will vest on January 2, 2014; and 34% will vest on January 2, 2015.

In determining Mr. Cahill’s compensation, Mondelēz International’s Compensation Committee reviewed market data for similarly situated executive chairmen in large cap companies. Mondelēz International’s Compensation Committee awarded Mr. Cahill the mix of long-term incentives described above in order to provide Mr. Cahill with sufficient incentive to drive business results and provide him with the opportunity to meet Mondelēz International’s stock ownership guidelines. Mr. Cahill was subject to stock ownership guidelines that required him to attain and then hold five times his base salary in Mondelēz International common stock. As a result of the Spin-Off, Mr. Cahill must now hold five times his base salary in our common stock, within five years of his employment. He is also eligible for an annual executive car allowance and financial counseling allowance. In addition, he is eligible for a $125,000 annual allowance in lieu of relocation to cover housing and transportation expenses.

Executive Summary

In this section we highlight Mondelēz International’s 2011 performance and the key actions Mondelēz International’s Compensation Committee took to further align the interests of the Named Executive Officers with those of Mondelēz International’s shareholders. We also include a summary of Mondelēz International’s compensation governance highlights to provide a better understanding of Mondelēz International’s Compensation Committee’s pay decisions relative to company performance in 2011 and its most recently completed three-year (2009–2011) performance cycle.

2011 Performance. In 2011, Mondelēz International delivered superior financial performance including top-tier revenue growth and earnings results. Mondelēz International’s net revenues grew 10.5% while its Organic Net Revenue Growth was 6.6%. See “—Mondelēz International and Subsidiaries Reconciliation of GAAP to Non-GAAP Information” for a reconciliation of GAAP to the non-GAAP financial measure Organic Net Revenue Growth. Operating EPS was $2.29, an increase of 13.4%, driven primarily by operating gains, lower tax cost and favorable foreign currency. Each of Mondelēz International’s geographical units contributed to its strong performance. Strong operating gains, cost management and delivery on synergies resulting from Mondelēz International’s integration of Cadbury Limited, or “Cadbury,” which Mondelēz International acquired in 2010, all contributed to drive its strong profitability growth. Cash flow results were also strong for the second straight year. Mondelēz International’s Total Shareholder Return during 2011 was 22.7%, which significantly exceeded the median of its Performance Peer Group (10.2%).

In the midst of delivering strong operating performance, Mondelēz International announced the Spin-Off, which Mondelēz International’s Compensation Committee considered when evaluating the Named Executive Officers’ performance in 2011.

2011 Performance and Impact to Annual Cash Incentive Payouts. In early 2012, Mondelēz International’s Compensation Committee reviewed performance with respect to the 2011 Annual Cash Incentive Program objectives. Mondelēz International significantly exceeded its top line growth goal and was slightly below its aggressive profitability and cash flow goals. Mondelēz International’s 2011 performance, which drove Annual Cash Incentive Program payouts for the Named Executive Officers, is as follows:

•	Organic Net Revenue Growth—6.6%

•	Adjusted Operating Income—$7.1 billion

•	Free Cash Flow—$2.7 billion

The Adjusted Operating Income measure that Mondelēz International’s Compensation Committee considered to evaluate business performance is calculated differently than Kraft Foods Group’s Adjusted Operating Income financial measure that is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See “—Mondelēz International and Subsidiaries Reconciliation of GAAP to Non-GAAP Information” for reconciliations of GAAP financial measures to the non-GAAP financial measures Organic Net Revenue Growth, Adjusted Operating Income and Free Cash Flow, in each case, as used in this Compensation Discussion and Analysis.

Based on these results, Mondelēz International’s overall Annual Cash Incentive Program rating for 2011 was 130% of target. See “—Elements of Executive Compensation—Annual Cash Incentive Program—2011 Business Unit Ratings” for more information about Mondelēz International’s results relative to targets. See “—Additional Information on Compensation Principles—Providing Competitive Pay—Composition and Purpose of the Performance Peer Group” for additional information regarding Mondelēz International’s Performance Peer Group.

2009–2011 Performance and Impact to LTIP Payouts. Overall, Mondelēz International delivered above target results during the three-year performance cycle from 2009 to 2011. Strong Operating EPS Growth and Cumulative Adjusted Free Cash Flow generation, combined with slightly below target Organic Net Revenue Growth results, significantly impacted the final payout. During this period, Mondelēz International’s Relative Total Shareholder Return outperformed the median of its Performance Peer Group.

Mondelēz International’s 2009–2011 performance that drove LTIP payouts for eligible Named Executive Officers was as follows:

•	Organic Net Revenue Growth—3.9%

•	Operating EPS Growth—10.7%

•	Cumulative Adjusted Free Cash Flow—$10.2 billion

•

Annualized Relative Total Shareholder Return—Above Performance Peer Group median (Mondelēz International annualized Total Shareholder Return of 16.1% compared to 15.3% median for Mondelēz International’s Performance Peer Group)

Based on these results relative to target, Mondelēz International’s overall LTIP rating for the 2009–2011 performance cycle was 141% of target. See “—Elements of Executive Compensation—Long-Term Incentives—LTIP—Performance Shares (2009–2011 Performance Cycle)” for more information about Mondelēz International’s results relative to targets.

Compensation Governance Highlights. Mondelēz International’s Compensation Committee continues to ensure that Mondelēz International compensates the Named Executive Officers effectively and consistent with shareholder expectations. Mondelēz International adopted the following compensation practices to promote strong governance and alignment with shareholder interests:

Compensation Governance Highlight	Mondelēz International Highlight
High Proportion of At-Risk Compensation	Prior to the Spin-Off, approximately 85% of our then-CEO’s total compensation was at-risk, incentive-based compensation. This weighting is higher than the average of other CEOs in Mondelēz International’s Compensation Survey Group. See “—Additional Information on Compensation Principles—Providing Competitive Pay—Composition and Purpose of the Compensation Survey Group” for additional information regarding Mondelēz International’s Compensation Survey Group.

Long-Term Incentives Are Entirely Stock-Based	Mondelēz International delivered 50% of long-term incentives in performance shares, 25% in stock options and 25% in restricted stock. This mix promotes alignment of our executives’ interests with shareholder interests.

Pay Targeted to Size-Adjusted Median of Peer Group	Based on its principles, Mondelēz International generally targets compensation levels at or near the size-adjusted median of Mondelēz International’s Compensation Survey Group. The median revenues of this peer group are well below Mondelēz International’s revenues. As stated below under “—Compensation Paid to Named Executive Officers in 2011,” the actual target compensation for some of the Named Executive Officers is below the median.

Stock Ownership Guidelines and Holding Requirements Exceed Market Levels	Prior to the Spin-Off, our then-CEO was expected to own eight times her salary in Mondelēz International common stock and the other Named Executives Officers were expected to own four times their salary in Mondelēz International common stock. These guidelines exceed the median levels of Mondelēz International’s peers. The CEO and each of the Named Executive Officers met or exceeded the required ownership levels. In addition, Mondelēz International’s holding requirements are more stringent than typical requirements. Starting in 2011, Mondelēz International’s executive officers, including the Named Executive Officers, were required to hold 100% of all shares acquired from stock option exercises and restricted stock and performance share vestings, net of shares withheld for taxes or payment of exercise price, for a period of one year.

Compensation Governance Highlight	Mondelēz International Highlight
Perquisites are Conservative	While Mondelēz International offered certain perquisites to the Named Executive Officers, the types and amounts are at or below the median levels of its peers. Mondelēz International does not pay tax gross-ups for any perquisites.

Compensation Risk is Assessed Frequently	Mondelēz International’s Compensation Committee performs a comprehensive compensation risk assessment annually. It has also established significant and effective safeguards to protect against undue risk such as reasonable caps on incentive payouts, use of diverse mix of performance measures, incentive clawbacks and appropriate discretion by Mondelēz International’s Compensation Committee on award payouts.

Compensation Program Design

Mondelēz International’s executive compensation program’s four primary goals are:

•	attract, retain and motivate talented executive officers and develop world-class business leaders;

•	support business strategies that promote superior long-term shareholder returns;

•

align pay and performance by making a significant portion of the Named Executive Officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

•

align Mondelēz International’s executive officers’ and shareholders’ interests through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior Total Shareholder Return.

Mondelēz International’s executive compensation program is designed to achieve these goals by using the following principles:

•

Providing Competitive Pay. Mondelēz International annually benchmarks its target and actual compensation levels and pay-mix with its Compensation Survey Group. Mondelēz International uses this comparison to ensure that its executive compensation and benefits package is competitive with the Compensation Survey Group. Mondelēz International’s Compensation Committee generally targets total executive compensation at or near the size-adjusted median total compensation of the group and allows business and individual performance to determine whether actual pay is above or below the median. Mondelēz International’s Compensation Committee uses a size-adjusted median because its revenues are significantly higher than the revenues of companies in its peer group. In addition, Mondelēz International’s Compensation Committee compares Mondelēz International’s financial and Total Shareholder Return performance against its Performance Peer Group. The Performance Peer Group comparison allows Mondelēz International to link long-term incentive compensation to the delivery of superior financial results relative to industry peers. More information about the Compensation Survey Group, the Performance Peer Group and the methodology for the size-adjusted median can be found below under “—Additional Information on Compensation Principles—Providing Competitive Pay;”

•

Providing Fixed and Variable Compensation. Mondelēz International provides a mix of fixed and variable compensation (heavily weighted to variable compensation for the Named Executive Officers) designed to attract, retain and motivate top-performing executives, as well as appropriately align compensation levels with achieving relevant financial and strategic goals;

•

Providing Equity and Cash Incentives. Mondelēz International provides a mix of equity and cash incentives to focus executive officers on achieving performance results that drive long-term sustainable superior Total Shareholder Returns;

•	Assessing Individual Performance and Potential. Incentive awards are based in part on the individual’s performance and potential for advancement within the organization; and

•

Requiring Stock Ownership and Holding Periods. Executive officers, including the Named Executive Officers, are required to maintain or exceed specific levels of Mondelēz International stock ownership in order to further align their interests with those of Mondelēz International’s shareholders. Mondelēz International’s compensation programs facilitate high levels of stock ownership. Executive officers are also required to hold shares upon exercise of stock options and vesting of restricted stock and performance shares for at least one year. More information about stock ownership guidelines for executive officers can be found below under “—Additional Information on Compensation Principles—Requiring Stock Ownership.”

Overall Pay Mix. The chart below shows the total compensation mix, on average, for the Mondelēz International CEO and other Named Executive Officers, or as referred to in the chart below, “NEOs,” based on target awards in 2011, compared with the average of the Compensation Survey Group. The mix is well-aligned to the mix paid by companies in the Compensation Survey Group. In the case of the Mondelēz International CEO, the incentive mix is slightly more weighted towards long-term incentives and less weighted in annual incentives compared to the Compensation Survey Group, consistent with Mondelēz International’s focus on delivering top-tier sustainable performance over the long-term.

(1)	For Mondelēz International, long-term incentives include restricted stock, non-qualified stock options and performance shares; for Compensation Survey Group peers, long-term incentives include all types of long-term incentive awards.

Summary of 2011 Compensation Program

The following table summarizes the elements and program objectives of Mondelēz International’s 2011 compensation program for executive officers, including the Named Executive Officers.

Program	Description	Program Objective
Annual Cash Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities.	•Retention and attraction •Drive top-tier performance —Individual contribution

Annual Cash Incentive Program	Annual incentive with target award amounts for each executive officer. Actual cash payouts may be higher or lower than target, based on business and individual performance.	•Drive top-tier performance —Across entire organization —Within business units —Individual contribution

Long-Term/Stock-Based Incentive Compensation

Performance Shares or Long-Term Incentive Program	Long-term incentive with target award amounts established for each executive officer. Actual awards are linked to achievement of three-year Mondelēz International’s goals and can be 0%–200% of target, based on Mondelēz International’s performance. Payout will be in Mondelēz International common stock at the end of the three-year program. No dividends or dividend equivalents are paid or earned on unvested performance shares.	•Drive top-tier performance —Across entire organization —Focus on long-term sustained success •Stock ownership/alignment to shareholders •Retention

Stock Options	Each executive officer has an award opportunity based on his or her role, long-term performance and potential for advancement.

•Drive top-tier performance

—Long-term individual contribution

—Recognize advancement potential

•Stock ownership/alignment to shareholders

•Realized value linked entirely to stock appreciation

•Retention

Restricted Stock	Each executive officer has an award opportunity based on his or her role, long-term performance and potential for advancement.	•Drive top-tier performance —Long-term individual contribution —Recognize advancement potential •Stock ownership/alignment to shareholders •Retention

Program	Description	Program Objective

Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	•Retention and attraction •Provide opportunity for future financial security •Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling, and, for the CEO only, personal use of Mondelēz International’s aircraft.	•Retention and attraction •Supports personal financial planning needs •Security of CEO

Post-Termination Benefits

Defined Benefit Program	Generally provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual cash incentive award) at the conclusion of an executive officer’s career. This program is not offered to any U.S. employees hired on or after January 1, 2009.	•Retention •Attraction •Provide financial security to long-term service executive officers in retirement

Defined Contribution Program (401(k))	Program under which Mondelēz International matches U.S. executive officers’ contributions. Account balances are typically payable at the conclusion of an executive officer’s career. This program was enhanced for U.S. employees hired on or after January 1, 2009 who are not eligible for the defined benefit program.	•Retention •Attraction •Provide opportunity for financial security in retirement •Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Mondelēz International change in control.	•Retention •Focus on delivering top-tier shareholder value in periods of uncertainty •Supports effective transition

Other Benefits

Other Benefits	Health, welfare and other benefits.	•Retention •Attraction

Elements of Executive Compensation

A description of each of the compensation program elements follows, and individual compensation decisions are discussed under “—Compensation Paid to Named Executive Officers in 2011.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. Base salary levels for Named Executive Officers are targeted to be at or near the size-adjusted median of the Compensation Survey Group. However, Mondelēz International’s Compensation Committee also considers a number of other factors when reviewing and setting base salaries for the Named Executive Officers, including: Mondelēz International’s performance and the Named Executive Officer’s individual performance, level of responsibility, potential to assume roles with greater responsibility, tenure and experience. Mondelēz International’s Compensation Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers.

Annual Cash Incentive Program

Overview

The Annual Cash Incentive Program is a cash bonus plan designed to motivate and reward participants, including the Named Executive Officers, for their contribution to Mondelēz International, or a business unit of Mondelēz International, for achieving Mondelēz International’s annual financial and strategic goals. The range of amounts that an executive officer may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Award Formula

The formula shown below is used to determine actual awards for participants, including the Named Executive Officers. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2011	X	Target Annual Incentive Opportunity (% of Base Salary)	X	Business Unit Rating (0%–180%)	X	Individual Performance Assessment (0%–180%	=	Actual Cash Award (Maximum capped at 250% of target)

Award Formula Element	Explanation of Key Provisions

Target Annual Incentive Opportunity

•Target percentage of base salary reflects the Named Executive Officer’s role and responsibilities.

•Individual targets, as a percentage of base salary, for the Named Executive Officers were, as of December 31, 2011, as follows:

	Ms. Rosenfeld	Mr. Brearton	Mr. McLevish	Mr. Khosla	Mr. Vernon	Ms. West

	150%	90%	90%	80%	90%	80%

2011 Business Unit Ratings	•Rating can range from 0% to 180%. •Mondelēz International’s Compensation Committee approved the following financial metrics to measure business performance:
	Measure					Weighting
	Organic Net Revenue Growth					45%
	Adjusted Operating Income					35%
	Free Cash Flow					20%

Award Formula Element	Explanation of Key Provisions

•Mondelēz International’s Compensation Committee chose these metrics because of their high correlation to Total Shareholder Return. We anticipate that our Compensation Committee will continue using these or similar metrics in our 2012 Annual Cash Incentive Program design. These measures reinforce the importance of driving both top-line and bottom-line performance while generating positive cash flow.

•Mondelēz International’s Compensation Committee aligns performance targets to a business unit rating of 100%. When performance is above the targets, the business unit rating would be above 100%, and for performance below the targets, the business unit rating would be below 100%.

•Messrs. Khosla and Vernon were linked 30% to the performance ratings of their respective business units and 70% to the Mondelēz International rating. This alignment is meant to promote “line-of-sight” accountability, as well as reinforce the importance of collaboration across the enterprise. Business unit ratings for the other Named Executive Officers were aligned 100% to the Mondelēz International rating.

Individual Performance Assessment

•Can range from 0% to 180%.

•Ms. Rosenfeld provides Mondelēz International’s Compensation Committee with an individual performance assessment for each of her direct reports, including the other Named Executive Officers. Mondelēz International’s Compensation Committee reviews and discusses her recommendations, taking into account the various factors within the criteria, and may revise her recommendations based on those factors.

•Specifically, in assessing individual performance in the context of making executive compensation decisions, Ms. Rosenfeld and Mondelēz International’s Compensation Committee consider the executive officer’s contributions to Mondelēz International’s overall performance and individual performance relative to individual objectives established at the beginning of the performance cycle.

•Individual ratings and range of payouts are:

Individual Performance Rating	Incentive Payout Range as a Percent of Target
Outstanding	140%–180%
Exceeded Expectations	115%–135%
Achieved Expectations	90%–110%
Partially Met Expectations	40%–80%
Below Expectations	0%

•In 2011, Mondelēz International’s Compensation Committee took into account the following factors in determining the individual performance assessments for the Named Executive Officers: contributions to the organization such as operational efficiency, leadership, quality of financial results, talent management and diversity of employees. These factors are discussed in more detail under “—Compensation Paid to Named Executive Officers in 2011.”

2011 Business Unit Ratings

The following are the financial targets and actual results that Mondelēz International’s Compensation Committee considered at year end for the Named Executive Officers:

		Mondelēz International—Financial Targets and Results
	Weighting	Threshold	Target	Maximum	2011 Actual	Performance Rating
	($ in millions)
Organic Net Revenue Growth	45%	2.5%	4.0%	6.0%	6.6%	180%
Adjusted Operating Income	35%	$6,938	$7,381	$7,824	$7,133	85%
Free Cash Flow	20%	$2,465	$2,900	$3,625	$2,749	95%
Actual Rating						130%

The following are the financial targets, actual results and overall business unit ratings for Kraft Foods Developing Markets and Kraft Foods North America, two of Mondelēz International’s geographic units as reported in Mondelēz International’s Form 10-K, that Mondelēz International’s Compensation Committee considered at year end for the Named Executive Officers in business unit positions, Messrs. Khosla and Vernon. Mr. Khosla leads Kraft Foods Developing Markets and Mr. Vernon led Kraft Foods North America, which includes the North American Grocery Business and the North American portion of the Global Snacks Business.

Key Financial Metrics	Kraft Foods North America(1)			Kraft Foods Developing Markets(2)
	Target	2011 Actual	Perf. Rating	Target	2011 Actual	Perf. Rating
	($ in millions)
Organic Net Revenue Growth	2.7%	4.8%	180%	10.3%	11.4%	111%
Adjusted Segment Operating Income	$4,336	$4,202	89%	$2,157	$2,186	103%
Free Cash Flow	$2,707	$2,751	102%	$530	$671	171%
Actual Business Unit Rating			132%			120%

(1)	For Kraft Foods North America, financial threshold and maximum performance goals are: Organic Net Revenue Growth—1.2% and 4.7%, Adjusted Segment Operating Income—$4,076 million and $4,596 million, and Free Cash Flow—$2,301 million and $3,384 million.
(2)	For Kraft Foods Developing Markets, financial threshold and maximum performance goals are: Combined Organic Net Revenue Growth—6.2% and 13.9%, Adjusted Segment Operating Income—$1,941 million and $2,373 million, and Free Cash Flow—$371 million and $689 million.

Although the business unit rating is a formulaic method for assessing performance against these three key internal measures, Mondelēz International’s Compensation Committee retains discretionary authority to adjust the business rating (up or down) by as much as 25 percentage points to recognize innovation, portfolio management, talent management and the quality of Mondelēz International’s results. For 2011, Mondelēz International’s Compensation Committee did not exercise discretion to modify the business ratings.

While Mondelēz International reports its financial results in accordance with U.S. GAAP, the financial targets under its incentive plans are based on non-GAAP financial measures. For supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the year ended December 31, 2011, see “—Mondelēz International and Subsidiaries Reconciliation of GAAP to Non-GAAP Information.” The adjustments to the related GAAP measure and the reasons for using these measures are described in the chart below.

Measure	Definition/Adjustment to GAAP measure	Rationale
Organic Net Revenue Growth(1)	Net revenues, excluding the impact of acquisitions, divestitures, accounting calendar changes, Integration Program costs and currency rate fluctuations (Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition)	Reflects the growth rates for Mondelēz International’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s)

Adjusted Operating Income	Operating income, excluding the impact of divestitures, currency rate fluctuations, Integration Program costs, acquisition-related costs and costs associated with the Spin-Off	Indicator of overall business trends and performance, based on what business leaders can control

Adjusted Segment Operating Income	Segment operating income,(2) excluding the impact of divestitures, currency rate fluctuations, Integration Program costs, acquisition-related costs and costs associated with the Spin-Off	Indicator of trends and performance for business segments, based on what business units can control

Free Cash Flow	Cash flow from operations less capital expenditures	Reflects Mondelēz International’s financial liquidity, working capital efficiency and financial health

(1)	For Mondelēz International’s Kraft Foods Developing Markets, Mondelēz International measures Combined Organic Net Revenue Growth, which differs from Organic Net Revenue Growth in that it includes the impact of significant acquisitions.
(2)	Segment operating income is a measure of Operating Income by Segment and excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of Mondelēz International’s U.S. pension plan cost (which are a component of cost of sales and selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented.

Long-Term Incentives

Long-term incentive equity award grants are awarded to align the interests of Mondelēz International’s executive officers with those of Mondelēz International’s shareholders. For 2011, Mondelēz International’s Compensation Committee determined that the appropriate mix of grants in Mondelēz International’s long-term incentive program for senior management, including the Named Executive Officers, was 50% performance shares, 25% stock options and 25% restricted stock. This mix places greater emphasis on performance-based compensation—performance shares and stock options—and less emphasis on restricted stock than in prior years.

Equity Awards—Stock Options and Restricted Stock

Mondelēz International grants non-qualified stock options and restricted stock on an annual basis. In 2011, Mondelēz International intended that the value delivered in the form of restricted stock be equal to the value delivered as stock options. To maintain this balance, it continued to use a ratio of restricted stock to stock options of one to six in 2011. Mondelēz International’s Compensation Committee maintained this equity mix because it balances the retention value of restricted stock with the performance aspect of stock options. Like Mondelēz International, we are committed to growing shareholder value, and we expect that our incentive plans will support this objective. To support the retention aspects of the program, restricted stock awards do not vest until three years after the grant date. The stock options vest one-third each year over three years. For non-U.S. employees, Mondelēz International grants deferred stock units instead of restricted stock, which have the same vesting schedule as restricted stock. Dividends are paid on unvested restricted stock and dividend equivalents are paid on deferred stock units at the same time and rate as dividends are paid on Mondelēz International common stock.

Award ranges are based on an analysis of competitive market practice, with the midpoint of the equity award ranges, plus the value of the target performance shares, approximately equal to the size-adjusted total long-term incentive median of the Compensation Survey Group. An equity award above or below the midpoint of the range is based on a qualitative review of an executive officer’s sustained individual performance and an evaluation of each executive officer’s potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint.

The range of award opportunities, expressed in terms of grant value, for the Named Executive Officers as of February 23, 2011, the date of Mondelēz International’s 2011 annual equity award grant, are shown in the table below.

	Grant Value Award Range(1)
Name	Threshold	Midpoint	Maximum
		($)
Ms. Rosenfeld	2,428,500	4,857,000	7,285,500
Mr. Brearton(2)	175,000	350,000	525,000
Mr. McLevish	550,000	1,100,000	1,650,000
Mr. Khosla	350,000	700,000	1,050,000
Mr. Vernon	550,000	1,100,000	1,650,000
Ms. West	350,000	700,000	1,050,000

(1)	The ranges above include threshold to maximum grant values for these positions. Mondelēz International’s Compensation Committee may also choose to grant an award below the threshold.
(2)	Mr. Brearton’s grant value award range reflected his prior role as Executive Vice President, Operations and Business Services before becoming Executive Vice President and Chief Financial Officer in May 2011.

All equity awards approved by Mondelēz International’s Compensation Committee and granted to the Named Executive Officers in 2011 were within the respective ranges presented above. Actual equity award amounts in 2011 are presented in this prospectus in the 2011 Grants of Plan-Based Awards Table under “—Executive Compensation Tables.”

The date for annual restricted stock and stock option awards is pre-set on the scheduled date of Mondelēz International’s Compensation Committee meeting immediately following the release of Mondelēz International’s annual financial results. The exercise price for stock options is determined on the date Mondelēz International’s Compensation Committee approves the awards and is set as the average of the high and low trading prices on that date.

LTIP—Performance Shares (2011–2013 Performance Cycle)

Mondelēz International designed the LTIP to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The plan measures performance over a three-year period (2011–2013), and shares of Mondelēz International common stock are earned based on the actual performance against goals set at the beginning of the cycle. The number of shares earned by an executive officer depends on the achievement of key internal financial metrics and Total Shareholder Return results relative to the companies in Mondelēz International’s Performance Peer Group. No individual performance factor is used in the calculation. No dividends or dividend equivalents are paid or earned on unvested performance shares.

The formula shown below is used to determine actual awards for participants, including the Named Executive Officers. Other than base salary, each element of this formula is discussed below.

Base Salary at Beginning of Performance Cycle	x	Target Incentive Opportunity (% of Base Salary) (Target number of shares established)	x	Business Performance Rating (0%–200% of target shares)	=	Actual LTIP Award (in shares)

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity

•Each participant in the plan is assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target award levels for the Named Executive Officers as of January 1, 2011 were:

Ms. Rosenfeld	Mr. Brearton	Mr. McLevish	Mr. Khosla	Mr. Vernon	Ms. West
325%	85%	170%	130%	170%	130%

•Target amounts are converted to a target number of shares at the beginning of the cycle.

•Actual shares earned can range from 0% to 200% of target shares at the end of the performance cycle based on the business performance rating.

Business Performance Rating	•Rating can range from 0% to 200%. •Performance metrics are:

Measure	Weighting
Organic Net Revenue Growth(1)	25%
Operating EPS Growth(2)	25%
Annualized Relative Total Shareholder Return(3)	50%

(1)    Organic Net Revenue Growth is a non-GAAP financial measure and is equal to net revenue, excluding the impact of currency, acquisitions and divestitures.

(2)    Operating EPS Growth is a non-GAAP financial measure and is equal to EPS from continuing operations, excluding certain impacts related to acquisitions and other one-time impacts.

(3)    Annualized Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed below.

•Financial metrics apply only to Mondelēz International’s organizational levels. There is no individual assessment.

•The target objective set for Annualized Relative Total Shareholder Return is the median of Mondelēz International’s Performance Peer Group from 2011 to 2013. The Organic Net Revenue Growth and Operating EPS Growth targets were set relative to historical and projected future results of Mondelēz International’s Performance Peer Group.

•To address unforeseen or unintended consequences, Mondelēz International’s Compensation Committee retains discretion to adjust the final business performance rating (up or down) by as much as 25 percentage points, allowing Mondelēz International’s Compensation Committee to factor in a subjective review of the quality of financial results, portfolio management, innovation and talent development. Mondelēz International discloses any discretion applied by Mondelēz International’s Compensation Committee, and following the Spin-Off, we expect to disclose any discretion applied by our Compensation Committee, at the conclusion of the performance cycle.

•Mondelēz International does not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into its confidential planning process and strategies, thereby causing

Award Formula Element	Explanation of Key Provisions

competitive harm. The performance goals are designed to be challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The performance goals for Organic Net Revenue Growth and Operating EPS Growth are in line with median historical results for Mondelēz International’s Performance Peer Group. The degree of difficulty in achieving the internal measures is challenging.

•Both Mondelēz International’s annual and long-term incentive plans use Organic Net Revenue Growth, but the benchmarks used to set targets for these plans are different. Mondelēz International believes the use of these measures focuses employees on critical internal drivers, both in the short and long term. Mondelēz International sets the short-term targets against its annual operating plan, whereas it sets the long-term targets against the performance benchmarks of its peers. These metrics, when used together, have a high correlation with shareholder value.

LTIP—Performance Shares (2009–2011 Performance Cycle)

All of the Named Executive Officers participated in the 2009–2011 LTIP. The plan measured Mondelēz International’s performance over a three-year period (2009–2011), and Mondelēz International’s Compensation Committee awarded shares based on actual performance against goals set at the beginning of the cycle.

Business Performance Rating and Payments. Mondelēz International’s Compensation Committee established the following weightings and target goals for the 2009–2011 LTIP and approved the resulting performance rating for determining the ultimate payout:

		Mondelēz International
Key Financial Metrics	Weighting	Threshold	Target	Maximum	2009–2011 Actual	Perf. Rating
Organic Net Revenue Growth(1)	30%	3.0%	4.0%	8.0%	3.9%	93%
Operating EPS Growth(2)	20%	4.0%	7.5%	10.5%	10.7%	200%
Cumulative Adjusted Free Cash Flow(3)	20%	$6.2 billion	$6.9 billion	$8.2 billion	$10.2 billion	200%
Annualized Relative Total Shareholder Return(4)	30%	4.0 pp(5) below median	At median	8.0 pp above median	0.8 pp above median	110%
Actual Business Performance Rating						141%

(1)	For 2009 and 2011, Mondelēz International used Organic Net Revenue Growth. For 2010, it used Combined Organic Net Revenue Growth (which captured the impact of the Cadbury acquisition).
(2)	For 2010 and 2011, Mondelēz International modified the EPS Growth measure from Ongoing to Operating to align with Mondelēz International’s EPS benchmark communicated externally.
(3)	For 2009, Mondelēz International excluded $400 million of voluntary pension contributions and for 2010, Mondelēz International excluded $1.2 billion in taxes paid related to the sale of the Frozen Pizza business.
(4)	The companies used in the Annualized Relative Total Shareholder Return are the Performance Peer Group companies established at the outset of the performance cycle.
(5)	“pp” represents percentage points.

There were no individual or business unit performance factors used in the calculation. Mondelēz International’s performance was significantly above target in Cumulative Adjusted Free Cash Flow and Operating EPS Growth. Organic Net Revenue Growth was slightly below target. Annualized Relative Total Shareholder Return was slightly above the median. Mondelēz International’s Compensation Committee believed the payout was appropriate given its overall evaluation of Mondelēz International’s performance and economic conditions, and therefore did not use its discretion to adjust the final business performance ratings.

Based on target awards, as a percent of salary, and the business performance rating of 141% of target, the chart below shows the share payouts for each of the Named Executive Officers.

Name	Target Award	Actual Award (Shares)	Award Value At Vest(1) ($)
Ms. Rosenfeld	250% of salary	191,930	7,289,501
Mr. Brearton	75% of salary	19,205	729,406
Mr. McLevish	150% of salary	54,835	2,082,633
Mr. Khosla	125% of salary	47,010	1,785,440
Mr. Vernon	150% of salary	56,795	2,157,074
Ms. West	75% of salary	17,625	669,398

(1)	Award value is based on the closing stock price on February 23, 2012, the vesting date.

Voluntary Non-Qualified Deferred Compensation

U.S. Deferred Compensation Plan

In 2011, certain U.S. senior management (approximately 125 employees), including the Named Executive Officers, were eligible for a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group and is provided for retention and recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their annual cash incentives. The investment choices mirror those in the Mondelēz International Thrift/TIP 401(k) Plan.

U.S. Supplemental Benefits Plan

Mondelēz International also provides a non-qualified program, the Mondelēz International Supplemental Benefits Plan, for U.S. employees whose compensation exceeds the compensation limit established by the Code, for tax-qualified plan contributions. Under this program, and consistent with all other U.S. employees, a company match is provided on contributions of base salary and annual cash incentives.

Perquisites

The Named Executive Officers receive limited perquisites, including a car allowance, a financial counseling allowance and, for the CEO only, personal use of the corporate aircraft. For security and personal safety reasons, Mondelēz International requires Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. This allows Ms. Rosenfeld to be more productive and efficient when she travels. Taxes on all perquisites are the sole responsibility of the Named Executive Officer. The types and total costs of perquisites Mondelēz International offers are similar to the types and costs offered within the Compensation Survey Group. Mondelēz International’s Compensation Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the 2011 Summary Compensation Table under “—Executive Compensation Tables.” Other than these perquisites, executive officers receive the same benefits as other Mondelēz International employees.

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits. Neither Mondelēz International nor Kraft Foods Group have employment agreements with any of the Named Executive Officers as these individuals, including Ms. Rosenfeld, are “at will” employees.

Change in Control Plan. Mondelēz International has a Change in Control Plan, or the “CIC Plan,” for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including the Named Executive Officers, would be available to assist in the successful transition following a change in control of Mondelēz International and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards. In 2009, Mondelēz International eliminated the excise tax gross up for all executives who first become eligible to participate in the CIC Plan after December 31, 2009. For executives who participated in the CIC Plan prior to this change, Mondelēz International will cover excise taxes as follows: (a) all excise taxes that may be triggered by separation payments paid to the CEO; and (b) excise taxes for all other participants will only be paid if change in control separation payments exceed 110% of the IRS-imposed threshold at which the excise tax becomes payable. To the extent that separation payments do not exceed 110% of the threshold but do trigger excise tax payments, separation payments will be limited to the maximum amount that does not trigger the excise tax amounts. This is done to minimize Mondelēz International’s expense for separation payments that do not significantly exceed the IRS-imposed threshold.

The severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “—Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. Neither Mondelēz International nor we have individual severance or employment agreements with any of the Named Executive Officers. Mondelēz International does maintain a broad-based severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where Mondelēz International has employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “—Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

Retirement Benefits. Mondelēz International offers both tax-qualified and supplemental defined benefit retirement plans to executive officers, including the Named Executive Officers, with the exception of Mr. Vernon, and these plans vary by country. In the United States, employees, including Mr. Vernon, hired on or after January 1, 2009, are not eligible to participate in either a tax-qualified or supplemental defined benefit retirement plan. U.S. employees hired on or after January 1, 2009, including Mr. Vernon, are eligible to participate in an enhanced defined contribution program. Mondelēz International’s Compensation Committee believes that these retirement benefits have helped in retention and recruitment, as many of the companies in the Compensation Survey Group offer similar programs. However, in recent years, Mondelēz International’s Compensation Committee has weighed the volatile cost environment that exists for defined benefit plans, especially in the United States. Based on the significant cost volatility associated with continuing a defined benefit pension plan in the United States, the defined benefit plan was closed to new participants after December 31, 2008. In addition, accruals under the defined benefit pension plan will cease after 2019. Accrued amounts and additional details of these retirement programs are presented in the 2011 Pension Benefits Table and the accompanying narrative to the table under “—Executive Compensation Tables.”

Mondelēz International provides Ms. Rosenfeld with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by Mondelēz International or us between 2004 and 2006. Mondelēz International provided this enhanced pension benefit to Ms. Rosenfeld because she forfeited her right to a pension benefit at her previous employer when she rejoined Mondelēz International. This benefit was part of a broader incentive program to help encourage her to return to Mondelēz International. Additional details of this benefit are presented in the 2011 Pension Benefits Table and the accompanying narrative to the table under “—Executive Compensation Tables.”

Mondelēz International’s Compensation Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of its overall executive compensation program. The supplemental defined contribution program is important because it encourages executive officers, including the Named Executive Officers, to save for retirement. Mondelēz International’s Compensation Committee believes that the Named Executive Officers should be able to defer the same percentage of their compensation, and receive the corresponding Mondelēz International matching contributions, as all other employees, without regard to the compensation limit established by the Code, for tax-qualified plan contributions. As stated previously, employees hired on or after January 1, 2009, including Mr. Vernon, are eligible to participate in an enhanced defined contribution program. This enhanced program is offered to U.S. employees not eligible to participate in the tax-qualified or supplemental defined benefit plans. Accrued amounts and additional details of each of the non-qualified deferred compensation programs offered to Named Executive Officers are presented in the 2011 Non-Qualified Deferred Compensation Benefits Table and the accompanying narrative to the table under “—Executive Compensation Tables.”

Compensation Paid to Named Executive Officers in 2011

Overview

There are no material differences in compensation policies with respect to each Named Executive Officer. Mondelēz International designed each of the Named Executive Officer’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median. Actual compensation will be dependent on both business and individual performance in any given year.

Below are the specific compensation actions for each of the Named Executive Officers in 2011.

Ms. Rosenfeld

Base Salary Increase. Ms. Rosenfeld received a 2.3% salary increase from $1.515 million to $1.550 million. Ms. Rosenfeld’s salary increase was commensurate with company guidelines for increases, taking into account her individual performance assessment. Her salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. Mondelēz International’s Compensation Committee determined Ms. Rosenfeld’s annual cash incentive for 2011 in accordance with the 2011 Annual Cash Incentive Program. Based on Mondelēz International’s performance relative to target (business unit rating of 130%) and Ms. Rosenfeld’s individual performance, Ms. Rosenfeld’s actual annual incentive is 182% of her target in 2011. For 2011, Mondelēz International’s Compensation Committee considered the following performance in determining Ms. Rosenfeld’s individual performance assessment:

•

Delivered strong financial performance relative to peers and in aggregate above targets in the Annual Cash Incentive Program. Financial performance was 130% relative to target as discussed under “—Elements of Executive Compensation—Annual Cash Incentive Program—2011 Business Unit Ratings” above.

•	Delivered above plan performance on key strategic initiatives as evidenced by the following:

•

Relative Total Shareholder Return in 2011 of 22.7% exceeded the 75th percentile of Mondelēz International’s Performance Peer Group. This was the second consecutive year of results at or above the 75th percentile.

•	Global market share improved in key categories.

•	New product revenue results were strong in 2011.

•	Retention of Cadbury leaders and significant changes in the senior executive team improved the talent pipeline, key sales leadership roles were strengthened and diversity improved.

•	Delivery of Cadbury integration savings is ahead of plan. Savings are expected to exceed the original $750 million target by the end of 2012.

•	Implementing the Spin-Off strategy, while delivering top-tier results during the separation process.

Equity Award (Stock Options and Restricted Stock). As part of Mondelēz International’s annual equity program in 2011, Mondelēz International’s Compensation Committee granted Ms. Rosenfeld an award of 83,930 restricted stock shares and 503,570 stock options (combined value on grant date of $4,604,781). This equity grant along with the 2011–2013 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

2009–2011 LTIP. Based on the formulaic determination of this incentive, Ms. Rosenfeld earned 191,930 shares of Mondelēz International common stock, which represented 141% of her target award opportunity.

Defined Benefit Accrual. The present value of Ms. Rosenfeld’s retirement benefit increased as measured at the end of 2011. A decrease in the applicable discount rate was the primary factor contributing to $3.2 million of the increase, along with an increase in the final average pay calculation, which accounted for $2.3 million of the increase. In addition, there were normal increases in pension values due to length of service which totaled approximately $0.7 million. There were no changes to the terms of the plan for Ms. Rosenfeld in 2011.

Other Named Executive Officers

The chart below shows specific compensation actions for each of the other Named Executive Officers in 2011 followed by a description of these decisions:

	Salary Increase	New Salary ($)	2011 Annual Cash Incentive Payment ($)	2011 Equity Award (Shares)	2009–2011 LTIP(1) (Shares)
Mr. Brearton	28.7%	650,000	742,900	February 23, 2011 award 7,860 restricted stock 47,140 stock options May 9, 2011 award 5,900 restricted stock 35,350 stock options	19,205
Mr. McLevish	1.5%	761,000	980,000	23,570 restricted stock 141,400 stock options	54,835
Mr. Khosla	2.0%	755,000	1,036,000	15,720 restricted stock 94,720 stock options	47,010
Mr. Vernon	1.5%	761,000	1,167,000	22,000 restricted stock 131,980 stock options	56,795
Ms. West	1.5%	660,000	1,050,000	13,360 restricted stock 80,130 stock options	17,625

(1)	Consistent with plan design, Mondelēz International’s Compensation Committee made no individual adjustments in determining share payout.

Mr. Brearton

Base Salary Increase. Mr. Brearton received both a merit salary increase in April 2011 and a promotional increase at the time he assumed the role of Chief Financial Officer. His salary is below the size-adjusted median of the Compensation Survey Group for top financial executives.

Actual Annual Cash Incentive. In 2011, Mr. Brearton’s individual performance guidelines were primarily related to delivering solid financial results and his leadership on the efforts leading up to the announcement of, and preparing for, the Spin-Off.

Equity Award (Stock Options and Restricted Stock). Mr. Brearton received an annual equity grant on February 23, 2011. He was granted an additional equity grant when he assumed the role of Chief Financial Officer. These equity grants, along with the 2011–2013 LTIP opportunity, are below the size-adjusted median of the Compensation Survey Group.

Mr. McLevish

Base Salary Increase. Mr. McLevish’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary is below the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. McLevish’s individual performance guidelines were primarily related to his role in successfully transitioning the Chief Financial Officer duties to Mr. Brearton and his role in leading the Spin-Off transaction.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011–2013 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

Mr. Khosla

Base Salary Increase. Mr. Khosla’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. Khosla’s individual performance guidelines were primarily related to his leadership in delivering strong business results across all of the regions within Mondelēz International’s Kraft Foods Developing Markets unit despite significant operating challenges in several countries.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011–2013 LTIP opportunity is below the size-adjusted median of the Compensation Survey Group.

Mr. Vernon

Base Salary Increase. Mr. Vernon’s salary increase was commensurate with company guidelines for increases, taking into account his individual performance assessment. His salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Mr. Vernon’s individual performance guidelines were primarily related to leading the strong business turnaround in Mondelēz International’s Kraft Foods North America unit and implementing strong cost management programs while delivering robust innovation in a very challenging business environment.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011–2013 LTIP opportunity is at the size-adjusted median of the Compensation Survey Group.

Ms. West

Base Salary Increase. Ms. West’s salary increase was commensurate with company guidelines for increases, taking into account her individual performance assessment. Her salary approximates the size-adjusted median of the Compensation Survey Group.

Actual Annual Cash Incentive. In 2011, Ms. West’s individual performance guidelines were primarily related to her role in building stronger marketing capabilities that have been recognized externally, improving the effectiveness of Mondelēz International’s global categories and being a key leader in forming the two new companies in connection with the Spin-Off.

Equity Award (Stock Options and Restricted Stock). This equity grant along with the 2011–2013 LTIP opportunity is above the size-adjusted median of the Compensation Survey Group.

Additional Information on Compensation Principles

Providing Competitive Pay

Composition and Purpose of the Compensation Survey Group

Mondelēz International annually compares its compensation program with those companies in the Compensation Survey Group. This annual review is designed to assure that its compensation program and target compensation levels are consistent with market practice and maintain Mondelēz International’s ability to attract and retain the level of talent it needs to drive sustainable superior Total Shareholder Returns.

To assure that the Compensation Survey Group includes the most appropriate companies, Mondelēz International’s Compensation Committee considers companies that: have similar revenue size and market capitalization, emphasize the food and beverage industry, have a global focus, are recognized for their industry leadership and brand recognition, have executive positions similar in breadth, complexity and scope of responsibility and compete with Mondelēz International for executive talent. In its evaluation of companies, Mondelēz International’s Compensation Committee starts with companies with revenue over $10 billion in 2011 and up to 2.5 times Mondelēz International’s revenue. The median 2011 revenue of the peers is $29.6 billion. Mondelēz International’s revenue approximates the 75th percentile of the peer companies.

Based on this, and in consultation with management and with the assistance of Mondelēz International’s Compensation Committee’s compensation consultant, Compensation Advisory Partners, LLC, Mondelēz International’s Compensation Committee maintained the following companies for the 2011 Compensation Survey Group:

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	Pfizer Inc.
Eli Lilly and Company	The Procter & Gamble Company
General Mills, Inc.	Sara Lee Corporation
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company

In determining appropriate compensation levels for the Named Executive Officers, Mondelēz International’s Compensation Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group. Compensation data is provided by Aon Hewitt. Compensation Advisory Partners, LLC reviews and evaluates the data provided by Aon Hewitt on behalf of the Committee.

2011 Competitive Positioning

Mondelēz International’s compensation philosophy is to set target total compensation, including base salary and annual and long-term incentives, at or near the median of the Compensation Survey Group, based on size-adjusted data. Mondelēz International’s Compensation Committee believes that targeting the size-adjusted median of the Compensation Survey Group provides the opportunity to attract and retain talented employees. Due to Mondelēz International’s revenue size relative to its peer group ($54 billion in revenue for the year ended December 31, 2011 vs. a median of $29.6 billion), Mondelēz International’s Compensation Committee uses a size-adjusted median when comparing executive compensation levels. For positions with corporate-wide responsibilities, Mondelēz International’s Compensation Committee uses the average of the regressed median (based on $54 billion in revenues relative to the $29.6 billion median of the Compensation Survey Group) and the raw median to obtain a size-adjusted median. Mondelēz International uses this same approach for senior business unit level positions. In effect, Mondelēz International’s Compensation Committee is using a value greater than the raw median but less than a revenue-correlated median. This results in a more conservative approach to benchmarking the compensation data than simply using the revenue-correlated median.

The magnitude of the size-adjusted median (in terms of percentile ranking) typically places total compensation, as well as the individual elements of total compensation, between the raw median and the 75th percentile of the Compensation Survey Group. For perspective, Mondelēz International’s revenue approximates the 75th percentile of the Compensation Survey Group.

Based on compensation actions taken for each of the Named Executive Officers in 2011, target total compensation for each of them is at or below the size-adjusted median of the Compensation Survey Group, based on the latest available data reported by Aon Hewitt.

Composition and Purpose of the Performance Peer Group

Mondelēz International’s Compensation Committee uses the Performance Peer Group to understand the linkage of pay and performance and for determining the Relative Total Shareholder Return measure in the LTIP. For 2011, the Performance Peer Group was comprised of companies that Mondelēz International’s Compensation Committee considered to be Mondelēz International’s market competitors or that had been selected primarily on the basis of industry. In 2010, Mondelēz International’s Compensation Committee reviewed the composition of the Performance Peer Group and decided to include only food and non-alcoholic beverage companies. The companies in the Performance Peer Group remain unchanged since 2010.

There is substantial overlap (9 of the 12 companies) between the Performance Peer Group and the Compensation Survey Group. The primary difference between the Performance Peer Group and the Compensation Survey Group is that the Performance Peer Group companies are only food and non-alcoholic beverage companies and are included regardless of revenue size or market capitalization.

With respect to performance measures for Mondelēz International’s LTIP, we believe that it is relevant to compare Mondelēz International’s financial performance to a group of food and non-alcoholic beverage companies as it is likely that Mondelēz International’s shareholders are comparing their financial performance to a similar group of companies when making investment decisions. Mondelēz International believes that this group is less relevant when comparing compensation levels at various positions within the organization due to its size and complexity relative to several companies included in this group. The Performance Peer Group companies are:

Campbell Soup Company	H.J. Heinz Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	Sara Lee Corporation
The Hershey Company	Unilever N.V.

Requiring Stock Ownership

To further align the interests of Mondelēz International’s senior management (approximately 190 executives), including the Named Executive Officers, with those of Mondelēz International’s shareholders, each executive is required to acquire and hold a significant amount of Mondelēz International common stock. The following chart summarizes Mondelēz International’s stock ownership and holding requirements. Mondelēz International’s Compensation Committee believes that Mondelēz International’s stock ownership levels will help increase the focus of its executives on improving Total Shareholder Return over time. Mondelēz International’s stock ownership guideline levels are greater than the median of Mondelēz International’s peers in the Compensation Survey Group, and Mondelēz International monitors compliance with these levels regularly.

Stock Ownership / Holding Requirement	Explanation of Provision
Ownership Requirement	•Eight times salary for Ms. Rosenfeld; four times salary for each other Named Executive Officer. •All Named Executive Officers met the guidelines as of March 1, 2012.

Time to Meet Requirements

•Five years from employment date or three years from promotion to executive level subject to requirements.

•CEO may take further action as she deems appropriate if an executive does not meet the required ownership.

Shares Included As Ownership

•Mondelēz International common stock, including sole ownership, direct purchase plan shares, restricted shares and accounts over which the executive has direct or indirect ownership or control.

•Excludes unexercised Mondelēz International stock options or unearned performance shares.

Holding Requirements

•Starting in 2011, the Named Executive Officers are required to hold 100% of all Mondelēz International shares acquired from stock option exercises and restricted stock and performance share vestings, net of shares withheld for taxes or payment of exercise price, until they meet stock ownership guidelines.

•Once stock ownership guidelines are attained, a Named Executive Officer is required to hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after stock option exercise or restricted stock or LTIP performance share vesting.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Mondelēz International Board or an appropriate committee of the Mondelēz International Board may determine that, as a result of a restatement of Mondelēz International’s financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Mondelēz International Board or Mondelēz International’s Compensation Committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Mondelēz International’s current insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including the Named Executive Officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits Mondelēz International’s ability to deduct compensation paid to certain of the Named Executive Officers (the covered employees) for tax purposes to $1.0 million annually. Covered employees include Mondelēz International’s principal executive officer and Mondelēz International’s next three highest paid executive officers, other than Mondelēz International’s principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2011, annual cash incentive awards, stock options, restricted stock and performance shares awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible.

Mondelēz International intends to qualify time-vested restricted stock awards granted to its covered employees using the performance-based compensation exemption. In February 2010, Mondelēz International’s Compensation Committee approved a formula to determine the maximum number of restricted shares that could be awarded to the covered employees contingent upon the achievement of adjusted net earnings during a one-year performance period prior to the stock grant. Under the formula, the maximum number of restricted shares that could be awarded under Mondelēz International’s 2011 annual restricted stock awards program was equal to 1.50% of Mondelēz International’s adjusted net earnings in 2010. Mondelēz International defined adjusted net earnings as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by Mondelēz International’s Compensation Committee. In addition, Mondelēz International’s Amended and Restated 2005 Performance Incentive Plan limits individual annual restricted stock awards to 1.0 million shares. In February 2011, using the adjusted net earnings formula, Mondelēz International’s Compensation Committee determined the grant value pool for the 2011 restricted stock grant awards. The maximum award available for grant to the Mondelēz International CEO was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered employees, subject in each instance to the maximum individual award amount under Mondelēz International’s Amended and Restated 2005 Performance Incentive Plan.

Mondelēz International’s Compensation Committee has retained the discretion to authorize payments that may not be tax-deductible if it believes that such payments are in the best interest of shareholders. For example, Mondelēz International’s Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2011. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2011 because of other elements of their annual compensation. Specifically, to the extent that a covered employee’s compensation from a combination of base salary, restricted stock vesting proceeds not intended to be performance-based, restricted stock dividends and certain taxable perquisites exceeded $1.0 million, the excess amount was not deductible in 2011.

Mondelēz International and Subsidiaries Reconciliation of GAAP to Non-GAAP Information

Mondelēz International’s Compensation Committee reviewed performance of the Named Executive Officers based on certain non-GAAP financial measures of Mondelēz International and two of Mondelēz International’s geographical units, Kraft Foods Developing Markets, which is led by Mr. Khosla, and Kraft Foods North America, which includes the North American Grocery Business and the North American portion of the Global Snacks Business and was led by Mr. Vernon. The tables below set forth reconciliations of GAAP financial measures to these non-GAAP financial measures.

Mondelēz International

Operating Income

For the Twelve Months Ended December 31, 2011

(in millions) (Unaudited)

	As Reported (GAAP)	Impact of Divestitures(1)	Impact of Integration Program Costs(2)	Impact of Currency(3)	Impact of Spin-Off Costs(4)	As Adjusted (Non-GAAP)
Segment Operating Income:
Kraft Foods North America	$4,167	$(15)	$66	$(16)	$—	$4,202
Kraft Foods Europe	1,406	—	256	(43)	—	1,619
Kraft Foods Developing Markets	2,053	—	161	(28)	—	2,186
Unrealized Gain / (Loss) on Hedging Activities	(100)	—	—	—	—	(100)
HQ Pension	(206)	—	—	—	—	(206)
General Corporate Expenses	(438)	—	38	3	46	(351)
Amortization of Intangibles	(225)	—	—	8	—	(217)

Mondelēz International	$6,657	$(15)	$521	$(76)	$46	$7,133

(1)	Impact of divestitures includes for reporting purposes the Starbucks CPG business.
(2)	Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition.

(3)	Impact of currency rate fluctuations is calculated based on 2011 planned rates.
(4)	Spin-Off costs include transaction fees and other costs associated with the Spin-Off.

Mondelēz International

Net Cash Provided by Operating Activities to Free Cash Flow

For the Twelve Months Ended December 31, 2011

(in millions) (Unaudited)

	North America	Developing Markets	Mondelēz International
Net Cash Provided by Operating Activities (GAAP)	$3,431	$1,384	$4,520
Capital Expenditures	(680)	(713)	(1,771)

Free Cash Flow (Non-GAAP)	$2,751	$671	$2,749

Mondelēz International—Kraft Foods Developing Markets Net Revenues For the Twelve Months Ended December 31, 2011 and 2010 (in millions) (Unaudited)

								Add back:
	As Reported (GAAP)	Impact of Divestit- ures	Impact of Acqui- sitions(1)	Impact of Integration Program Costs	Impact of Accounting Calendar Changes(2)	Impact of Currency	Organic (Non-GAAP)	Impact of Acquisitions- Cadbury(1)	Impact of Divestitures— Cadbury’s Poland and Romania Operations(1)	Impact of Currency— Cadbury(1)	Combined Organic (Non- GAAP)
2011
Kraft Foods Developing Markets	$15,821	$—	$(379)	$1	$(183)	$(397)	$14,863	$379	$—	$(16)	$15,226

2010
Kraft Foods Developing Markets	13,613	(105)	—	1	(148)	—	13,361	315	(12)	—	13,664

				% Change
	As Reported (GAAP)	Organic (Non- GAAP)	Combined Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Combined Organic (Non- GAAP)
2011
Kraft Foods Developing Markets	$15,821	$14,863	$15,226	16.2%	11.2%	11.4%

2010
Kraft Foods Developing Markets	13,613	13,361	13,664

(1)	Impact of acquisitions for 2011 reflects the incremental January 2011 operating results from Mondelēz International’s Cadbury acquisition on February 2, 2010. For 2010, the impact of acquisitions reflects the pro forma operating results of Cadbury from January 2010, adjusted from IFRS to U.S. GAAP and translated to U.S. dollar from local countries’ currencies. This 2010 data is presented on a combined company, pro forma basis.
(2)	Favorable effect of accounting calendar changes in 2011 and 2010 and, for certain countries included in Kraft Foods Developing Markets, a 53rd week of shipments in 2011.

Mondelēz International and Kraft Foods North America

Net Revenues

For the Twelve Months Ended December 31, 2011 and 2010

(in millions) (Unaudited)

								% Change
	As Reported (GAAP)	Impact of Divestitures(1)	Impact of Acquisitions(2)	Impact of Integration Program Costs	Impact of Accounting Calendar Changes(3)	Impact of Currency	Organic (Non- GAAP)	As Reported (GAAP)	Organic (Non- GAAP)
2011
Kraft Foods North America	$25,188	$(91)	$(117)	$—	$(294)	$(136)	$24,550	5.1%	4.8%
Mondelēz International	54,365	(91)	(697)	1	(880)	(1,165)	51,533	10.5%	6.6%
2010
Kraft Foods North America	23,966	(547)	—	—	—	—	23,419
Mondelēz International	49,207	(652)	—	1	(193)	—	48,363

(1)	Impact of divestitures includes for reporting purposes the Starbucks CPG business.
(2)	Impact of acquisitions for 2011 reflects the incremental January 2011 operating results from Mondelēz International’s Cadbury acquisition on February 2, 2010.
(3)	Favorable effect of accounting calendar changes in 2011 and 2010 and a 53rd week of shipments in 2011.

Executive Compensation Tables

The Executive Compensation Tables present historical compensation information for the Named Executive Officers in 2011. As further described under “—Compensation Discussion and Analysis,” in connection with the Spin-Off, Irene Rosenfeld, who served as our President and CEO; David Brearton, who served as our Executive Vice President and Chief Financial Officer; Sanjay Khosla, who served as our Executive Vice President; and Mary Beth West, who served as our Executive Vice President and Chief Marketing Officer, resigned from their positions with us and continue to serve in their current roles at Mondelēz International. In addition, in connection with the Spin-Off, W. Anthony Vernon, who served as President, Kraft Foods North America, resigned from his role at Mondelēz International and is employed by us as our new CEO, and Timothy McLevish, who was Mondelēz International’s Executive Vice President, resigned from his role at Mondelēz International and is employed by us as our Executive Vice President and Chief Financial Officer. For more information regarding our executive management team following the Spin-Off, see “Management.”

2011 Summary Compensation Table

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Annual Incentive Awards(3) ($)	Cumulative Three-Year (2007–2009) Incentive Plan Awards ($)	Total Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value(4) ($)	All Other Compen- sation(5) ($)	Total Compen- sation ($)
Rosenfeld, Irene	2011	1,540,712	7,754,472	1,933,709	4,232,000	—	4,232,000	6,207,428	276,373	21,944,694
Former President and Chief Executive Officer	2010	1,503,231	7,394,668	2,095,203	2,130,810	—	2,130,810	5,812,189	351,882	19,287,983
	2009	1,470,000	7,829,371	1,857,776	3,956,000	6,628,125	10,584,125	4,240,935	362,994	26,345,201

Brearton, David(6)	2011	619,327	893,762	325,953	742,900	—	742,900	940,758	62,553	3,585,253
Former Executive Vice President and Chief Financial Officer

McLevish, Timothy(7)	2011	758,081	2,066,667	542,976	980,000	—	980,000	292,451	90,244	4,730,419
Executive Vice President and Chief Financial	2010	736,923	1,956,975	566,795	665,000	—	665,000	268,411	115,752	4,309,856
	2009	700,000	1,941,578	396,854	1,287,000	792,219	2,079,219	185,003	103,224	5,405,878
Officer

Khosla, Sanjay	2011	751,019	1,493,661	361,997	1,036,000	—	1,036,000	372,165	94,199	4,109,041
Former Executive Vice President	2010	734,769	1,374,580	321,272	847,200	—	847,200	297,788	101,118	3,676,727
	2009	720,000	2,389,562	215,472	1,050,000	900,583	1,950,583	237,206	275,190	5,788,013

Vernon, W. Anthony	2011	758,081	2,016,702	506,803	1,167,000	—	1,167,000	—	133,055	4,581,641
President, Kraft Foods North America	2010	743,462	1,900,236	491,266	409,450	—	409,450	—	113,413	3,657,827

West, Mary Beth	2011	657,346	1,297,769	307,699	1,050,000	—	1,050,000	819,804	71,403	4,204,021
Former Executive Vice President and Chief Marketing Officer

(1)	The stock awards column includes restricted stock and performance shares. The amounts shown in this column represent the full grant date fair value of the stock awards granted in each year as computed in accordance with FASB ASC Topic 718. For performance shares, the amounts are based on the probable outcome of the performance conditions as of the grant date. Assumptions used in calculating these amounts are included in Note 9, “Stock Benefit Plans,” to our audited combined financial statements included in this prospectus. Below is a breakout of the 2011–2013, 2010–2012 and 2009–2011 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date).

Name	Performance Cycle	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Ms. Rosenfeld	2011–2013	5,083,400	9,847,733
	2010–2012	4,621,521	9,114,527
	2009–2011	3,732,819	7,350,480

Mr. Brearton	2011–2013	443,312	858,799

Mr. McLevish	2011–2013	1,316,552	2,550,469
	2010–2012	1,206,783	2,380,008
	2009–2011	1,066,480	2,100,060

Mr. Khosla	2011–2013	993,372	1,924,393
	2010–2012	949,354	1,872,309
	2009–2011	914,283	1,800,360

Mr. Vernon	2011–2013	1,316,552	2,550,469
	2010–2012	1,250,011	2,465,262

Ms. West	2011–2013	872,587	1,690,405

(2)	The option awards column includes option awards granted in 2011, 2010 and 2009. The amounts shown in this column represent the full grant date fair value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, “Stock Benefit Plans,” to our audited combined financial statements included in this prospectus.
(3)	The amounts shown in this column represent awards paid under Mondelēz International’s Annual Cash Incentive Program. Awards are paid in March of the following plan year.
(4)	The amounts shown in this column for Mses. Rosenfeld and West and Messrs. Brearton, McLevish and Khosla represent the aggregate increase in the actuarial present value of each Named Executive Officer’s benefits under Mondelēz International’s U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. U.S. employees hired on or after January 1, 2009, including Mr. Vernon, are not eligible to participate in the U.S. pension plans. However, Mr. Vernon is eligible to participate in an enhanced defined contribution plan similar to all other U.S. employees hired after December 31, 2008. For Mr. Brearton, the amount includes benefits earned under a Canadian pension plan and Canadian non-registered pension plan.
(5)	The amounts shown in the “All Other Compensation” column for 2011 include the following:

	I. Rosenfeld ($)	D. Brearton ($)	T. McLevish ($)	S. Khosla ($)	W. Vernon ($)	M. West ($)
Personal use of company aircraft(a)	86,881	—	—	—	—	—
Car expenses	24,274	15,000	18,705	14,779	15,000	15,652
Financial counseling allowance	—	7,500	7,500	7,500	5,075	7,500
Employer match on defined contribution plans	165,218	40,053	64,039	71,920	112,980	48,251
Total All Other Compensation	276,373	62,553	90,244	94,199	133,055	71,403

(a)	For reasons of security and personal safety, Mondelēz International requires Ms. Rosenfeld to use its aircraft for all travel. The incremental cost of personal use of the aircraft includes the costs of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown and other smaller variable costs. Fixed costs that would be incurred in any event to operate Mondelēz International’s aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of the aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of Mondelēz International’s aircraft and is not reimbursed for these taxes.

(6)	Mr. Brearton was appointed Chief Financial Officer effective May 9, 2011 and resigned from this position in August 2012. Prior to that, he served as Mondelēz International’s Executive Vice President.
(7)	Mr. McLevish served as Mondelēz International’s Chief Financial Officer until May 9, 2011, when Mr. Brearton’s appointment as Chief Financial Officer became effective. Mr. McLevish served as Mondelēz International’s Executive Vice President until the Distribution Date, and has served as our Executive Vice President and Chief Financial Officer since August 2012.

2011 Grants of Plan-Based Awards

Name	Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Ms. Rosenfeld	—	AIP	2,325,000	5,812,500	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	155,720	311,440	—	—	—	5,083,400
	02/23/2011	Restricted Shares	—	—	—	—	83,930	—	—	2,671,072
	02/23/2011	Stock Options	—	—	—	—	—	503,570	31.825	1,933,709

Mr. Brearton	—	AIP	546,534	1,366,335			—	—	—	—
	01/03/2011	Performance Shares	—	—	13,580	27,160	—	—	—	443,312
	02/23/2011	Restricted Shares	—	—	—	—	7,860	—	—	250,145
	02/23/2011	Stock Options	—	—	—	—	—	47,140	31.825	181,018
	05/09/2011	Restricted Shares	—	—	—	—	5,900	—		200,305
	05/09/2011	Stock Options	—	—	—	—	—	35,350	33.950	144,935

Mr. McLevish	—	AIP	684,900	1,712,250	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	40,330	80,660	—	—	—	1,316,552
	02/23/2011	Restricted Shares	—	—	—	—	23,570	—	—	750,115
	02/23/2011	Stock Options	—	—	—	—	—	141,400	31.825	542,976

Mr. Khosla	—	AIP	604,000	1,510,000	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	30,430	60,860	—	—	—	993,372
	02/23/2011	Restricted Shares	—	—	—	—	15,720	—	—	500,289
	02/23/2011	Stock Options	—	—	—	—	—	94,270	31.825	361,997

Mr. Vernon	—	AIP	684,900	1,712,250	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	40,330	80,660	—	—	—	1,316,552
	02/23/2011	Restricted Shares	—	—	—	—	22,000	—	—	700,150
	02/23/2011	Stock Options	—	—	—	—	—	131,980	31.825	506,803

Ms. West	—	AIP	528,000	1,320,000	—	—	—	—	—	—
	01/03/2011	Performance Shares	—	—	26,730	53,460	—	—	—	872,587
	02/23/2011	Restricted Shares	—	—	—	—	13,360	—	—	425,182
	02/23/2011	Stock Options	—	—	—	—	—	80,130	31.825	307,699

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under Mondelēz International’s 2011 Annual Cash Incentive Program (AIP). Actual amounts under Mondelēz International’s 2011 Annual Cash Incentive Program were paid in March 2012 and are disclosed in the 2011 Summary Compensation Table. The maximum amounts are equal to 250% of target.
(2)	The performance shares are granted under Mondelēz International’s 2011–2013 LTIP. The target number of shares shown in the table reflects the number of shares of Mondelēz International common stock that will be earned if each performance metric reaches target levels. Actual shares awarded under the 2011–2013 LTIP are scheduled to be paid in March 2014. No dividends or dividend equivalents are paid or earned on unvested performance shares.
(3)	Dividends are paid on the unvested restricted stock at the same rate as on Mondelēz International’s common stock.
(4)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of Mondelēz International common stock on the grant date. For the stock options granted on February 23, 2011, the exercise price is greater than the closing stock price ($31.68) on that date. For the stock options granted on May 9, 2011, the exercise price is lower than the closing stock price ($34.04) on that date.
(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

2011 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Ms. Rosenfeld	05/03/2007	—	—	300,000	33.140	05/02/2017	—	—	—	—
	02/04/2008	524,000	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	173,300	6,474,488	—	—
	02/20/2009	457,512	235,688	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	166,780	6,230,901
	02/23/2010	—	—	—	—	—	95,150	3,554,804	—	—
	02/23/2010	188,397	382,503	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	155,720	5,817,699
	02/23/2011	—	—	—	—	—	83,930	3,135,625	—	—
	02/23/2011	—	503,570	—	31.825	02/23/2021	—	—	—	—

Mr. Brearton	02/04/2008	50,880	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	15,870	592,903	—	—
	02/20/2009	41,896	21,584	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	15,250	569,740
	02/23/2010	—	—	—	—	—	8,580	320,549	—	—
	02/23/2010	16,988	34,492	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	13,580	507,349
	02/23/2011	—	—	—	—	—	7,860	293,650	—	—
	02/23/2011	—	47,140	—	31.825	02/23/2021	—	—	—	—
	05/09/2011	—	—	—	—	—	5,900	220,424	—	—
	05/09/2011	—	35,350	—	33.950	05/09/2021	—	—	—	—

Mr. McLevish	02/04/2008	95,000	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	37,020	1,383,067	—	—
	02/20/2009	97,732	50,348	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	43,550	1,627,028
	02/23/2010	—	—	—	—	—	25,740	961,646	—	—
	02/23/2010	50,965	103,475	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	40,330	1,506,729
	02/23/2011	—	—	—	—	—	23,570	880,575	—	—
	02/23/2011	—	141,400	—	31.825	02/23/2021	—	—	—	—

Mr. Khosla	02/04/2008	62,760	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	62,410	2,331,638	—	—
	02/20/2009	27,064	27,336	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	34,260	1,279,954
	02/23/2010	—	—	—	—	—	14,590	545,082	—	—
	02/23/2010	28,888	58,652	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	30,430	1,136,865
	02/23/2011	—	—	—	—	—	15,720	587,299	—	—
	02/23/2011	—	94,270	—	31.825	02/23/2021	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Mr. Vernon	08/17/2009	—	—	—	—	—	11,970	447,199	—	—
	01/04/2010	—	—	—	—	—	—	—	45,110	1,685,310
	02/23/2010	—	—	—	—	—	22,310	833,502	—	—
	02/23/2010	44,173	89,687	—	29.145	02/21/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	40,330	1,506,729
	02/23/2011	—	—	—	—	—	22,000	821,920	—	—
	02/23/2011	—	131,980	—	31.825	02/23/2021	—	—	—	—

Ms. West	02/04/2008	40,720	—	—	29.485	02/02/2018	—	—	—	—
	02/20/2009	—	—	—	—	—	13,750	513,700	—	—
	02/20/2009	18,150	18,700	—	23.639	02/20/2019	—	—	—	—
	01/04/2010	—	—	—	—	—	—	—	14,000	523,040
	02/23/2010	—	—	—	—	—	8,580	320,549	—	—
	02/23/2010	16,988	34,492	—	29.145	02/21/2020	—	—	—	—
	08/01/2010	—	—	—	—	—	5,940	221,918	—	—
	08/01/2010	11,880	23,760	—	29.500	08/01/2020	—	—	—	—
	01/03/2011	—	—	—	—	—	—	—	26,730	998,633
	02/23/2011	—	—	—	—	—	13,360	499,130	—	—
	02/23/2011	—	80,130	—	31.825	02/23/2021	—	—	—	—

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
05/03/2007	Stock options

One-half of the shares under this performance-contingent stock option vests if the price of Mondelēz International common stock maintains an average trading price of $38.11 over a consecutive ten-day period during the ten-year term of the stock option award. On January 20, 2012, 150,000 option shares vested under the terms of the award.

The remaining 150,000 option shares will vest only if the price of Mondelēz International common stock maintains an average trading price of $41.43 for a consecutive ten-day period during the ten-year term of the stock option award.

02/04/2008	Stock options	First tranche (33%) vests on 02/04/2009, second tranche (33%) vests on 02/04/2010 and last tranche (34%) vests on 02/04/2011.

02/20/2009	Restricted shares	100% of award vests on 02/17/2012.

02/20/2009	Stock options	First tranche (33%) vests on 02/19/2010, second tranche (33%) vests on 02/18/2011 and last tranche (34%) vests on 02/17/2012.

08/17/2009	Restricted shares	First tranche (33%) vests on 08/17/2010, second tranche (33%) vests on 08/17/2011 and last tranche (34%) vests on 08/17/2012.

01/04/2010	Performance shares	100% of award vests on 12/31/2012, subject to the approval of Mondelēz International’s Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2013.

02/23/2010	Restricted shares	100% of award vests on 02/22/2013.

Grant Date	Grant Type	Vesting Schedule
02/23/2010	Stock options	First tranche (33%) vests on 02/22/2011, second tranche (33%) vests on 02/22/2012 and last tranche (34%) vests on 02/22/2013.

08/01/2010	Restricted shares	100% of award vests on 08/01/2013.

08/01/2010	Stock options	Options vest in three equal installments on 08/01/2011, 08/01/2012 and 08/01/2013.

01/03/2011	Performance shares	100% of award vests on 12/31/2013, subject to the approval of Mondelēz International’s Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2014.

02/23/2011	Restricted shares	100% of award vests on 02/24/2014.

02/23/2011	Stock options	First tranche (33%) vests on 02/23/2012, second tranche (33%) vests on 02/25/2013 and last tranche (34%) vests on 02/24/2014.

05/09/2011	Restricted shares	100% of award vests on 05/09/2014.

05/09/2011	Stock options	Options vest in three equal installments on 05/09/2012, 05/09/2013 and 05/09/2014.

(2)	The market value of the shares that have not vested is based on the closing price of Mondelēz International common stock of $37.36 on December 30, 2011, as reported on the NYSE.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(1) ($)
Ms. Rosenfeld	—	—	548,814	19,318,067
Mr. Brearton	45,170	163,733	31,925	1,119,401
Mr. McLevish	—	—	78,585	2,810,808
Mr. Khosla	26,000	288,899	62,700	2,266,495
Mr. Vernon	—	—	68,765	2,570,398
Ms. West	35,500	116,620	27,805	981,516

(1)	The amounts shown are calculated based on the closing market price of Mondelēz International common stock on the date of exercise or vesting.
(2)	The amounts shown include performance shares awarded under Mondelēz International’s 2009–2011 LTIP with a performance cycle which ended on December 31, 2011.

2011 Pension Benefits

		Number of Years of Credited Service(1)		Present Value of Accumulated Benefits(2)	Payments During Last Fiscal Year
Name	Plan Name	(#)		($)	($)
Ms. Rosenfeld	Kraft Foods Global, Inc. Retirement Plan	29.2		1,113,497	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	29.2		21,890,754	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan II	1.7	(3)	1,399,667	—

Mr. Brearton	Kraft Foods Global, Inc. Retirement Plan	15.7		584,408	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	15.7		2,504,382	—
	Kraft Canada Retirement Plan(4)	11.8		249,815

Mr. McLevish	Kraft Foods Global, Inc. Retirement Plan	4.3		135,043	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	4.3		701,920	—

Mr. Khosla	Kraft Foods Global, Inc. Retirement Plan	5.0		165,654	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	5.0		955,278	—

Ms. West	Kraft Foods Global, Inc. Retirement Plan	25.6		633,564	—
	Kraft Foods Global, Inc. Supplemental Benefits Plan I	25.6		1,783,021	—

(1)	The years of credited service under the plans are equivalent to the years of total service for the Named Executive Officers through December 31, 2011, unless otherwise noted.
(2)	For Mses. Rosenfeld and West and Messrs. Brearton, McLevish and Khosla, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10, “Pension and Other Postemployment Benefit Plans,” to our audited combined financial statements included in this prospectus.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for Mses. Rosenfeld and West and Mr. Brearton and 65 for Messrs. McLevish and Khosla. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2011;

•	Discount rate of 4.9%; and

•	RP 2000 Mortality Table Projected to 2011.

For Mr. Brearton, the amount also reflects the actuarial present value of benefits accumulated under the Kraft Canada Retirement Plan.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 60. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2011;

•	Discount rate of 4.25%; and

•	RP 2000 Mortality Table Projected to 2011.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006.
(4)

Mr. Brearton has service under Mondelēz International’s U.S. and Canadian pension plans. According to the Kraft Foods Global, Inc. Retirement Plan, or the “U.S. Plan,” policy on retirement benefits, or the

“Retirement Benefits Policy,” eligible active employees who transfer from a non-U.S. affiliate directly to a U.S. affiliate will be provided a benefit from the U.S. Plan using service recognized by the U.S. Plan after the date of transfer to the U.S. affiliate, as well as all years of “Relevant Service” under the non-U.S. Plan.

Under the Retirement Benefits Policy, the benefit is calculated as follows:

Based on the current benefit formula for the U.S. Plan, the employee’s pension benefit under the U.S. Plan will be equal to the sum of:

•

the benefit calculated under the formula in the U.S. Plan, except that “years of service” are equal to service on and after the date of transfer while the employee is a participant in the U.S. Plan, plus Relevant Service minus

•	the benefit earned and either paid or payable under the non-U.S. Plan(s) based on Relevant Service.

A participant who is eligible for the Retirement Benefits Policy receives benefits equal to the sum of:

•	the actual benefit earned under the non-U.S. Plan; plus, the greater of

(a)	the benefit under the U.S. Plan calculated under the Retirement Benefits Policy; or

(b)	the benefit earned under the U.S. Plan, based on years of service on and after the date of transfer while the employee is a participant in the U.S. Plan.

Retirement Benefit Plan Descriptions

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the Named Executive Officers, and vary by country.

Kraft Foods Global, Inc. Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. McLevish and Khosla, are covered automatically in Mondelēz International’s funded non-contributory, tax-qualified defined benefit plan. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon, similar to all other U.S. employees hired after December 31, 2008, is eligible to participate in an enhanced defined contribution plan, which is described under “—2011 Non-Qualified Deferred Compensation Benefits” and “—U.S. Supplemental Defined Contribution Plan” below.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•

0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35-year average ends in the year you reach age 66. If you were born after 1954, the 35-year average ends in the year you reach age 67.). The IRS has established certain limits on how much employees may receive from this plan.

As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Retirement Plan. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, Mondelēz International offers a Supplemental Defined Benefit Pension Plan and several Named Executive Officers participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. McLevish and Khosla, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Kraft Foods Global, Inc. Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless of whether or not the executive exceeds the applicable Code limits. Mr. Vernon, hired after December 31, 2008, is not eligible for this program. Mr. Vernon is eligible to participate in an enhanced defined contribution plan, which is described under “—2011 Non-Qualified Deferred Compensation Benefits” and “—U.S. Supplemental Defined Contribution Plan” below. As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan I. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Kraft Foods Global, Inc. Supplemental Benefits Plan II—Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for Mondelēz International between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to Mondelēz International.

As of December 31, 2011, Ms. Rosenfeld is eligible to retire under the Kraft Foods Global, Inc. Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Kraft Canada, Inc. Retirement Plan for Canadian Salaried Employees of Kraft Canada, Inc.—Mr. Brearton

All eligible full-time and part-time General Foods Canadian salaried employees hired before January 1, 1991, including Mr. Brearton, are eligible to participate in Mondelēz International’s funded non-contributory, tax-qualified defined pension plan. Benefits under this plan are payable upon retirement in the form of a monthly pension payment. Normal retirement under this plan is defined as age 65, at which point participants are eligible to receive an unreduced benefit. Participants may elect to receive benefits before age 65 but the amount is reduced as benefits are paid over a longer period of time. Participants under age 55 must have at least two years of service to become vested. Participants over age 55 are immediately vested.

The formula used to calculate a benefit is equal to the following:

Post December 31, 1986—1.25% of final average earnings (five years) less 1.4285% of the Kraft Canada Retirement Plan benefit, multiplied by credited service in the plan (maximum 35 years).

Pre January 1, 1987—Better of:

•	1.25% of final average earnings (five years) less 1.4285% times 0.5 of the Kraft Canada Retirement Plan benefit, multiplied by credited service in the plan (maximum 30 years), or

•	1.00% of final average earnings (five years) multiplied by credited service in the plan (maximum 30 years).

Employees hired before January 1, 1991 are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% for each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

Kraft Canada Supplemental Benefits Plan—Mr. Brearton

The Canadian government limits the amount employees may receive from the tax-qualified pension plan. Therefore, Mondelēz International offers a Supplemental Defined Benefit Pension. All eligible full-time and part-time salaried employees may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above and the amount actually payable from the Kraft Canada, Inc. Retirement Plan. Eligible employees may retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

2011 Non-Qualified Deferred Compensation Benefits

Name	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011(3) ($)	Aggregate Withdrawals/ Distributions in 2011 ($)		Aggregate Balance as of December 31, 2011(4) ($)
Ms. Rosenfeld	205,591	154,193	224,065	5,385,893	(5)	4,850,812
Mr. Brearton	211,830	29,028	51,580	—		2,337,411
Mr. McLevish	176,712	53,014	27,437	—		984,577
Mr. Khosla	202,983	60,895	34,223	—		1,211,152
Mr. Vernon	55,352	90,930	6,257	—		274,375
Ms. West	52,341	39,256	15,446	—		541,995

(1)	All executive contributions made in 2011 were under Mondelēz International’s U.S. Supplemental Defined Contribution Plan. Amounts are deferred from base salary and amounts paid in 2011 under the Annual Cash Incentive Program are included in the 2011 Summary Compensation Table. The amount of executive contributions in 2011 attributable to base salary and Annual Cash Incentive Program awards for the participating Named Executive Officers is as follows:

Name	Base Salary ($)	Annual Cash Incentive Program Award ($)
Ms. Rosenfeld	77,743	127,848
Mr. Brearton	76,455	135,375
Mr. McLevish	92,077	84,635
Mr. Khosla	91,307	111,676
Mr. Vernon	36,831	18,521
Ms. West	31,941	20,400

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2011 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2011 Summary Compensation Table.
(4)	The aggregate balance includes amounts that were reported as compensation for the Named Executive Officers in prior years. Amounts reported attributable to base salary, Annual Cash Incentive Program awards or all other compensation that were reported in the Summary Compensation Table of previously filed Mondelēz International proxy statements for the participating Named Executive Officers are as follows: Ms. Rosenfeld—$3,509,299; Mr. McLevish—$695,256; Mr. Khosla—$862,222; and Mr. Vernon—$119,769.
(5)	Ms. Rosenfeld received a distribution from her Kraft Executive Deferred Compensation Plan Account in this amount.

U.S. Supplemental Defined Contribution Plan

Because the Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, Mondelēz International offers a Supplemental Defined Contribution Plan. Mses. Rosenfeld and West and Messrs. McLevish, Khosla and Vernon contributed to the Supplemental Defined Contribution Plan in 2011. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual cash incentive awards) and receive corresponding Mondelēz International matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding Mondelēz International matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2011 was 3.18%.

U.S. Executive Deferred Compensation Plan

The Mondelēz International U.S. Executive Deferred Compensation Plan is a non-qualified plan that allows the Named Executive Officers to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are similar to those offered to eligible employees in Mondelēz International’s U.S. 401(k) plan. Participants may elect to defer their compensation until termination of employment or retirement. They may also elect to receive distributions of their accounts while still employed with Mondelēz International, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each Named Executive Officer upon termination. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the Named Executive Officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2011.

Involuntary Termination Without Cause (Non-Change in Control Event)

Mondelēz International may provide separation pay and benefits to its employees, including the Named Executive Officers, in the event of an involuntary termination without cause. In these circumstances, Mondelēz International has a separation pay plan in the United States that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Mondelēz International; or

•	engaging in other conduct that adversely reflects on Mondelēz International in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Mondelēz International receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, Mondelēz International may provide additional pay and benefits to the Named Executive Officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from the Named Executive Officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation and outplacement assistance.

Separation Pay. Separation pay to Named Executive Officers is typically 12 months of base salary, except for the CEO, who typically receives 24 months of base salary, plus pro-rata target annual cash incentive. That amount may be increased, at the discretion of management, with the approval of Mondelēz International’s Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. Mondelēz International then pays the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Benefits Continuation. Named Executive Officers typically continue participating in the health and welfare benefits plans during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment. In addition, under Mondelēz International’s retirement plans, eligible Named Executive Officers receive an additional one year of pension accrual, except for the CEO who receives an additional two years of pension accrual.

Additional Arrangements. In addition to the separation pay and benefits described above, the car allowance and financial counseling allowance will continue for each of the Named Executive Officers for one year and for two years for Ms. Rosenfeld. In addition, in accordance with Mr. Vernon’s employment offer letter, if he is involuntarily terminated without cause prior to the vesting of the restricted stock granted to him upon joining Mondelēz International, his individual restricted stock awards will continue to vest on the normal vesting date. As of December 31, 2011, Mr. Vernon’s restricted stock granted to him upon joining Mondelēz International had not fully vested.

Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2011

Name	Separation Pay(1) ($)	Health & Welfare Continuation(2) ($)	Value of Unvested Restricted Stock Awards(3) ($)	Continuation of Benefits(4) ($)	Present Value of Additional Retirement Benefit Plans(5) ($)	Total ($)
Ms. Rosenfeld	3,100,000	455,864	—	66,667	1,169,622	4,792,153
Mr. Brearton	650,000	20,827	—	22,500	119,485	812,812
Mr. McLevish	761,000	21,356	—	22,500	199,206	1,004,062
Mr. Khosla	755,000	17,206	—	22,500	226,557	1,021,263
Mr. Vernon	761,000	21,645	447,199	22,500	—	1,252,344
Ms. West	660,000	22,624	—	22,500	97,912	803,036

(1)	For the Named Executive Officers active as of December 31, 2011, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. Brearton, McLevish, Khosla and Vernon and Ms. West.
(2)	The amounts reflect two years of medical, dental, long-term disability and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, long-term disability and life insurance premiums for the other Named Executive Officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period.
(3)	Per the terms of Mr. Vernon’s employment offer letter, all unvested restricted shares granted to him as sign-on equity awards will continue to vest on the scheduled vesting dates. The value of the shares is based on a December 30, 2011 Mondelēz International common stock closing price of $37.36.
(4)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other Named Executive Officers.
(5)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other Named Executive Officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•   Acquisition of 20% or more of Mondelēz International’s outstanding voting securities;

•   Changes to the Mondelēz International Board membership during any consecutive 24-month period that results in less than 50% of the current board members elected to the Mondelēz International Board;

•   Mondelēz International’s merger or consolidation with another company, and

a)      Mondelēz International is not the surviving company; or

b)      the other entity owns 50% or more of Mondelēz International’s outstanding voting securities; or

•   Complete liquidation of Mondelēz International or the sale of all or substantially all of its assets.

Plan Element	Description
Double Trigger for Payment of Separation Benefits under CIC Plan

•   Consummation of a CIC; and

•   Termination of employment by Mondelēz International other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•   Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•   Gross negligence, dishonesty or violation of any reasonable rule or regulation of Mondelēz International where the violation results in significant damage to Mondelēz International; or

•   Engaging in other conduct that adversely reflects on Mondelēz International in any material respect.

Definition of “Good Reason”

Mondelēz International takes any other action that results in the following:

•   Material reduction in job duties;

•   Material reduction in compensation;

•   Relocation beyond 50 miles; or

•   Increased business travel.

Severance Amounts

•   CEO—three times base salary plus target annual cash incentive;

•   All other Named Executive Officers—two times base salary plus target annual cash incentive;

•   Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•   Continuation of financial counseling and car allowances for three years for the CEO and two years for the other Named Executive Officers;

•   Outplacement services up to two years following the CIC; and

•   The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Incentive Awards	• Awards under the Annual Cash Incentive Program and the LTIP are paid out in cash at target levels, on a pro-rata basis. This is a “single trigger” payment.

Treatment of Equity Awards

•   Restricted stock and stock options only vest upon a CIC if the participant is terminated by Mondelēz International other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

Plan Element	Description
Kraft Payment of Excise Tax

•   CEO—Mondelēz International will gross up excise tax payable due to CIC severance; and

•   For other eligible executive officers, Mondelēz International will gross up excise tax payable due to CIC severance only in the event that the resulting severance benefit equals or exceeds 110% of the Code Section 4999 limit.

•   In December 2009, Mondelēz International amended the CIC Plan to terminate the excise tax gross ups for executives starting participation in the CIC Plan on or after January 1, 2010.

The Spin-Off does not meet the criteria of a CIC under Mondelēz International’s CIC Plan and did not trigger the payment of separation benefits under the plan.

Potential Payout upon an Involuntary Termination Due to a Change-In-Control at Fiscal Year-End 2011

The table below was prepared as though each of the Named Executive Officers had been terminated involuntarily without cause within a two-year period following a CIC on December 31, 2011. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Long- Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Options(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Continuation of Benefits(6) ($)	Excise Tax Gross-Up(7) ($)	Total ($)
Ms. Rosenfeld	11,625,000	6,093,167	473,796	13,164,917	9,163,397	1,572,309	125,000	7,398,898	49,616,484
Mr. Brearton	2,470,000	548,943	41,654	1,427,526	960,969	238,969	70,000		5,758,061
Mr. McLevish	2,891,800	1,586,928	42,712	3,225,289	2,323,521	398,413	70,000		10,538,663
Mr. Khosla	2,718,000	1,232,257	34,412	3,464,019	1,378,688	453,114	70,000		9,350,490
Mr. Vernon	2,891,800	1,625,783	43,290	2,102,621	1,467,288	—	70,000	1,959,591	10,160,373
Ms. West	2,376,000	681,571	45,248	1,555,297	1,170,208	195,823	70,000		6,094,147

(1)	For the Named Executive Officers active as of December 31, 2011, the amounts reflect the following: three times base salary plus target annual cash incentive for Ms. Rosenfeld and two times base salary plus target annual cash incentive for Messrs. Brearton, McLevish, Khosla and Vernon and Ms. West.
(2)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the Named Executive Officer’s individual target at the assumed date of a CIC. The portion of the pro rata LTIP awards relating to the 2010–2012 and 2011–2013 performance cycles are based on a December 30, 2011 Mondelēz International common stock closing price of $37.36.
(3)	The amounts reflect Mondelēz International’s cost of providing medical, dental, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other Named Executive Officers. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.
(4)	The amounts reflect the value of the immediate vesting of all outstanding restricted stock awards and outstanding stock options as of the effective date of termination, based on a December 30, 2011 Mondelēz International common stock closing price of $37.36.
(5)	Mondelēz International’s CIC Plan provides an additional two years of pension accrual (three for the CEO) in the event of a CIC.
(6)	The amounts reflect the value of financial counseling, car allowance and outplacement services.
(7)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a CIC. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

Potential Payout upon Other Types of Separations

In the event that a Named Executive Officer is terminated from Mondelēz International due to death, disability or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock options would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the Named Executive Officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the Named Executive Officer participated in the applicable plans.

Based on a December 31, 2011 termination due to death, disability or normal retirement, the estimated value of such payments for the Named Executive Officers are described in the table below:

Name	Long-Term Incentive Award(1) ($)	Value of Unvested Restricted Stock Awards(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Ms. Rosenfeld	6,093,167	13,164,917	9,163,397	28,421,481
Mr. Brearton	548,943	1,427,526	960,969	2,937,438
Mr. McLevish	1,586,928	3,225,289	2,323,521	7,135,738
Mr. Khosla	1,232,257	3,464,019	1,378,688	6,074,964
Mr. Vernon	1,625,783	2,102,621	1,467,288	5,195,692
Ms. West	681,571	1,555,297	1,170,208	3,407,076

(1)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the Named Executive Officer’s individual target at the assumed date of termination due to death, disability or normal retirement. The portion of the pro rata LTIP awards relating to the 2010–2012 and the 2011–2013 performance cycles are based on a December 30, 2011 Mondelēz International common stock closing price of $37.36.
(2)	The amounts reflect the immediate vesting of all outstanding restricted stock and outstanding stock option awards as of the effective date of termination, based on a December 30, 2011 Mondelēz International common stock closing price of $37.36.

In the event a Named Executive Officer separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service with Mondelēz International), he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of Mondelēz International’s Compensation Committee. The value of the total payments for each Named Executive Officer could range from $0 to an amount no greater than the amounts shown above under normal retirement.

Director Compensation

Our directors in 2011 were all full-time Kraft Foods Group employees and received no compensation for their services as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of November 15, 2012 by:

•	each of the individuals who currently serve as our directors;

•	each Kraft Foods Group Named Executive Officer; and

•	each of our shareholders whom we believe, based on the assumptions described below, beneficially own more than 5% of our outstanding common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds. As of November 15, 2012, 592,423,613 shares of our common stock were issued and outstanding.

Name	Beneficially Owned Shares(1)(2)		Deferred Stock/ Additional Underlying Units(3)	Total Shares/ Interests Held
Directors:
John T. Cahill	57,121		97,535	154,656
W. Anthony Vernon	88,527		16,560	105,087
Abelardo E. Bru	—		1,840	1,840
L. Kevin Cox	133		1,840	1,973
Myra M. Hart	4,175		3,808	7,983
Peter B. Henry	—		2,327	2,327
Jeanne P. Jackson	—		1,840	1,840
Terry J. Lundgren	—		1,087	1,087
Mackey J. McDonald	1,048		3,808	4,856
John C. Pope	10,093	(4)	2,721	12,814
E. Follin Smith	—		1,840	1,840

Named Executive Officers:(5)
Irene B. Rosenfeld	911,772	(6)	—	911,772
David A. Brearton	113,758		2,291	116,049
Timothy R. McLevish	194,187		4,420	198,607
Sanjay Khosla	130,567		—	130,567
Mary Beth West	49,461		—	49,461
All directors and executive officers as a group (23 persons)(7)	690,457		199,450	889,907

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of November 15, 2012.
(2)	Also includes the number of Kraft Foods Group options that are exercisable, or will become exercisable, within 60 days after November 15, 2012 of our executive officers as follows: Mr. Brearton—58,557; Mr. Khosla—68,680; Mr. McLevish—130,555; Ms. Rosenfeld—586,722; Mr. Vernon—43,965; Ms. West—24,099; and all of our executive officers as a group—413,769. Also includes restricted stock as follows: Mr. Brearton—12,712; Mr. Khosla—16,246; Mr. McLevish—22,139; Ms. Rosenfeld—88,692; Mr. Vernon—23,982; Ms. West—13,243; and all of our executive officers as a group—148,155.
(3)	Includes deferred stock units and shares held in our Thrift/TIP 401(k) Plans and Kraft Foods Canada Optional Pension Plan(s)/Employee Savings Plan. Also includes deferred shares held under our Deferred Compensation Plan for Non-Employee Directors.
(4)	Includes 100 shares of our common stock as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trust for his children’s benefit.

(5)	These officers and Messrs. McLevish and Vernon were our Named Executive Officers in 2011. As described further under “Compensation Discussion and Analysis,” in connection with the Spin-Off, Mses. Rosenfeld and West and Messrs. Brearton and Khosla resigned from their positions with us and continue to serve in their current roles at Mondelēz International. For more information regarding our executive management team, see “Management.”
(6)	Includes 33 shares of our common stock as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.
(7)	Includes only the persons listed in the tables of our directors and executive officers following the Spin-Off in the section entitled “Management” in this prospectus.

	Amount and Nature of Beneficial Ownership(1)	Percentage Of Class
Principal Shareholders:
Capital Research Global Investors(2) 333 South Hope Street Los Angeles, California 90071	32,861,918	5.6%
State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	29,530,547	5.0%

(1)	We based the share amounts on each principal shareholder’s beneficial ownership of Mondelēz International common stock as disclosed in its Schedule 13G, giving effect to the distribution ratio of one share of our common stock for every three shares of Mondelēz International common stock it held.
(2)	Based on a review of the Schedule 13G/A Information Statement with respect to Mondelēz International common stock filed on February 9, 2012 by Capital Research Global Investors. The Schedule 13G/A discloses that Capital Research Global Investors, a division of Capital Research and Management Company, or “CRMC,” as a result of CRMC acting as investment adviser to various investment companies, had sole voting power as to 96,585,754 shares of Mondelēz International common stock and sole dispositive power as to 98,585,754 shares of Mondelēz International common stock, and disclaims beneficial ownership of the reported shares.
(3)	Based on a review of the Schedule 13G Information Statement with respect to Mondelēz International common stock filed on February 9, 2012 by State Street Corporation. The Schedule 13G discloses that State Street Corporation, in its capacity as the parent holding company of certain direct and indirect subsidiaries, in such subsidiaries’ capacities as investment advisors or banks, had shared voting power as to 88,591,641 shares of Mondelēz International common stock and shared dispositive power as to 88,591,641 shares of Mondelēz International common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Mondelēz International

In order to govern the ongoing relationships between Mondelēz International and us after the Spin-Off and to facilitate an orderly transition, Mondelēz International and we have entered into agreements providing for various services and rights following the Spin-Off, and under which Mondelēz International and we have agreed to indemnify each other against certain liabilities arising from our respective businesses.

With the objective of creating two separate and strong businesses and with input and advice from Mondelēz International’s management, the Mondelēz International Board defined principles to implement the separation of the North American Grocery Business and the Global Snacks Business. These separation principles include ensuring that both Mondelēz International and we each hold the assets needed to operate our respective businesses and have total liabilities that support each of us having investment grade credit ratings.

The Mondelēz International Board charged a steering committee comprising members of Mondelēz International’s senior management, or the “Steering Committee,” with overseeing the separation of the businesses in accordance with these separation principles. The Steering Committee includes both officers that have continued to serve Mondelēz International and officers that we have employed following the Spin-Off. Guided by the separation principles and input from business units and strategy, tax and legal teams, as well as outside advisors, the Steering Committee considered, among other factors, each business’ historic ownership and usage of assets, incurrence of liabilities, relationships with other entities and accounting treatment, as well as administrative costs and efficiencies, in determining the terms of the separation and the relationships between Mondelēz International and us following the Spin-Off.

The following summarizes the terms of the material agreements we have entered into with Mondelēz International.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Mondelēz International on September 27, 2012. The Separation and Distribution Agreement sets forth our agreements with Mondelēz International regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Mondelēz International following the Spin-Off.

Internal Reorganization. The Separation and Distribution Agreement provided for the transfers of assets and assumptions of liabilities that were necessary in advance of the Distribution so that Mondelēz International and we each retained the assets of, and the liabilities associated with, the Global Snacks Business and the North American Grocery Business, respectively. In connection with the Spin-Off, we undertook a series of internal reorganization transactions so that we held the Global Snacks Business assets, liabilities and entities directly and separately from the North American Grocery Business assets, liabilities and entities. After these reorganization transactions, we transferred the Global Snacks Business assets and entities to a new wholly owned subsidiary, which we refer to as the “New Snacks Company,” in exchange for all of its outstanding stock and its assumption of specified liabilities. In this prospectus, we refer to this transfer of the Global Snacks Business assets, liabilities and entities to the New Snacks Company as the “Contribution.” Following these steps, we held only the North American Grocery Business assets, liabilities and entities, and certain specified net liabilities that we assumed as described under “—Allocation of Net Liabilities,” with the exception of the New Snacks Company, which held only the Global Snacks Business assets, liabilities and entities, and certain specified net liabilities that we describe under “—Allocation of Net Liabilities.” To complete the extraction of the Global Snacks Business from Kraft Foods Group, we then distributed all of the stock of the New Snacks Company to Mondelēz International, which we refer to as the “Internal Distribution.” We refer to these steps, including the Contribution and Internal Distribution, collectively as the “Internal Reorganization.”

Allocation of Net Liabilities. The Separation and Distribution Agreement, as a general matter, allocates assets and liabilities relating to the North American Grocery Business to us and assets and liabilities relating to the Global Snacks Business to Mondelēz International. However, because it is difficult or costly to segregate or separately administer certain assets and liabilities, in order to facilitate management and final payment of identified categories of obligations, the Separation and Distribution Agreement allocates specified categories of net liabilities to either Mondelēz International or us that are not related principally to the business to which they are being allocated.

For example, the Separation and Distribution Agreement allocates to us all receivables that were outstanding at the time of the Spin-Off arising from sales of products distributed through our warehouse distribution system, a portion of which arise out of the Global Snacks Business. Similarly, the agreement allocates to us all trade payables relating to certain purchase orders for which we have confirmed receipt, vendor price and quantity of the related services or goods and that were awaiting payment at the time of the Spin-Off, including purchase orders related to the Global Snacks Business. Within 60 days after the Distribution Date, there will be a true-up between Mondelēz International and us of the net cash associated with our assumption of the trade payables and receivables related to the Global Snacks Business, our targeted cash flows and the true-up of the Canadian cash position. This true-up could result in a payment to us by Mondelēz International or a payment by us to Mondelēz International. See “Unaudited Pro Forma Combined Financial Statements” for more information.

Each of Mondelēz International and we assumed both known and unknown environmental liabilities related to our respective current operations. In addition, we assumed all environmental liabilities related to Mondelēz International’s and our closed or inactive operations or divested operations that were known at the time of the Spin-Off, including certain known liabilities with respect to former operations that related to the Global Snacks Business. Liabilities related to closed, inactive or divested operations that were not known at the time of the Spin-Off generally were specifically allocated to either Mondelēz International or us.

Sharing of Liabilities. Mondelēz International and we specifically allocated all liabilities that were known at the time of the Distribution to either company. The Separation and Distribution Agreement provides for certain specific potential pre-Distribution liabilities that are not otherwise specifically allocated to either Mondelēz International or us in the Separation and Distribution Agreement to be shared by the parties. Mondelēz International and we are each responsible for a portion of these shared liabilities. The division of these shared liabilities is determined, depending on the type of shared liability, through pre-determined fixed percentages or formulas.

Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between Mondelēz International and its affiliates, on the one hand, and us, on the other hand, terminated effective as of the Distribution, except specified agreements and arrangements that were intended to survive the Distribution. The material agreements and arrangements that survived the Distribution are described in this section.

Representations and Warranties. In general, neither Mondelēz International nor we made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may have been required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is,” “where is” basis.

Further Assurances. After the Distribution Date, Mondelēz International and we must continue to use reasonable best efforts to consummate the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Exchange of Information. Mondelēz International and we agreed to provide each other with reasonable access to information relating to the party requesting information. Mondelēz International and we also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the Distribution Date or as amended after the Distribution Date in accordance with the Separation and Distribution Agreement.

Release of Claims. Mondelēz International and we each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s shareholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. Mondelēz International and we each agreed to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and Mondelēz International’s and our respective businesses. In addition, Mondelēz International agreed to indemnify us for the amount of any insurance deductible, self-insured retention or retrospective premium payable in connection with any liability arising on or before the Distribution Date (other than an asbestos cleanup/remediation liability or environmental liability), whether known or unknown as of the Distribution Date, that remains unpaid as of the Distribution Date and that would typically be covered prior to the Distribution Date under a commercial general liability (excluding any employee benefits liability or errors and omissions coverages), automobile liability, products, completed operations or similar policy of either Mondelēz International or us, which indemnity is subject to a $50 million aggregate cap in the case of certain third-party claims relating to our products. Mondelēz International also agreed to indemnify us for workers’ compensation liabilities as described under “—Employee Matters Agreement.” In addition, Mondelēz International agreed to indemnify us in the event that one of our subsidiaries following the Spin-Off that is one of four joint and several guarantors of $1.0 billion of indebtedness issued by Cadbury Schweppes US Finance LLC, a subsidiary of Mondelēz International, is called upon to satisfy its obligation under the guarantee. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

The amount of either party’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Rights of First Offer. The Separation and Distribution Agreement provides a right of first offer to us in the event that Mondelēz International proposes to divest specified cream cheese or processed cheese businesses, and a right of first offer to each of Mondelēz International and us in the event that the other party proposes to divest specified trademark licenses. These rights expire on the fifth anniversary of the Distribution Date. Mondelēz International and we may exercise these rights according to procedures set forth in the Separation and Distribution Agreement.

Allocation of Spin-Off Expenses. The Separation and Distribution Agreement provides that Mondelēz International will be responsible for all of its and our fees, costs and expenses incurred prior to the Distribution Date in connection with the Spin-Off. Mondelēz International and we will each pay our own fees, costs and expenses incurred following the Distribution Date in connection with the Spin-Off.

Transition Services Agreements

We have entered into three Transition Services Agreements pursuant to which Mondelēz International and we provide each other specified services on a transitional basis to help ensure an orderly transition following the Spin-Off. These services include research and development, sales and marketing, information technology, operations, procurement, hedging, human resources, payroll, benefits, accounting, finance, treasury and administrative services. The agreements generally provide for a term of up to two years following the Distribution Date. With certain exceptions, Mondelēz International and we expect to charge for the services we render the actual costs incurred in rendering these services, plus an arm’s-length markup.

Under the Master General Transition Services Agreement and the Master Information Technology Transition Services Agreement, Mondelēz International and we generally agree to use commercially reasonable efforts to continue to provide to the other the services specified in these agreements at a relative level of service consistent in all material respects with that provided in the 12 months preceding the Distribution Date. Mondelēz International and we also generally agree to use commercially reasonable efforts to end our respective needs for the transition services as soon as is reasonably possible.

Under the Master Research and Development Transition Services Agreement, Mondelēz International and we generally agree to use commercially reasonable efforts to perform and deliver to the other the services specified in project statements issued pursuant to the Master Research and Development Transition Services Agreement, in accordance with the terms of the project statements.

Master Supply Agreement

We entered into a Master Supply Agreement with Mondelēz International that provides for reciprocal manufacturing and supply arrangements. The agreement provides for a term of up to two years following the Distribution Date. Mondelēz International and we expect to charge for the goods it and we manufacture and supply the actual costs incurred in manufacturing and supplying such goods, plus an arm’s-length markup. In certain cases, upon the termination of a buyer-supplier relationship established under the Master Supply Agreement, the buyer may be liable for costs the supplier incurred in connection with manufacturing or supplying goods for the buyer.

Tax Sharing and Indemnity Agreement and Certain Other Indemnification Rights

We entered into a Tax Sharing and Indemnity Agreement with Mondelēz International that governs Mondelēz International’s and our rights, responsibilities and obligations after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Among other matters, as a former subsidiary of Mondelēz International, we had, and continue to have following the Spin-Off, joint and several liability with Mondelēz International to the IRS and certain U.S. state tax authorities for Mondelēz International’s U.S. federal income and state taxes for the taxable periods in which we were part of Mondelēz International’s consolidated group. However, the Tax Sharing and Indemnity Agreement specifies the portion of this liability for which we will bear responsibility, and Mondelēz International agreed to indemnify us against any amounts for which we are not responsible. As reflected under the heading “Unaudited Pro Forma Combined Financial Statements,” the Tax Sharing and Indemnity Agreement, taking into account the applicable provisions of the Canadian Asset Transfer Agreement, provides that we will generally assume liability for and indemnify Mondelēz International against U.S. state income taxes and Canadian federal and provincial income taxes attributable to Mondelēz International’s and our assets or operations for all tax periods prior to the Spin-Off, while Mondelēz International will indemnify us against all U.S. federal income taxes and substantially all foreign income taxes, excluding Canadian income taxes, attributable to Mondelēz International’s and our assets or operations for all tax periods prior to the Spin-Off. See “—Canadian Asset Transfer Agreement.” Mondelēz International and we also agreed to generally transfer related deferred tax assets or deferred tax liabilities.

The Tax Sharing and Indemnity Agreement also provides special rules for allocating tax liabilities in the event that the Distribution, together with related transactions, is not tax-free. The Tax Sharing and Indemnity Agreement provides for covenants that may restrict our ability to pursue strategic or other transactions that might otherwise maximize the value of our business and may discourage or delay a change of control that you may consider favorable. Though valid as between the parties, the Tax Sharing and Indemnity Agreement will not be binding on the IRS or the CRA.

Mondelēz International will also indemnify us for certain tax liabilities that might arise as a result of certain steps in the Internal Reorganization or of the receipt by us of certain payments on behalf of Mondelēz International after the Spin-Off.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Mondelēz International that addresses employment, compensation and benefits matters. Subject to certain variations and exceptions, we retained or assumed employment, compensation and benefits liabilities relating to employees in the United States (including Puerto Rico) who were employed by us immediately after the Spin-Off and former employees whose last employment was with the North American Grocery Business. The Canadian Asset Transfer Agreement provides for similar arrangements in Canada. Key variations and exceptions to this general approach are described below.

In addition to retaining the liabilities (and, where applicable, related assets) associated with tax-qualified defined benefit pension plans, tax-qualified defined contribution plans and plans providing retiree medical and other welfare benefits for current and former North American Grocery Business employees, we retained or assumed these liabilities (and, where applicable, related assets) with respect to former U.S. employees of the Global Snacks Business as of the Distribution Date, other than former employees of the Cadbury business. Mondelēz International retained or assumed these liabilities (and, where applicable, related assets) for its current employees, as well as former employees of the Cadbury business.

Similarly, in addition to retaining the liabilities with respect to benefit accruals of current and former North American Grocery Business employees under nonqualified retirement and deferred compensation plans, we retained or assumed these liabilities with respect to certain former U.S. employees of the Global Snacks Business as of the Distribution Date, other than former employees of the Cadbury business and certain other former employees of the Global Snacks Business. Where a trust or corporate-owned life insurance funds these obligations, we retained or assumed those funding vehicles. Mondelēz International retained or assumed these obligations (and any associated funding vehicles) for its current employees, as well as former employees of the Cadbury business and certain other former employees of the Global Snacks Business.

Mondelēz International retained or assumed all workers’ compensation liabilities for all of Mondelēz International’s and our employees with respect to injuries that occurred on or prior to the Distribution Date, except that claims that are defined by individual state workers’ compensation boards as “cumulative trauma” claims generally have been allocated pro rata based on pre- and post-Distribution service. Thus, we are generally only responsible for workers’ compensation liabilities for our current and future employees for injuries that occurred or will occur after the Spin-Off.

See “Unaudited Pro Forma Combined Financial Statements” for more information regarding the allocation of employment, compensation and benefits liabilities.

Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property

We entered into a Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property with Mondelēz International that provides for ownership, licensing and other arrangements regarding the patents, trade secrets and related intellectual property that Mondelēz International and we use in conducting our businesses.

With certain exceptions, this agreement allocates global ownership of patents, trade secrets and know-how to Mondelēz International or us generally based on primary use, ability to defend and prosecute the intellectual property and the likelihood of developing the intellectual property in the future. Mondelēz International and we each cross-license some of our respective patents, trade secrets and know-how to the other. The cross-licenses provide the other party access to existing cross-licensed patents, trade secrets and know-how, including all cross-licensed patent applications, as well as certain patents that either party files within a specified period from the date of the agreement. Cross-licensed patents, trade secrets and know-how generally include all patents, trade secrets and know-how that both businesses currently utilize, or currently have specific plans to utilize, as well as all patents, trade secrets and know-how used in the coffee, powdered beverages, cream cheese and processed cheese businesses. The cross-licenses are generally perpetual and contain certain geographical and purpose restrictions on each party’s right to practice the cross-licensed patents, trade secrets and know-how of the other party. With certain exceptions, the cross-licenses to the patents, trade secrets and know-how are royalty-free. Subject to certain restrictions, Mondelēz International and we have a limited right to grant non-exclusive sub-licenses to certain third parties under specified cross-licensed patents, trade secrets and know-how. Both Mondelēz International and we agreed not to disclose confidential information related to the cross-licensed patents, trade secrets and know-how except in specific circumstances.

Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property

We entered into a Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property with Mondelēz International that provides for ownership, licensing and other arrangements regarding the trademarks and related intellectual property that Mondelēz International and we use in conducting our businesses.

This agreement allocates ownership between Mondelēz International and us of all trademarks, domain names and certain copyrights that Mondelēz International or we owned immediately prior to the Distribution Date. The agreement generally allocates to us trademarks that primarily relate to or are primarily used in the North American Grocery Business and other specified trademarks used in the North American Grocery Business, including Kraft, Kool-Aid, Crystal Light, MiO, Cracker Barrel, Velveeta, Cheez Whiz, Oscar Mayer, Lunchables, Planters, Jell-O, Cool Whip, Miracle Whip, A.1., Grey Poupon, Shake ‘N Bake, Baker’s and Stove Top, while generally allocating to Mondelēz International trademarks that primarily relate to or are primarily used in the Global Snacks Business and other specified trademarks used in the Global Snacks Business. The agreement also provides for split ownership of specified trademarks, including the Philadelphia, Maxwell House and Gevalia trademarks. We own the rights to Philadelphia in the United States, Canada and the Caribbean and the rights to Maxwell House and Gevalia throughout North America and Latin America, and Mondelēz International owns the rights to these trademarks in all other jurisdictions. The agreement generally allocates ownership of brand-related copyrights and domain names between Mondelēz International and us in a similar manner.

The agreement generally restricts each party for a period of ten years following the Distribution Date from filing a trademark registration application for certain specified primary trademarks that would have been allocated to the other party under the ownership allocation described above had such party filed an application or obtained a registration for that trademark in the jurisdiction prior to the Distribution Date.

Under the agreement, Mondelēz International and we each grant the other party various royalty-free licenses to use certain of its and our respective trademarks for specified products in specified jurisdictions perpetually or for a specified period following the Distribution Date. These licenses are generally royalty-free; however, certain of the licenses we are granted by Mondelēz International for trademarks used in the Tassimo business require us to pay Mondelez Canada Inc. 2.5% royalties of our net revenues for sales in Canada of the applicable products.

The agreement generally grants each of Mondelēz International and us a limited number of exclusive five-year, ten-year or perpetual licenses to use certain trademarks in jurisdictions where it or we engage in appreciable business in products branded with such trademarks prior to the Distribution Date. The agreement generally grants each of Mondelēz International and us exclusive two-year or non-exclusive one-year trademark licenses in jurisdictions where it or we engage in nominal business in products branded with such trademarks.

Among other grants, we granted Mondelēz International licenses to use in a limited number of specified jurisdictions the Miracel/Miracle Whip, Kool-Aid, Cheez Whiz, Jell-O, MiO and Calumet trademarks perpetually, the Kraft trademark (on primarily Kraft-branded products) and Lunchables trademark for ten years following the Distribution Date and the Crystal Light trademark for five years following the Distribution Date. Among other grants, Mondelēz International granted us perpetual licenses to use the Tang trademark in the United States and Canada and the Back to Nature trademark on macaroni & cheese products in all jurisdictions and a ten-year renewable license to use the Tassimo trademark in the United States, Canada and the Caribbean. In addition to these long-term exclusive licenses, we granted Mondelēz International a non-exclusive three-year license to use the Kraft trademark for products not primarily branded with the Kraft name. These and the other trademark licenses that Mondelēz International and we granted to each other are each limited to the jurisdictions and products specified in the agreement.

The agreement contains sub-licensing and assignment restrictions, usage guidelines and reversion, quality control, cooperation, enforcement and maintenance provisions governing the trademarks that Mondelēz International and we licensed to each other. In addition, the agreement includes diversion provisions under which Mondelēz International and we agreed that neither we nor any of our affiliates will authorize or encourage the sale of branded products in jurisdictions where trademark ownership or license rights do not extend. These provisions also set forth audit procedures and liquidated damages applicable to certain material diversions of Tang, Kool-Aid and MiO products.

Canadian Asset Transfer Agreement

Kraft Canada Inc., our wholly-owned subsidiary, entered into a Canadian Asset Transfer Agreement with Mondelez Canada Inc., a wholly-owned subsidiary of Mondelēz International, that provides for the transfer of assets and the assumption of liabilities, excluding Canadian income taxes for all tax periods prior to the transfer, related to the Global Snacks Business’ Canadian operations. The transfer of assets and assumption of liabilities substantially follows the separation of assets and liabilities in the Separation and Distribution Agreement.

Additional Arrangements

We entered into additional agreements with Mondelēz International pursuant to which we lease to Mondelēz International warehouse, office and research and development facility space currently owned or leased by us. The agreements generally provide for a term of up to two years following the Distribution Date. We will charge Mondelēz International for the space it leases from us its specified share of the operating costs and taxes that we incur in connection with the use and operation of each property, including its specified share of billboard, association, insurance and other fees, as set forth in the agreements.

Policy and Procedures Governing Related Person Transactions

Prior to the completion of the Spin-Off, our Board adopted a written policy regarding the review, approval and ratification of transactions with related persons. This policy provides that our Governance Committee review each of Kraft Foods Group’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, shareholders beneficially owning more than 5% of our outstanding common stock and their immediate family members. We expect that our Governance Committee will approve or ratify only those transactions that are fair and reasonable to Kraft Foods Group and in our and our shareholders’ best interests and that, in the course of its review and approval or ratification of a related person transaction under this policy, it will consider, among other matters:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in NASDAQ guidelines); and

•	whether the transaction would violate any provision of our ethics code or code of conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction. The chair of the Governance Committee will review and approve or ratify potential related person transactions when it is not practicable or desirable to delay review of a transaction until a Governance Committee meeting, and will report to the Governance Committee any transaction so approved or ratified.

DESCRIPTION OF OTHER INDEBTEDNESS

We entered into a five-year senior unsecured revolving credit facility on May 18, 2012, with borrowing capacity of $3.0 billion. Until the consummation of the Spin-Off, Mondelēz International guaranteed our borrowings under this facility. We may borrow advances up to the aggregate amount of the unused commitments under the facility on or after May 18, 2012 and prior to the termination of the facility, which is scheduled for May 17, 2017. All committed borrowings under the facility will bear interest at a variable annual rate based on LIBOR or a defined base rate, at our election, plus an applicable margin based on the ratings of our long-term senior unsecured indebtedness. The revolving credit agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans). The revolving credit agreement also contains customary representations, covenants and events of default. We intend to use the proceeds of this facility to support our working capital needs and for other general corporate purposes. As of October 1, 2012, no amounts were borrowed or outstanding under the credit facility.

On October 1, 2012, we incurred approximately $400 million of senior unsecured notes historically related to the Global Snacks Business and not allocated to us in our historical combined financial statements for which we have been and will continue to be the direct obligor. The notes have a fixed 7.55% annual interest rate and mature in June 2015. The notes are subject to certain customary covenants, including limitations on our ability, with significant exceptions, to incur subsidiary debt or debt secured by liens above a certain threshold; engage in certain sale and leaseback transactions above a certain threshold; and consolidate, merge, convey or transfer our assets substantially as an entirety. The notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior unsecured indebtedness. This debt was migrated from Mondelēz International and so we did not receive any cash proceeds from incurring this debt.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Outstanding Notes for New Notes. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to New Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the Outstanding Notes and the New Notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Outstanding Notes for New Notes.

This discussion is for general purposes only. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes

The exchange of Outstanding Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Outstanding Notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the New Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We have agreed to pay all expenses incident to the exchange offer, (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the issuance and sale of the New Notes being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain matters involving the laws of Virginia will be passed upon for us by Hunton & Williams LLP, our Virginia counsel.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

“Kraft Foods Group,” “we,” “us” and “our” refer to Kraft Foods Group, Inc. and its combined subsidiaries. “Kraft ParentCo” and “parent” refer to Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and its consolidated subsidiaries (which included Kraft Foods Group prior to the Spin-Off and exclude Kraft Foods Group after the Spin-Off).

Our reportable segments are Beverages (formerly known as U.S. Beverages), Cheese (formerly known as U.S. Cheese), Refrigerated Meals (formerly known as U.S. Convenient Meals), Grocery (formerly known as U.S. Grocery) and International & Foodservice (formerly known as Canada & N.A. Foodservice). Our audited annual combined financial statements refer to our segments by their former titles and our unaudited interim condensed combined financial statements refer to our segments by their current titles.

Report of Independent Registered Public Accounting Firm

To the Shareholder of Kraft Foods Group, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, comprehensive earnings, equity and cash flows present fairly, in all material respects, the financial position of Kraft Foods Group, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements are the responsibility of Kraft Foods Group, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

April 2, 2012, except for the presentation of earnings per share described in Note 14, as to which the date is October 5, 2012

Kraft Foods Group, Inc.

Combined Statements of Earnings

For the Years Ended December 31, 2011, 2010 and 2009

(in millions)

	2011	2010	2009
Net revenues	$18,655	$17,797	$17,278
Cost of sales	12,761	11,778	11,281

Gross profit	5,894	6,019	5,997
Selling, general and administrative expenses	2,973	3,066	3,031
Asset impairment and exit costs	(2)	(8)	(9)

Operating income	2,923	2,961	2,975
Interest and other expense, net	9	7	34
Royalty income from affiliates	(55)	(43)	(47)

Earnings from continuing operations before income taxes	2,969	2,997	2,988
Provision for income taxes	1,130	1,110	1,036

Earnings from continuing operations	1,839	1,887	1,952
Earnings and gain from discontinued operations, net of income taxes	—	1,644	218

Net earnings	$1,839	$3,531	$2,170

Per share data:
Basic and diluted earnings per share(1):
Continuing operations	$3.11	$3.19	$3.30
Discontinued operations	—	2.77	0.36

Net earnings	$3.11	$5.96	$3.66

(1)

On October 1, 2012, Kraft Foods Group issued 592 million shares of Kraft Foods Group common stock in connection with the Spin-Off. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Kraft Foods Group shares outstanding immediately following this transaction.

See accompanying notes to the combined financial statements.

Kraft Foods Group, Inc.

Combined Statements of Comprehensive Earnings

For the Years Ended December 31, 2011, 2010 and 2009

(in millions)

	2011	2010	2009
Net earnings	$1,839	$3,531	$2,170
Other comprehensive earnings:
Currency translation adjustment	(100)	93	269
Pension and other benefits:
Net actuarial loss arising during period	(97)	(10)	(84)
Reclassification adjustment for losses included in net earnings due to:
Amortization of experience losses and prior service costs	15	13	6
Settlement losses	4	—	8
Tax benefit / (expense)	22	(1)	21
Derivatives accounted for as hedging instruments:
Net derivative (losses) / gains	(5)	58	(44)
Reclassification adjustment for (gains) / losses included in net earnings	(75)	(2)	151
Tax benefit / (expense)	30	(21)	(43)

Total other comprehensive (losses) / earnings	(206)	130	284

Comprehensive earnings	$1,633	$3,661	$2,454

See accompanying notes to the combined financial statements.

Kraft Foods Group, Inc.

Combined Balance Sheets as of December 31, 2011 and 2010

(in millions)

	2011	2010
ASSETS
Cash and cash equivalents	$—	$2
Receivables (net of allowances of $23 in 2011 and $22 in 2010)	903	1,196
Inventories, net	1,943	1,773
Deferred income taxes	232	171
Other current assets	194	165

Total current assets	3,272	3,307
Property, plant and equipment, net	4,278	4,283
Goodwill	11,316	11,338
Intangible assets, net	2,630	2,630
Prepaid pension assets	14	17
Other assets	29	23

TOTAL ASSETS	$21,539	$21,598

LIABILITIES
Current portion of long-term debt	$8	$8
Accounts payable	1,447	1,285
Accrued marketing	575	596
Accrued employment costs	242	155
Other current liabilities	300	322

Total current liabilities	2,572	2,366
Long-term debt	27	31
Deferred income taxes	1,603	1,524
Accrued pension costs	117	55
Other liabilities	621	583

TOTAL LIABILITIES	4,940	4,559
Commitments and Contingencies (Note 12)
EQUITY
Parent company investment	16,976	17,210
Accumulated other comprehensive losses	(377)	(171)

TOTAL EQUITY	16,599	17,039

TOTAL LIABILITIES AND EQUITY	$21,539	$21,598

See accompanying notes to the combined financial statements.

Kraft Foods Group, Inc.

Combined Statements of Equity

For the Years Ended December 31, 2011, 2010 and 2009

(in millions)

	Parent Company Investment	Accumulated Other Comprehensive Earnings/ (Losses)	Total Equity
Balances at January 1, 2009	$17,882	$(585)	$17,297
Net earnings	2,170	—	2,170
Other comprehensive earnings, net of income taxes	—	284	284
Net transfers to Kraft ParentCo	(2,239)	—	(2,239)

Balances at December 31, 2009	$17,813	$(301)	$17,512
Net earnings	3,531	—	3,531
Other comprehensive earnings, net of income taxes	—	130	130
Net transfers to Kraft ParentCo	(4,134)	—	(4,134)

Balances at December 31, 2010	$17,210	$(171)	$17,039
Net earnings	1,839	—	1,839
Other comprehensive losses, net of income taxes	—	(206)	(206)
Net transfers to Kraft ParentCo	(2,073)	—	(2,073)

Balances at December 31, 2011	$16,976	$(377)	$16,599

See accompanying notes to the combined financial statements.

Kraft Foods Group, Inc.

Combined Statements of Cash Flows

For the Years Ended December 31, 2011, 2010 and 2009

(in millions)

	2011	2010	2009
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,839	$3,531	$2,170
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	364	354	348
Stock-based compensation expense	51	49	52
Deferred income tax provision	69	(74)	(10)
Losses / (gains) on divestitures, net	—	6	—
Gains on discontinued operations	—	(1,596)	—
Asset impairment and exit costs, net of cash paid	—	—	—
Other non-cash expense, net	58	57	170
Change in assets and liabilities, excluding the effects of divestitures:
Receivables, net	238	(80)	(33)
Inventories, net	(169)	(69)	65
Accounts payable	226	(5)	139
Other current assets	(88)	(5)	251
Other current liabilities	84	(1,329)	(123)
Change in pension assets and liabilities, net	(8)	(11)	(12)

Net cash provided by operating activities	2,664	828	3,017

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(401)	(448)	(513)
Proceeds from divestitures, net of disbursements	—	3,698	—

Net cash (used in) / provided by investing activities	(401)	3,250	(513)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Net transfers to Kraft ParentCo and affiliates	(2,238)	(4,037)	(2,282)
Long-term debt repaid	(9)	(9)	(205)
Other	(18)	(32)	(15)

Net cash used in financing activities	(2,265)	(4,078)	(2,502)

Cash and cash equivalents:
(Decrease) / increase	(2)	—	2
Balance at beginning of period	2	2	—

Balance at end of period	$—	$2	$2

Cash paid:
Interest	$10	$8	$20

Income taxes	$959	$2,452	$978

See accompanying notes to the combined financial statements.

Kraft Foods Group, Inc.

Notes to Combined Financial Statements

Note 1.  Background and Basis of Presentation

Background

Kraft Foods Group operates one of the largest consumer packaged food and beverage companies in North America. We manufacture and market convenient meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada. Our product categories span all major meal occasions, both at home and in foodservice locations.

On August 4, 2011, Kraft ParentCo announced plans to create two independent public companies: the Global Snacks Business and the North American Grocery Business. To effect the separation, Kraft ParentCo will undertake a series of transactions to separate net assets and entities. Following these transactions, Kraft ParentCo will hold the Global Snacks Business, and we, Kraft Foods Group, will hold the North American Grocery Business. Kraft ParentCo will then distribute our common stock pro rata to its shareholders. After the Spin-Off, we will operate as an independent, publicly traded company.

Basis of Presentation

These combined financial statements have been prepared on a stand-alone basis and are derived from Kraft ParentCo’s consolidated financial statements and accounting records. The combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The North American Grocery Business consists of Kraft ParentCo’s current U.S. and Canadian grocery, beverages, cheese, convenient meals, Planters and Corn Nuts businesses, including the related foodservice operations and certain of the grocery operations in Puerto Rico, as well as portions of its grocery export operations from the United States and Canada.

Our combined financial statements include certain expenses of Kraft ParentCo which were allocated to us for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future.

Kraft ParentCo maintains a number of benefit and stock-based compensation programs at a corporate level. Our employees participate in those programs and as such, we were allocated a portion of the expenses associated with these programs. However, our combined balance sheets do not include any Kraft ParentCo net benefit plan obligations nor Kraft ParentCo outstanding equity related to the stock-based compensation programs. Any benefit plan net liabilities that are our direct obligation, such as certain Canadian pension and North American postemployment plans, are reflected in our combined balance sheets as well as within our other operating results. See Note 9, “Stock Benefit Plans,” and Note 10, “Pension and Other Postemployment Benefit Plans,” for further description of these stock-based compensation and benefit programs.

We also generate a portion of our net revenues from sales to Kraft ParentCo’s subsidiaries. Included in our combined financial statements were net revenues from intercompany sales of $100 million in 2011, $79 million in 2010 and $83 million in 2009. Intercompany receivables and payables with Kraft ParentCo are reflected within parent company investment in the accompanying combined financial statements.

Kraft ParentCo and affiliates pay royalties to us under various royalty arrangements. Amounts outstanding under these arrangements are considered settled for cash at the end of each reporting period and, as such, are included in parent company investment. Royalty income from affiliates was $55 million in 2011, $43 million in 2010 and $47 million in 2009. Following the Distribution Date, we will no longer receive this royalty income because we will not retain the rights to the intellectual property underlying this royalty income.

Historically, Kraft ParentCo has provided financing, cash management and other treasury services to us. Our cash balances are swept by Kraft ParentCo and historically, we have received funding from Kraft ParentCo for our operating and investing cash needs. Cash transferred to and from Kraft ParentCo has historically been recorded as intercompany payables and receivables which are reflected in parent company investment in the accompanying combined financial statements.

Note 2.  Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include our net assets and results of our operations as described above. All significant intracompany transactions and accounts within our combined businesses have been eliminated.

All significant intercompany transactions between Kraft ParentCo and us have been included in these combined financial statements. Intercompany transactions with Kraft ParentCo or its affiliates are reflected in the combined statements of cash flow as net transfers to Kraft ParentCo and its affiliates within financing activities and in the combined balance sheets within the parent company investment. The parent company investment equity balance represents Kraft ParentCo’s historical investment in us and the net effect of transactions with and allocations from Kraft ParentCo.

Our fiscal year end is December 31. Our operating subsidiaries report results on the last Saturday of the fiscal year. Because we report results on the last Saturday of the year, and December 31, 2011 fell on a Saturday, our 2011 results included an extra week (“53rd week”) of operating results than in the prior two years which had 52 weeks. We estimate that the extra week positively impacted net revenues by approximately $225 million and operating income by approximately $63 million in 2011.

Use of Estimates

We prepare our combined financial statements in accordance with U.S. GAAP, which requires us to make accounting policy elections, estimates and assumptions that affect a number of amounts in our combined financial statements. Significant accounting policy elections, estimates and assumptions include, among others, allocation methods and allocated expenses from Kraft ParentCo, including defined benefit and stock-based compensation expenses, valuation assumptions of goodwill and intangible assets, useful lives of long-lived assets, marketing program accruals, insurance and self-insurance reserves and income taxes. We base our estimates on historical experience and other assumptions that we believe are reasonable. If actual amounts differ from estimates, we include the revisions in our combined results of operations in the period the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our combined financial statements.

Foreign Currencies

We translate the results of operations of our foreign operations using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. We record currency translation adjustments as a component of equity. Transaction gains and losses are recorded in earnings and were not significant for any of the periods presented.

Inventories

Inventories are stated at the lower of cost or market. We value all our inventories using the average cost method. We also record inventory allowances for overstocked and obsolete inventories due to ingredient and packaging changes.

Long-Lived Assets

Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

We review long-lived assets, including amortizable intangible assets, for impairment when conditions exist that indicate the carrying amount of the assets may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable. If we determine an impairment exists, we calculate the loss based on estimated fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Software Costs

We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment and amortized on a straight-line basis over the estimated useful lives of the software which do not exceed seven years.

Goodwill and Intangible Assets

We test goodwill and non-amortizable intangible assets for impairment at least once a year in the fourth quarter. We assess goodwill impairment risk by first performing a qualitative review of entity-specific, industry, market and general economic factors for each reporting unit. If significant potential goodwill impairment risk exists for a specific reporting unit, we apply a two-step quantitative test. The first step compares the reporting unit’s estimated fair value with its carrying value. We estimate a reporting unit’s fair value using a 20-year projection of discounted cash flows which incorporates planned growth rates, market-based discount rates and estimates of residual value. We used a market-based, weighted-average cost of capital of 6.8% to discount the projected cash flows of those operations. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, industry and economic conditions and our actual results and conditions may differ over time. If the carrying value of a reporting unit’s net assets exceeds its fair value, the second step is applied to measure the difference between the carrying value and implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, the goodwill is considered impaired and reduced to its implied fair value. We test non-amortizable intangible assets for impairment by comparing the fair value of each intangible asset with its carrying value. We determine fair value of non-amortizable intangible assets using planned growth rates, market-based discount rates and estimates of royalty rates. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value.

Definite-lived intangible assets are amortized over their estimated useful lives and evaluated for impairment as long-lived assets.

Insurance and Self-Insurance

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, automobile liability, product liability and our obligation for employee health care benefits. Liabilities associated with the risks are estimated by considering historical claims experience and other actuarial assumptions.

Revenue Recognition

We recognize revenues when title and risk of loss pass to customers, which generally occurs upon shipment or delivery of goods. Revenues are recorded net of consumer incentives and trade promotions and include all shipping and handling charges billed to customers. Provisions for product returns and customer allowances are also recorded as reductions to revenues within the same period that the revenue is recognized. Shipping and handling costs are classified as part of cost of sales.

Marketing and Research and Development

We promote our products with advertising, consumer incentives and trade promotions. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. Consumer incentive and trade promotion activities are recorded as a reduction to revenues based on amounts estimated as being due to customers and consumers at the end of a period. We base these estimates principally on historical utilization and redemption rates. For interim reporting purposes, advertising and consumer incentive expenses are charged to operations as a percentage of volume, based on estimated volume and related expense for the full year. We do not defer costs on our year-end combined balance sheet and all marketing costs are recorded as an expense in the year incurred. Advertising expense was $535 million in 2011, $540 million in 2010 and $477 million in 2009. We expense costs as incurred for product research and development. Research and development expense was $198 million in 2011, $185 million in 2010 and $194 million in 2009. We record marketing and research and development expenses within selling, general and administrative expenses.

Environmental Costs

We are subject to laws and regulations relating to the protection of the environment. We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when recovery of those costs is deemed probable. As of December 31, 2011, we were involved in 67 active actions in the United States under the Superfund legislation (and other similar actions and legislation) related to our current operations and certain closed, inactive or divested operations for which we retain liability. We are subject to applicable multi-national, national and local environmental laws and regulations in the countries in which we do business. We have specific programs across our business units designed to meet applicable environmental compliance requirements.

As of December 31, 2011, we accrued an immaterial amount for environmental remediation. Based on information currently available, we believe that the ultimate resolution of existing environmental remediation actions and our compliance in general with environmental laws and regulations will not have a material effect on our financial condition. However, we cannot quantify with certainty the potential impact of future compliance efforts and environmental remediation actions.

Stock-based Compensation

Our employees have historically participated in Kraft ParentCo’s stock-based compensation plans. Stock-based compensation expense has been allocated to us based on the awards and terms previously granted to our employees. The stock-based compensation was initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The fair value of option awards is measured on the grant date using the Black-Scholes option-pricing model. The fair value of performance awards of restricted stock is based on the Kraft ParentCo stock price at the grant date and the assessed probability of meeting future performance targets. The fair value of restricted and deferred stock awards is based on the number of units granted and Kraft ParentCo’s stock price on the grant date. See Note 9, “Stock Benefit Plans,” for additional information.

Pension and Other Postemployment Benefit Plans

Kraft ParentCo provides a range of benefits to our eligible employees and retired employees. These include defined benefit pension, postretirement health care, defined contribution and multiemployer pension and medical benefits. The benefits provided under these plans have been allocated by Kraft ParentCo and may not necessarily be indicative of future performance, nor do they necessarily reflect the costs we would have incurred as an independent company for the periods presented. Pension coverage for certain employees of our Canadian operations is made available through separate plans. Local statutory requirements govern these plans. Certain pension and postemployment benefits of our Canadian operations are included in our combined financial statements. Our postemployment benefit plans cover most salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees.

Financial Instruments

As we operate primarily in North America but source our commodities on global markets and periodically enter into financing or other arrangements abroad, we use a variety of risk management strategies and financial instruments to manage commodity price, foreign currency exchange rate and interest rate risks. Our risk management program focuses on the unpredictability of financial markets and seeks to reduce the potentially adverse effects that the volatility of these markets may have on our operating results. One way we do this is through actively hedging our risks through the use of derivative instruments.

Derivatives are recorded on our combined balance sheets at fair value, which fluctuates based on changing market conditions. Certain derivatives are designated as cash flow hedges and qualify for hedge accounting treatment, while others do not qualify and are marked to market through earnings. For cash flow hedges, changes in fair value are deferred in accumulated other comprehensive earnings / (losses) within equity until the underlying hedged items are recognized in net earnings. Accordingly, we record deferred cash flow hedge gains or losses in cost of sales when the related inventory is sold and in interest and other expense, net, when the related debt interest expense is recorded. Cash flows from derivative instruments are also classified in the same manner as the underlying hedged items in the combined statement of cash flows. For additional information on the location of derivative activity within our operating results, see Note 11, “Financial Instruments.”

To qualify for hedge accounting, a specified level of hedging effectiveness between the hedging instrument and the item being hedged must be achieved at inception and maintained throughout the hedged period. Any hedging ineffectiveness is recognized in net earnings when the change in the value of the hedge does not offset the change in the value of the underlying hedged item. We formally document our risk management objectives, strategies for undertaking the various hedge transactions, the nature of and relationships between the hedging instruments and hedged items and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, we specifically identify the significant characteristics and expected terms of the forecasted transactions. If it becomes probable that a forecasted transaction will not occur, the hedge will no longer be effective and all of the derivative gains or losses would be recognized in earnings in the current period.

When we use financial instruments, we are exposed to credit risk that a counterparty might fail to fulfill its performance obligations under the terms of our agreement. We minimize our credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure we have with each counterparty and monitoring the financial condition of our counterparties. We also maintain a policy of requiring that all significant, non-exchange traded derivative contracts with a duration of greater than one year be governed by an International Swaps and Derivatives Association master agreement. We are also exposed to market risk as the value of our financial instruments might be adversely affected by a change in foreign currency exchange rates, commodity prices or interest rates. We manage market risk by incorporating monitoring parameters within our risk management strategy that limit the types of derivative instruments and derivative strategies we use and the degree of market risk that we hedge with derivative instruments.

Commodity cash flow hedges. We are exposed to price risk related to forecasted purchases of certain commodities that we primarily use as raw materials. We enter into commodity forward contracts primarily for coffee beans, meat products, sugar, wheat and dairy products. Commodity forward contracts generally are not subject to the accounting requirements for derivative instruments and hedging activities under the normal purchases exception. We also use commodity futures and options to hedge the price of certain input costs, including dairy products, coffee beans, meat products, wheat, corn products, soybean oils, sugar, and natural gas. Some of these derivative instruments are highly effective and qualify for hedge accounting treatment. We also sell commodity futures to unprice future purchase commitments, and we occasionally use related futures to cross-hedge a commodity exposure. We are not a party to leveraged derivatives and, by policy, do not use financial instruments for speculative purposes.

Foreign currency cash flow hedges. We use various financial instruments to mitigate our exposure to changes in exchange rates from third-party and intercompany actual and forecasted transactions. These instruments may include forward foreign exchange contracts and foreign currency options. We primarily use these instruments to hedge our exposure to the Canadian dollar.

Interest rate cash flow hedges. We use derivative instruments, including interest rate swaps, as part of our interest rate risk management strategy. As a matter of policy, we do not use highly leveraged derivative instruments for interest rate risk management. We primarily use interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.

Income Taxes

For purposes of the combined financial statements, our income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a stand-alone basis separate from Kraft ParentCo. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in the historical periods.

We recognize tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

We recognize deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

New Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued an amendment related to multiemployer pension plans. This amendment increases the quantitative and qualitative disclosures about an employer’s participation in individually significant multiemployer plans that offer pension and other postretirement benefits. The guidance is effective for fiscal years ended after December 15, 2011. The adoption of this guidance did not have a material impact on our combined financial statements as we do not participate in any material multiemployer benefit plans directly or through our participation with Kraft ParentCo benefit plans.

In September 2011, the FASB issued an amendment to simplify how entities test goodwill for impairment. We now have the option to first assess qualitative factors to determine whether it is “more likely than not” that goodwill may be impaired. If, after assessing the totality of events and circumstances, goodwill impairment is determined to be not likely, then performing the quantitative two-step impairment test would not be required. The new guidance also modifies goodwill evaluation during the year to make it consistent with the new annual qualitative approach. We adopted the guidance effective October 1, 2011, and incorporated the guidance in our annual goodwill impairment test.

In June 2011, the FASB issued an amendment related to statements of comprehensive income. This amendment requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This amended guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. We adopted the guidance effective October 1, 2011 and we now present the components of other comprehensive income in a separate statement.

In May 2011, the FASB issued an amendment to revise certain fair value measurement and disclosure requirements. This amendment establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. These changes will be effective January 1, 2012 on a prospective basis. Early adoption is not permitted. We do not expect the adoption of this standard to have a material effect on our financial results.

In June 2009, the FASB issued new guidance on the consolidation of variable interest entities. We adopted the guidance effective January 1, 2010. This guidance increases the likelihood of an enterprise being classified as a variable interest entity. The adoption of this guidance did not have a material impact on our financial results.

Subsequent Events

We evaluated subsequent events and included all accounting and disclosure requirements related to subsequent events in our combined financial statements.

Note 3.  Divestitures

Pizza Divestiture

On March 1, 2010, we completed the sale of the assets of our North American frozen pizza business (“Frozen Pizza”) to Nestlé USA, Inc. (“Nestlé”) for $3.7 billion. Our Frozen Pizza business was a component of our U.S. Convenient Meals and Canada & N.A. Foodservice segments. The sale included the DiGiorno, Tombstone and Jack’s brands in the United States, the Delissio brand in Canada and the California Pizza Kitchen trademark license. It also included two Wisconsin manufacturing facilities (Medford and Little Chute) and the leases for the pizza depots and delivery trucks. Approximately 3,600 of our employees transferred with the business to Nestlé. Accordingly, the results of our Frozen Pizza business have been reflected as discontinued operations for all periods presented on the combined statements of earnings.

Pursuant to the Frozen Pizza business Transition Services Agreement, we agreed to provide certain sales, co-manufacturing, distribution, information technology, accounting and finance services to Nestlé for up to two years. As of December 31, 2011, these service agreements were substantially complete.

Summary results of operations for the Frozen Pizza business through March 1, 2010 were as follows:

	For the Years Ended December 31,
	2010	2009
	(in millions)
Net revenues	$335	$1,632

Earnings from continuing operations before income taxes	73	341
Provision for income taxes	(25)	(123)
Gain on discontinued operations, net of income taxes	1,596	—

Earnings and gain from discontinued operations, net of income taxes	$1,644	$218

Earnings from continuing operations before income taxes exclude allocated overheads related to the Frozen Pizza business of $25 million in 2010 and $108 million in 2009. The 2010 gain on discontinued operations from the sale of the Frozen Pizza business included tax expense of $1.2 billion.

The following assets of the Frozen Pizza business were divested (in millions):

Inventories, net	$102
Property, plant and equipment, net	317
Goodwill	475

Divested assets of the Frozen Pizza business	$894

Note 4.  Inventories

Inventories at December 31, 2011 and 2010 were:

	2011	2010
	(in millions)
Raw materials	$562	$534
Work in process	373	294
Finished product	1,008	945

Inventories, net	$1,943	$1,773

Note 5.  Property, Plant and Equipment

Property, plant and equipment at December 31, 2011 and 2010 were:

	2011	2010
	(in millions)
Land and land improvements	$124	$124
Buildings and building improvements	1,984	1,945
Machinery and equipment	5,764	5,655
Construction in progress	297	233

	8,169	7,957
Accumulated depreciation	(3,891)	(3,674)

Property, plant and equipment, net	$4,278	$4,283

Note 6.  Goodwill and Intangible Assets

Goodwill by reportable segment at December 31, 2011 and 2010 was:

	2011	2010
	(in millions)
U.S. Beverages	$1,290	$1,290
U.S. Cheese	3,000	3,000
U.S. Convenient Meals	985	985
U.S. Grocery	4,216	4,216
Canada & N.A. Foodservice	1,825	1,847

Goodwill	$11,316	$11,338

Intangible assets were $2.6 billion at December 31, 2011 and 2010 and consist principally of trademarks. During 2010 and 2009, we also had amortizable product licenses which were fully amortized and retired during 2010. The amortization expense related to the product licenses was $1 million in 2010 and in 2009.

Changes in goodwill and intangible assets consisted of:

	2011		2010
	Goodwill	Intangible Assets, at cost	Goodwill	Intangible Assets, at cost
	(in millions)
Balance at January 1	$11,338	$2,630	$11,747	$2,634
Changes due to:
Frozen Pizza divestiture	—	—	(475)	—
Retirement of amortizable intangible assets	—	—	—	(4)
Foreign currency	(22)	—	66	—

Balance at December 31	$11,316	$2,630	$11,338	$2,630

In 2011, except for changes due to foreign currency translation, there were no changes to goodwill and intangible assets. In 2010, we reduced goodwill by $475 million due to our Frozen Pizza business divestiture, which decreased the goodwill balance of the U.S. Convenient Meals segment.

In 2011, there were no impairments of goodwill or non-amortizable intangible assets. In 2011, we noted one reporting unit, Planters and Corn Nuts within our U.S. Grocery segment, which continued to be sensitive primarily to ongoing significant input cost pressure. Planters and Corn Nuts had $1,170 million of goodwill as of December 31, 2011, and its excess fair value over the carrying value of its net assets improved from 12% in 2010 to 19% in 2011. While the reporting unit passed the first step of the impairment test by a substantial margin, if its operating income were to decline significantly in the future, it would adversely affect the estimated fair value of the reporting unit. If input costs were to continue to rise, we expect to take further pricing actions as we have done in 2011. However, if we are unsuccessful in these efforts, it would decrease profitability, negatively affect the estimated fair value of the Planters and Corn Nuts reporting unit and could lead to a potential impairment in the future.

Note 7.  Cost Savings Initiatives

Within our cost savings initiatives, we include certain costs along with exit and disposal costs that are directly attributable to those activities but that do not qualify for treatment as exit or disposal costs under U.S. GAAP. These costs, which we commonly refer to as other project costs or implementation costs, generally include the reorganization of operations and facilities, the discontinuance of product lines and the incremental expenses related to the closure of facilities. We believe the disclosure of these charges within our operating income provides greater transparency of the impact of these programs and initiatives on our operating results.

In connection with our cost savings initiatives in 2011, we reversed $18 million of cost savings initiative program costs across all segments. These reversals were primarily related to severance benefits that were accrued and not paid due to natural attrition or employees who accepted other open positions within Kraft ParentCo or our company.

In 2010, we recorded $33 million of charges, primarily severance costs for benefits for terminated employees, associated benefit plan costs and other related activities. These charges were recorded across all segments.

In 2009, we recorded $110 million of charges, primarily severance costs for benefits for terminated employees, associated benefit plan costs and other related activities. These charges were recorded across all segments.

Note 8.  Debt

At December 31, 2011 and 2010, our debt consisted of:

	As of December 31,
	2011	2010
	(in millions)
Total debt	$35	$39
Less current portion of long-term debt	(8)	(8)

Long-term debt	$27	$31

As of December 31, 2011 and 2010, total debt consisted entirely of capital lease obligations. The minimum future lease payments related to our capital leases in effect as of December 31, 2011 and for the following periods were (in millions):

2012	2013	2014	2015	2016	Thereafter
$8	$5	$3	$3	$3	$13

Interest and other expense, net consisted of:

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Interest expense	$4	$3	$30
Other expense / (income), net	5	4	4

Total interest and other expense, net	$9	$7	$34

In 2011 and 2010 interest expense related to interest incurred on capital leases. In 2009, interest expense included interest incurred on debt which was repaid in 2009 and interest incurred on capital leases. Other expense / (income) includes primarily bank fees partially offset by interest income.

In connection with the Spin-Off, we entered into a 364-day senior unsecured revolving credit facility on March 8, 2012, with borrowing capacity of $4.0 billion. Until the consummation of the Spin-Off, Kraft ParentCo guarantees our borrowings under the facility. We may borrow advances up to the aggregate amount of the unused commitments under the facility on or after March 8, 2012 and prior to the termination of the facility, which is scheduled for March 7, 2013. All committed pro rata borrowings under the facility will bear interest at a variable annual rate based on LIBOR or a defined base rate, at our election, plus an applicable margin based on (i) for any date prior to the consummation of the Spin-Off, the ratings of Kraft ParentCo’s long-term senior unsecured indebtedness and (ii) for any date on or following the consummation of the Spin-Off, the ratings of our long-term senior unsecured indebtedness. We intend to use the proceeds of this facility, as necessary, in connection with our capitalization plan, to support our working capital needs and for other general corporate purposes.

Note 9.  Stock Benefit Plans

Our Participation in Kraft ParentCo Incentive Plans

Kraft ParentCo maintains several incentive plans in which our executives, directors and employees participate. All awards granted under the plans are based on Kraft ParentCo’s common shares and, as such, are reflected in Kraft ParentCo’s consolidated statement of equity and not in our combined statement of equity.

Our stock-based compensation expense which was allocated from Kraft ParentCo was $51 million in 2011, $49 million in 2010 and $52 million in 2009. The expense was allocated primarily based on segment and headcount. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards or results that we would have experienced or expect to experience as an independent, publicly traded company.

Stock Options

Stock options were granted to our eligible employees at an exercise price equal to the market value of the underlying Kraft ParentCo stock on the grant date, generally become exercisable in three annual installments beginning on the first anniversary of the grant date and have a maximum term of ten years.

Employee stock options were accounted for under the fair value method of accounting and valued using a modified Black-Scholes methodology. The fair value of the stock options on the grant date is amortized to expense over the vesting period. Compensation expense related to stock options for our employees was $14 million in 2011, $13 million in 2010 and $10 million in 2009. The deferred tax benefit recorded related to this compensation expense was $4 million in 2011, $4 million in 2010 and $4 million in 2009. The unamortized compensation expense related to stock options was $19 million at December 31, 2011 and is expected to be recognized over a weighted-average period of two years. The weighted-average Black-Scholes fair value assumptions utilized by Kraft ParentCo were as follows:

	Risk-Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Fair Value at Grant Date
2011	2.34%	6 years	18.92%	3.72%	$3.84
2010	2.82%	6 years	19.86%	4.14%	$3.69
2009	2.46%	6 years	21.36%	4.90%	$2.68

The risk-free interest rate represents the constant maturity U.S. government treasuries rate with a remaining term equal to the expected life of the options. The expected life is the period over which our employees are expected to hold their options. Volatility reflects historical movements in Kraft ParentCo’s stock price for a period commensurate with the expected life of the options. Dividend yield is estimated based on Kraft ParentCo’s stated dividend policy and the expected life of the options.

Stock option activity for the year ended December 31, 2011 was:

	Shares Subject to Option	Weighted- Average Exercise Price Per Share	Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2011	15,186,125	$27.71
Options granted	4,569,541	31.81
Options exercised	(4,954,068)	28.00
Options cancelled	(913,915)	29.27

Balance at December 31, 2011	13,887,683	28.87	8 years	$119 million

Exercisable at December 31, 2011	5,285,354	27.21	7 years	$53 million

In February 2011, as part of Kraft ParentCo’s annual equity program, our eligible employees were granted 4.4 million stock options at an exercise price of $31.83. In the aggregate, our employees were granted 4.6 million stock options during 2011 at a weighted-average exercise price of $31.81.

In February 2010, as part of Kraft ParentCo’s annual equity program, our eligible employees were granted 4.2 million stock options at an exercise price of $29.15. In the aggregate, our employees were granted 5.1 million stock options during 2010 at a weighted-average exercise price of $29.24.

In February 2009, as part of Kraft ParentCo’s annual equity program, our eligible employees were granted 5.2 million stock options at an exercise price of $23.64.

The total intrinsic value of our employee options exercised was $27 million in 2011, $25 million in 2010 and $23 million in 2009. Cash received from options exercised was $136 million in 2011, $38 million in 2010 and $25 million in 2009, and was remitted to Kraft ParentCo where the equity programs are managed. The actual tax benefit realized for the tax deductions from the option exercises totaled $11 million in 2011, $17 million in 2010 and $17 million in 2009.

Restricted and Deferred Stock

Restricted and deferred stock were granted to our eligible employees by Kraft ParentCo. The shares of restricted stock generally give employees all of the rights of Kraft ParentCo shareholders, including dividend and voting rights. Holders of deferred stock do not have voting rights but receive dividend equivalents. Employees and directors may not sell, assign, pledge or otherwise encumber the shares of restricted and deferred stock, and those shares are subject to forfeiture if certain employment conditions are not met. Restricted and deferred stock generally vest on the third anniversary of the grant date.

Shares granted in connection with Kraft ParentCo’s long-term incentive plan for executives vest based on varying performance, market and service conditions. The unvested shares have no voting rights and do not pay dividends.

The fair value of the restricted and deferred shares on the grant date is amortized to earnings over the vesting period. We recorded compensation expense related to restricted and deferred stock of $37 million in 2011, $36 million in 2010 and $42 million in 2009. The deferred tax benefit recorded related to this compensation expense was $12 million in 2011, $11 million in 2010 and $14 million in 2009. The unamortized compensation expense related to restricted and deferred stock was $46 million at December 31, 2011 and is expected to be recognized over a weighted-average period of two years.

Restricted and deferred stock activity for the year ended December 31, 2011 was:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at January 1, 2011	3,982,018	$27.84
Granted	1,419,603	31.97
Vested	(1,219,053)	30.35
Forfeited	(369,760)	29.30

Balance at December 31, 2011	3,812,808	28.43

In January 2011, our employees were granted 0.4 million shares of stock in connection with Kraft ParentCo’s long-term incentive plan, and the market value per share was $31.62 on the date of grant. In February 2011, as part of Kraft ParentCo’s annual equity program, our eligible employees were issued 0.7 million shares of restricted and deferred stock, and the market value per restricted or deferred share was $31.83 on the date of grant. In aggregate, our employees were issued 1.4 million restricted and deferred shares during 2011, including those issued as part of Kraft ParentCo’s long-term incentive plan, with a weighted-average market value per share of $31.97.

In January 2010, our employees were granted 0.5 million shares of stock in connection with Kraft ParentCo’s long-term incentive plan, and the market value per share was $27.33 on the date of grant. In February 2010, as part of Kraft ParentCo’s annual equity program, our eligible employees were issued 0.7 million shares of restricted and deferred stock, and the market value per restricted or deferred share was $29.15 on the date of grant. In aggregate, our employees were issued 1.6 million restricted and deferred shares during 2010, including those issued as part of Kraft ParentCo’s long-term incentive plan, with a weighted-average market value per share of $28.82.

In January 2009, our employees were granted 0.5 million shares of stock in connection with Kraft ParentCo’s long-term incentive plan, and the market value per share was $27.00 on the date of grant. In February 2009, as part of Kraft ParentCo’s annual equity program, our eligible employees were issued 1.3 million shares of restricted and deferred stock, and the market value per restricted or deferred share was $23.64 on the date of grant. In aggregate, our employees were issued 1.9 million restricted and deferred shares during 2009, including those issued as part of Kraft ParentCo’s long-term incentive plan, with a weighted-average market value per share of $24.68.

The weighted-average grant date fair value of restricted and deferred stock granted to our employees was $45 million, or $31.97 per restricted or deferred share, in 2011; $47 million, or $28.82 per restricted or deferred share, in 2010; and $46 million, or $24.68 per restricted or deferred share, in 2009. The vesting date fair value of restricted and deferred stock was $38 million in 2011, $33 million in 2010 and $49 million in 2009.

Note 10.  Pension and Other Postemployment Benefit Plans

Our Participation in Kraft ParentCo Pension and Other Postemployment Benefit Plans

Kraft ParentCo provides defined benefit pension, postretirement health care, defined contribution, and multiemployer pension and medical benefits to our eligible employees and retirees. As such, these liabilities are not reflected in our combined balance sheets. As of the Distribution Date, we expect to record the net benefit plan obligations related to these plans and reflect them on our combined balance sheet.

Our combined statements of earnings include expense allocations for these benefits which were determined based on a review of personnel by business unit and based on allocations of corporate and other shared functional personnel. We consider the expense allocation methodology and results to be reasonable for all periods presented.

Total Kraft ParentCo benefit plan net expenses allocated to us were $497 million in 2011, $486 million in 2010 and $464 million in 2009. These costs are reflected in our cost of sales and selling, general and administrative expenses. These costs were funded through intercompany transactions with Kraft ParentCo which are now reflected within the parent company investment equity balance.

Kraft ParentCo Defined Benefit Pension Plans

Substantially all of our retired U.S. and Canadian employees receive defined benefit pension benefits through various Kraft ParentCo pension plans. Eligible active employees will also receive defined benefit pension benefits through various Kraft ParentCo pension plans in both the United States and Canada upon retirement. Our allocated expenses in connection with these plans were $261 million in 2011, $248 million in 2010 and $235 million in 2009.

Certain employees participate in various Kraft ParentCo multiemployer pension plans. These plans provide pension benefits to retirees under certain collective bargaining agreements. None of the Kraft ParentCo multiemployer plans we participate in are considered significant multiemployer pension plans. In total, Kraft ParentCo allocated costs and made contributions to these plans on our behalf in the amount of $2 million in 2011, $2 million in 2010 and $2 million in 2009.

Kraft ParentCo Postretirement Health Care Plans

Substantially all of our retired U.S. and Canadian employees receive health care and other benefits through various Kraft ParentCo postretirement health care benefit plans. Eligible active employees will also receive postretirement health care benefits through various Kraft ParentCo postretirement plans in both the United States and Canada upon retirement. Our allocated expenses in connection with these plans were $160 million in 2011, $166 million in 2010 and $157 million in 2009.

Eligible employees also participate in various Kraft ParentCo multiemployer medical plans. These plans provide medical benefits to active employees and retirees under certain collective bargaining agreements. In total, Kraft ParentCo allocated costs and made contributions to these plans on our behalf in the amount of $20 million in 2011, $18 million in 2010 and $18 million in 2009.

Kraft ParentCo Defined Contribution Plans

Eligible employees participate in Kraft ParentCo defined contribution plans. These plans cover eligible salaried and hourly non-union and hourly union employees in the United States and Canada. The contributions and costs are primarily determined by the matching of employee contributions, as defined by the plans. In addition, eligible employees hired after December 31, 2008 automatically receive a basic contribution equal to 4.5% of their eligible compensation, as defined by the plans, since they are ineligible to participate in the Kraft ParentCo defined benefit pension plans. We were allocated charges for these defined contribution plans of $54 million in 2011, $52 million in 2010 and $52 million in 2009.

Canadian Pension Plans

Obligations and Funded Status

Certain plans in our Canadian operations (“Canadian Pension Plans”) are our direct obligations and have been recorded within our combined financial statements. The projected benefit obligations, plan assets and funded status of these Canadian Pension Plans at December 31, 2011 and 2010 were:

	Canadian Pension Plans
	2011	2010
	(in millions)
Benefit obligation at January 1	$512	$468
Service cost	7	7
Interest cost	26	24
Benefits paid	(40)	(32)
Actuarial losses	73	19
Currency	(7)	24
Other	2	2

Benefit obligation at December 31	573	512

Fair value of plan assets at January 1	473	417
Actual return on plan assets	18	45
Contributions	24	22
Benefits paid	(40)	(32)
Currency	(5)	21

Fair value of plan assets at December 31	470	473

Net pension liability recognized at December 31	$(103)	$(39)

The accumulated benefit obligation for our Canadian Pension Plans, which represents benefits earned to date, was $527 million at December 31, 2011 and $467 million at December 31, 2010.

These plans had a net pension liability of $103 million at December 31, 2011 and $39 million at December 31, 2010. The amounts were reflected in our combined balance sheets at December 31, 2011 and 2010 as follows:

	Canadian Pension Plans
	2011	2010
	(in millions)
Prepaid pension assets	$14	$17
Other accrued liabilities	—	(1)
Accrued pension costs	(117)	(55)

	$(103)	$(39)

Certain of our Canadian Pension Plans are underfunded and have accumulated benefit obligations in excess of plan assets. For these plans, the projected benefit obligations, accumulated benefit obligations and the fair value of plan assets at December 31, 2011 and 2010 were:

	Canadian Pension Plans
	2011	2010
	(in millions)
Projected benefit obligation	$478	$414
Accumulated benefit obligation	432	369
Fair value of plan assets	360	358

For the Canadian Pension Plans, we used the following weighted-average assumptions to determine the benefit obligations at December 31:

	Canadian Pension Plans
	2011	2010
Discount rate	4.25%	5.00%
Expected rate of return on plan assets	6.80%	7.36%
Rate of compensation increase	3.00%	3.00%

Year-end discount rates for these plans were developed from a model portfolio of high quality, fixed-income debt instruments with durations that match the expected future cash flows of the benefit obligations. We determine our expected rate of return on plan assets from the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Components of Net Pension Cost

Net pension cost for the years ended December 31, 2011, 2010 and 2009 included:

	Canadian Pension Plans
	2011	2010	2009
	(in millions)
Service cost	$7	$7	$4
Interest cost	26	24	24
Expected return on plan assets	(38)	(35)	(32)
Amortization:
Net loss from experience differences	15	13	5
Other expenses	4	—	8

Net pension cost	$14	$9	$9

For certain Canadian Pension Plans, we determine the expected return on plan assets within the net periodic benefit cost using a calculated market return value that recognizes the cost over a five-year period. For other Canadian Pension Plans, we determine the expected return on plan assets based on asset fair values as of the measurement date. Canadian plant closures and early retirement benefits resulted in settlement losses of $4 million in 2011 and $8 million in 2009, as reflected in other expenses above.

As of December 31, 2011, we expect to amortize an estimated $20 million of net pre-tax loss from experience differences, from accumulated other comprehensive earnings / (losses), into net periodic pension cost during 2012.

We used the following weighted-average assumptions to determine our net pension cost for the years ended December 31:

	Canadian Pension Plans
	2011	2010	2009
Discount rate	5.00%	5.25%	7.30%
Expected rate of return on plan assets	7.36%	7.36%	7.37%
Rate of compensation increase	3.00%	3.00%	3.00%

Plan Assets

The fair value of the assets in our Canadian Pension Plans at December 31, 2011 was determined using the following fair value measurements:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Asset Category
Non-U.S. equity securities	$38	$38	$—	$—
Pooled funds—equity securities	229	—	229	—

Total equity securities	267	38	229	—
Pooled funds—fixed income securities	197	—	197	—
Corporate bonds and other fixed income securities	6	—	6	—

Total fixed income securities	203	—	203	—

Total	$470	$38	$432	$—

The fair value of the assets in our Canadian Pension Plans at December 31, 2010 was determined using the following fair value measurements:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Asset Category
Non-U.S. equity securities	$44	$44	$—	$—
Pooled funds—equity securities	242	—	242	—

Total equity securities	286	44	242	—
Pooled funds—fixed income securities	178	—	178	—
Corporate bonds and other fixed income securities	6	—	—	6

Total fixed income securities	184	—	178	6
Other	3	3	—	—

Total	$473	$47	$420	$6

Fair value measurements

•	Level 1—includes primarily non-U.S. equity securities valued using quoted prices in active markets.

•

Level 2—includes primarily pooled funds valued using net asset values of participation units held in common collective trusts, as reported by the managers of the trusts and as supported by the unit prices of actual purchase and sale transactions. Level 2 plan assets also primarily include corporate bonds and other fixed income securities, valued using independent observable market inputs, such as matrix pricing, yield curves and indices.

•

Level 3—we did not have any Level 3 plan assets at December 31, 2011. As of December 31, 2010, our Level 3 plan assets were investments in insurance contracts, which were valued based on the future stream of benefit payments discounted using prevailing interest rates.

Changes in assets classified as Level 3 investments within our Canadian Pension Plans for the year ended December 31, 2011 included:

	January 1, 2011 Balance	Net Realized and Unrealized Gains/(Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	Currency Impact	December 31, 2011 Balance
	(in millions)
Asset Category
Corporate bond and other fixed income securities	$6	$—	$(6)	$—	$—	$—

Total Level 3 investments	$6	$—	$(6)	$—	$—	$—

Changes in assets classified as Level 3 investments within our Canadian Pension Plans for the year ended December 31, 2010 included:

	January 1, 2010 Balance	Net Realized and Unrealized Gains/(Losses)	Net Purchases, Issuances and Settlements	Net Transfers Into/(Out of) Level 3	Currency Impact	December 31, 2010 Balance
	(in millions)
Asset Category
Corporate bond and other fixed income securities	$—	$—	$—	$6	$—	$6

Total Level 3 investments	$—	$—	$—	$6	$—	$6

The fair value of the assets in our Canadian Pension Plans consisted of the following asset categories at December 31, 2011 and 2010:

	Canadian Pension Plans
Asset Category	2011	2010
Equity securities	57%	60%
Fixed-income securities	43%	39%
Other	—	1%

Total	100%	100%

Our investment strategy is based primarily on our expectation that equity securities will outperform fixed-income securities over the long term. Accordingly, approximately 61% of the assets in our Canadian Pension Plans are in equity securities and approximately 39% are in fixed-income securities. The strategy uses actively managed and indexed international equity securities, indexed U.S. equity securities and indexed investment grade fixed-income securities.

We attempt to maintain our target asset allocation by rebalancing between asset classes as we make contributions and monthly benefit payments.

Employer Contributions

In 2011, we contributed $22 million and our employees contributed $2 million to our Canadian Pension Plans. We make contributions to our pension plans, primarily, to the extent that they are tax deductible and do not generate an excise tax liability. Based on current tax law and minimum funding requirements, we estimate that 2012 pension contributions would be approximately $39 million. Our actual contributions may be different due to many factors, including changes in tax and other benefit laws, significant differences between expected and actual pension asset performance or interest rates or other factors.

Future Benefit Payments

The estimated future benefit payments from our Canadian Pension Plans at December 31, 2011 and for the following periods were (in millions):

2012	2013	2014	2015	2016	2017-2021
$33	$34	$35	$35	$36	$196

Postemployment Benefit Plans

Obligations

Certain postemployment severance and other benefit plans have been recorded within our combined financial statements. Our postemployment plans are primarily not funded. The changes in the allocated benefit obligations for these plans and the net amount accrued at December 31, 2011 and 2010 were:

	2011	2010
	(in millions)
Benefit obligation at January 1	$26	$32
Service cost	2	2
Interest cost	1	2
Benefits paid	(15)	(9)
Assumption changes	1	(4)
Actuarial (gains) / losses	2	3
Other	16	—

Benefit obligation at December 31	$33	$26

In 2011, we recorded a Canadian postemployment plan, which was partially funded, with a net liability balance of approximately $16 million, as reflected in other above. The accrued benefit obligation was determined using a weighted-average discount rate of 3.4% in 2011 and 5.4% in 2010, an assumed ultimate annual turnover rate of 0.5% in 2011 and 2010, assumed compensation cost increases of 4.0% in 2011 and 2010 and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Components of Net Postemployment Cost

Net postemployment cost for the years ended December 31, 2011, 2010 and 2009 included:

	2011	2010	2009
	(in millions)
Service cost	$2	$2	$2
Interest cost	1	2	2
Amortization of net (gains) / losses	—	—	1
Other expenses	16	—	—

Net postemployment cost	$19	$4	$5

Other postemployment costs primarily relate to the establishment of the partially funded Canadian postemployment plan.

As of December 31, 2011, the estimated net gain for the postemployment benefit plans that we expected to amortize from accumulated other comprehensive earnings / (losses) into net postemployment costs during 2012 was insignificant.

Note 11.  Financial Instruments

Fair Value of Derivative Instruments

The fair values of derivative instruments recorded in the combined balance sheet as of December 31, 2011 and 2010 were:

	December 31, 2011		December 31, 2010
	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
	(in millions)
Derivatives designated as hedging instruments:
Commodity contracts	$9	$2	$39	$4
Foreign exchange contracts	3	—	1	—
Interest rate contracts	—	25	—	—

	$12	$27	$40	$4

Derivatives not designated as hedging instruments:
Commodity contracts	$50	$68	$52	$9

Total fair value	$62	$95	$92	$13

We include the fair value of our asset derivatives within other current assets and the fair value of our liability derivatives within other current liabilities.

The fair values of our derivative instruments at December 31, 2011 were determined using:

	Total Fair Value of Net Asset /(Liability)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Commodity contracts	$(11)	$(4)	$(7)	$—
Foreign exchange contracts	3	—	3	—
Interest rate contracts	(25)	—	(25)	—

Total derivatives	$(33)	$(4)	$(29)	$—

The fair values of our derivative instruments at December 31, 2010 were determined using:

	Total Fair Value of Net Asset / (Liability)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Commodity contracts	$78	$78	$—	$—
Foreign exchange contracts	1	—	1	—

Total derivatives	$79	$78	$1	$—

Level 2 financial assets and liabilities consist of commodity forwards, foreign exchange forwards and interest rate swaps. Commodity derivatives are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign currency contracts are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Our calculation of the fair value of interest rate swaps is derived from a discounted cash flow analysis based on the terms of the contract and the observable market interest rate curve. Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.

Derivative Volume

The net notional values of our derivative instruments as of December 31, 2011 and 2010 were:

	2011	2010
	(in millions)
Commodity contracts	$891	$570
Foreign exchange contracts	59	218
Interest rate contracts	1,000	—

In November 2011, we executed interest rate derivatives with $1 billion notional value to lock in a portion of the interest expense we expect to incur with a future debt issuance. In March 2012, we executed interest rate derivatives for an additional $1 billion of notional value to lock in a portion of the interest expense we expect to incur with future debt issuances.

Cash Flow Hedges

Cash flow hedge activity, net of income taxes, within accumulated other comprehensive earnings / (losses) included:

	2011	2010	2009
	(in millions)
Accumulated other comprehensive earnings / (losses) at January 1	$32	$(3)	$(67)
Transfer of realized (gains) / losses in fair value to earnings	(46)	—	93
Unrealized gain / (loss) in fair value	(4)	35	(29)

Accumulated other comprehensive earnings / (losses) at December 31	$(18)	$32	$(3)

The gains / (losses), net of income taxes, recognized in other comprehensive income / (loss) were:

	2011	2010	2009
	(in millions)
Commodity contracts	$16	$37	$(18)
Foreign exchange contracts	(4)	(2)	(11)
Interest rate contracts	(16)	—	—

Total	$(4)	$35	$(29)

The gains / (losses), net of income taxes, reclassified from accumulated other comprehensive earnings / (losses) into earnings were:

	2011	2010	2009
	(in millions)
Commodity contracts	$52	$4	$(101)
Foreign exchange contracts	(6)	(4)	8

Total	$46	$—	$(93)

The gains / (losses) on ineffectiveness recognized in pre-tax earnings were:

	2011	2010	2009
	(in millions)
Commodity contracts	$2	$(6)	$11

The gains / (losses) on the amount excluded from effectiveness testing recognized in pre-tax earnings were:

	2011	2010	2009
	(in millions)
Commodity contracts	$4	$3	$—

We record (i) the pre-tax gain or loss reclassified from accumulated other comprehensive earnings / (losses) into earnings, (ii) the gain or loss on ineffectiveness and (iii) the gain or loss on the amount excluded from effectiveness testing in:

•	cost of sales for commodity contracts;

•	cost of sales for foreign exchange contracts related to forecasted transactions

•	interest and other expense, net for interest rate contracts

Based on derivative contracts as of December 31, 2011 and the expected timing of forecasted transactions, we estimate unrealized losses of $4 million (net of taxes) for commodity cash flow hedges, unrealized gains of $2 million (net of taxes) for foreign currency cash flow hedges and unrealized losses of $1 million (net of taxes) for interest rate cash flow hedges to be reclassified into earnings in the next 12 months.

As of December 31, 2011, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next 17 months;

•	foreign currency transactions for periods not exceeding the next 6 months; and

•	interest rate transactions for periods not exceeding the next 30 years and 4 months.

Economic Hedges

Gains / (losses) recorded in earnings for economic hedges which are not designated as hedging instruments included:

	Gain / (Loss) Recognized in Earnings			Location of Gain / (Loss) Recognized in Earnings
	2011	2010	2009
	(in millions)
Commodity contracts	$31	$36	$(32)	Cost of sales

Note 12.  Commitments and Contingencies

Legal Proceedings

We routinely are involved in legal proceedings, claims and governmental inspections or investigations arising in the ordinary course of our business.

On March 1, 2011, the Starbucks Coffee Company (“Starbucks”), without our authorization and in what we contend is a violation and breach of our agreements with Starbucks, took control of the Starbucks packaged coffee business (“Starbucks CPG business”) in grocery stores and other channels. The dispute is pending arbitration in Chicago, Illinois. We are seeking appropriate remedies, including but not limited to payment of the fair market value of our supply and license agreement with Starbucks relating to the Starbucks CPG business, plus the premium this agreement specifies. Starbucks has counterclaimed for unspecified damages. The arbitration proceeding is set to begin on July 11, 2012. The results of the Starbucks CPG business were included primarily in our U.S. Beverages and Canada & N.A. Foodservice segments through March 1, 2011.

While we cannot predict with certainty the results of our dispute with Starbucks or any other legal matters in which we are currently involved, we do not expect that the ultimate costs to resolve any of these matters will have a material adverse effect on our financial results.

Third-Party Guarantees

We have third-party guarantees primarily covering the long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At December 31, 2011, the carrying amount of our third-party guarantees on our combined balance sheet and the maximum potential payment under these guarantees was $22 million. Substantially all of these guarantees expire at various times through 2018.

Leases

Rental expenses were $169 million in 2011, $168 million in 2010 and $178 million in 2009. As of December 31, 2011, minimum rental commitments under non-cancelable operating leases in effect at year-end were (in millions):

2012	2013	2014	2015	2016	Thereafter	Total
$118	$100	$75	$54	$39	$ 117	$503

Note 13.  Income Taxes

Our income taxes were calculated on a separate tax return basis, although our operations have historically been included in Kraft ParentCo’s U.S. federal, state and foreign tax returns. Kraft ParentCo’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our tax results as presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have generated as an independent, publicly traded company for the periods presented.

Earnings from continuing operations before income taxes and the provision for income taxes consisted of the following for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
	(in millions)
Earnings from continuing operations before income taxes:
United States	$2,672	$2,704	$2,758
Outside United States	297	293	230

	$2,969	$2,997	$2,988

Provision for income taxes:
United States federal:
Current	$816	$1,000	$848
Deferred	53	(88)	(15)

	869	912	833
State and local:
Current	170	115	87
Deferred	10	(7)	(1)

	180	108	86

Total United States	1,049	1,020	919

Outside United States:
Current	75	69	111
Deferred	6	21	6

Total outside United States	81	90	117

Total provision for income taxes	$1,130	$1,110	$1,036

The 2010 earnings and gain from discontinued operations from the sale of the Frozen Pizza business included tax expense of $1.2 billion.

As of January 1, 2011, our unrecognized tax benefits were $329 million. If we had recognized all of these benefits, the net impact on our income tax provision would have been $190 million. Our unrecognized tax benefits were $371 million at December 31, 2011, and if we had recognized all of these benefits, the net impact on our income tax provision would have been $229 million. The amount of unrecognized tax benefits could decrease by approximately $75-$100 million during the next 12 months due to the potential resolution of certain U.S. federal and state examinations. We include accrued interest and penalties related to uncertain tax positions in our tax provision. We had accrued interest and penalties of $62 million as of January 1, 2011 and $80 million as of December 31, 2011. Our 2011 provision for income taxes included $22 million net expense for interest and penalties and we paid interest and penalties of $4 million during 2011.

The changes in our unrecognized tax benefits for the years ended December 31, 2011, 2010 and 2009 were:

	2011	2010	2009
	(in millions)
Balance at January 1	$329	$237	$262
Increases from positions taken during prior periods	34	3	27
Decreases from positions taken during prior periods	(19)	(21)	(65)
Increases from positions taken during the current period	33	104	32
(Decreases) / increases relating to settlements with taxing authorities	(13)	5	(20)
Currency / other	7	1	1

Balance at December 31	$371	$329	$237

We are regularly examined by U.S. federal, state and foreign tax authorities. The U.S. federal statute of limitations remains open for the year 2004 and onward. The U.S. Internal Revenue Service (“IRS”) is currently examining our 2004-2006 tax returns and we expect this examination to close during 2012. Our income tax filings are also currently under examination by tax authorities in various U.S. state jurisdictions. U.S. state jurisdictions have statutes of limitations generally ranging from three to five years. In Canada, our only significant foreign jurisdiction, the earliest open tax year is 2003 and our tax filings for 2003-2006 are currently under examination. At December 31, 2011, applicable U.S. federal income taxes and foreign withholding taxes had not been provided on approximately $815 million of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is impractical for us to determine the amount of unrecognized deferred tax liabilities on these permanently reinvested earnings.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
U.S. federal statutory rate	35.0%		35.0%		35.0%
Increase / (decrease) resulting from:
U.S. state and local income taxes, net of federal tax benefit excluding IRS audit impacts	3.9%		2.7%		2.8%
U.S. federal and state reserves on IRS audit settlements	1.1%		(0.7%	)	(0.5%	)
Reversal of other tax accruals no longer required	—		—		(0.5%	)
Domestic manufacturing deduction	(1.7%	)	(2.1%	)	(1.3%	)
U.S. health care legislation	—		2.6%		—
Foreign rate differences	(0.5%	)	(0.8%	)	(0.1%	)
Other	0.3%		0.3%		(0.7%	)

Effective tax rate	38.1%		37.0%		34.7%

Our 2011 effective tax rate included net tax costs of $52 million from discrete one-time events, primarily from various U.S. federal and state tax audit developments during the year as well as the revaluation of state deferred tax assets and liabilities resulting from state tax legislation enacted in 2011.

Our 2010 effective tax rate included net tax costs of $32 million, primarily due to a $79 million write-off of deferred tax assets as a result of the U.S. health care legislation enacted in March 2010 partially offset by the federal and state impacts from the favorable resolution of a federal tax audit.

Our 2009 effective tax rate included net tax benefits of $52 million, primarily due to settlements with various state tax authorities and an agreement we reached with the IRS on specific matters related to years 2000 through 2003.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2011 and 2010:

	2011	2010
	(in millions)
Deferred income tax assets:
Employee benefits	$143	$115
Net operating losses	18	20
Promotion related	70	89
Other	320	319

Total deferred income tax assets	551	543

Valuation allowance	—	—

Net deferred income tax assets	$551	$543

Deferred income tax liabilities:
Trade names	$(952)	$(949)
Property, plant and equipment	(958)	(887)
Other	(12)	(60)

Total deferred income tax liabilities	(1,922)	(1,896)

Net deferred income tax liabilities	$(1,371)	$(1,353)

Note 14.  Earnings Per Share

Basic and diluted earnings per share were calculated using the following:

	2011	2010	2009
	(in millions, except per share data)
Earnings from continuing operations	$1,839	$1,887	$1,952
Earnings and gain from discontinued operations, net of income taxes	—	1,644	218

Net earnings	$1,839	$3,531	$2,170

Basic and diluted average shares outstanding	592	592	592
Basic and diluted earnings per share:
Continuing operations	$3.11	$3.19	$3.30
Discontinued operations	—	2.77	0.36

Net earnings	$3.11	$5.96	$3.66

On October 1, 2012, Kraft Foods Group issued 592 million shares of Kraft Foods Group common stock. Holders of Mondelēz International common stock received one share of Kraft Foods Group common stock for every three shares of common stock of Mondelēz International held on September 19, 2012. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Kraft Foods Group shares outstanding immediately following this transaction. The same number of shares was used to calculate basic and diluted earnings per share since no Kraft Foods Group equity awards were outstanding prior to the Spin-Off. Diluted earnings per share subsequent to the Spin-Off will reflect the potential dilution of any Kraft Foods Group outstanding stock-based awards.

Note 15.  Segment Reporting

We manufacture and market food and beverage products, including convenient meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada. We manage and report operating results through five reportable segments. Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery and Canada & N.A. Foodservice. In conjunction with the Spin-Off, we include the Planters and Corn Nuts businesses within our U.S. Grocery segment and our Puerto Rico and export operations within our Canada & N.A. Foodservice segment.

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of cost of sales and selling, general and administrative expenses) and general corporate expenses (which are a component of selling, general and administrative expenses). We exclude certain components of our U.S. pension plan cost from segment operating income because Kraft ParentCo centrally manages pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews. We use the same accounting policies for the segments as those described in Note 2, “Summary of Significant Accounting Policies.”

Our fiscal year end is December 31. Our operating subsidiaries report results on the last Saturday of the fiscal year. Because we report results on the last Saturday of the year, and December 31, 2011 fell on a Saturday, our 2011 results included the 53rd week of operating results. We estimate that the extra week positively impacted net revenues by approximately $225 million and operating income by approximately $63 million in 2011.

Our segment operating results consisted of:

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Net revenues:
U.S. Beverages	$3,028	$3,236	$3,081
U.S. Cheese	3,832	3,548	3,632
U.S. Convenient Meals	3,337	3,133	3,032
U.S. Grocery	4,593	4,333	4,298
Canada & N.A. Foodservice	3,865	3,547	3,235

Net revenues	$18,655	$17,797	$17,278

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Earnings from continuing operations before income taxes:
Operating income:
U.S. Beverages	$450	$564	$511
U.S. Cheese	629	598	667
U.S. Convenient Meals	319	268	234
U.S. Grocery	1,316	1,246	1,187
Canada & N.A. Foodservice	482	474	405
Unrealized gains / (losses) on hedging activities	(63)	29	165
Certain U.S. pension plan costs	(155)	(144)	(133)
General corporate expenses	(55)	(74)	(61)

Operating income	2,923	2,961	2,975
Interest and other expense, net	(9)	(7)	(34)
Royalty income from affiliates	55	43	47

Earnings from continuing operations before income taxes	$2,969	$2,997	$2,988

Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 24% of combined net revenues in 2011, 25% in 2010 and 24% in 2009.

On March 1, 2011, Starbucks, without our authorization and in what we contend is a violation and breach of our agreements with Starbucks, took control of the Starbucks CPG business in grocery stores and other channels. The dispute is pending arbitration in Chicago, Illinois. We are seeking appropriate remedies, including but not limited to payment of the fair market value of our supply and license agreement with Starbucks relating to the Starbucks CPG business, plus the premium this agreement specifies. Starbucks has counterclaimed for unspecified damages. The arbitration proceeding is set to begin on July 11, 2012. The results of the Starbucks CPG business were included primarily in our U.S. Beverages and Canada & N.A. Foodservice segments through March 1, 2011.

Total assets, depreciation expense and capital expenditures by segment were:

	As of December 31,
	2011	2010	2009
	(in millions)
Total assets:
U.S. Beverages	$2,836	$2,512	$2,381
U.S. Cheese	4,156	4,633	4,589
U.S. Convenient Meals	2,151	2,064	3,063
U.S. Grocery	7,723	8,029	7,995
Canada & N.A. Foodservice	3,194	3,244	3,108
Unallocated assets(1)	1,479	1,116	1,053

Total assets	$21,539	$21,598	$22,189

(1)	Unallocated assets consist primarily of deferred income taxes, centrally held property, plant and equipment, prepaid pension assets and derivative financial instrument balances.

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Depreciation expense:
U.S. Beverages	$66	$73	$69
U.S. Cheese	80	67	66
U.S. Convenient Meals	83	61	67
U.S. Grocery	97	98	92
Canada & N.A. Foodservice	38	38	36

Total—continuing operations	364	337	330
Discontinued operations	—	16	17

Total depreciation expense	$364	$353	$347

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Capital expenditures:
U.S. Beverages	$121	$88	$82
U.S. Cheese	72	88	72
U.S. Convenient Meals	88	109	135
U.S. Grocery	79	96	104
Canada & N.A. Foodservice	41	65	59

Total—continuing operations	401	446	452
Discontinued operations	—	2	61

Total capital expenditures	$401	$448	$513

Geographic data for net revenues, long-lived assets and total assets were:

	For the Years Ended December 31,
	2011	2010	2009
	(in millions)
Net revenues:
United States	$16,389	$15,719	$15,443
Canada	2,266	2,078	1,835

Total net revenues	$18,655	$17,797	$17,278

	2011	2010	2009
	(in millions)
Long-lived assets:
United States	$16,750	$16,752	$17,468
Canada	1,517	1,539	1,462

Total long-lived assets	$18,267	$18,291	$18,930

Total assets:
United States	$19,624	$19,643	$20,343
Canada	1,915	1,955	1,846

Total assets	$21,539	$21,598	$22,189

Kraft Foods Group, Inc.

Valuation and Qualifying Accounts

For the Years Ended December 31, 2011, 2010 and 2009

(in millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
			(a)	(b)
2011:
Allowances related to accounts receivable	$22	$5	$(2)	$2	$23
2010:
Allowances related to accounts receivable	28	(1)	4	9	22
2009:
Allowances related to accounts receivable	33	7	(1)	11	28

Notes:

(a)	Primarily related to currency translation.
(b)	Represents charges for which allowances were created.

Kraft Foods Group, Inc.

Computation of Ratios of Earnings to Fixed Charges

(in millions, except ratios)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Earnings from continuing operations before income taxes	$2,969	$2,997	$2,988	$2,181	$2,458
Add / (Deduct):
Fixed charges	67	65	96	80	70
Interest capitalized, net of amortization	1	1	—	(2)	(3)

Earnings available for fixed charges	$3,037	$3,063	$3,084	$2,259	$2,525

Fixed charges:
Interest incurred:
Interest expense(a)	$10	$8	$35	$26	$21
Capitalized interest	1	1	2	3	5

	11	9	37	29	26
Portion of rent expense deemed to represent interest factor	56	56	59	51	44

Fixed charges	$67	$65	$96	$80	$70

Ratio of earnings to fixed charges	45.3	47.1	32.1	28.2	36.1

Notes:

(a)	Excludes interest related to uncertain tax positions, which is recorded in our tax provision.

Kraft Foods Group, Inc.

Condensed Combined Statements of Earnings

(in millions of U.S. dollars, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues	$4,606	$4,474	$13,845	$13,620
Cost of sales	3,018	3,110	9,139	9,193

Gross profit	1,588	1,364	4,706	4,427
Selling, general and administrative expenses	782	658	2,158	2,131
Asset impairment and exit costs	44	(2)	156	(2)

Operating income	762	708	2,392	2,298
Interest and other expense, net	(106)	(3)	(129)	(6)
Royalty income from affiliates	13	14	41	37

Earnings before income taxes	669	719	2,304	2,329
Provision for income taxes	199	302	763	891

Net earnings	$470	$417	$1,541	$1,438

Per share data(1):
Basic and diluted earnings per share	$0.79	$0.70	$2.60	$2.43

(1)	On October 1, 2012, Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders in connection with its spin-off of Kraft Foods Group. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Kraft Foods Group shares outstanding immediately following this transaction.

See accompanying notes to the condensed combined financial statements.

Kraft Foods Group, Inc.

Condensed Combined Statements of Comprehensive Earnings

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Net earnings	$470	$417	$1,541	$1,438
Other comprehensive earnings / (losses):
Currency translation adjustment:
Translation adjustment	52	(47)	52	(77)
Pension and other benefits:
Net actuarial (loss) / gain arising during period	(3)	8	(11)	8
Reclassification adjustment for losses included in net earnings due to amortization of experience losses and prior service costs	5	4	16	10
Tax expense	(1)	(4)	(1)	(6)
Derivatives accounted for as hedges:
Net derivative (losses) / gains	(16)	7	(300)	19
Reclassification adjustment for losses / (gains) included in net earnings	28	(23)	82	(67)
Tax (expense) / benefit	(6)	7	83	18

Total other comprehensive earnings / (losses)	59	(48)	(79)	(95)

Comprehensive earnings	$529	$369	$1,462	$1,343

See accompanying notes to the condensed combined financial statements.

Kraft Foods Group, Inc.

Condensed Combined Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$244	$—
Receivables (net of allowances of $23 in 2012 and 2011)	1,157	903
Inventories, net	2,090	1,943
Deferred income taxes	208	232
Other current assets	206	194

Total current assets	3,905	3,272
Property, plant and equipment, net	4,211	4,278
Goodwill	11,364	11,316
Intangible assets, net	2,632	2,630
Other assets	172	43

TOTAL ASSETS	$22,284	$21,539

LIABILITIES
Current portion of long-term debt	$6	$8
Accounts payable	1,510	1,447
Accrued marketing	458	575
Accrued employment costs	178	242
Other current liabilities	417	300

Total current liabilities	2,569	2,572
Long-term debt	9,568	27
Deferred income taxes	2,047	1,603
Accrued pension costs	105	117
Other liabilities	537	621

TOTAL LIABILITIES	14,826	4,940
Commitments and Contingencies (Note 11)
EQUITY
Parent company investment	7,918	16,976
Accumulated other comprehensive losses	(460)	(377)

TOTAL EQUITY	7,458	16,599

TOTAL LIABILITIES AND EQUITY	$22,284	$21,539

See accompanying notes to the condensed combined financial statements.

Kraft Foods Group, Inc.

Condensed Combined Statements of Equity

(in millions of U.S. dollars)

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Earnings/ (Losses)	Total Equity
Balances at December 31, 2010	$17,210	$(171)	$17,039
Net earnings	1,839	—	$1,839
Other comprehensive losses, net of income taxes	—	(206)	$(206)
Net transfers to Mondelēz International	(2,073)	—	$(2,073)

Balances at December 31, 2011	$16,976	$(377)	$16,599
Net earnings	1,541	—	$1,541
Other comprehensive losses, net of income taxes	—	(79)	$(79)
Net transfers to / from Mondelēz International	(10,599)	(4)	$(10,603)

Balances at September 30, 2012	$7,918	$(460)	$7,458

See accompanying notes to the condensed combined financial statements.

Kraft Foods Group, Inc.

Condensed Combined Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2012	2011
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$1,541	$1,438
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	261	269
Stock-based compensation expense	39	39
Deferred income tax provision	583	43
Asset impairments	65	—
Other non-cash expense, net	128	(28)
Change in assets and liabilities:
Receivables, net	(230)	87
Inventories, net	(144)	(453)
Accounts payable	54	105
Other current assets	(27)	17
Other current liabilities	(200)	533
Change in pension and postretirement assets and liabilities, net	(3)	(5)

Net cash provided by operating activities	2,067	2,045

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(282)	(267)
Proceeds from sale of property, plant and equipment and other	3	—

Net cash used in investing activities	(279)	(267)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Net repayment of short-term borrowings	—	(6)
Long-term debt proceeds	5,957	—
Net transfers to Mondelēz International	(7,220)	(1,805)
Other	(285)	33

Net cash used in financing activities	(1,548)	(1,778)

Effect of exchange rate changes on cash and cash equivalents	4	—

Cash and cash equivalents:
Increase	244	—
Balance at beginning of period	—	2

Balance at end of period	$244	$2

See accompanying notes to the condensed combined financial statements.

Kraft Foods Group, Inc.

Notes to Condensed Combined Financial Statements

(Unaudited)

Note 1.  Background and Basis of Presentation

These condensed combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Mondelēz International, Inc. (“Mondelēz International,” formerly known as Kraft Foods Inc.). The condensed combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). We manufacture and market food and beverage products, including refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada.

The condensed combined balance sheet data as of December 31, 2011 was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. Our interim condensed combined financial statements are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted. You should read these statements in conjunction with our audited combined financial statements as of December 31, 2011 and related notes thereto included in our registration statement on Form 10, which the SEC declared effective on August 17, 2012 (“Form 10”). It is management’s opinion that these financial statements include all normal and recurring adjustments necessary for a fair presentation of our financial position and operating results. Net revenues and net earnings for any interim period are not necessarily indicative of future or annual results.

Our condensed combined financial statements include certain expenses of Mondelēz International which were allocated to us for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated in our historical results of operations on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, operating income or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as an independent public company or of the costs we will incur in the future, and may differ substantially from the allocations we agreed to in the various separation agreements.

Mondelēz International maintained a number of benefit programs at a corporate level. Our employees participated in those programs and, as such, we were allocated a portion of the expenses associated with those programs. Any benefit plan net liabilities that are our direct obligation, such as certain Canadian pension and North American postemployment plans, are reflected in our condensed combined balance sheets as well as within our other operating results. On October 1, 2012, we recorded $5.5 billion of net benefit plan obligations related to our pension and other postretirement benefit plans and will reflect them on our balance sheet as of December 31, 2012. Accordingly, our total net pension and postretirement benefit plan obligations were $5.6 billion as of October 1, 2012. See Note 9, “Pension, Postretirement and Postemployment Benefit Plans,” for further description of these benefit programs.

We also generated a portion of our net revenues from sales to Mondelēz International’s subsidiaries. Included in our condensed combined financial statements were net revenues from intercompany sales of $23 million in the three months and $77 million in the nine months ended September 30, 2012 and $26 million in the three months and $74 million in the nine months ended September 30, 2011. Intercompany receivables and payables with Mondelēz International are reflected within parent company investment in the accompanying condensed combined financial statements.

Mondelēz International paid royalties to us under various royalty arrangements. Amounts outstanding under these arrangements are considered settled for cash at the end of each reporting period and, as such, are included in parent company investment. Royalty income from affiliates was $13 million in the three months and $41 million in the nine months ended September 30, 2012 and $14 million in the three months and $37 million in the nine months ended September 30, 2011. Following our spin-off from Mondelēz International, we no longer receive this royalty income because we do not retain the rights to the intellectual property underlying this royalty income.

Historically, Mondelēz International provided financing, cash management and other treasury services to us. Certain cash balances were swept by Mondelēz International and historically, we received funding from Mondelēz International for our operating and investing cash needs. In advance of our spin-off from Mondelēz International, we modified some of these arrangements and retained $244 million of cash. Cash transferred to and from Mondelēz International has historically been recorded as intercompany payables and receivables which are reflected in parent company investment in the accompanying condensed combined financial statements.

New Accounting Pronouncements:

In July 2012, the Financial Accounting Standards Board issued an accounting standard update to simplify how entities test indefinite-lived intangible assets for impairment. An entity now has the option to first assess qualitative factors to determine whether it is “more likely than not” that the asset may be impaired. If, after assessing the totality of events and circumstances, impairment is determined to be not likely, then performing the quantitative two-step impairment test would not be required. The update is effective for annual indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We plan to adopt the accounting standard update in the quarter ended December 31, 2012 ahead of our annual intangible asset impairment testing. The new guidance will not have an impact on our financial results but is expected to simplify the indefinite-lived intangible asset testing we do on an annual basis.

Subsequent Events:

We evaluated subsequent events and have reflected accounting and disclosure requirements related to material subsequent events in our financial statements and related notes.

Note 2.  Spin-Off Transaction

On October 1, 2012, Mondelēz International created an independent public company through a spin-off of the North American grocery business to Mondelēz International’s shareholders (“Spin-Off”). To effect the separation, Mondelēz International undertook a series of transactions to separate net assets and entities. As a result of these transactions, Mondelēz International now holds the global snacks business, and Kraft Foods Group is comprised of the North American grocery business. As a result of the Spin-Off, we now operate as an independent, publicly traded company. Our reportable segments are Beverages (formerly known as U.S. Beverages), Cheese (formerly known as U.S. Cheese), Refrigerated Meals (formerly known as U.S. Convenient Meals), Grocery (formerly known as U.S. Grocery) and International & Foodservice (formerly known as Canada & N.A. Foodservice).

In conjunction with the Spin-Off, on October 1, 2012, Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders. Holders of Mondelēz International common stock received one share of Kraft Foods Group common stock for every three shares of Mondelēz International common stock held on September 19, 2012. Mondelēz International structured the distribution to be tax free to its U.S. shareholders for U.S. federal income tax purposes.

Note 3.  Inventories

Inventories at September 30, 2012 and December 31, 2011 were:

	September 30, 2012	December 31, 2011
	(in millions)
Raw materials	$607	$562
Work in process	331	373
Finished product	1,152	1,008

Inventories, net	$2,090	$1,943

Note 4.  Property, Plant and Equipment

Property, plant and equipment at September 30, 2012 and December 31, 2011 were:

	September 30, 2012	December 31, 2011
	(in millions)
Land and land improvements	$124	$124
Buildings and building improvements	2,016	1,984
Machinery and equipment	5,934	5,764
Construction in progress	285	297

	8,359	8,169
Accumulated depreciation	(4,148)	(3,891)

Property, plant and equipment, net	$4,211	$4,278

Note 5.  Goodwill and Intangible Assets

Goodwill by reportable segment at September 30, 2012 and December 31, 2011 was:

	September 30, 2012	December 31, 2011
	(in millions)
Beverages	$1,290	$1,290
Cheese	3,000	3,000
Refrigerated Meals	985	985
Grocery	4,216	4,216
International & Foodservice	1,873	1,825

Goodwill	$11,364	$11,316

Intangible assets were $2.6 billion at September 30, 2012 and December 31, 2011 and consist principally of trademarks purchased through the acquisition of Nabisco Holdings Corp.

Changes in goodwill and intangible assets consisted of:

	Goodwill	Intangible Assets
	(in millions)
Balance at January 1, 2012	$11,316	$2,630
Changes due to foreign currency	48	2

Balance at September 30, 2012	$11,364	$2,632

Note 6.  Restructuring Program

On October 29, 2012, our Board of Directors approved a $650 million restructuring program consisting of restructuring costs, implementation costs and Spin-Off transition costs (“Restructuring Program”). Approximately one-half of the total Restructuring Program costs are expected to result in cash expenditures. The Restructuring Program is part of, and its costs are consistent with, a restructuring program previously announced by Mondelēz International prior to the Spin-Off. The primary objective of the Restructuring Program activities is to ensure that we are set up to operate efficiently and execute our business strategy as a stand-alone company. We have incurred $170 million of Restructuring Program costs, off which $32 million were cash expenditures in the nine months ended September 30, 2012. We expect to incur approximately $225 million of Restructuring Program costs in the last three months of 2012. In addition to approving the Restructuring Program, our Board approved related capital expenditures of $200 million. We expect to complete the program by the end of 2014.

Restructuring Costs:

We anticipate incurring approximately $490 million of restructuring charges, of which approximately $180 million are expected to be cash expenditures through 2014. These charges reflect primarily severance, asset disposals and other manufacturing-related one-time costs. We recorded one-time restructuring charges of $44 million in the three months and $156 million in the nine months ended September 30, 2012 within asset impairment and exit costs. We spent $7 million in the three months and $32 million in the nine months ended September 30, 2012 in cash, and we also recognized non-cash asset write-downs totaling $16 million in the three months and $65 million in the nine months ended September 30, 2012. At September 30, 2012, a $35 million restructuring liability was recorded within other current liabilities.

	Severance and related costs	Asset Write-downs	Total
	(in millions)
Liability balance, January 1, 2012	$—	$—	$—
Charges	91	65	156
Cash spent	(32)	—	(32)
Non-cash settlements	(24)	(65)	(89)

Liability balance, September 30, 2012	$35	$—	$35

Implementation Costs:

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. We believe the disclosure of implementation costs provides readers of our financial statements greater transparency to the total costs of our Restructuring Program. Through the end of 2014, we expect to incur approximately $90 million of implementation costs. To date, we recorded implementation costs of $10 million in the three months and $14 million in the nine months ended September 30, 2012 within cost of sales and selling, general and administrative expenses. These costs primarily relate to reorganization costs related to our sales function and the optimization of information systems infrastructure.

Spin-Off Transition Costs:

During the nine months ended September 30, 2012, all Spin-Off transition costs were incurred by Mondelēz International. Accordingly, we have not incurred any Spin-Off transition costs as of September 30, 2012. Subsequent to the Spin-Off, we expect to incur approximately $70 million of Spin-Off transition costs including professional service fees within the finance, legal and information system functions.

Restructuring Program Costs by Segment:

During the three and nine months ended September 30, 2012, we recorded restructuring Program costs within segment operating income as follows:

	For the Three Months Ended September 30, 2012
	Restructuring Costs	Implementation Costs	Spin-Off Transition Costs	Total
	(in millions)
Beverages	$19	$5	$—	$24
Cheese	10	1	—	11
Refrigerated Meals	5	1	—	6
Grocery	8	2	—	10
International & Foodservice	2	1	—	3

Total	$44	$10	$—	$54

	For the Nine Months Ended September 30, 2012
	Restructuring Costs	Implementation Costs	Spin-Off Transition Costs	Total
	(in millions)
Beverages	$35	$6	$—	$41
Cheese	54	2	—	56
Refrigerated Meals	16	1	—	17
Grocery	30	3	—	33
International & Foodservice	21	2	—	23

Total	$156	$14	$—	$170

Note 7.  Debt

Borrowing Arrangements:

On March 8, 2012, in connection with the Spin-Off, we entered into a $4.0 billion 364-day senior unsecured revolving credit facility that was to expire on March 7, 2013. On July 18, 2012, we effected a mandatory $2.6 billion reduction of the unused commitment under the facility, leaving us with $1.4 billion of borrowing capacity under the facility. On September 24, 2012, we terminated this facility with no amounts drawn.

On May 18, 2012, we entered into a $3.0 billion five-year senior unsecured revolving credit facility that expires on May 17, 2017. All committed borrowings under the facility will bear interest at a variable annual rate based on the London Inter-Bank Offered Rate or a defined base rate, at our election, plus an applicable margin based on the ratings of our long-term senior unsecured indebtedness. The revolving credit agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses and any income or losses recognized in connection with “mark-to-market” accounting in respect of pension and other retirement plans). The revolving credit agreement also contains customary representations, covenants and events of default. We intend to use the proceeds of this facility for general corporate purposes. As of September 30, 2012, no amounts were drawn on this credit facility.

Long-Term Debt:

On June 4, 2012, we issued $6.0 billion of senior unsecured notes at a weighted-average effective rate of 3.938% and transferred the net proceeds of $5.9 billion to Mondelēz International. We also recorded approximately $260 million of deferred financing costs, including losses on hedging activities in advance of the debt issuance, which will be recognized in interest expense over the life of the notes. The general terms of the $6.0 billion notes are:

•	$1 billion notes due June 4, 2015 at a fixed, annual interest rate of 1.625%. Interest is payable semiannually beginning December 4, 2012.

•	$1 billion notes due June 5, 2017 at a fixed, annual interest rate of 2.250%. Interest is payable semiannually beginning December 5, 2012.

•	$2 billion notes due June 6, 2022 at a fixed, annual interest rate of 3.500%. Interest is payable semiannually beginning December 6, 2012.

•	$2 billion notes due June 4, 2042 at a fixed, annual interest rate of 5.000%. Interest is payable semiannually beginning December 4, 2012.

On July 18, 2012, Mondelēz International completed a debt exchange in which $3.6 billion of Mondelēz International debt was exchanged for our debt as part of the Spin-Off capitalization plan. No cash was generated from the exchange. In connection with the debt exchange, we recorded deferred tax liabilities of $411 million. The general terms of the $3.6 billion of notes are:

•

$1,035 million notes due August 23, 2018 at a fixed, annual interest rate of 6.125%. Interest is payable semiannually beginning August 23, 2012. This debt was issued in exchange for $596 million of Mondelēz International’s 6.125% Notes due in February 2018 and $439 million of Mondelēz International’s 6.125% Notes due in August 2018.

•

$900 million notes due February 10, 2020 at a fixed, annual interest rate of 5.375%. Interest is payable semiannually beginning August 10, 2012. This debt was issued in exchange for an approximately equal principal amount of Mondelēz International’s 5.375% Notes due in February 2020.

•

$878 million notes due January 26, 2039 at a fixed, annual interest rate of 6.875%. Interest is payable semiannually beginning July 26, 2012. This debt was issued in exchange for approximately $233 million of Mondelēz International’s 6.875% Notes due in January 2039, approximately $290 million of Mondelēz International’s 6.875% Notes due in February 2038, approximately $185 million of Mondelēz International’s 7.000% Notes due in August 2037 and approximately $170 million of Mondelēz International’s 6.500% Notes due in November 2031.

•

$787 million notes due February 9, 2040 at a fixed, annual interest rate of 6.500%. Interest is payable semiannually beginning August 9, 2012. This debt was issued in exchange for an approximately equal principal amount of Mondelēz International’s 6.500% Notes due in 2040.

On October 1, 2012, Mondelēz International transferred approximately $400 million of Mondelēz International 7.550% senior unsecured notes maturing in June 2015 to us to complete the key elements of the debt migration plan in connection with the Spin-Off.

Fair Value of Our Debt:

The fair value of our long-term debt was determined using Level 1 quoted prices in active markets for the publicly traded debt obligations. The aggregate fair value of our total debt was $11,056 million as compared with the carrying value of $9,574 million at September 30, 2012. At December 31, 2011, our total debt consisted of capital leases which approximated fair value.

Note 8.  Stock Plans

Our Participation in Mondelēz International Incentive Plans:

Mondelēz International maintained several incentive plans in which our executives and employees and a stock compensation plan in which our non-employee directors participated. All awards granted under the plans were based on Mondelēz International’s common shares and were reflected in Mondelēz International’s consolidated statement of equity. The expense related to those awards was allocated to us.

Stock-based compensation expense allocated from Mondelēz International was $12 million for the three months and $39 million for the nine months ended September 30, 2012 and $14 million for the three months and $39 million for the nine months ended September 30, 2011. The expense was allocated primarily based on headcount. These amounts were based on the awards and terms previously granted to our employees, but may not reflect the equity awards nor results that we would have experienced or expect to experience as an independent, publicly traded company.

Restricted and Deferred Stock:

Restricted and deferred stock was granted to our eligible employees by Mondelēz International. The shares of restricted or deferred stock give employees and directors, in most instances, all of the rights of Mondelēz International shareholders, except that they may not sell, assign, pledge or otherwise encumber the shares. Shares of restricted and deferred stock are subject to forfeiture if certain employment conditions are not met. Restricted and deferred stock generally vests on the third anniversary of the grant date.

Shares granted to our employees in connection with Mondelēz International’s long-term incentive plan vest based on varying performance, market and service conditions. These unvested shares have no voting rights and do not pay dividends.

In January 2012, our employees were granted 0.4 million shares of stock in connection with Mondelēz International’s long-term incentive plan at a market value of $37.63 per share. In February 2012, as part of Mondelēz International’s annual equity program, our eligible employees were issued 0.6 million shares of restricted and deferred stock at a market value of $38.00 per restricted or deferred share. During the nine months ended September 30, 2012, our employees were issued 0.2 million shares of additional restricted and deferred shares with a weighted average market value of $31.66 per share primarily in connection with our long-term incentive plan and awards granted in 2009 which vested during the first quarter of 2012. In aggregate, our employees were issued 1.2 million restricted and deferred shares during the nine months ended September 30, 2012, including those issued as part of Mondelēz International’s long-term incentive plan, with a weighted-average market value per share of $36.69.

The vesting date fair value of restricted and deferred stock was $52 million during the nine months ended September 30, 2012 and $37 million during the nine months ended September 30, 2011.

Stock Options:

In February 2012, as part of Mondelēz International’s annual equity program, our eligible employees were granted 3.6 million stock options at an exercise price of $38.00. During the nine months ended September 30, 2012, our employees were granted 0.2 million of additional stock options with a weighted-average exercise price of $38.13 per share on the date of grant. In aggregate, our employees were granted 3.8 million stock options during the nine months ended September 30, 2012 at a weighted-average exercise price of $38.00.

In connection with the Spin-Off, restricted and deferred stock awards (excluding long-term incentive plan awards) and employee stock option awards were adjusted and converted into new equity awards using a formula designed to preserve the fair value of the awards immediately prior to the Spin-Off. On October 1, 2012 immediately prior to the Spin-Off, holders of Mondelēz International restricted and deferred stock awards received one share of Kraft Foods Group restricted or deferred shares for every three restricted or deferred shares of Mondelēz International they held prior to the Spin-Off. Holders of stock option awards received Mondelēz International stock options to purchase the same number of shares of Mondelēz International common stock at an adjusted exercise price and one new Kraft Foods Group stock option for every three Mondelēz International stock options to preserve the fair value of the overall awards granted. Long-term incentive plan awards held by our employees were converted to Kraft Foods Group awards. The underlying performance conditions for the Kraft Foods Group long-term incentive plan awards will be modified to reflect new performance targets.

Note 9.  Pension, Postretirement and Postemployment Benefit Plans

Our Participation in Mondelēz International Pension and Other Postemployment Benefit Plans:

Mondelēz International provided defined benefit pension, postretirement health care, defined contribution, and multiemployer pension and medical benefits to our eligible employees and retirees.

Prior to the Spin-Off, Mondelēz International was responsible for the net benefit plan obligations associated with these plans. As such, these liabilities are not reflected in our condensed combined balance sheets. On October 1, 2012, we recorded $5.5 billion of net benefit plan obligations related to our pension and other postretirement benefit plans and will reflect them on our balance sheet as of December 31, 2012. Accordingly, our total net pension and postretirement benefit plan obligations were $5.6 billion as of October 1, 2012.

Our condensed combined statements of earnings include expense allocations for these benefits which were determined based on a review of personnel by business unit and based on allocations of corporate or other shared functional personnel. We consider the expense allocation methodology and results to be reasonable for all periods presented.

Total Mondelēz International benefit plan costs allocated to us were $177 million in the three months and $491 million in the nine months ended September 30, 2012 and $127 million in the three months and $367 million in the nine months ended September 30, 2011. These costs are reflected in our cost of sales and selling, general and administrative expenses. These costs were funded through intercompany transactions with Mondelēz International which are now reflected within the parent company investment equity balance.

Mondelēz International Defined Benefit Pension Plans:

Substantially all of our retired U.S. and Canadian employees receive defined benefit pension benefits through various Mondelēz International pension plans. Eligible active employees will also receive defined benefit pension benefits through various Mondelēz International pension plans in both the United States and Canada upon retirement. Our allocated expenses in connection with these plans were $99 million in the three months and $283 million in the nine months ended September 30, 2012 and $69 million in the three months and $188 million in the nine months ended September 30, 2011.

Mondelēz International Postretirement Health Care Plans:

Substantially all of our retired U.S. and Canadian employees receive health care and other benefits through various Mondelēz International postretirement health care benefit plans. Eligible active employees will also receive postretirement health care benefits through various Mondelēz International postretirement plans in both the United States and Canada upon retirement. Our allocated expenses in connection with these plans were $58 million in the three months and $142 million in the nine months ended September 30, 2012 and $40 million in the three months and $121 million in the nine months ended September 30, 2011.

Canadian Pension Plans

Certain plans in our Canadian operations (“Canadian Pension Plans”) are our direct obligations and have been recorded within our condensed combined financial statements.

Components of Net Pension Cost:

Net periodic pension cost consisted of the following for the three and nine months ended September 30, 2012 and 2011:

	Canadian Pension Plans
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Service cost	$1	$2	$6	$6
Interest cost	6	7	18	20
Expected return on plan assets	(8)	(9)	(26)	(29)
Amortization:
Net loss from experience differences	4	4	14	10
Settlement losses	—	4	—	4

Net pension cost	$3	$8	$12	$11

Employer Contributions:

During the nine months ended September 30, 2012, we contributed $15 million to our Canadian Pension Plans. We make contributions to our pension plans, primarily, to the extent that they are tax deductible and do not generate an excise tax liability. Based on current tax law and minimum funding requirements, we plan to make further contributions of approximately $10 million to our Canadian Pension Plans during the remainder of 2012. However, our actual contributions may differ due to many factors, including changes in tax and other benefit laws, significant differences between expected and actual pension asset performance or interest rates, or considerations related to the Spin-Off.

Note 10. Financial Instruments

See our combined financial statements for the year ended December 31, 2011 and related notes in our Form 10 for additional information on our accounting and purpose for entering into derivatives and our overall risk management strategies.

Fair Value of Derivative Instruments:

Derivative instruments were recorded at fair value in the condensed combined balance sheets as of September 30, 2012 and December 31, 2011 as follows:

	September 30, 2012		December 31, 2011
	Asset Derivatives	Liability Derivatives	Asset Derivatives	Liability Derivatives
		(in millions)
Derivatives designated as hedging instruments:
Commodity contracts	$16	$12	$9	$2
Foreign exchange contracts	—	8	3	—
Interest rate contracts	—	—	—	25

	$16	$20	$12	$27

Derivatives not designated as hedging instruments:
Commodity contracts	$63	$24	$50	$68

Total fair value	$79	$44	$62	$95

The fair value of our asset derivatives is recorded within other current assets and the fair value of our liability derivatives is recorded within other current liabilities. In prior quarters, we executed interest rate derivatives to lock in a portion of the interest expense we expected to incur with a future debt issuance. Those interest rate derivatives settled at the time we issued debt during the second quarter. See Note 7, “Debt,” for more information on the debt issuance.

The fair value (asset / (liability)) of our derivative instruments at September 30, 2012 was determined using:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Commodity contracts	$43	$50	$(7)	$—
Foreign exchange contracts	(8)	—	(8)	—
Interest rate contracts	—	—	—	—

Total derivatives	$35	$50	$(15)	$—

The fair value (asset / (liability)) of our derivative instruments at December 31, 2011 was determined using:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Commodity contracts	$(11)	$(4)	$(7)	$—
Foreign exchange contracts	3	—	3	—
Interest rate contracts	(25)	—	(25)	—

Total derivatives	$(33)	$(4)	$(29)	$—

Level 2 financial assets and liabilities consist of commodity forwards, foreign exchange forwards and interest rate swaps. Commodity derivatives are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign currency contracts are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Our calculation of the fair value of interest rate swaps is derived from a discounted cash flow analysis based on the terms of the contract and the observable market interest rate curve. Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.

Derivative Volume:

The net notional values of our derivative instruments as of September 30, 2012 and December 31, 2011 were:

	Notional Amount
	September 30, 2012	December 31, 2011
	(in millions)
Commodity contracts	$693	$891
Foreign exchange contracts	331	59
Interest rate contracts	—	1,000

Cash Flow Hedges:

Cash flow hedge activity, net of income taxes, within accumulated other comprehensive earnings / (losses) included:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Accumulated other comprehensive earnings / (losses) at beginning of period	$(159)	$11	$(18)	$32
Unrealized gain / (loss) in fair value	(11)	5	(185)	11
Transfer of realized (gains) / losses in fair value to earnings	17	(14)	50	(41)
Transfer of realized losses in fair value from Mondelēz International	(4)	—	(4)	—

Accumulated other comprehensive earnings / (losses) at end of period	$(157)	$2	$(157)	$2

The unrealized gains / (losses), net of income taxes, recognized in other comprehensive earnings were:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Commodity contracts	$(3)	$2	$(41)	$14
Foreign exchange contracts	(8)	3	(8)	(3)
Interest rate contracts	—	—	(136)	—

Total	$(11)	$5	$(185)	$11

The gains / (losses), net of income taxes, reclassified from accumulated other comprehensive earnings / (losses) into net earnings were:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Commodity contracts	$(15)	$16	$(34)	$47
Foreign exchange contracts	(1)	(2)	—	(6)
Interest rate contracts	(1)	—	(16)	—

Total	$(17)	$14	$(50)	$41

The gains / (losses) on ineffectiveness recognized in pre-tax earnings were:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Commodity contracts	$2	$(1)	$(1)	$4
Foreign exchange contracts	—	—	—	—
Interest rate contracts	—	—	—	—

Total	$2	$(1)	$(1)	$4

We record (i) the pre-tax gain or loss reclassified from accumulated other comprehensive earnings / (losses) into earnings and (ii) the gain or loss on ineffectiveness in:

•	cost of sales for commodity contracts;

•	cost of sales for foreign exchange contracts related to forecasted transactions; and

•	interest and other expense, net for interest rate contracts and foreign exchange contracts related to intercompany loans.

We expect to transfer unrealized losses of $12 million (net of taxes) for commodity cash flow hedges, unrealized losses of $6 million (net of taxes) for foreign currency cash flow hedges and unrealized losses of $7 million (net of taxes) for interest rate cash flow hedges to earnings during the next 12 months.

Hedge Coverage:

As of September 30, 2012, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next 14 months;

•	foreign currency transactions for periods not exceeding the next 11 months; and

•	interest rate transactions for periods not exceeding the next 29 years and 8 months.

Economic Hedges:

Gains recorded in net earnings for economic hedges which are not designated as hedging instruments included:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Gain /(Loss) Recognized in Earnings
	2012	2011	2012	2011
	(in millions)		(in millions)
Commodity contracts	61	5	60	39	Cost of sales

Note 11. Commitments and Contingencies

Legal Proceedings:

We routinely are involved in legal proceedings, claims and governmental inspections or investigations (“Legal Matters”) arising in the ordinary course of our business.

On March 1, 2011, the Starbucks Coffee Company (“Starbucks”) took control of the Starbucks packaged coffee business (“Starbucks CPG business”) in grocery stores and other channels. Starbucks did so without our authorization and in what we contend is a violation and breach of our license and supply agreement with Starbucks related to the Starbucks CPG business. The dispute is in arbitration in Chicago, Illinois. We are seeking appropriate remedies, including payment of the fair market value of the supply and license agreement, plus the premium this agreement specifies, prejudgment interest under New York law and attorney’s fees. Starbucks has counterclaimed for damages. Testimony and post-hearing briefing in the arbitration proceeding are completed, and we await the arbitrator’s decision. We remain the named party in the proceeding. However, under the Separation and Distribution Agreement between Mondelēz International and us, we will direct any recovery awarded in the arbitration proceeding to Mondelēz International. Mondelēz International will reimburse us for any costs and expenses we incur in connection with the arbitration proceeding. The results of the Starbucks CPG business were included primarily in our Beverages and International & Foodservice segments through March 1, 2011.

While we cannot predict with certainty the results of our dispute with Starbucks or any Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve any of these Legal Matters that are currently pending individually and in the aggregate will have a material adverse effect on our financial results.

Third-Party Guarantees:

We have third-party guarantees primarily covering certain long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At September 30, 2012, the carrying amount of our third-party guarantees on our condensed combined balance sheet and the maximum potential payment under these guarantees was $22 million. Substantially all of these guarantees expire at various times through 2018.

As of September 30, 2012, Mondelēz International and three of its indirect wholly owned subsidiaries, including a subsidiary that became our indirect wholly owned subsidiary as a result of the Spin-Off on October 1, 2012, are joint and several guarantors of $1.0 billion of indebtedness issued by Cadbury Schweppes US Finance LLC and maturing on October 1, 2013. Under the Separation and Distribution Agreement between Mondelēz International and us, Mondelēz International has agreed to indemnify us in the event our subsidiary is called upon to satisfy its obligation under the guarantee. Accordingly, we have no obligation included on our balance sheets for this guarantee.

Note 12. Earnings Per Share

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Net earnings	$470	$417	$1,541	$1,438
Basic and diluted earnings per common share	$0.79	$0.70	$2.60	$2.43
Basic and diluted average shares outstanding	592	592	592	592

On October 1, 2012, Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders. Holders of Mondelēz International common stock received one share of Kraft Foods Group common stock for every three shares of Mondelēz International common stock held on September 19, 2012. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of Kraft Foods Group shares outstanding immediately following this transaction. The same number of shares was used to calculate basic and diluted earnings per share since no Kraft Foods Group equity awards were outstanding prior to the Spin-Off.

Note 13. Income Taxes

Our provision for income taxes was $199 million for the three months and $763 million for the nine months ended September 30, 2012 and $302 million for the three months and $891 million for the nine months ended September 30, 2011. Our effective tax rate was 29.7% for the three months and 33.1% for the nine months ended September 30, 2012 and 42.0% for the three months and 38.3% for the nine months ended September 30, 2011. Our effective tax rate included net tax benefits from discrete one-time events of $31 million for the three months and $36 million for the nine months ended September 30, 2012, which primarily related to Canadian and U.S. federal tax audit settlements. Our effective tax rate included net tax costs from discrete one-time events of $36 million for the three months and $37 million for the nine months ended September 30, 2011, which arose principally from the resolution of tax matters with U.S. federal and state tax authorities.

As of January 1, 2012, our unrecognized tax benefits were $371 million. If we had recognized all of these benefits, the net impact on our income tax provision would be $229 million. As of September 30, 2012, our unrecognized tax benefits were $267 million. If we had recognized all of these benefits, the net impact on our income tax provision would be $181 million.

We include accrued interest and penalties related to uncertain tax positions in our tax provision. As of January 1, 2012, we had $80 million of accrued interest and penalties. As of September 30, 2012, we had $48 million of accrued interest and penalties.

We do not expect a material change in the amount of unrecognized tax benefits during the next 12 months due to audit settlements or the expiration of statutes of limitations.

As of January 1, 2012, we had net deferred income tax liabilities of $1,371 million. As of September 30, 2012 we had net deferred income tax liabilities of $1,839 million, including a $411 million deferred tax liability recorded in connection with the debt exchange in which $3.6 billion of Mondelēz International debt was exchanged for our debt.

Our income tax returns are regularly examined by federal and various state and foreign tax authorities. In July 2012, Mondelēz International reached a final resolution on a federal tax audit of the 2004-2006 tax years. The U.S. federal statute of limitations remains open for all tax periods beginning with the 2007 tax year and Mondelēz International is currently under examination for the 2007-2009 tax years. Our income tax filings are also currently under examination by taxing authorities in various U.S. states. U.S. state and foreign jurisdictions have statutes of limitations generally ranging from three to five years; however, these statutes are often extended by mutual agreement with the tax authorities.

Note 14. Segment Reporting

We manufacture and market food and beverage products, including refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada. We manage and report operating results through five reportable segments. Our reportable segments are Beverages (formerly known as U.S. Beverages), Cheese (formerly known as U.S. Cheese), Refrigerated Meals (formerly known as U.S. Convenient Meals), Grocery (formerly known as U.S. Grocery) and International & Foodservice (formerly known as Canada & N.A. Foodservice).

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan costs (which are a component of cost of sales and selling, general and administrative expenses), and general corporate expenses (which are a component of selling, general and administrative expenses) for all periods presented. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. We exclude certain components of our U.S. pension plan costs from segment operating income because we centrally manage pension plan funding decisions and the determination of the discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Our segment net revenues and earnings consisted of:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Net revenues:
Beverages	$688	$687	$2,182	$2,297
Cheese	921	908	2,766	2,667
Refrigerated Meals	895	865	2,609	2,542
Grocery	1,134	1,084	3,449	3,313
International & Foodservice	968	930	2,839	2,801

Net revenues	$4,606	$4,474	$13,845	$13,620

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Earnings before income taxes:
Operating income:
Beverages	$76	$101	$308	$400
Cheese	159	145	482	422
Refrigerated Meals	116	105	338	309
Grocery	302	315	1,048	998
International & Foodservice	134	117	349	365
Unrealized gains / (losses) on hedging activities	52	(20)	58	(51)
Certain U.S. pension plan costs	(64)	(42)	(169)	(108)
General corporate expenses	(13)	(13)	(22)	(37)

Operating income	762	708	2,392	2,298
Interest and other expense, net	(106)	(3)	(129)	(6)
Royalty income from affiliates	13	14	41	37

Earnings before income taxes	$669	$719	$2,304	$2,329

On March 1, 2011, Starbucks took control of the Starbucks CPG business in grocery stores and other channels. See our discussion of legal proceedings within Note 11, “Commitments and Contingencies,” for additional information.

In connection with our Restructuring Program, we recorded restructuring charges of $44 million for the three months and $156 million for the nine months ended September 30, 2012. We also recorded implementation costs of $10 million for the three months and $14 million for the nine months ended September 30, 2012. We recorded the restructuring charges in operations, as a part of asset impairment and exit costs, and recorded the implementation costs in operations, as a part of cost of sales and selling, general and administrative expenses. See Note 6, “Restructuring Program,” for restructuring costs by segment.

Included within our segment results are intercompany sales with Mondelēz International which totaled $23 million in the three months and $77 million in the nine months ended September 30, 2012 and $26 million in the three months and $74 million in the nine months ended September 30, 2011.

ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

Deutsche Bank Trust Company Americas

By mail:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

By Overnight Mail or Courier:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

For Additional Information, Contact:

(800) 735-7777 (Option #1)

DB.Reorg@db.com

ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.

$9,600,000,000

Kraft Foods Group, Inc.

OFFER TO EXCHANGE

New $1,000,000,000 1.625% Notes due 2015                  for                  $1,000,000,000 1.625% Notes due 2015

New $1,000,000,000 2.250% Notes due 2017                  for                  $1,000,000,000 2.250% Notes due 2017

New $1,034,657,000 6.125% Notes due 2018                  for                  $1,034,657,000 6.125% Notes due 2018

New $900,000,000 5.375% Notes due 2020                  for                  $900,000,000 5.375% Notes due 2020

New $2,000,000,000 3.500% Notes due 2022                  for                  $2,000,000,000 3.500% Notes due 2022

New $877,860,000 6.875% Notes due 2039                  for                  $877,860,000 6.875% Notes due 2039

New $787,483,000 6.500% Notes due 2040                  for                  $787,483,000 6.500% Notes due 2040

New $2,000,000,000 5.000% Notes due 2042                  for                  $2,000,000,000 5.000% Notes due 2042

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:	Indemnification of Directors and Officers.

As permitted by Virginia law, our Amended and Restated Articles of Incorporation provide that no director or officer shall be liable to us or our shareholders for monetary damages arising out of any transaction, occurrence or other course of conduct, except for liability resulting from willful misconduct or a knowing violation of criminal law or of any federal or state securities laws.

Our Amended and Restated Articles of Incorporation require us to indemnify any director or officer who was or is a party to a proceeding due to his or her status as our director or officer unless he or she engaged in willful misconduct or a knowing violation of criminal law. The SEC has informed us that, in its opinion, a provision for indemnification of liabilities incurred under the Securities Act conflicts with public policy and is unenforceable.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with our directors and officers who also serve as directors. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against certain liabilities that may arise because of their status or service as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

EXPLANATORY NOTE

The exhibit index in this Amendment No. 2 to our Registration Statement on Form S-4 has been revised to restore the original exhibit numbers that appeared on our Registration Statement on Form S-4 filed with the SEC on October 5, 2012 (the “Initial Filing”), except that (i) the exhibits originally filed as exhibits 10.5, 10.6 and 10.7 to the Initial Filing are re-filed as exhibits 2.2, 2.3 and 2.4 in this Amendment No. 2 and (ii) the exhibits originally filed as exhibits 10.9, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17 and 10.18 to the Initial Filing have been removed from this Amendment No. 2.

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit

2.1	Separation and Distribution Agreement between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Kraft Foods Group, Inc., dated as of September 27, 2012.‡‡**

2.2	Canadian Asset Transfer Agreement between Mondelez Canada Inc. and Kraft Canada Inc., dated as of September 29, 2012.**

2.3	Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property between Kraft Foods Global Brands LLC, Kraft Foods Group Brands LLC, Kraft Foods UK Ltd. and Kraft Foods R&D Inc., dated as of October 1, 2012.**

2.4	Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property between Kraft Foods Global Brands LLC and Kraft Foods Group Brands LLC., dated as of September 27, 2012.**

Exhibit Number	Exhibit

3.1	Amended and Restated Articles of Incorporation of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed with the SEC on July 17, 2012).

3.2	Amended and Restated Bylaws of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed with the SEC on July 17, 2012).

4.1	Indenture by and between Kraft Foods Group, Inc. and Deutsche Bank Trust Company Americas, as trustee, dated as of June 4, 2012 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10 filed with the SEC on June 21, 2012).

4.2	Supplemental Indenture No. 1 by and between Kraft Foods Group, Inc., Mondelēz International, Inc. (formerly known as Kraft Foods Inc.), as guarantor, and Deutsche Bank Trust Company Americas, as trustee, dated as of June 4, 2012 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10 filed with the SEC on June 21, 2012).

4.3	Supplemental Indenture No. 2 by and between Kraft Foods Group, Inc., Mondelēz International, Inc. (formerly known as Kraft Foods Inc.), as guarantor, and Deutsche Bank Trust Company Americas, as trustee, dated as of July 18, 2012 (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form 10 filed with the SEC on August 6, 2012).

4.4	Registration Rights Agreement dated June 4, 2012 among Kraft Foods Group, Inc., Mondelēz International, Inc. (formerly known as Kraft Foods Inc.), as initial guarantor, and Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and RBS Securities Inc.‡

4.5	Registration Rights Agreement dated July 18, 2012 among Kraft Foods Group, Inc., Mondelēz International, Inc. (formerly known as Kraft Foods Inc.), as initial guarantor, and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities Inc.‡

5.1	Opinion of Gibson, Dunn & Crutcher LLP.‡

5.2	Opinion of Hunton & Williams LLP as to matters of Virginia law.‡

10.1	Offer of Employment Letter between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and John T. Cahill, dated December 3, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10 filed with the SEC on April 2, 2012 (File No. 001-35491)).

10.2	$3,000,000,000 Five-Year Revolving Credit Agreement, by and among Kraft Foods Group, Inc., Mondelēz International, Inc. (formerly known as Kraft Foods Inc.), as guarantor, the initial lenders named therein, JPMorgan Chase Bank, N.A. and Barclays Bank plc, as co-administrative agents, JPMorgan Chase Bank, N.A., as paying agent, Citibank, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Wells Fargo Bank, National Association, as co-documentation agents, dated as of May 18, 2012.‡‡

10.3	Tax Sharing and Indemnity Agreement by and between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Kraft Foods Group, Inc., dated as of September 27, 2012.‡‡

10.4	Employee Matters Agreement between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Kraft Foods Group, Inc., dated as of September 27, 2012.‡‡

10.8	Master General Transition Services Agreement between Kraft Foods Group, Inc. and Mondelēz Global LLC, dated as of September 27, 2012.*

Exhibit Number	Exhibit

10.10	Master Information Technology Transition Services Agreement between Kraft Foods Group, Inc. and Mondelēz Global LLC, dated as of September 27, 2012.*

10.19	Kraft Foods Group, Inc. Change in Control Plan for Key Executives, adopted as of October 2, 2012.

10.20	Kraft Foods Group, Inc. Deferred Compensation Plan for Non-Management Directors (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on September 12, 2012 (File No. 333-183867)).

10.21	Kraft Foods Group, Inc. 2012 Performance Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on September 12, 2012 (File No. 333-183868)).

10.22	Form of Indemnity Agreement between Kraft Foods Group, Inc. and Non-Management Directors (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form 10 filed with the SEC on July 17, 2012 (File No. 001-35491)).

10.23	Form of Indemnity Agreement between Kraft Foods Group, Inc. and Directors and Officers (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form 10 filed with the SEC on July 17, 2012 (File No. 001-35491)).

10.24	Offer of Employment Letter between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Robert J. Gorski, dated April 25, 2012 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form 10 filed with the SEC on August 6, 2012 (File No. 001-35491)).

10.25	Offer of Employment Letter between Mondelēz International, Inc. (formerly known as Kraft Foods Inc.) and Kim K. W. Rucker, dated July 16, 2012.

12.1	Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012 (File No. 00135491)).

21.1	List of subsidiaries of Kraft Foods Group, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form 10 filed with the SEC on July 17, 2012 (File No. 001-35491)).

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).‡

23.2	Consent of Hunton & Williams LLP as to matters of Virginia law (included in Exhibit 5.2).‡

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of Kraft Foods Group, Inc.

24.1	Power of Attorney.‡

25.1	Form T-1 Statement of Eligibility of Deutsche Bank Trust Company Americas.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.‡

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.‡

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.‡

99.5	Instructions for Certification of Taxpayer Identification Number on IRS Form W-9.‡

‡	Previously filed on October 5, 2012.
‡‡	Previously filed on October 26, 2012.
*	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
**	Kraft Foods Group, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post—effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant;

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Kraft Foods Group, Inc., has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Northfield, State of Illinois, on the 3rd day of December, 2012.

KRAFT FOODS GROUP, INC.

By:	/s/ Timothy R. McLevish
Name:	Timothy R. McLevish
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* W. Anthony Vernon	Chief Executive Officer and Director (Principal Executive Officer and Director)	December 3, 2012

/s/ Timothy R. McLevish Timothy R. McLevish	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 3, 2012

* James Kehoe	Senior Vice President, Corporate Finance (Principal Accounting Officer)	December 3, 2012

* John T. Cahill	Executive Chairman	December 3, 2012

* Abelardo E. Bru	Director	December 3, 2012

* L. Kevin Cox	Director	December 3, 2012

* Myra M. Hart	Director	December 3, 2012

* Peter B. Henry	Director	December 3, 2012

* Jeanne P. Jackson	Director	December 3, 2012

* Terry J. Lundgren	Director	December 3, 2012

* Mackey J. McDonald	Director	December 3, 2012

* John C. Pope	Director	December 3, 2012

* E. Follin Smith	Director	December 3, 2012

/s/ Timothy R. McLevish Timothy R. McLevish	As Attorney-In-Fact for the individuals noted above with an asterisk.	December 3, 2012

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